Filed Pursuant to Rule 424(b)(3)
Under Registration No. 333-184308

Prospectus

CNL GROWTH PROPERTIES, INC.

Maximum Offering – Up to $200,000,000 in Shares of Common Stock

CNL Growth Properties, Inc. is a Maryland corporation sponsored by CNL Financial Group, LLC, which elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We were formed to acquire and operate a diverse portfolio of commercial real estate assets and real estate-related assets that we believe have potential for capital appreciation. We principally focus on acquisitions of commercial properties such as properties to be developed or under development, properties requiring repositioning or redevelopment, properties located in markets undergoing positive changes or facing time-sensitive deadlines, properties that require application of a new leasing or management strategy and properties with deferred maintenance needs. In particular, we have focused, and expect in the near term to continue to focus, primarily on multifamily development properties, although we may also acquire properties in the other sectors or other real estate-related assets. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby the shares will be sold at up to a 5% discount to the prices for the primary offering as described above. You must initially invest at least $5,000, unless you are a tax exempt plan, in which event you must invest at least $4,000. We may sell shares of our common stock in this offering until the earlier of the date on which the maximum offering amount has been sold, or December 31, 2013; provided, however, that we will periodically evaluate the status of this offering, and our board of directors may extend this offering beyond December 31, 2013 after taking into account such factors as it deems appropriate, including but not limited to, the amount of capital raised, future acquisition opportunities, and economic and market trends affecting multifamily properties. Our board of directors may terminate this offering at any time.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 19. Significant risks relating to your investment in shares of our common stock include:

•     We and our advisor have limited operating histories. Although we have acquired certain properties and identified other certain properties in which we intend to invest, this is a “blind pool” offering. To the extent we have not yet acquired or identified assets for acquisition at the time you make your investment decision, you will not have the opportunity to evaluate the economic merits of all of our investments or how the proceeds are invested.

•     Due to risks involved in the ownership of real estate, there is no guarantee of any return on your investment, and you may lose your investment.

•    There is no public market for our shares and we do not expect to list our shares in the near future. There are restrictions and limitations on your ability to have all or any portion of your shares redeemed.

•     We have made, and expect in the near term to continue to make, distributions in the form of shares of our common stock, which will cause the interest of later investors in our stock to be diluted. We may make cash distributions from the proceeds of this offering or borrowings, which could reduce cash available for investment in real estate assets. We have not established any limit on the extent to which we may use borrowings, proceeds of this offering or shares of our common stock to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

•    We rely on our advisor and its affiliates to select properties and other investments and to conduct our operations. We are obligated to pay substantial fees to our advisor, based upon agreements which were not negotiated at arm’s length, and some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us.

•    We have incurred and expect to continue to incur debt, which could hinder our ability to pay distributions to you or could decrease the value of your investment in the event that income from or generated by, or the value of, the property securing the debt falls.

•    To date, we have acquired and identified for investment, primarily multifamily development properties in the southeastern and sunbelt regions of the U.S. To the extent we continue to invest in the multifamily sector and development projects in these regions of the U.S., your investment may be at increased risk due to limited geographic and sector diversification of our portfolio.

•    We raised a limited amount of proceeds in our initial public offering and have made a limited number of investments. In the event we raise substantially less than the maximum proceeds in this offering, we will make fewer investments resulting in a less diversified portfolio of properties.

•    We have experienced losses in the past and may experience losses in the future.

•    If we do not remain qualified as a REIT, we will be subject to taxation on our income at regular corporate rates.

	Price to Public(1)	Commissions(2)	Net Proceeds to us (Before Expenses) (1)
Per Share	$10.84	$1.08	$9.76
Total Offering Maximum	$200,000,000.00	$20,000,000.00	$180,000,000.00

(1)	Assumes we sell shares at $10.84 per share and no shares are sold pursuant to our distribution reinvestment plan or otherwise discounted as provided in this prospectus.

(2)	Includes up to a 7% selling commission and a 3% marketing support fee, neither of which will be paid for shares issued pursuant to our distribution reinvestment plan.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

The managing dealer of this offering, CNL Securities Corp., an affiliate of our sponsor, will use only its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares.

August 19, 2013

SUITABILITY STANDARDS

We have established financial suitability standards for initial stockholders in this offering. These suitability standards require that a purchaser of shares have either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

¡	the fundamental risks of your investment;

¡	the risk that you may lose your entire investment;

¡	the lack of liquidity of your shares;

¡	the restrictions on transferability of your shares;

¡	the background and qualifications of our advisor; and

¡	the tax consequences of your investment.

An investment in our shares involves significant risks and may be suitable only for persons who have adequate financial means, are seeking a growth-oriented investment that offers the potential for capital appreciation, and who will not need immediate liquidity from their investment.

Before authorizing an investment in shares, fiduciaries of Plans should consider, among other matters: (i) fiduciary standards imposed by the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and governing state or other law, if applicable; (ii) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan’s investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares; (iii) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (iv) rules relating to the periodic valuation of Plan assets; and (v) prohibitions under ERISA, the Internal Revenue Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Internal Revenue Code or “parties in interest” under ERISA or governing state or other law, if applicable. See “Plan of Distribution — ERISA Considerations.”

Our sponsor and each person selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if investors represent that they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

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Kentucky, Oregon, Massachusetts, Michigan, Missouri and Tennessee – In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

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Alabama – In addition to meeting the applicable suitability standards set forth above, an Alabama resident may not invest more than 10% of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other similar real estate programs sponsored by CNL Financial Group, LLC.

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California –An investment in us is limited to California investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of his or her home, home furnishings and automobile. In addition, a California resident may not invest more than ten percent (10%) of his or her net worth in this offering.

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Iowa –An investment in us is limited to Iowa investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000; or (ii) a net worth of $350,000, exclusive of his or her home, home furnishings and automobile. In addition, an Iowa resident may not invest more than ten percent (10%) of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other real estate programs sponsored by CNL Financial Group, LLC.

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New Mexico and Ohio – In addition to meeting the applicable minimum suitability standards set forth above, your investment in us and in any securities publicly offered in the United States by CNL Financial Group, LLC or its affiliates may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

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Nevada – In addition to meeting the applicable suitability standards set forth above, a Nevada resident may not invest more than 10% of his or her net worth, exclusive of home, home furnishings and automobile, in this offering.

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New Jersey – An investment in us is limited to New Jersey investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a liquid net worth of $350,000, exclusive of his or her home, home furnishings and automobile. In addition, a New Jersey investor may not invest more than ten percent (10%) of his or her liquid net worth in this offering and in other real estate programs sponsored by CNL Financial Group, LLC.

•	North Dakota – In addition to meeting the applicable minimum suitability standards set forth above, your investment in us may not exceed 10% of your net worth.

In addition, the following states have established the following recommendations for investors in their states. Shares will be sold to investors in these states only if investors represent that they meet the special recommendations set forth below.

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Pennsylvania Investors –In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your net worth, exclusive of home, furnishings and automobiles. You are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions.

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Kansas, Maine, Massachusetts and Ohio Investors – In addition to meeting the applicable minimum suitability standards set forth above, the offices of the Kansas Securities Commissioner, Maine Securities Office, the Massachusetts Securities Division and Ohio Division of Securities recommend that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may subscribe for shares of our common stock as follows:

•	Review this entire prospectus and any appendices and supplements accompanying this prospectus.

•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement is included in this prospectus as Appendix B.

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Deliver your check for the full purchase price of the shares of our common stock being subscribed for, along with a completed, executed subscription agreement to your participating broker-dealer. Make your check payable to “CNL Growth Properties, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the minimum income and net worth standards, and, if applicable, any investment limitations imposed by his or her primary state of residence, as stated in the subscription agreement and agrees to accept all of the terms of the subscription agreement.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription, in whole or in part. An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. See “Suitability Standards” and “Plan of Distribution — Subscription Procedures” for additional details on how you can purchase our shares of common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can be identified by the use of such words as “may,” “plan,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” predict,” “potential,” “would,” “should,” “could,” “seeks,” “approximately,” “projects” or the negative of such words. You can also identify forward-looking statements by discussions of strategy, objectives, plans or intentions of management for future operations or economic performance and related assumptions and forecasts.

We caution you that forward-looking statements are not guarantees. We believe that our expectations reflected in the forward-looking statements are based on our reasonable beliefs, assumptions and expectations of our future performance, and have taken into account all information currently available to us. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements.

Important factors that could cause our actual results of operations and execution of our business strategy to differ materially from the expectations reflected in our forward-looking statements include, but are not limited to:

•	general economic, business and market conditions, and the real estate financing and securities markets in particular;

•	changes in federal, local and foreign laws and regulations;

•	increased competitive pressures;

•	risks associated with acquisitions and maintaining REIT status;

•	our ability to continue to obtain equity and debt financing on favorable terms;

•	our ability to invest the proceeds from this offering in a timely manner;

•	our ability to successfully develop, reposition or redevelop our properties;

•	interest rates and foreign currency exchange rates; and

•	the ability of our advisor and property manager to operate our properties successfully and to fulfill their obligations.

We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of the documents incorporated by reference in this prospectus that include forward-looking statements.

INDUSTRY AND MARKET DATA

This prospectus includes information with respect to market share and industry conditions obtained from third-party sources or based upon our own internal estimates using such sources when available. While we believe that such information and estimates are reasonable, we have not independently verified any of the data from third-party sources. Similarly, our internal research is based upon our understanding of industry conditions, and such information has not been independently verified.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. This section does not contain all of the information that is important to your decision whether to invest in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements incorporated by reference into this prospectus.

Our Business

CNL Growth Properties, Inc. is a Maryland corporation incorporated on December 12, 2008, which has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes. CNL Growth Properties, Inc. is sponsored by CNL Financial Group, LLC. We were formed to acquire and operate a diverse portfolio of commercial real estate and real estate-related assets that we believe have potential for capital appreciation. We principally focus on acquiring commercial properties, such as properties to be developed or under development. We may also purchase properties requiring repositioning or redevelopment including those located in a country or market undergoing what we believe is positive demographic, political or structural changes that are expected to benefit real estate during our projected holding period, or properties facing time-sensitive deadlines that we believe would benefit from a new leasing or management strategy and properties with deferred maintenance needs. Based on current domestic and international market conditions and investment opportunities, we have focused, and expect in the near term to continue to focus, primarily on multifamily development properties located in the United States, although we may also acquire properties in other real estate sectors, as well as other classifications of commercial real estate property. In addition, depending on future investment opportunities that arise, we may determine to invest in properties located outside the United States. As of the date of this prospectus, all of our property acquisitions and other potential investment opportunities that we have identified are located in the U.S.

We own substantially all of our assets and conduct our operations through Global Growth, LP, which we refer to as our operating partnership. We currently own all of the limited partnership interests in our operating partnership. Global Growth GP, LLC, our wholly owned subsidiary, owns a 1% general partnership interest in our operating partnership.

Our office is located at 450 South Orange Avenue, Orlando, Florida 32801. Our telephone number is (407) 650-1000.

Our Sponsor, Our Advisor and its Sub-Advisors

CNL Financial Group, LLC is our sponsor, promoter and an affiliate of CNL Financial Group, Inc., or “CNL,” which is a private investment management firm providing global real estate and alternative investments, and is controlled by James M. Seneff, Jr., the chairman of our board of directors.

We are externally advised by our “advisor,” CNL Global Growth Advisors, LLC. Our advisor was organized as a Delaware limited liability company in December 2008. All of our executive officers are executive officers or managers of our advisor and/or its affiliates. Our advisor is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf. Our advisor performs its duties and responsibilities to us under an advisory agreement and owes fiduciary duties to us and our stockholders. The term of the advisory agreement is for one year after the date of execution, subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. Our independent directors are required to review and approve the terms of our advisory agreement at least annually.

Our advisor may engage other parties, including affiliates, to perform services pursuant to the advisory agreement. Our advisor has engaged three sub-advisors to provide substantially all of the advisor’s acquisition, operating and administrative services with respect to our domestic and international investments. CNL Global Growth Sub-Advisors, LLC, an affiliate of CNL, focuses on assets in North America (defined as the United States, Canada and Mexico) (the “CNL Sub-Advisor”). MGPA (Europe) Limited, an affiliate of MGPA Limited, focuses on assets in Europe and Asia (“MGPA Advisory”). Macquarie Real Estate Advisory Services, LLC is a sub-advisor to our advisor with regard to investments in Australia (“MREAS Advisory”). MREAS Advisory is a subsidiary of Macquarie Infrastructure and Real Estate Assets Inc. (or “MIRA”). MIRA is a subsidiary of Macquarie Group Limited1. Notwithstanding the fact that our advisor has engaged sub-advisors, our advisor retains ultimate responsibility for performance of all matters entrusted to it under the advisory agreement.

1	The names “Macquarie” and “Macquarie Group” refer to Macquarie Group Limited (ABN 94 122 169 279) (“MGL”) and its subsidiaries, including Macquarie Infrastructure and Real Assets Inc. Any Macquarie Group subsidiary noted in this prospectus, including Macquarie Infrastructure and Real Assets Inc., is not an authorized deposit-taking institution for the purpose of the Banking Act (Commonwealth of Australia) 1959. That subsidiary’s obligations do not represent deposits or other liabilities of Macquarie Bank Limited (ABN 46 008 583 542) (“MBL”). Neither MGL nor MBL guarantees or otherwise provides assurance in respect of the obligations of that subsidiary, unless expressly noted otherwise.

Our property is managed under a property management agreement between us and our property manager, CNL Global Growth Managers, LLC, a Delaware limited liability company organized in December 2008. Our property manager is responsible for managing and leasing our commercial real estate investments or for the oversight of such activities if we contract directly with a third party service provider. The term of the property management agreement is for six years after the date of execution. Our property manager has entered into sub-property management agreements with each of CNL Global Growth Sub-Managers, LLC, (primarily with respect to investments in North America), MREAS Advisory (primarily with respect to investments in Australia), and MGPA Advisory (primarily with respect to investments in Asia and Europe), to provide substantially all our property management and leasing services. Our property manager retains ultimate responsibility for the performance of all matters entrusted to it under the property management agreement.

We seek to invest in growth-oriented real estate investments by leveraging the real estate expertise of our advisor and its sub-advisors. This network, combined with our property manager and sub-property managers, offers us access to professionals experienced in making and managing real estate and real estate-related investments in various regions around the world.

CNL and its affiliates and related parties have extensive experience in the acquisition, management and development of domestic real estate and real estate-related assets. Various affiliates and related parties of CNL provide services to us as described in “The Advisor and the Advisory Agreement,” “Conflicts of Interest” and “Certain Relationships and Related Transactions.”

MIRA and MGPA Limited, and their affiliates, have extensive experience in the acquisition, management and development of international real estate and real estate-related assets. MIRA is a subsidiary of Macquarie Group Limited which is headquartered in Sydney, Australia, and is a global provider of banking, financial, advisory, investment and funds management services. MGPA Limited is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Macquarie Bank Limited, a subsidiary of Macquarie Group Limited, owns a joint venture interest in MGPA Limited and members of the senior management team of MGPA Limited own the remaining joint venture interests. For related information, see, “The Advisor and the Advisory Agreement – Sub-Advisors,” and “—Property Manager – Sub-Property Managers.

As of the date of this prospectus, we have not acquired, and currently do not have any plans to acquire, any international real estate or real estate-related assets, and, as such, neither MGPA Advisory nor MREAS Advisory have been paid, and we do not currently anticipate will be paid, any fees for any acquisition, management or related services by us, our advisor or our property manager.

Our Investment Objectives

Our primary investment objectives are to:

•	realize growth in the value of our assets;

•	preserve, protect and return your invested capital;

•	invest in a diversified portfolio of assets; and

•	explore liquidity options in the future, including the sale of either us or our assets, potential merger opportunities or the listing of our common stock on a national securities exchange.

There is no assurance that we will be able to achieve our investment objectives.

Investment Strategy

Our investment strategy allows us to acquire a range of growth-oriented commercial real estate and real estate-related assets. Our advisor intends to use CNL’s and the sub-advisors’ network of relationships to locate, conduct due diligence, and assist in the acquisition, operation and management of our real estate investments and may also use these relationships to enter into joint ventures, partnerships or other co-ownership arrangements for the acquisition, development or improvement of real estate properties. This may include present and future real estate limited partnerships and REITs sponsored by affiliates of CNL and may also include future real estate programs of affiliates of MIRA and MGPA Limited.

Since our inception, our advisor and its sub-advisors have evaluated various investment opportunities on our behalf. To date, the investments we have made, as well as other properties we have identified as possible investment opportunities, have focused primarily on multifamily development projects in the southeastern and sunbelt regions of the United States due to favorable and compelling market and industry data, as well as, unique opportunities to co-invest with experienced development operators. Although we may invest in a wide spectrum of real estate sectors and our investment policies remain flexible in order to move to markets and asset types domestically and internationally as market cycles and opportunity dictate, we currently expect to direct a substantial majority of our capital from this offering to multifamily development projects in which we co-invest with development operators.

Our Real Estate Portfolio

As of the date of this prospectus, we owned interests in eight multifamily properties, six of which were under development, with a total of over 2,400 apartment units once completed, and a multi-tenant, three-building office complex that was held for sale. The following presents information on our properties owned as of the date of this prospectus:

Property Name and Location	Type	Date Acquired	Operator/ Developer	Ownership Interest	Square Footage or Number of Units Upon Completion	Capitalized Cost or Development Budget (in millions) (1)	Original Equity Commitment by Company (in millions)	Maximum Mortgage/ Construction Loan (in millions)

Operating:

Long Point Development Mount Pleasant (Charleston), SC	Class A Multi-family	05/20/11	Woodfield (2)	95%	258 units	$29.4	$6.8	$28.5

Whitehall Development Charlotte, NC	Class A Multi-family	02/24/12	Woodfield (2)	95%	298 units	$29.2	$7.1	$22.3

Under Development:

Crescent Crosstown Development Tampa, FL	Class A Multi-family	03/27/12	Crescent (4)	60%	344 units	$37.1	$6.2	$26.7

Crescent Alexander Village Development Charlotte, NC	Class A Multi-family	11/27/12	Crescent (4)	60%	320 units	$33.6	$5.2	$25.0

Aura Castle Hills Development Lewisville, TX	Class A Multi-family	11/30/12	Hunt Realty and Trinsic (5)	54%	316 units	$34.9	$5.7	$24.4

Aura Grand Development Katy, TX	Class A Multi-family	12/20/12	Trinsic (6)	90%	291 units	$31.8	$9.3	$21.5

Property Name and Location	Type	Date Acquired	Operator/ Developer	Ownership Interest	Square Footage or Number of Units Upon Completion	Capitalized Cost or Development Budget (in millions) (1)	Original Equity Commitment by Company (in millions)	Maximum Mortgage/ Construction Loan (in millions)

REALM Patterson Place Development Durham, NC	Class A Multi-family	06/27/13	Bainbridge (7)	90%	322 units	$40.1	$10.8	$28.1

Crescent Cool Springs Development Nashville, TN	Class A Multi-family	06/28/13	Crescent (4)	60%	252 units	$40.3	$7.3	$28.2

Real Estate Held for Sale:

Gwinnett Center Duluth, GA (3)	Office	10/17/11	N/A	100%	263,742 square feet	$14.6	$7.1	$11.2

(1)	For the Long Point Property and Whitehall Property, the amount presented in the table represents total capitalized costs for GAAP purposes for the acquisition, development and construction of the property as of June 30, 2013. Amounts include investment services fees, asset management fees, interest expense and other costs capitalized during the development period. For Gwinnett Center, the amount presented represents capitalized costs for GAAP purposes, including capital improvements, and excludes investment services fees and asset management fees expensed for GAAP purposes. For all other properties in the table for which development is not yet completed, the amount presented in the table represents the total development budget including the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective property, and excluding investment services fees payable to our advisor in connection with the acquisition of the property.

(2)	These properties are owned through joint ventures in which Woodfield Investments, LLC or one of its affiliates (i) is our joint venture partner, (ii) served as developer of the project and (iii) provides any lender required guarantees on the loan. The terms of the joint venture are as described under “Our Investments - Our Joint Venture Agreements – Woodfield Investments.”

(3)	The Gwinnett Center is a three building office complex that was a lender owned, or “REO” property, which we acquired at a considerable discount to its replacement cost with the investment objective of increasing net operating income through the lease-up of existing vacancies and repositioning of the property. During the quarter ended June 30, 2013, due to continuing trends and favorable market conditions in multifamily development, and our increasing focus on that sector, our advisor began to explore a potential sale of the Gwinnett Center. As of June 30, 2013, this property was held for sale and should a sale occur, our equity in the Gwinnett Center could be redeployed in additional multifamily development assets.

(4)	This property is owned through a joint venture in which Crescent Communities, LLC or one of its affiliates (i) is our joint venture partner, (ii) serves as developer of the project and (iii) provides any lender required guarantees on the loan. In addition, while we are not affiliated with Crescent Communities, LLC, an executive officer of our sponsor joined its board of directors in the first quarter of 2013. The terms of the joint venture are as described under “Our Investments - Our Joint Venture Agreements – Crescent.”

(5)	This property is owned through a joint venture in which affiliates of Trinsic Residential Group, L.P. and Hunt Realty Investments (i) are our joint venture partners, (ii) serve as developer of the project and (iii) provide lender required guarantees on the loan. The terms of the joint venture are as described under “Our Investments - Our Joint Venture Agreements – Trinsic and Hunt Realty.”

(6)	This property is owned through a joint venture in which Trinsic Residential Group, L.P. or one of its affiliates (i) is our joint venture partner, (ii) serves as developer of the project, and (iii) provides lender required guarantees on the loan. The terms of the joint venture are as described under “Our Investments - Our Joint Venture Agreements – Trinsic, Aura Grand.”

(7)	This property is owned through a joint venture in which The Bainbridge Companies, LLC or one of its affiliates (i) is our joint venture partner, (ii) serves as developer and general contractor of the project, and (iii) provides lender required guarantees on the loan. In addition, an affiliate of The Bainbridge Companies, LLC will serve as property manager of this property once operations commence. The terms of the joint venture are as described under “Our Investments - Our Joint Venture Agreements – The Bainbridge Companies.”

Potential Investment Opportunities

In addition to our real estate portfolio described above, as of the date of this prospectus, our advisor and its sub-advisors have identified a pipeline of potential multifamily development opportunities with an aggregate development budget in excess of $400 million.

We currently are pursuing the following properties in that pipeline, among others, and we believe that such opportunities are representative of the types of properties we may acquire in the future.

Property Location	Type	Number of Units Upon Completion	Expected Development Budget (in millions) (1)	Expected Equity Investment by Company (in millions)	Expected Mortgage Financing on Project (in millions) (2)

Development Property Houston, TX (3)	Class A Multifamily	294 units	$31.4	$8.8	$20.4

Development Property San Antonio, TX (3)	Class A Multifamily	310 units	$36.0	$7.6	$25.2

Development Property Orlando, FL (3)	Class A Multifamily	276 units	$37.0	$8.0	$26.0

Development Property Phoenix, AZ (3)	Class A Multifamily	225 units	$36.5	$10.4	$25.5

Development Property Elkridge, MD (3)	Class A Multifamily	264 units	$46.5	$13.2	$32.5

Total			$187.4	$48.0	$129.6

(1)	The estimated total development budget includes the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective property. The amounts presented do not include investment services fees that would be payable to our advisor in connection with the acquisition of the property.

(2)	Approximately 70% of the expected development budget is expected to be financed with mortgage construction financing at market rates and terms. As of the date of this prospectus, we had not obtained a commitment from a lender for such financing. There is no guarantee financing will be obtained or, if obtained, on what terms.

(3)	Each of these properties is expected to be owned through a joint venture in which we own an interest in excess of 50% with terms similar to the terms as described under “Our Investments – Our Joint Venture Agreements.”

As of the date of this prospectus, we generally have not yet entered into a binding contract to acquire the properties identified as potential investment opportunities above or a joint venture agreement with potential joint venture partners in connection with any of these potential investments. In addition, our advisor is in the process of performing its evaluation and has not completed its due diligence review of the property, the acquisition and the proposed joint venture have not been approved by our investment committee or our board of directors and a financing commitment has not been obtained from a lender. The acquisition of such properties is further contingent upon the receipt of adequate proceeds from this offering, and on obtaining third party financing, which may not be available on reasonable terms or at all. Therefore, there is no guarantee that we will continue to pursue these potential investment opportunities or that, if pursued, the transactions will ultimately be completed or, if completed, on the terms described in this prospectus.

We will supplement this prospectus to provide descriptions of any additional material properties and other material real estate investments that we acquire or become probable of acquisition during the course of this offering. For a discussion of our real properties and leases, and other properties identified as potential investment opportunities, see “Our Investments.”

Borrowing Policies

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Under our articles of incorporation, the maximum amount of our indebtedness cannot exceed 300% of our “net assets,” as defined by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”) as of the date of any borrowing unless any excess borrowing is approved by a majority of our independent directors and is disclosed to stockholders in our next quarterly report, together with a justification for the excess. In addition to the limitations contained in our articles of incorporation, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, unless substantial justification exists that borrowing a greater amount is in our best interests. Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under our equity offerings and have invested substantially all of our capital. As a result, we may borrow more than 75% of the contract purchase price of each asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

We have obtained mortgage financing for our existing properties and the development projects described in “Our Real Estate Portfolio” above as of the date of this prospectus, but we have no other established financing sources at this time. We will supplement this prospectus to provide descriptions of material borrowings made during the course of this offering.

Risk Factors

An investment in our common stock is subject to significant risks that are described in more detail in the “Risk Factors” and “Conflicts of Interest” sections of this prospectus. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. The risks that we believe are most relevant to an investment in shares of our common stock include the following:

•

We and our advisor have limited operating histories and no established financing commitments for undesignated asset acquisitions or working capital. Additionally, the prior performance of real estate investment programs sponsored by affiliates of our sponsor may not be an indication of our future results. There is no assurance that we will be able to successfully achieve our investment objectives.

•

Disruptions in the financial markets and deterioration of economic conditions similar to those experienced over the past five years could adversely affect the value of our investments and our operations and lower returns to investors. We believe that the risks associated with our business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in real estate. The implications of future potential weakening may negatively impact commercial real estate fundamentals, resulting in lower revenues and values for commercial properties that could decrease below the amounts paid for such properties.

•

The offering price of our shares is based on our estimated net asset value per share, plus selling commissions and marketing support fees, and may not be indicative of the price at which the shares would trade if they were listed or were actively traded by brokers.

•

There is no current public trading market for our shares, and we cannot assure you that one will ever develop. We have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. Even if you are able to sell your shares, the price received for any shares could be less than what you paid for them or less than your proportionate value of the assets we own. Additionally, although we have a share redemption plan, redemptions are limited and our board of directors may reject any request for redemption of shares and amend, suspend or terminate the plan at any time. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price.

•

Although we will supplement this prospectus as we make material acquisitions or commit to material acquisitions of properties or other investments, to the extent we have not yet acquired or identified assets for acquisition at the time you make your investment decision, you will not have the opportunity to evaluate our investments prior to our making them. You must rely upon our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

•

This is a “best efforts” offering, which means the managing dealer and the participating brokers selling the shares of our offering are only required to use their best efforts to sell our shares and are not required to sell any specific number of shares. If we raise substantially less than the maximum offering amount, we will make fewer investments, resulting in less diversification of the number of investments owned, the geographic regions in which our real property investments are located, and the type of investments that we make.

•

We have acquired and identified for acquisition primarily multifamily development projects in the southeastern and sunbelt regions of the United States. To the extent we continue to invest in the multifamily development projects, and in particular, in these regions, we will have limited geographic and sector diversification of our portfolio. Your investment in our shares will be subject to greater risk to the extent that we have limited diversification in our portfolio of investments.

•

Our advisor has subcontracted substantially all of the services it performs to its sub-advisors, and in particular, its sub-advisor serving projects in the United States. Our ability to achieve our investment objectives and to make distributions will depend on the performance of our advisor and its sub-advisors for the day-to-day management of our business and the selection of our real properties, loans and other investments for recommendation to our board of directors and on the performance of our property manager in managing our properties.

•

We do not own our advisor or property manager. The agreements with our advisor and property manager were not negotiated at arm’s length. We, and the subsidiaries of our operating partnership, will pay substantial fees to our advisor, the managing dealer, our property manager and their respective affiliates and related parties, some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us and our subsidiaries.

•

Our property acquisition strategy focuses on growth opportunities, including the acquisition of properties to be developed or under development and properties located in depressed or overbuilt markets, or in markets we believe have growth potential in real estate lease rates and ultimate sales prices. These properties are typically riskier than stabilized properties or properties located in stable markets or markets that have demonstrated growth.

•

We have made, and expect in the near term to continue to make, distributions in the form of shares of our common stock, which will cause the interest of later investors in our stock to be diluted as a result of stock that has been distributed to earlier investors. We may determine to pay some or all of our distributions in cash, including from sources other than cash from operations or funds from operations, such as from the proceeds of this offering (which may reduce the amount of capital we ultimately invest in assets), cash advances to us by our advisor, cash resulting from a deferral of asset management fees, and borrowings (including borrowings collateralized by our assets) in anticipation of future operating cash flow. We have not established any limit on the extent to which we may use borrowings, proceeds of this offering or shares of our common stock to pay distributions, and there is no assurance that we will be able to sustain distributions at any level.

•

We expect to continue to generate little, if any, cash flow from operations available for distribution until we make substantial investments and more of our assets stabilize. Our operating cash flow will continue to be negatively impacted to the extent we invest in development or redevelopment projects or in properties requiring significant capital. Our ability to make cash distributions and your ability to reinvest cash distributions in additional shares of our common stock will continue to be negatively impacted for the foreseeable future.

•	Since the commencement of our initial public offering in 2009, we have raised a limited amount of proceeds and have made a limited number of investments.

•

We have experienced net operating losses for each of the three years ended December 31, 2012, and the six months ended June 30, 2013 and may experience losses in the future. We cannot assure you that we will be profitable in the future, produce sufficient income to fund operating expenses or realize growth.

•

We have incurred debt and may incur additional substantial debt. Loans we obtain may be collateralized by some or all of our properties or other assets, which will put those properties or other assets at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

•

To satisfy one of the requirements for qualification as a REIT, our articles of incorporation contain certain protective provisions, including a provision that prohibits any stockholder from owning more than 9.8%, by number or value, of any class or series of our outstanding capital stock during any time that we are qualified as a REIT. However, our articles of incorporation allow our board to waive compliance with certain of these protective provisions, which may have the effect of jeopardizing our REIT status.

•

Real estate investments are subject to general downturns in the economy as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be at a particular property or that any tenant or borrower will remain solvent. We also cannot predict the future value of our properties or other assets.

•

We are subject to risks associated with the liquidity problems occurring in both the United States and global credit markets. Volatility in the debt markets could affect our ability to obtain financing for acquisitions or other activities related to real estate assets and the number, diversification or value of our real estate assets.

•

To hedge against interest rate fluctuations, and if applicable in the future, foreign exchange rates, we have and may continue to use derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

•	We may not remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our taxable income at corporate rates.

•

If we hold and sell one or more properties through a taxable REIT subsidiary, or “TRS,” our return to stockholders would be diminished because any operating profits and the gain from any such sale would be subject to a corporate-level tax, thereby reducing funds available for distribution to our stockholders or reinvestment in new assets. Moreover, if the ownership of properties by a TRS causes the value in our TRS to exceed 25% of the value of all of our assets at the end of any calendar quarter, we may lose our status as a REIT.

•	If sales of our properties or other assets not owned by a TRS are deemed prohibited transactions, we may be subject to a 100% penalty federal tax on the gains resulting from those sales.

Our REIT Status

We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2010. As a REIT, we generally will not be subject to U.S. federal income tax on taxable income distributed to our stockholders. Under the Internal Revenue Code of 1986, as amended (the “Code”), REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute generally at least 90% of their taxable REIT income. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT. It is possible to discover that we failed to qualify as a REIT months or even years after the REIT earnings have been distributed. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Further, our REIT election only applies with respect to U.S. taxation. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, value added tax, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability dollar for dollar on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Our UPREIT Structure

We are considered to be an umbrella partnership real estate investment trust, or “UPREIT,” because substantially all of our assets are owned by our operating partnership, Global Growth, LP, of which we currently own all of the limited partnership interests. Global Growth GP, LLC, our wholly owned subsidiary, owns a 1% general partnership interest in our operating partnership. We believe using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. We intend to own substantially all of our investments through our operating partnership or its subsidiaries.

Our Management

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and which are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We have three members on our board, two of whom are independent of our management, our advisor and our respective affiliates, and one whom is a representative of CNL. Our directors will be elected annually by our stockholders. Our board of directors has established an audit committee comprised of independent directors. The majority of our directors are independent of our advisor.

All of our executive officers are also executive officers of our advisor and/or its affiliates. Our executive officers have extensive experience investing in real estate. Our chairman of the board has over 35 years of experience investing in real estate with CNL and its affiliates, and our chief executive officer has over 12 years of experience investing in real estate with CNL and its affiliates.

Our Conflicts of Interest

Substantial conflicts of interest exist between us and some of our affiliates. Our advisor and its executive officers will experience conflicts of interest in connection with the management of our business affairs. These conflicts arise principally from their involvement in other activities that may conflict with our business and interests. Conflicts of interest that may exist between us and some of our affiliates include the following:

•

Our executive officers and the managers, executive officers and investment committee members of our advisor must allocate their time between us and the other programs sponsored by CNL or our sponsor and other activities in which they are involved, which may limit the amount of time they spend on our business matters. CNL or our sponsor also sponsor three other public active real estate investment programs that focus on commercial real estate, including Global Income Trust, Inc., which has a global investment strategy. We have in common with Global Income Trust, Inc. the same executive officers. Additionally, our advisor and the advisor to Global Income Trust, Inc. have in common the same managers, executive officers and investment committee members. We currently anticipate that generally our executive officers and the executive officers of our advisor will, on average, devote approximately one-third of their time to our business and operations and the balance of their time will be devoted to other programs of CNL or our sponsor, including Global Income Trust, Inc. It is also intended that the managers of our advisor (who are not executive officers of our advisor) and the investment committee members of our advisor will devote the time necessary to fulfill their respective duties to us and our advisor.

•	We may compete with other existing and/or future programs sponsored by CNL or our sponsor for the acquisition of properties and other investments, all of which may invest in commercial properties. In such event, the executive officers of our advisor, its affiliates and related parties, including the members of the investment committee of our advisor, the majority of whom are also executive officers and employees of the advisors of other programs sponsored by CNL or our sponsor, must determine which of such programs or other entity should purchase any particular property or make any other investment, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Neither CNL nor our sponsor is required to offer any investment opportunity to us and we have no expectation that we will be offered any investment opportunity.

•

Similarly, in the event we pursue international assets, we may compete with other existing and/or future programs sponsored by MIRA or MGPA Limited, or their affiliates, for the acquisition of commercial properties and other investments. Any representative of MREAS Advisory or MGPA Advisory who is also a member of our advisor’s investment committee and who is also an executive officer and employee of a Macquarie or MGPA entity, must determine if their respective affiliate’s sponsored program or our Company should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although, in the event we determine to pursue an international asset, we expect that MREAS Advisory and MGPA Advisory will locate and offer investment opportunities to us, neither they nor their respective affiliates are required to offer any investment opportunity to us.

•

We may compete with other programs sponsored by CNL, our sponsor or affiliates of the sub-advisors for the same tenants in negotiating and/or renegotiating, if applicable, leases or in selling similar properties in the same geographic region, and the executive officers of our advisor and its sub-advisors, and their respective affiliates, may face conflicts with respect to negotiating with such tenants and purchasers.

•

Our advisor, our sponsor, a director, a sub-advisor or any of their affiliates may purchase or lease assets from us. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must determine that the transaction is fair and reasonable to us, there can be no assurance that the price for such purchase or lease of assets from us would be consistent with that obtained in an arm’s-length transaction.

•

We may purchase or lease assets from our advisor, our sponsor, a director or any affiliate thereof. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must find that the transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to such advisor, sponsor, director or affiliate, unless substantial justification exists for the excess and our independent directors conclude the excess is reasonable, there can be no assurance that the price to us for such purchase or lease would be consistent with that obtained in an arm’s-length transaction. In no event may the purchase price of the applicable property to us exceed its current appraised value.

•

We may invest in joint ventures with our sponsor, our advisor, one or more of our directors or any affiliate thereof. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers, there can be no assurance that such terms and conditions would be as advantageous to us than if such terms and conditions were negotiated at arm’s length.

•

Our advisor and its affiliates receive fees in connection with transactions involving the purchase, management and sale of our investments, regardless of the quality of the services provided to us. There can be no assurance that such fees would be as advantageous to us than if such fees were negotiated at arm’s length.

•

Our compensation arrangements with our advisor may provide an incentive to purchase assets using borrowings because our advisor will receive an investment services fee and other fees based on the purchase price of the acquired asset which includes debt.

•

Agreements with our advisor and its affiliates were not, and will not be, negotiated at arm’s length and, accordingly, may be less advantageous to us than if similar agreements were negotiated with unaffiliated third parties.

See the “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties” and “Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment and the risks associated with such conflicts, as well as the policies that we have established to resolve or mitigate a number of these potential conflicts.

Compensation of Our Advisor and Affiliates

Our advisor, its affiliates and related parties perform services relating to the investment, management and sale of our assets. In addition, CNL Securities Corp., the managing dealer for this offering, performs services in connection with the offer and sale of shares. The following table describes in summary form the compensation and reimbursement of expenses that we contemplate paying to our advisor, its affiliates and the managing dealer. The estimated maximum dollar amounts presented in the table are based on the assumption that we sell the total maximum amount through our primary offering at $10.84 per share.

All or a portion of the selling commissions or marketing support fees will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the managing dealer fee may be reduced with respect to certain purchases. See “Certain Relationships and Related Transactions” for information regarding amounts earned and paid to our advisor, its affiliates and the managing dealer in connection with our initial public offering and operations through June 30, 2013.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Fees Paid in Connection with Our Offering

Selling commissions to managing dealer and participating brokers	Up to 7% of gross proceeds of shares sold in our primary offering. No selling commissions will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$14 million

Marketing support fees to managing dealer and participating brokers	Up to 3% of gross proceeds of shares sold in our primary offering. No marketing support fees will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$6 million

Reimbursement of other organizational and offering expenses to our advisor, its affiliates and related parties	Actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our managing dealer and participating brokers. Under FINRA rules, the total amount of organizational and offering expenses (including selling commissions and marketing support fees) we incur for our offerings may not exceed 15% of gross proceeds from our offerings.	Amount is not determinable at this time but is estimated to be 5% of gross offering proceeds ($10 million)

Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate-Related Investments

Investment services fee to our advisor on the purchase price of assets	1.85% of the purchase price of properties or the amount invested in the case of other assets (except securities) for services in connection with the selection, evaluation, structure and purchase of assets.	Amount is not determinable at this time but is estimated to be $3.073 million (assuming no debt financing to purchase assets) and approximately $11.499 million (assuming debt financing equals 75% of our total assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Other acquisition fees to our advisor, its affiliates and related parties	Fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property or the acquisition of securities. Such fees are in addition to the investment services fees (described above). Payment of such fees will be subject to approval of our board of directors, including a majority of our independent directors.	Amount is not determinable at this time

Reimbursement of acquisition expenses to our advisor, its affiliates and related parties	Generally, we will pay third parties directly for acquisition expenses we incur. However, in the event our advisor, its affiliates and related parties incur such expenses on our behalf, we will reimburse for actual expenses incurred in connection with the selection, purchase, development or construction of properties and making loans or other real estate-related investments.	Amount is not determinable at this time but is estimated to be 0.50% of the purchase prices of our assets, or $0.830 million (assuming no debt financing) and approximately $3.108 million (assuming debt financing equal to 75% of our total assets)

Fees Paid in Connection with Our Operations

Asset management fee to our advisor	We pay our advisor a monthly asset management fee in an amount equal to 0.08334% of the real estate asset value (the greater of the amount actually paid for the purchase, development, construction or improvement of real property or the most recent aggregate valuation of the properties established by independent valuation reports that may have been obtained by us to provide valuations to certain ERISA plan stockholders, exclusive of acquisition fees and acquisition expenses) of our properties, including our proportionate share of those properties owned in joint ventures, and of the outstanding principal amount of any loans made, and an amount equal to 0.1042% of the book value of securities, if any, as of the end of the preceding month.	Amount is not determinable at this time

Property management and oversight fees to our property manager	We, or our subsidiary property owners, pay our property manager property management fees in an amount up to 4.3% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. We may pay our property manager an oversight fee in an amount equal to 0.20% of the gross revenues from our properties for providing oversight over our property portfolio, coordinating matters that arise from our holding properties in multiple jurisdictions and providing us certain accounting and tax support with respect to our property portfolio. If our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
property manager leasing fees equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. Our property manager also will be (i) paid a project management fee equal to 5% of the total hard and soft costs for managing tenant and capital improvements and (ii) reimbursed for the costs and expenses incurred on our behalf to the extent included in the annual business plan for a property, or as we may otherwise agree.

Financing coordination fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of ours or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time

Service Fee to CNL Capital Markets Corp.	We will pay CNL Capital Markets Corp. a sliding flat rate (calculated annually and payable monthly) for providing certain administrative services to us based on the average number of investor accounts that will be open over the course of the particular year during the entire term of the agreement.	Amount is not determinable at this time

Reimbursement to our advisor, its affiliates and related parties for total operating expenses	We will reimburse our advisor, its affiliates and related parties for actual total operating expenses incurred on our behalf. To the extent that total operating expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “expense year”) exceed the greater of 2% of average invested assets or 25% of net income (as defined in our articles of incorporation), our advisor is required to reimburse us within 60 days after the end of the expense year the amount by which the total operating expenses paid or incurred by us exceed the 2%/25% guidelines, unless a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition fee to our advisor, its affiliates and related parties	We will pay a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, and (ii) in the case of the sale of any asset other than real property or securities investments, 1% of the sales price of such asset, if our advisor, its affiliates or related parties provide a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets (including a sale of all of our assets or the sale of our company or a portion thereof). Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price.	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Subordinated share of net sales proceeds payable to our advisor from the sales of assets	Upon the sale of our assets, we will pay our advisor a subordinated share of net sales proceeds equal to (i) 15% of the amount by which (A) the sum of net sales proceeds from the sale of our assets, and distributions paid to our stockholders from our inception through the measurement date, and total incentive fees, if any, previously paid to our advisor exceeds (B) the sum of the amount paid for our common stock in our public offerings which is outstanding (without deduction for organizational and offering expenses and less amounts paid to redeem shares under our share redemption plan) (“invested capital”) and amounts required to pay our stockholders a 6% cumulative, noncompounded annual return (the “priority return”) on invested capital, less (ii) total incentive fees, if any, previously paid to our advisor. “Incentive fees” means the subordinated share of net sales proceeds, the subordinated incentive fee and the performance fee. No subordinated share of net sales proceeds will be paid to our advisor following a listing of our shares.	Amount is not determinable at this time

Subordinated incentive fee payable to our advisor at such time, if any, as a liquidity event with respect to our shares occurs	Upon a listing, if any, of our common stock on a national securities exchange, or the receipt by our stockholders of cash or combination of cash and securities that are listed on a national securities exchange as a result of a merger, share acquisition or similar transaction, we will pay our advisor a subordinated incentive fee equal to (i) 15% of the amount by which (A) the sum of our market value or the market value of the listed securities received in exchange for our common stock, including any cash consideration received by our stockholders, and the total distributions paid or declared and payable to our stockholders since inception until the date of listing, and the total incentive fees, if any, previously paid to our advisor from inception to date of listing of our common stock or the effective date of our stockholders’ receipt of listed securities or cash exceeds (B) the sum of our invested capital and the total distributions required to be made to the stockholders in order to pay them the priority return from our inception through the date of listing, less (ii) total incentive fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.	Amount is not determinable at this time

Performance fee payable to our advisor	Upon termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a listing of our shares of common stock, or other liquidity event with respect to our shares of common stock, has not occurred, our advisor will be entitled to be paid a performance fee. The performance fee will be calculated upon a listing of our common stock on a national securities exchange or in connection with the receipt by our stockholders of cash or securities that are listed on a national securities exchange in exchange for our common stock, as a result of a merger, share acquisition or similar transaction, or a sale of any of our assets following such termination event and (i) in the	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount
event of a listing, or applicable merger, share acquisition or similar transaction, shall be calculated and paid in the same manner as the subordinated incentive fee and (ii) in the case of a sale of an asset, shall be calculated and paid in the same manner as the subordinated share of net sales proceeds, except that the amount of the performance fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the advisory agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the advisory agreement through the date of listing or relevant merger, share acquisition or similar transaction, or the sales, as applicable. The performance fee will be payable in cash or listed equity securities within 30 days following the final determination of the performance fee.

Our advisory agreement and property management and leasing agreement with our advisor and property manager permit our subsidiaries to enter into contracts for certain real estate services directly with the advisor’s sub-advisors and property manager’s sub-property managers providing services to us. In such event, our advisor and/or property manager may receive certain oversight fees or other fees included in the foregoing table. In no event will the aggregate amount of fees paid to our advisor and its sub-advisors, or our property manager and its sub-property managers exceed the amounts described in the foregoing table unless otherwise approved by our independent directors.

There are many conditions and restrictions on the amount of compensation our advisor, its affiliates and related parties may receive. The foregoing summarizes the anticipated terms of compensation arrangements during this offering; however, the terms of these arrangements may be changed in the future, subject to the approval of our independent directors. For a more detailed explanation of the fees and expenses payable to our advisor, its affiliates and related parties, see “Estimated Use of Proceeds,” “Management Compensation” and “Certain Relationships and Related Transactions.”

Our Offerings

On October 20, 2009, we commenced our initial public offering of up to $1.5 billion (150 million shares) of our common stock. As of April 7, 2013, the date our initial public offering closed, we had received aggregate subscription proceeds of approximately $94.2 million from the sale of approximately 9.45 million common shares in such offering. No shares were issued under our distribution reinvestment plan in our initial public offering because to date we have paid no distributions in cash. The shares sold and the gross offering proceeds received from our initial public offering do not include 22,222 shares purchased by our advisor for $200,000 preceding the commencement of such offering and do not include approximately 1.1 million shares issued as stock distributions in the aggregate since inception through the date of this prospectus.

In connection with this offering, we are offering a maximum of $200,000,000 (approximately 18.45 million shares) in shares of our common stock to the public through our managing dealer, CNL Securities Corp., a registered broker-dealer affiliated with CNL. The shares currently are offered at $10.84 per share; however, our board of directors may change this price, in its sole discretion. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby, if we pay a cash distribution, shares purchased through our distribution reinvestment plan will be sold at up to a 5% discount to the prices for the primary offering as described above. We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and our distribution reinvestment plan. We may sell shares of our common stock in this offering until the earlier of the date on which the maximum offering amount has been sold, or December 31, 2013; provided, however, that we will periodically evaluate the status of this offering, and our board of directors may extend this offering beyond December 31, 2013 after taking into account such factors as it deems appropriate, including but not limited to, the amount of capital raised, future acquisition opportunities, and economic and market trends affecting multifamily properties. Our board of directors may terminate this offering at any time.

Our Distribution Policy

In order to qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income to our stockholders. We expect to generate little, if any, cash flow or funds from operations available for distribution until we make substantial investments and our assets stabilize.

We currently declare stock distributions monthly and pay them on a quarterly basis to our stockholders. Using a stock distribution in lieu of a cash distribution allows us to focus on our investment strategy of buying commercial properties that may generate little or no initial cash flow but have the potential for long-term appreciation. Over time, we may transition to a cash distribution or a combination of cash and stock. Our board of directors determines the amount and composition of each distribution. If we do elect to pay a cash distribution, we may fund all or a portion of it from sources other than cash flow from operations or funds from operations, such as from cash flows generated by financing activities or the proceeds of our offering. Our advisor, its affiliates or related parties may also advance or waive asset management fees or other fees in order for us to have cash to pay cash distributions in excess of available cash flow or funds from operations. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay cash distributions, and there is no assurance that we will be able to sustain distributions at any level.

Whether it is in the form of a cash or a stock distribution, the amount of each distribution generally will be based upon such factors as the expected and actual cash flow from operations, our overall financial condition, our objective of qualifying as a REIT for federal tax purposes, the determination of reinvestment versus distribution following the sale of an asset, as well as other factors, including an objective of maintenance of stable and predictable distributions regardless of their composition. Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

Our board of directors has authorized a monthly stock distribution equal to 0.006666667 of a share of common stock on each outstanding share of common stock (which represents an annualized distribution rate of 0.08 of a share based on a calendar year), payable to all common stockholders of record as of the close of business on the first day of each month and continuing for each calendar quarter until terminated or amended by our board. The shares will be issued on or before the last business day of the applicable calendar quarter.

For the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, we declared and issued stock distributions of 358,669 shares, 472,462 shares and 223,892 shares, respectively. The distribution of solely new common stock to our stockholders is not currently included as a component of the recipient’s gross income under the Code and is therefore not taxable when received. If we continue our current stock distribution policies, the interests of later investors in our common stock will be diluted.

Our Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their cash distributions, if any, reinvested in additional shares that may be available. We have designated 2.5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of the date of this prospectus, we have only declared stock distributions and, as such, no shares have been issued pursuant to our distribution reinvestment plan. Our distribution reinvestment plan will remain inoperative until such time, if any, that we declare cash distributions.

Our Redemption Plan

We have adopted a share redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem between 25% and 100% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares we may redeem in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including, but not limited to:

•

if we elect to redeem shares, some or all of the proceeds from the sale of shares under our distribution reinvestment plan attributable to any quarter may be used to redeem shares presented for redemption during such quarter. In addition, we may use up to $100,000 per quarter of the proceeds from any public offering for redemptions (with the unused amount of any offering proceeds available for use in future quarters to the extent not used to invest in assets or for other purposes);

•	no more than 5% of the weighted average number of shares of our common stock outstanding during such 12-month period may be redeemed during such 12-month period; and

•

redemption pricing equal to our estimated net asset value per share, but in no event more than the stockholder’s purchase price per share, for stockholders who have owned their shares for at least one year.

During the period of any public offering, the repurchase price will not exceed the then current public offering price for our shares (other than the price at which shares are sold under our distribution reinvestment plan). Our board of directors has the ability, in its sole discretion, to amend or suspend the redemption plan or to waive any specific conditions if it is deemed to be in our best interest.

Since inception through June 30, 2013, we had received requests to redeem 74,600 shares pursuant to our Redemption Plan, all of which had been redeemed as of the date of this prospectus.

Our Valuation Policy

We have adopted a valuation policy designed to follow recommendations of the Investment Program Association, a trade association for non-listed direct investment vehicles (the “IPA”), in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013. The purpose of our valuation policy is to establish guidelines to be followed in determining the net asset value per share of our common stock for regulatory and investor reporting and on-going evaluation of investment performance. “Net asset value” means the fair value of real estate, real estate-related investments and all other assets less the fair value of total liabilities. Our net asset value will be determined based on the fair value of our assets less liabilities under market conditions existing as of the time of valuation and assuming the allocation of the resulting net value among our stockholders after any adjustments for incentive, preferred or special interests, if applicable.

In accordance with our policy, the valuation committee of our board of directors, comprised of our independent directors, oversees our valuation process and engages one or more third-party valuation advisors to assist in the process of determining the net asset value per share of our common stock.

To assist our board of directors in its determination of the offering price per share of our common stock for this offering, our board of directors engaged an independent valuation firm, CBRE Capital Advisors, Inc. (“CBRE Cap”), to provide property level and aggregate valuation analyses of the Company and a range for the net asset value per share of our common stock, and consider other information provided by our advisor. After taking into consideration the valuation analyses performed by CBRE Cap and certain other factors, our board of directors unanimously approved $9.76 as the estimated net asset value per share of our common stock as of June 30, 2013. The determination of the offering price by our board of directors was based on our estimated net asset value per share, plus selling commissions and marketing support fees for this offering.

In performing its analyses, CBRE Cap made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future rental market for our operating properties and those in development and other matters, many of which are necessarily subject to change and beyond our control and the control of CBRE Cap. The analyses performed by CBRE Cap are not necessarily indicative of actual values, trading values or actual future results of our common stock that might be achieved, all of which may be significantly more or less favorable than suggested by its valuation report. The analyses do not purport to be appraisals or to reflect the prices at which the properties may actually be sold, and such estimates are inherently subject to uncertainty. CBRE Cap’s valuation report was not addressed to the public and may not be relied upon by any other person to establish an estimated value of our common stock. The actual value of our common stock may vary significantly depending on numerous factors that generally impact the price of securities, our financial condition and the state of the real estate industry more generally. Accordingly, with respect to the estimated net asset value per share of our common stock, neither we nor CBRE Cap can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•

a stockholder would ultimately realize distributions per share equal to our estimated net asset value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated net asset value per share if we listed them on a national securities exchange; or

•	the methodology used to estimate our net asset value per share would be acceptable to FINRA or under ERISA for compliance with its reporting requirements.

For a detailed discussion of the determination of the offering price and net asset value per share of our common stock, including our valuation process and methodology, see “Determination of Our Offering Price and Estimated Net Asset Value Per Share.”

Net asset value per share will be produced at least annually as of December 31 and disclosed as soon as possible after year end; provided, however, that the next valuation after commencement of this offering may be deferred, in the sole discretion of our board of directors, until December 31, 2014.

Our Exit Strategy

Our board of directors will consider strategic alternatives for future liquidity options, including our sale or the sale of all of our assets, merger opportunities or the listing of the shares of our common stock on a national securities exchange. Although our board of directors is not required to recommend a liquidity event by any certain date, based on the estimated termination date of this offering and the estimated time needed to complete our acquisition phase and have our assets stabilize, we anticipate our board of directors will begin considering strategic alternatives for liquidity in 2014. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our assets or a sale of the company would require the approval of our stockholders.

Estimated Use of Proceeds

We estimate that approximately 83.04% of gross offering proceeds, assuming the sale of the maximum offering, will be used for investment in real estate, loans and other real estate-related assets and other corporate purposes, including, but not limited to, payment of operating expenses and payment of any cash distributions to stockholders. The remainder of the gross offering proceeds is expected to be used to pay selling commissions, the marketing support fee, other organizational and offering expenses, investment services fees and acquisition expenses.

If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or CNL Client Services, Post Office Box 4920, Orlando, Florida 32802-4920; phone (866) 650-0650 or (407) 650-1000.

RISK FACTORS

Your purchase of shares involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing shares of our common stock. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to investors. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The occurrence of any of these risk factors, particularly those under the subheadings “— Company Related Risks;” “— Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties;” “— Risks Related to Our Business”; “Federal Income Tax Risks;” and “Risks Related to Our Organizational Structure,” could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to investors.

Offering Related Risks

The offering price of our shares is based on our estimated net asset value per share, plus selling commissions and marketing support fees, and may not be indicative of the price at which our shares would trade if they were actively traded.

Our board of directors determined the offering price of our shares based upon a number of factors but primarily based on the estimated per share value of our shares determined by our board of directors. See “Determination of Our Offering Price and Estimated Net Asset Value Per Share.” Although we used guidelines recommended by the IPA for valuing issued or outstanding shares of non-traded real estate investment trusts such as us, our offering price may not be indicative of either the price at which our shares would trade if they were listed on a national exchange or actively traded by brokers or of the proceeds that a stockholder would receive if we were liquidated or dissolved and the proceeds were distributed to our stockholders.

Our share price is primarily based on the estimated per share value of our shares, but also based upon subjective judgments, assumptions and opinions by management, which may or may not turn out to be correct. Therefore, our share price may not reflect the amount that might be paid to you for your shares in a market transaction.

Our current share price is primarily based on our estimated net asset value per share, which was based on estimates of the values of our properties, consisting principally of illiquid commercial real estate and other assets, and liabilities as of June 30, 2013. The valuation methodologies used by the independent valuation firm retained by our board of directors to estimate the value of our properties and the net asset value of our shares as of June 30, 2013, involved subjective judgments, assumptions and opinions, which may or may not turn out to be correct. Our board of directors also took into consideration selling commissions and marketing support fees of this offering in establishing the current share price. In addition, shares sold pursuant to our distribution reinvestment plan in this offering, if any, will be at a price per share in excess of our estimated net asset value per share. Due to the short-term nature of multifamily leases, our net asset values may be more susceptible to fluctuation than REITs with longer term leases where cash flows are not subject to as much potential volatility. As a result of these, as well as other factors, our share price may not reflect the amount that might be paid to you for your shares in a market transaction. See “Determination of Our Offering Price and Estimated Net Asset Value Per Share” for more details about how our estimated net asset value per share value was calculated.

In determining our estimated net asset value per share, we primarily relied upon a valuation of our portfolio of properties as of June 30, 2013. Valuations and appraisals of our properties are estimates of fair value and may not necessarily correspond to realizable value upon the sale of such properties, therefore our estimated net asset value per share may not reflect the amount that would be realized upon a sale of each of our properties.

For the purposes of calculating our estimated net asset value per share, we retained an independent valuation firm to determine our estimated net asset value per share and the value of our properties as of June 30, 2013. The valuation methodologies used to estimate the net asset value of our shares, as well as the value of our properties, involved certain subjective judgments, including but not limited to, estimated future cash flows for properties recently developed or currently under development for which we have limited or no operating history, respectively. See “Determination of Our Offering Price and Estimated Net Asset Value Per Share.” Ultimate realization of the value of an asset depends to a great extent on economic and other conditions beyond our control and the control of our advisor and the independent valuation firm. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. Therefore, the valuations of our properties and our investments in real estate related assets may not correspond to the realizable value upon a sale of those assets. Because the price you will pay for shares in this offering is primarily based on our estimated net asset value per share, you may pay more than realizable value for your investment when you purchase your shares or receive less than realizable value when you sell your shares.

We may not perform a subsequent calculation of our net asset value per share for our shares prior to the end of this offering, therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

On July 12, 2013, our board of directors approved an estimated net asset valuation of $9.76 per share. We intend to use this net asset valuation as the estimated per share value of our shares until the next net asset valuation approved by our board of directors, which we expect may not occur until after December 31, 2014. We will disclose future estimates of our net asset value to stockholders in our filings with the SEC. We may not calculate the net asset value per share for our shares prior to the end of this offering. Therefore, you may not be able to determine the net asset value of your shares on an ongoing basis during this offering.

There is no public market for our shares and there can be no assurance that one will develop.

Our shares are not listed and there is no current public market for shares of our common stock. There is no assurance that a market will develop. We have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. Even if you are able to sell your shares, the price received for any shares will likely be less than what you paid or less than your proportionate value of the net assets we own.

Additionally, although we have a share redemption plan, it is subject to conditions and limitations, and our board of directors may reject any request for redemption of shares or amend, suspend or terminate the plan at any time. Further, we may not have sufficient liquidity to satisfy your redemption requests. For instance, if we do not raise sufficient proceeds through this offering, we do not expect to have sufficient funds, if any, available for redemptions. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price. In the future, our board of directors may consider various exit strategies, but our articles of incorporation do not require that we consummate a transaction to provide liquidity to stockholders on any certain date or at all. As a result, you should purchase shares of our common stock only as a long-term investment.

You will not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock.

Although we will supplement this prospectus and file current reports with the SEC as we make or commit to make material acquisitions of properties and other real estate-related assets, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. You must rely on our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

This is a “best efforts” offering and the number and type of future investments we make will depend on the proceeds raised in this offering. In the event we raise substantially less than the maximum offering amount, we will make fewer investments, resulting in a less diversified portfolio of investments in terms of number, amount and location.

This offering is being made on a “best efforts” basis, which means our managing dealer and participating brokers are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of our shares. We are not required to sell the full amount offered in this prospectus. If the total proceeds from the offering are substantially less than the maximum offering amount, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our real property investments are located and the types of investments that we make. A lack of diversification would increase the likelihood that any single investment’s performance would materially affect our overall investment performance. Your investment in our shares will be subject to greater risk to the extent that we have limited diversification in our portfolio of investments. Additionally, if we raise substantially less than the maximum amount in this offering, our fixed operating expenses as a percentage of gross income will be higher.

Company Related Risks

We and our advisor have limited operating histories and the prior performance of real estate investment programs sponsored by our sponsor or CNL may not be indicative of our future results.

We and our advisor have limited operating histories. Prior to April 26, 2010, the date our operations commenced, we had no previous performance history. You should not rely upon the past performance of other real estate investment programs sponsored by our sponsor or CNL to predict our future results. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful, our advisor must, among other things:

•	identify and acquire investments that meet our investment objectives;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments; and

•	continue to build and expand its operational structure to support our business.

There can be no assurance that our advisor will succeed in achieving these goals.

Because we rely on affiliates of CNL for advisory, property management and managing dealer services, if these affiliates or their executive officers and other key personnel are unable to meet their obligations to us, we may be required to find alternative providers of these services, which could disrupt our business.

CNL through one or more of its affiliates or subsidiaries owns and controls our advisor and our property manager as well as one of the sub-advisors and sub-property managers. In addition, CNL, through a subsidiary, owns and controls CNL Securities Corp., the managing dealer of our offerings. In the event that any of these affiliates or related parties are unable to meet their obligations to us, we might be required to find alternative service providers, which could disrupt our business by causing delays and/or increasing our costs.

Further, our success depends to a significant degree upon the continued contributions of certain executive officers and other key personnel of our advisor, its affiliates and related parties, each of whom would be difficult to replace. We do not have employment agreements with our executive officers, and we cannot guarantee that they will remain affiliated with us or our advisor. Although several of our executive officers have entered into employment agreements with affiliates of our advisor, these agreements are terminable at will, and we cannot guarantee that such persons will remain employed by our advisor or its affiliates. We do not maintain key person life insurance on any of our executive officers.

As of the date of this prospectus, we have raised a limited amount of proceeds and have made a limited number of investments. If we raise substantially less than the maximum offering amount, we will have limited capital resources.

Based upon our operating history to date and our limited portfolio of investments, there can be no assurance that we will be able to achieve our investment objectives. From the commencement of our initial public offering in October 2009 through its expiration in April 2013, we accepted investors’ subscriptions for, and issued, approximately 9.45 million shares of our common stock, representing gross offering proceeds of approximately $94.2 million. As of the date of this prospectus, we had invested in nine properties. Although we expect to fund the majority of the remaining development costs on our multifamily development projects owned as of the date of this prospectus with debt, if we raise substantially less than the maximum amount in this offering, it will limit the amount of funds available for future acquisitions, and our capital resources would be limited to primarily proceeds from borrowings. This could have a material adverse effect on our results of operations, our ability to make cash distributions to our stockholders in the future, and our ability to meet our investment objectives.

We may suffer from delays in selecting, acquiring and/or developing suitable properties.

Even if we are successful in raising sufficient capital in our equity offerings, we may experience delays in deploying our capital into assets or in realizing a return on the capital we invest. Although we have identified properties in which we expect to invest a portion of our offering proceeds, we may determine to not pursue any or all such acquisitions for any reason or we may experience delays in completing such acquisitions. To the extent we have available proceeds to invest in other properties, we could suffer from delays in locating suitable investments as a result of competition in the relevant market, regulatory requirements and our reliance on our advisor, at times when management of our advisor are simultaneously seeking to locate suitable investments for other real estate investment programs sponsored by CNL or our sponsor, some of which may have investment objectives and employ investment strategies that are similar to ours. Furthermore, our investments may not yield immediate returns. For example, properties acquired prior to the start of construction or during the early stages of construction will typically not generate income for some period of time.

If we are unable to invest our offering proceeds in real estate assets in a timely manner, we may invest our offering proceeds in short-term, investment-grade securities. These securities typically yield less than investments in commercial real estate. The proceeds may also be used to pay expenses of our advisor, property manager and other affiliates and related parties in connection with acquiring and managing, as applicable, real estate and real estate-related assets.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our investment policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under our articles of incorporation and Maryland general corporation law, our stockholders currently have a right to vote only on the following matters:

•	the election or removal of directors;

•

any amendment of our articles of incorporation, except that our board of directors may amend our articles of incorporation without stockholder approval to change our name, increase or decrease the aggregate number of our shares and of any class or series that we have the authority to issue, or classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

•	effect stock splits and reverse stock splits;

•	our termination, liquidation and dissolution;

•	our reorganization;

•

modification or elimination of our investment limitations as set forth in our articles of incorporation; provided, however, for so long as we are subject to the NASAA REIT Guidelines, the investment limitations imposed by the NASAA REIT Guidelines that are set forth in our articles of incorporation may not be modified or amended in any manner that would be inconsistent with the NASAA REIT Guidelines; and

•	our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets (notwithstanding that Maryland law may not require stockholder approval).

All other matters are subject to the discretion of our board of directors. Although stockholders have the right to vote on amendments to our articles of incorporation in the manner described above, under Maryland general corporation law, an amendment to our articles of incorporation must be found to be advisable by our board of directors. That requirement has the effect of limiting stockholders’ control over our articles of incorporation. In addition, our board of directors has the authority to amend, without stockholder approval, the terms of both our advisory agreement and our property management agreement, which, in either case, could result in less favorable terms to our investors.

We may be restricted in our ability to replace our property manager under certain circumstances.

Our ability to replace our property manager may be limited. Under the terms of our property management agreement, we may terminate the agreement (i) in the event of our property manager’s voluntary or involuntary bankruptcy or a similar insolvency event or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to all or substantially all of the properties being managed under the agreement that is not cured within 30 days after notice to the property manager. We may amend the property management agreement from time to time to remove a particular property from the pool of properties managed by our property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to that particular property that is not cured within 30 days after notice to the property manager. Our board of directors may find the performance of our property manager to be unsatisfactory. However, unsatisfactory performance by the property manager may not constitute “cause.” As a result, we may be unable to terminate the property management agreement even if our board concludes that doing so is in our best interest.

Our stockholders may experience dilution if we issue additional shares.

Future issuances of common stock will reduce the percentage of our shares owned by existing stockholders and investors purchasing shares in this offering who do not participate in future stock issuances. Stockholders will not be entitled to vote on whether or not we issue additional shares. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Further, our board could authorize the issuance of stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control in us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.

Our board of directors authorized a stock distribution policy under which we issue stock distributions quarterly. This distribution policy will continue until terminated or amended by our board of directors. We have been acquiring, and intend to continue to buy assets that have little or no initial operating cash flows. While our objective is to acquire assets that appreciate in value, there can be no assurance that assets we acquire will appreciate in value. Because this offering is expected to be of limited duration, we currently do not intend to change our $10.84 per share public offering price during this offering. Therefore, investors who purchase shares early in this offering, as compared with later investors, will receive more shares for the same cash investment as a result of this stock distribution policy. Because they own more shares, upon a sale or liquidation of our Company, investors who purchased our shares early will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. The stock distribution was set at a rate to align with the anticipated appreciation of our assets; however, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions and our offering, acquisition and operating expenses, the net asset value per share will be less than the public offering price paid for the share. Because of our ongoing stock distribution policy, the value of total shares held by a later investor purchasing our stock will be below the value of total shares held by an earlier investor, even if each initially acquired the same amount of shares at the same public offering price, because the earlier investor would have received a greater number of stock distribution shares.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”) based on exclusions that we believe are available to us. If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

In order to be excluded from regulation under the Investment Company Act, we intend to engage primarily in the business of acquiring real property, making mortgage loans and other loans collateralized by interests in real estate and making other real estate-related investments. We intend to rely on exemptions or exclusions provided by the Investment Company Act for the direct ownership, or the functional equivalent thereof, of certain qualifying real estate assets or by engaging in business through one or more majority-owned subsidiaries. We may rely on any other exemption or exclusion under the Investment Company Act. For one of the available exemptions, mortgage-backed securities may or may not constitute qualifying real estate assets, depending on the characteristics of the mortgage-backed securities, including the rights that we have with respect to the underlying loans. Our ownership of mortgage-backed securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

There can be no assurance that we will be able to achieve expected results or cash flows necessary to initiate or maintain cash distributions at any particular level, or that distributions will increase over time.

There are many factors that can affect the type, availability and timing of distributions to stockholders. Cash distributions generally will be based upon such factors as the amount of cash available or anticipated to be available from real estate investments and investments in real estate-related securities, mortgage or other loans and assets, current and projected cash requirements, expected and actual cash flow from operations, the estimated total return on our assets, our overall financial condition, our objective of qualifying as a REIT for tax purposes, the determination of reinvestment versus distribution following the sale or refinancing of an asset, as well as other factors including an objective of maintenance of stable and predictable distributions regardless of the composition. Cash distributions declared may not reflect our income earned in that particular distribution period. The amount of cash available for distributions will be affected by many factors, such as our ability to make acquisitions as offering proceeds become available, the income from those investments and yields on securities of other real estate programs, if any, that we invest in, as well as our operating expense levels and many other variables. Actual amounts available for cash distributions may vary substantially from estimates. We cannot assure you that:

•	properties currently in development will be completed and stabilized as planned;

•	rents from our properties will stabilize, or once stabilized, will remain stable or increase;

•	tenants will not default under or terminate their leases;

•	securities we buy, if any, will increase in value or provide constant or increased distributions over time;

•	loans we make, if any, will be repaid or paid on time, or will generate the interest payments that we expect; or

•	any of our acquisitions of real properties, mortgage or other loans, securities or other assets will increase in value or generate or increase our cash available for distributions to stockholders.

Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rates to be paid on our shares.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to make distributions. For instance:

•	Amounts available for distributions may be reduced if we are required to spend more than expected to correct defects or to make improvements to properties.

•	Amounts available to pay distributions may decrease if the assets we acquire have lower yields than expected.

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Federal income tax laws require REITs to distribute at least 90% of their REIT taxable income to stockholders each year, limiting the earnings that we may retain for corporate growth, such as asset acquisition, development or expansion, and making us more dependent upon additional debt or equity financing than corporations that are not REITs. If we borrow more funds in the future, more of our operating cash will be needed to make debt payments and amounts available for distributions may decrease.

•	The payment of principal and interest required to service the debt resulting from our policy to use leverage to acquire assets may leave us with insufficient cash to pay distributions.

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We may pay distributions to our stockholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

In addition, subject to the applicable REIT rules, our board of directors, in its discretion, may retain any portion of our cash on hand or use offering proceeds for capital needs and other corporate purposes. We cannot assure you that we will generate or have sufficient amounts available to make cash distributions to you at any specified level, or that the cash distributions we make may not be decreased or be eliminated in the future.

We have experienced losses in the past and may experience losses in the future.

We incurred net losses for the three years ended December 31, 2012 and the six months ended June 30, 2013. Our losses can be attributed, in part, to the initial start up costs and operating expenses incurred prior to making investments in properties, as well as the fact that our properties under development or being repositioned during these periods had not reached stabilization. In addition, depreciation and amortization expense substantially reduced our income. Our operating costs to date have been primarily funded with offering proceeds. We cannot assure you that we will be profitable in the future, that our properties will stabilize and produce sufficient income to fund our operating expenses, or that we will realize growth in the value of our assets.

We may pay distributions from sources other than our cash flow from operations or funds from operations.

Due to the nature of our investment strategy, we expect to generate little, if any, cash flow from operations or funds from operations until we make substantial investments and our investments stabilize. Further, to the extent we invest in development or redevelopment projects, or in properties requiring significant capital, our ability to make cash distributions may be negatively affected, especially during our early stages of operations. Accordingly, until such time as we are generating operating cash flow or funds from operations, we may determine to continue to make stock distributions in lieu of cash distributions. However, we may also elect to pay cash distributions and pay all or a portion of any such cash distributions from sources other than net operating cash flows, such as cash flows generated from financing activities, a component of which may include the proceeds of this offering, and/or borrowings, whether secured by our assets or unsecured. We have not established any limit on the extent to which we may use borrowings or proceeds of our offerings to pay distributions. To the extent we use sources of cash other than cash from operations or funds from operations to pay distributions, we will have less capital available to invest in properties and other real estate-related assets and the book value per share may decline. Further, distributions that exceed cash flow from operations or funds from operations may not be sustainable. If offering proceeds are used to fund distributions, earlier investors may benefit from the investments made with funds raised later in the offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors.

We disclose funds from operations, or FFO, and modified funds from operations, or MFFO, non-GAAP financial measures, including in documents filed with the SEC; however, FFO and MFFO are not equivalent to our net income or loss as determined under GAAP, and you should consider GAAP measures to be more relevant to our operating performance.

We use and disclose to investors FFO and MFFO, which are non-GAAP financial measures. See “Selected Financial Data — Funds from Operations and Modified Funds from Operations.” FFO and MFFO are not equivalent to our net income or loss as determined in accordance with GAAP, and investors should consider GAAP measures to be more relevant to evaluating our operating performance. FFO and GAAP net income differ because FFO excludes gains or losses from sales of property and asset impairment write-downs, depreciation and amortization, and is after adjustments for such items related to noncontrolling interests. MFFO and GAAP net income differ because MFFO represents FFO with further adjustments to exclude acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments of derivative financial instruments, realized gains and losses from early extinguishment of debt, deferred rent receivables and the adjustments of these further items related to noncontrolling interests.

Because of the differences with GAAP net income or loss, neither FFO nor MFFO may be an accurate indicator of our operating performance, especially during periods in which we are acquiring properties. In addition, FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and investors should not consider FFO or MFFO as an alternative to cash flows from operations, as an indication of our liquidity, or as indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. Also, because not all companies calculate MFFO the same way, comparisons with other companies may not be meaningful.

We are uncertain of our sources for funding of future capital needs.

Other than our equity offerings and mortgage loans associated with property acquisitions, neither we nor our advisor has any established financing sources. If our capital resources, or those of our advisor (to the extent it advances amounts to us or on our behalf), are insufficient to support our operations, we may not achieve our investment objectives.

We will consider capital reserves on a property-by-property basis, as we deem appropriate to pay operating expenses to the extent that the property does not generate operating cash flow to fund anticipated capital improvements. If we do not have enough capital reserves to supply needed funds for capital improvements throughout the life of our investment in a property and there is insufficient cash available from our operations or from other sources, we may be required to defer necessary improvements to a property. This may result in decreased cash flow and reductions in property values. If our reserves are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. Additionally, due to the volatility and uncertainty experienced in recent years by domestic and international financial markets (most visibly within, but not exclusive to, the “subprime” mortgage lending sector of the credit market), liquidity has tightened in financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access credit markets in order to obtain financing on reasonable terms or at all. Although we expect to use leverage with respect to our investments and may undertake subsequent offerings of our capital stock, there can be no guarantee that these sources will be available to use. Accordingly, in the event that we develop a need for additional capital in the future for the maintenance or improvement of our properties or for any other reason, we have not identified any established sources for such funding other than this offering and our existing mortgage loans. Although our advisor has relationships with various lenders and we anticipate having an ongoing offering through approximately December 31, 2013 (or later if we elect to extend the offering), we cannot assure you that sources of funding will be available to us for potential capital needs in the future.

Changes in accounting pronouncements could materially impact our reported financial performance.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board (“FASB”) and the SEC, entities that create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that govern the preparation of our financial statements. These changes could have a material impact on our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Specifically, FASB is currently considering changes to accounting standards for accounting for leases. Due to the fact that such standards impact how we account for our properties’ operations, including revenues and expenses relating to our leases, changes to the current standards could have a material impact to our financial condition or results of operations, particularly relating to commercial properties such as Gwinnett Center. Similarly, these changes could have a material impact on our nonresidential tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate. In such event, tenants of our commercial properties may determine not to lease properties from us, or, if applicable, exercise their option to renew their leases with us. This in turn could make it more difficult for us to enter into leases on terms we find favorable, and impact distributions to stockholders.

We are subject to federal securities laws relating to our public communications. If any of our public communications are held to be in violation of such laws, we could be subject to potential liability.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. In the event that one or more of our communications is claimed to have been made in violation of Section 5 of the Securities Act of 1933, as amended, we expect that we would contest such claim. Nevertheless, there is a risk that we could be subject to potential liability with respect to any such Section 5 claim, and such liability may adversely affect our operating results or financial position.

Cyber security risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cyber security protection costs, litigation and reputational damage adversely affecting customer or investor confidence.

Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties

We are subject to conflicts of interest arising out of our relationships with our advisor and its affiliates and related parties, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates and related parties and our policies to reduce certain potential conflicts.

Individuals associated with our advisor, property manager and other entities affiliated with CNL that conduct our day-to-day operations will face competing demands on their time.

We rely upon our advisor, including its investment committee, our property manager and the executive officers and employees of entities affiliated with CNL, to conduct our day-to-day operations. Certain of these persons also conduct the day-to-day operations of other real estate investment programs sponsored by CNL or our sponsor, one of which is Global Income Trust, Inc., and they may have other business interests as well. One of our directors, James M. Seneff, Jr., is also a director of other real estate investment programs sponsored by CNL or our sponsor, including Global Income Trust, Inc. We have the same executive officers in common with Global Income Trust, Inc. Additionally, our advisor and the advisor to Global Income Trust, Inc. have the same managers, executive officers and investment committee members in common. We currently anticipate that our executive officers and the executive officers of our advisor that are common to both our advisor and the advisor of Global Income Trust, Inc., will, on average, devote approximately one-third of their time to our business and operations, and the balance of their time will be devoted to other real estate programs sponsored by CNL, our sponsor, or their affiliates, including Global Income Trust, Inc. It is also intended that the managers of our advisor (who are not also executive officers of our advisor) and the advisor’s representatives on its investment committee will devote the time necessary to fulfill their respective duties to us and our advisor. However, because these persons have competing interests on their time and resources, they may find it difficult to allocate their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.

Other real estate investment programs sponsored by CNL or our sponsor use certain investment strategies that are similar to ours, and our advisor and its affiliates, and their and our executive officers, will face conflicts of interest relating to the purchase and leasing of properties and other investments, and such conflicts may not be resolved in our favor.

One or more real estate investment programs sponsored by CNL or our sponsor may be seeking to invest in properties and other real estate-related investments similar to the assets we are seeking to acquire. CNL or our sponsor also sponsor three other public non-traded active real estate investment programs that focus on commercial real estate, one of which, Global Income Trust, Inc., also has a global investment strategy. As a result, we may be buying properties and other real estate-related investments at the same time as other programs sponsored by CNL or our sponsor and managed by the same persons who are executive officers and employees of our advisor or its affiliates. We cannot assure you that properties we want to acquire will be allocated to us in this situation. Neither CNL nor our sponsor is required to allocate any prospective investment to our advisor for review. Our advisor may choose a property that provides lower returns to us than a property allocated to another program sponsored by CNL or our sponsor. We also may be precluded from certain investment opportunities. In addition, we may acquire properties in geographic areas where other programs sponsored by CNL or our sponsor own properties. If one of such other programs sponsored by CNL or our sponsor attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

The sub-advisors engaged by our advisor to assist in identifying and acquiring international investments will have competing demands on their time and are not obligated to offer any investments to us.

We may compete with existing and/or future programs sponsored by affiliates of our sub-advisors, MREAS Advisory and MGPA Advisory, for the acquisition of commercial properties and other investments. Any representatives of MREAS Advisory and MGPA Advisory who are members of the advisor’s investment committee, who are also executive officers and employees of other Macquarie or MGPA entities, and who are also representatives of sub-advisors to Global Income Trust, Inc., must determine if their respective affiliates’ sponsored programs or our company, or Global Income Trust, Inc., should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although we expect that MREAS Advisory and MGPA Advisory will locate and present investment opportunities to us, neither they nor their respective affiliates are required to present any investment opportunity to us.

Our advisor and its affiliates, including all of our executive officers and our affiliated director, will face conflicts of interest as a result of their compensation arrangements with us, which could result in actions that are not in the best interest of our stockholders.

We may pay substantial fees to our advisor (including its sub-advisors) and affiliates, the managing dealer of our offerings and our property manager. These fees could influence their advice to us, as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor, its affiliates and related parties;

•	additional public offerings of equity by us, which entitle CNL Securities Corp., as managing dealer, to fees and our advisor to reimbursement of organizational and offering related expenses;

•	property sales, which may entitle our advisor to real estate commissions;

•	property acquisitions from third parties, which entitle our advisor to investment services fees and asset management fees;

•	borrowings to acquire assets, which increase the investment services fees and asset management fees payable to our advisor;

•	refinancing debt, which may entitle our advisor or its affiliates to receive a financing coordination fee in connection with assisting in obtaining such financing;

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whether we seek to internalize our management functions, which could result in our retaining some of our advisor’s and its affiliates’ key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to our advisor or its affiliates to purchase the assets and operations of our advisor, its affiliates and related parties performing services for us;

•	the listing of, or other liquidity event with respect to, our shares, which may entitle our advisor to a subordinated incentive fee;

•	a sale of assets, which may entitle our advisor to a subordinated share of net sales proceeds; and

•	whether and when we seek to sell our operating partnership or its assets, which sale could entitle our advisor to additional fees.

The fees our advisor receives in connection with transactions involving the purchase and management of our assets are not necessarily based on the quality of the investment or the quality of the services rendered to us. The basis upon which fees are calculated may influence our advisor to recommend riskier transactions to us.

None of the agreements with our advisor, property manager or any other affiliates and related parties were negotiated at arm’s length.

Agreements with our advisor, property manager or any other affiliates and related parties may contain terms that are not in our best interest and would not otherwise apply if we entered into agreements negotiated at arm’s length with third parties.

Because the managing dealer is an affiliate of our advisor, investors will not have the benefit of an independent review of us or this prospectus, which are customarily performed in underwritten offerings.

Our managing dealer, CNL Securities Corp., is an affiliate of CNL and did not make an independent review of us or the offering. Accordingly, unless your participating broker determines to conduct such a review, you will not have the benefit of an independent review of the terms of this offering.

If we internalize our management functions, your interest in us could be diluted, we could incur other significant costs associated with being self-managed and may not be able to retain or replace key personnel; and we may have increased exposure to litigation as a result of internalizing our management functions.

We may internalize management functions provided by our advisor, our property manager and their respective affiliates. Our board of directors may decide in the future to acquire assets and personnel from our advisor, our property manager or their affiliates for consideration that would be negotiated at that time. There can be no assurances that we will be successful in retaining our advisor’s key personnel in the event of an internalization transaction. In the event we were to acquire our advisor or our property manager, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition, which could take many forms, including cash payments, promissory notes and shares of our stock. The payment of such consideration could reduce the percentage of our shares owned by persons who purchase shares in this offering and could reduce the net income per share and funds from operations per share attributable to your investment.

In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income and funds from operations. We cannot reasonably estimate the amount of fees to our advisor, property manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, property manager and other affiliates, our net income per share and funds from operations per share would be lower than they otherwise would have been had we not acquired these entities.

Additionally, if we internalize our management functions, we could have difficulty integrating these functions. Currently, the officers and employees of our advisor, its affiliates and related parties perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and divert our management’s attention from effectively managing our properties and overseeing other real estate-related assets.

In recent years, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.

Risks Related to Our Business

Our property acquisition strategy involves a high risk of loss.

Our strategy for acquiring properties focuses on acquisitions of commercial properties that we believe may have possibilities for capital appreciation, such as properties to be developed or under development, properties requiring repositioning or redevelopment, properties located in markets undergoing positive changes or facing time-sensitive deadlines, properties that require application of a new leasing or management strategy and properties with deferred maintenance needs. These properties are typically riskier than stabilized properties or properties located in stable markets or markets that have validated their growth opportunities. There is no assurance that we will be able to select appropriate markets or property types to affect our strategy and there is a risk that our properties would experience declines in value.

We may suffer losses in developing properties, including losses due to environmental and other liabilities, labor disputes, occupational health and safety, cost overruns and other factors. Additionally, properties that we acquire for development may decline in value after our acquisition for reasons specific to the property or the real estate market generally.

The returns we earn on our real estate assets will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

The returns we earn on our real estate assets will be impacted by risks generally incident to the ownership of real estate, including:

•	changes in local conditions, including oversupply of space or reduced demand for real estate assets of the type we will own;

•	inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

•	changes in supply of, or demand for, similar or competing properties in a geographic area;

•	an inability to acquire and finance, or refinance, if applicable, properties on favorable terms;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate investments generally;

•	changes in tax, real estate, environmental, land use and zoning laws;

•	vacancies or inability to rent space on favorable terms;

•	acts of God, such as earthquakes, floods and hurricanes;

•	inability to collect rents from tenants;

•	discretionary consumer spending and changing consumer tastes; and

•	periods of high interest rates and negative capital market conditions.

We may be limited in our ability to vary our portfolio in response to changes in economic, market or other conditions, including by restrictions on transfer imposed by our limited partners, if any, in our operating partnership or by our lenders. Additionally, the return on our real estate assets also may be affected by a continued or exacerbated general economic slowdown experienced by the countries in which we invest, as a whole or by the local economies where our properties and the properties underlying our other real estate-related investments are located, including:

•	poor economic conditions may result in defaults by tenants of our properties and borrowers under any investments in mortgage, bridge or mezzanine loans;

•	job transfers and layoffs may cause tenant vacancies to increase; and

•	increasing concessions, reduced rental rates or capital improvements may be required to maintain occupancy levels.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.

We expect to acquire unimproved real property or properties that are under development or construction. Although we expect to invest in these types of properties after initial pre-development activities have been completed, investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our developers’ ability to build in conformity with plans, specifications, budgeted costs and timetables. A developer’s performance may be affected or delayed by conditions beyond the developer’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to developers before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. We generally seek performance and cost overrun guarantees from the developer and/or affiliates of our joint venture partners for development projects to mitigate the risk of increases associated with delays. However, if such parties are unable to meet their obligations under any such agreements, it could have an adverse effect on our investment.

In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.

Should capitalization rates increase, the value of our existing multifamily portfolio could decline, or if costs of developing a multifamily asset increase, we may not achieve as high of a return on our multifamily development properties as anticipated.

We expect to invest substantially all of the available net proceeds of this offering in multifamily assets. In addition, as of June 30, 2013, a substantial majority of our net real estate assets were multifamily properties, including properties under development. In connection with the credit market disruptions and economic slowdown, there is evidence that capitalization rates (the rate of return immediately expected upon investment in a real estate asset) in major U.S. markets for multifamily communities rose in 2008 and through most of 2009. However, as the economy began to stabilize and multifamily real estate fundamentals improved, the multifamily sector experienced a decline in capitalization rates for most of 2010 and 2011. Although capitalization rates appeared to have stabilized in 2012, there could be economic and real estate factors which could lead to an increase in capitalization rates. (See, US Capital Trends – The Big Picture, Real Capital Analytics, Inc., January 23, 2013. See also, Multifamily Research Perspectives – Multifamily Property Valuations, Federal Home Loan Mortgage Corporation, April 12, 2012.) If capitalization rates increase, we would expect declines in the pricing of assets upon sale or at the time of a valuation. If we were required to sell investments into such market, we could experience a decrease in the value of our investments.

In some domestic markets, there is a spread between capitalization rates on stabilized multifamily assets and the return on cost at which new multifamily projects can be developed. The opportunity to develop at higher returns on cost enables us to potentially produce higher levels of net operating income than had we bought a stabilized multifamily property at a lower anticipated return. However, if capitalization rates increase, we would expect the value of our current investments to decline. In addition, if costs of developing a multifamily asset increase, there could be less difference between the costs to develop versus the price to purchase stabilized multifamily properties; therefore, we may not experience as high of return on our multifamily development properties as anticipated.

An increase in unemployment caused by a recessionary economy could adversely affect multifamily property occupancy and rental rates.

Increased unemployment in markets in which we have acquired or intend on acquiring multifamily properties could significantly decrease occupancy and rental rates. In times of increasing unemployment, multifamily occupancy and rental rates have historically been adversely affected by:

•	A decline in household formation;

•	Rental of fewer units as a result of renters’ decision to share rental units;

•	A reduced demand for higher-rent units, such as those of high quality multifamily communities;

•	The inability or unwillingness of residents to pay rent increases; and

•	Increased rent collection losses.

If employment levels remain flat or do not improve, our properties may not perform as anticipated and we may not realize growth in the value of our multifamily properties.

As a result of limited geographic diversification of our properties, our operating results and the value of our real estate assets may be affected by economic changes that have an adverse impact on the real estate market in those areas.

All of our properties purchased to date are located in the southeastern and sunbelt regions of the United States and we foresee additional opportunities in these regions. As a result of this limited geographic diversification, our operating results, amounts available for cash distributions to stockholders and the value of our real estate assets are likely to be impacted by economic changes affecting the real estate markets in that area. Your investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio.

Concentration of our portfolio in the multifamily sector may leave our profitability vulnerable to a downturn or slowdown in such sector.

We have, and expect to continue to have, a substantial majority of our portfolio invested in multifamily properties. As a result, we will be subject to risks inherent to investments in a single real estate sector. With our investments substantially in multifamily, the potential effects on our revenues resulting from a downturn or slowdown in the multifamily sector will be more significant than if we had a more diversified portfolio.

Increased development of similar multifamily properties that compete with our properties in any particular location could adversely affect the operating results of our properties.

We may acquire properties in locations that experience demographic or other shifts that cause increases in the development of multifamily properties that compete with our properties. This increased competition and construction could:

•	Make it more difficult to find tenants to lease units in our multifamily communities; and

•	Drive lower rental prices in order to lease units in our multifamily communities.

As a result, our operating results, as well as the value of our multifamily properties, could be adversely affected by increased competition.

International investments create additional risks.

We may determine to invest in jurisdictions outside the United States although such strategy currently is not intended. Foreign investments are subject to many of the same risks as domestically located properties as well as additional risks such as:

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governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	variations in currency exchange rates;

•	changes in relative interest rates;

•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we invest;

•	if our REIT status is not recognized in foreign countries, any income or gains from foreign sources may be subject to foreign taxation, withholding taxes, transfer taxes and value added taxes;

•	any changes in foreign tax laws might have a negative impact to us or our stockholders;

•	lack of uniform accounting standards (including availability of information prepared in accordance with generally accepted accounting principles (“GAAP”);

•	more stringent environmental laws and operational health and safety regulations or changes in such laws;

•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

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high inflation in the countries in which we purchase real estate or make real estate-related investments could increase our expenses and the introduction of governmental actions to curb such inflation, such as price controls, could have unintended and additional adverse consequences to our business;

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deflationary periods in the countries in which we invest may reduce demand for our assets in those countries, reducing the value of such investments and therefore the returns to us and our stockholders;

•	increased risks if we, our advisor and its affiliates have only limited experience investing in real property or other investments in a specific country where a property is acquired; and

•	legal and logistical barriers to enforcing our contractual rights.

In addition, adverse political, economic, social, diplomatic developments and adverse changes in laws or regulations may adversely affect our investments and the rates of return we are able to achieve on those investments. We may make investments in countries whose governments or economies may prove unstable. We may encounter political and legal risks particularly in developing countries and emerging markets. Certain of the countries in which we may invest are economically developing countries with political, economic and legal systems that are different from or less developed or less comprehensive than those of the U.S. or western Europe and which may have limited or different experience with respect to the implementation, interpretation and enforcement of laws. Our financial results, as well as the investment opportunities available to us, may be adversely affected by uncertainties such as political economic or social instability, diplomatic developments and changes in laws or regulations in such countries, including in the areas of taxation, bankruptcy and ownership of assets located in those countries. Actions or inaction by the governments of such countries could have a significant effect on, among other things, the local economic conditions, and could adversely affect local real estate markets. In some of the countries in which we may invest, there may be a risk of nationalization, expropriation or confiscatory taxation, which may have an adverse effect on the value of investments in those countries and the rates of return we are able to achieve on such investments. We may also lose the total value of any real estate asset which is nationalized, expropriated or confiscated.

Continued market disruptions may adversely affect our operating results.

In recent years the global financial markets have experienced pervasive and fundamental disruptions. A disruption in the financial markets or the financial stability of a country often results in a significant negative impact on the financial markets. Such disruptions have had and may continue to have an adverse impact on the availability of credit to businesses, generally, and have resulted in and could lead to further weakening of the U.S. economy and the economies of other countries in which we may invest. Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry generally or by the local economic conditions where our properties are located, including the current dislocations in the credit markets and general global economic recession. Availability of debt financing secured by commercial real estate has been significantly restricted as a result of tightened underwriting standards. Continued declines in the financial markets may materially affect the value of our investment properties, and may affect our ability to pay distributions, the availability or the terms of financing that we have or may anticipate utilizing, and our ability to make principal and interest payments on, or refinance, any outstanding debt when due. Such challenging economic conditions may also negatively impact the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases.

Our operating results could be negatively impacted during periods of rising inflation or during periods of deflation.

Inflationary expectations or periods of rising inflation could also be accompanied by rising prices of commodities that are critical to the development or maintenance of real estate assets or to the return expected with respect to such assets. During periods of high inflation, capital tends to move to other assets, such as (historically) gold, which may adversely affect the prices at which we are able to sell our investments. There may be limited cash available for distribution from real estate assets with fixed income streams. The market value of such investments may decline in value in times of higher inflation rates. Some of our investments may have income linked to inflation through contractual rights or other means. However, as inflation may affect both income and expenses, any increase in income may not be sufficient to cover increases in expenses.

During periods of deflation, the demand for assets in which we have invested could fall, reducing the revenues generated by, and therefore the value of, such investments, resulting in reduced returns to us and our stockholders. Where the operating costs and expenses associated with any such investments do not fall by a corresponding amount, the rate of return to us and our stockholders could be further reduced. As a result, it may be more difficult for leveraged assets to meet or service their debt obligations. Periods of deflation are often characterized by a tightening of money supply and credit, which could limit the amounts available to us with which to acquire or refinance our investments, which would limit the number and size of investments that we may make and affect the rate of return to us and our stockholders. Such economic constraints could also make the real estate assets in which we may invest more illiquid, preventing us from divesting such assets efficiently and so reducing the return to us and our stockholders from such investments.

We will depend on tenants for the majority of our revenue from real property investments, and lease terminations could have an adverse effect.

Defaults on lease payment obligations by our tenants would cause us to lose the revenue associated with that lease and require us to find an alternative source of revenue to pay our mortgage indebtedness and prevent a foreclosure action. If a tenant defaults or declares bankruptcy, we may experience delays in enforcing our rights as a landlord and may be unable to collect sums due under related leases. If a tenant, or a guarantor of a tenant’s lease obligations, is subject to a bankruptcy proceeding, our efforts to collect pre-bankruptcy debts from these entities or their properties may be barred. If a lease is rejected by a tenant in bankruptcy, we may not be entitled to any further payments under the lease. In addition, if we invest in a single-user facility, which is a property designed or built primarily for a particular tenant or a specific type of use, and the tenant of such facility fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant without making substantial capital improvements or incurring other significant re-leasing costs.

Increasing vacancy rates for certain classes of real estate assets resulting from disruptions in the financial markets and deteriorating economic conditions could adversely affect the value of assets we acquire in such classes.

We depend upon tenants for a majority of our revenue from real property investments. Disruptions in the financial markets and deteriorating economic conditions in recent years have resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including office and retail properties, due to increased tenant delinquencies and/or defaults under leases, generally lower demand for rentable space, as well as potential oversupply of rentable space. Business failures and downsizings have led to reduced demand for office space and reduced consumer demand for retail products and services, has led to retail business failures or downsizings and reducing demand for retail space. Reduced demand for commercial properties such as retail and office space could require us to increase concessions, tenant improvement expenditures or reduce rental rates to maintain occupancies beyond those anticipated at the time we acquire the property. The continuation of disruptions in the financial markets and deteriorating economic conditions could impact certain of the real estate we may acquire and such real estate could experience higher levels of vacancy than anticipated at the time of our acquisition of such real estate. The value of our real estate investments could decrease below the amounts we paid for the investments. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. We will incur expenses, such as for maintenance costs, insurances costs and property taxes, even though a property is vacant. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

Our co-venture partners or other partners in co-ownership arrangements could take actions that decrease the value of an investment to us and lower your overall return.

To date, we have entered into co-venture arrangements with third parties in connection with our investments in multifamily development projects. We expect to continue to enter into joint ventures or other co-ownership arrangements with third parties. We may also purchase and develop properties in joint ventures or in partnerships or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

•	the possibility that our co-venturer or partner in an investment might become bankrupt;

•	the possibility that a co-venturer or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

•	the possibility that such co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•

the possibility that because a co-venturer or partner will have competing interests on its time and resources, it may find it difficult to allocate its time between our business and its other activities. During times of intense activity in other programs and ventures, it may devote less time and resources to our business than is necessary or appropriate;

•	the possibility that we may incur liabilities as the result of an action taken by our partner or co-investor;

•

the possibility that a co-venturer or partner may exercise buy/sell rights that force us to either acquire the entire investment, or dispose of our share, at a time and price that may not be consistent with our investment objectives; or

•

the possibility that we may not be able to control the management of such assets and such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect your returns.

The nature of the activities at certain properties we own or may acquire will expose us and our tenants or operators to potential liability for personal injuries and, in certain instances, property damage claims. In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that may be uninsurable or not economical to insure, or may be insured subject to limitations such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally require property owners to purchase specific coverage insuring against terrorism as a condition for providing mortgage, bridge or mezzanine loans. These policies may or may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of the particular asset will likely be reduced by the uninsured loss. In addition, we cannot assure you that we will be able to fund any uninsured losses.

Our operating results may be negatively affected by potential development and construction delays that result in increased costs and risks, which could diminish the return on our investment.

Investing in properties under development or engaging in renovation or repositioning activities subjects us to uncertainties such as the ability to achieve the desired zoning, environmental concerns of governmental entities or community groups and our builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. We may have to institute legal action to compel performance, or rescind a purchase contract or construction contract, if a builder fails to perform. Construction delays could give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders prior to completion of construction. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed or renovated projects. Furthermore, we must rely upon projections of rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for a property at the time of acquisition of that property. If our projections are inaccurate, we may pay too much for a property.

In addition, we may invest in unimproved real property. Returns from development of unimproved properties are also subject to risks and uncertainties associated with rezoning the land for development and environmental concerns of governmental entities and/or community groups. Although our intention is to limit any investment in unimproved property to property we intend to develop, any such investment is subject to the risks associated with investments in unimproved real property.

We compete to acquire properties with third parties that may be better capitalized than we are.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which have greater resources than we do. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. We may not be able to purchase properties at prices that allow us to earn returns consistent with our investment objectives, if at all.

Certain types of the properties we may acquire, including office, retail and industrial properties, do not have significant barriers to entry. Consequently, the development of new office, retail and industrial properties could outpace demand. Increased competition for tenants for these types of properties also could require a property to undertake unbudgeted capital improvements or to lower its rental rates in order to obtain or retain tenants.

Failure to succeed in new markets or in new property classes may have adverse consequences on our performance.

We may from time to time commence development activity or make acquisitions outside of property classes that have been the focus of the management of our advisor or its sub-advisors. The experience of the management of our advisor or its sub-advisors in existing markets in developing, owning and operating certain classes of property does not ensure that we will be able to operate successfully in new markets, should we choose to enter them, or that we will be successful in new property classes. We may be exposed to a variety of risks if we choose to enter new markets, including an inability of our advisor or sub-advisors to accurately evaluate local market conditions, obtain land for development, identify appropriate acquisition opportunities or hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures. In addition, we may abandon opportunities to enter new markets or acquire new classes of property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

We will not own or control the land in any ground lease properties that we may acquire.

We may acquire property on land owned by a governmental entity or other third party, while we own a leasehold, permit or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, we will have no economic interest in the land or building at the expiration of the ground lease or permit. As a result, we will not share in any increase in value of the land associated with the underlying property. Further, because we do not control the underlying land, the lessor could take certain actions to disrupt our rights in the property or our tenants’ operation of the property or, in the case of a governmental entity, take the property in an eminent domain proceeding.

We may fail to integrate acquired properties and related personnel.

To grow successfully, our advisor and property manager must apply their experience to a larger number of properties. In addition, our advisor’s sub-advisors and our property manager’s sub-property managers must be able to integrate new management and qualified operations personnel as our investments grow in size and complexity. These entities may not be successful in doing so.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

In some instances we may sell a property by providing financing to the purchaser. In so doing, however, we will bear the risk that the purchaser defaults on its obligation. There are no limits or restrictions on our ability to accept purchase money obligations. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or our reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.

The costs of compliance with environmental laws and regulations may adversely affect our income and the amounts available for distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations (including those of foreign jurisdictions) relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of removing or remediating could be substantial. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property or to use the property as collateral for borrowing.

Environmental laws and regulations also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws and regulations provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability on us or that the environmental condition of our properties will not be affected by the manner in which tenants operate their businesses, the existing condition of the land, operations in the vicinity of the properties such as the presence of underground storage tanks, or the activities of unrelated third parties.

We may incur significant costs to comply with the Americans with Disabilities Act or similar laws.

Our properties will generally be subject to the Americans with Disabilities Act of 1990, as amended (or “Disabilities Act”), or similar laws of foreign jurisdictions. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. In addition, with respect to any apartment properties located in the United States, we also must comply with the Fair Housing Amendment Act of 1988, or FHAA, which requires that apartment communities first occupied after March 13, 1991 be accessible to disabled residents and visitors.

The requirements of the Disabilities Act or the FHAA could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act, the FHAA or similar laws of foreign jurisdictions or place the burden on the seller or other third party, such as a tenant, to ensure compliance with these laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. We may incur significant costs to comply with these laws.

Property tax increases may reduce the income from our properties.

The amount we pay in property taxes may increase from time to time due to rising real estate values and adjustments in assessments. Increases in real estate values or assessment rate adjustments will result in higher taxes. We may not be able to pass these increases on to our tenants.

Short-term leases may expose us to the effects of declining market rent.

Certain types of the properties we may acquire typically have short-term leases. For example, leases in multi-family apartment communities generally are for a term of one year or less. There is no assurance that we will be able to renew these leases as they expire or attract replacement tenants on comparable terms, if at all.

Governmental regulation may increase the costs of acquiring and operating properties.

There are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance. Any foreign investments we make will be subject to similar laws in the jurisdictions where they are located. Complying, or failure to comply, with these laws or regulations could increase the cost of acquiring or operating properties.

Further, there can be no assurance that new applications of laws, regulations and policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on the properties we owned prior to the change, which could result in us incurring added costs to comply or maintain licenses and permits.

Financing Related Risks

Mortgage indebtedness and other borrowings will increase our business risks.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing collateralized by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. If necessary, we also may borrow funds to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

Although our articles of incorporation impose limits on our total indebtedness, there is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. Further, we may exceed the limits set forth in our articles if approved by a majority of our independent directors.

In addition to the limitations in our articles of incorporation, our board of directors has adopted a policy to generally limit our aggregate borrowings to not exceed approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interest. Our policy limitation, however, will not apply to individual real estate assets and will only apply once we have completed our offering stage prior to listing, and invested substantially all of our capital. As a result, we may borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is reasonable. Principal and interest payments reduce cash that would otherwise be available for other purposes. Further, incurring mortgage debt increases the risk of loss because defaults on indebtedness secured by a property may result in foreclosure actions initiated by lenders and our loss of the property securing the loan that is in default. For tax purposes, a foreclosure is generally treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We also may provide full or partial guarantees to lenders of mortgage debt to the entities that own our properties. In this case, we will be responsible to the lender for satisfaction of the debt if it is not paid by the entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.

Instability in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

We may not be able to continue to obtain financing for investments on terms and conditions acceptable to us, if at all. Domestic and international financial markets have, in recent years, experienced unusual volatility and uncertainty. If this volatility and uncertainty persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be significantly impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase likely will be lower. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. Additionally, the reduction in equity and debt capital resulting from turmoil in the capital markets has resulted in fewer buyers seeking to acquire commercial properties leading to lower property values and the continuation of these conditions could adversely impact our timing and ability to sell our properties.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracted at the time of our purchases, or the number of parties seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we paid for our investments.

Disruptions in the financial markets could adversely affect the multifamily sector’s ability to obtain financing and credit enhancements from Fannie Mae and Freddie Mac, which could adversely affect us.

The Federal National Mortgage Association (or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (or “Freddie Mac”) are government sponsored enterprises that have historically been major sources of financing for the multifamily sector. Although Fannie Mae and Freddie Mac remain active multifamily lenders, there is significant uncertainty about their futures. Should Fannie Mae and/or Freddie Mac have their precepts changed or reduced, be disbanded or reorganized by the government or otherwise discontinue providing liquidity to the multifamily sector, it would significantly reduce our access to debt capital and/or increase borrowing costs. If new federal regulations heighten Fannie Mae’s and Freddie Mac’s underwriting standards, adversely affect interest rates and reduce the amount of capital they can make available to the multifamily sector, it could have a material adverse effect on both the multifamily sector and us because many private alternative sources of funding have been reduced or are unavailable. Any potential reduction in loans, guarantees and credit enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s derivative securities market, potentially causing breaches in loan covenants, and through reduced loan availability, impact the value of multifamily assets, which could impair the value of a significant portion of multifamily communities. Specifically, the potential for a decrease in liquidity made available to the multifamily sector by Fannie Mae and Freddie Mac could (i) make it more difficult for us to secure new takeout financing for current multifamily development projects; (ii) hinder our ability to refinance completed multifamily assets; (iii) decrease the amount of available liquidity and credit that could be used to further diversify our portfolio of multifamily assets; and (iv) require us to obtain other sources of debt capital with potentially different terms.

Rising interest rates negatively affect our ability to acquire properties, pay existing debt obligations and refinance our properties.

We may be unable to refinance or sell properties collateralized by debt that is maturing on acceptable terms and conditions, if at all. This risk may be greater in the case of interest-only loans or balloon payment loans where no or little payments on the principal amount of the loan have been made. If interest rates are higher at the time we intend to refinance, we may not be able to refinance the properties at reasonable rates and our net income could be reduced. In addition, we may incur indebtedness that bears interest at a variable rate. Increases in interest rates on variable rate loans would increase our interest costs, which could have an adverse effect on our operating cash flow. Increased interest rates either on refinancing of properties or on variable rate loans could increase the amount of our debt payments and reduce cash flow. In addition, if rising interest rates cause us to need additional capital to repay indebtedness, we may need to borrow more money or to liquidate one or more of our investments at inopportune times that may not permit realization of the maximum return on such investments.

Lenders may require us to comply with restrictive covenants.

In connection with obtaining financing, a lender could impose restrictions on us that affect our ability to incur additional debt and our distribution and operating policies. In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the applicable property without the prior consent of the lender. Loan documents we enter into may contain other customary negative covenants that may limit our ability to further mortgage the property, discontinue insurance coverage, replace our advisor or impose other limitations.

To hedge against interest rate fluctuations and, if applicable in the future, foreign exchange rates, we may use derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

We have and may continue to engage in hedging transactions to manage the risk of changes in interest rates, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We may use derivative financial instruments for this purpose, collateralized by our assets and investments. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against interest rate and exchange rate fluctuations, we have additional REIT tax compliance requirements and we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We may be unable to manage these risks effectively.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to pay distributions to you.

We elected to be treated as a REIT in connection with the filing of our federal tax return for the taxable year ended December 31, 2010. We believe that, commencing with such year, we have been organized, have operated, and are continuing to operate in a manner so as to qualify as a REIT for U.S. federal income tax purposes. However, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, and through actual operating results, requirements regarding the type of assets we own, and other tests imposed by the Code. Qualification as a REIT is governed by highly technical and complex provisions for which there are only limited judicial or administrative interpretations. Accordingly, there is no assurance we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT.

If we fail to qualify as a REIT for any taxable year, (i) we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income for that year at regular corporate rates, (ii) unless entitled to relief under relevant statutory provisions, we will be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status, and (iii) we will not be allowed a deduction for distributions made to stockholders in computing our taxable income. Losing our REIT status would reduce our net earnings available for distribution to stockholders because of the additional tax liability. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status, or own and sell properties through TRSs, each of which would diminish the return to our stockholders.

The sale of one or more of our properties may be considered prohibited transactions under the Code. Any “inventory-like” sales would almost certainly be considered such a prohibited transaction. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions.” If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all taxable gain we derive from such sale would be subject to a 100% penalty federal tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the

100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) the REIT does not make more than seven sales of property during the taxable year, the aggregate adjusted bases of property sold during the taxable year does not exceed 10% of the aggregate bases of all of the REIT’s assets as of the beginning of the taxable year or the fair market value of property sold during the taxable year does not exceed 10% of the fair market value of all of the REIT’s assets as of the beginning of the taxable year. Given our investment strategy, the sale of one or more of our properties may not fall within the prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to mitigate the 100% penalty tax if we acquired the property through a taxable REIT subsidiary (“TRS”) or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes). However, there may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor. Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors. In cases where a property disposition does not satisfy the safe harbor rules, the Internal Revenue Service could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net taxable gain from the sale of such property will be payable as a tax, thereby reducing the amount of cash available for investment by us or distribution to stockholders. If a property is acquired or subsequently transferred to a TRS, the taxable income, including gain, will be subject to federal corporate tax and potentially state and local income taxes. This tax obligation would diminish the amount of the proceeds from the sale of such property that would be distributable to our stockholders. As a result, the amount available for distribution to our stockholders would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction.

As a REIT, the value of our investment in all of our TRSs may not exceed 25% of the value of all of our assets at the end of any calendar quarter. If the Internal Revenue Service were to determine the value of our interests in all of our TRSs exceeded 25% of the value of our total assets at the end of any calendar quarter, then we would fail to qualify as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the Internal Revenue Service may conclude that the value of our interests in our TRSs exceeds 25% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. Additionally, as a REIT, no more than 25% of our gross income with respect to any year may be from sources other than investments relating to real property or mortgages on real property and from certain other specified sources. Distributions paid to us from a TRS are considered to be non-qualifying income for purposes of satisfying the 75% gross income test required for REIT qualification. Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.

Certain fees paid to us may affect our REIT status.

Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income from real estate and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the 75% and 95% gross income tests required for REIT qualification. If the aggregate of non-qualifying income in any taxable year ever exceeded 5% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.

You may have current tax liability on cash distributions you elect to reinvest in our common stock.

If our board of directors determines to pay distributions in cash and you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the reinvested shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.

If our operating partnership fails to maintain its status as a partnership or disregarded entity, its income may be subject to taxation, which would reduce the cash available to us for distribution to our stockholders.

We intend to maintain the status of our operating partnership as either a disregarded entity or an entity taxable as a partnership for federal income tax purposes. However, if the Internal Revenue Service were to successfully challenge the status of the operating partnership as a disregarded entity or an entity taxable as a partnership, our operating partnership would be taxable as a corporation. In such event, this would reduce the amount of distributions the operating partnership could make to us. This could also result in our losing REIT status, and becoming subject to a corporate level tax on our income. This would substantially reduce the cash available to us to pay distributions and the return on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership or disregarded entity for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

In certain circumstances, we may be subject to federal and state taxes on income as a REIT, which would reduce our cash available for distribution to our stockholders.

As a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have gain from a “prohibited transaction,” such gain will be subject to the 100% penalty tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our assets and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other entities through which we indirectly own our assets.

Non-U.S. income or other taxes, and a requirement to withhold any non-U.S. taxes, may apply, and, if so, the amount of cash distributions payable to you will be reduced.

We may acquire real property or other real estate-related assets located outside the United States and may invest in stock or other securities of entities owning real property or other real estate-related assets located outside the United States. As a result, we may be subject to foreign (i.e., non-U.S.) income taxes, trade taxes, value-added taxes, stamp taxes, real property conveyance taxes, withholding taxes and other foreign taxes or similar impositions in connection with our ownership of foreign real property or foreign securities. The country in which the real property is located may impose such taxes regardless of whether we are profitable and in addition to any U.S. income tax or other U.S. taxes imposed on profits from our investments in such real property or securities. If a foreign country imposes income taxes on profits from our investment in foreign real property or foreign securities, we and you will not be eligible to claim a foreign tax credit on our and your U.S. federal income tax returns to offset the income taxes with the taxes paid to the foreign country, and the imposition of any foreign taxes in connection with our ownership and operation of foreign real property or our investment in securities of foreign entities will reduce the amounts distributable to you. Similarly, the imposition of withholding taxes by a foreign country will reduce the amounts distributable to you. We expect the organizational costs associated with non-U.S. investments, including costs to structure the investments so as to minimize the impact of foreign taxes, will be higher than those associated with U.S. investments. Moreover, we may be required to file income tax or other information returns in foreign jurisdictions as a result of our investments made outside of the United States. Any organizational costs and reporting requirements will increase our administrative expenses. You are urged to consult with your own tax advisors with respect to the impact of applicable non-U.S. taxes and tax withholding requirements on an investment in our common stock.

If we make foreign investments, we could be subject to changes in foreign tax or other laws, as well as to changes in U.S. tax laws, and such changes could negatively impact our returns from any particular investment.

We may determine to make investments in real estate located outside of the United States. In such event, such investments are expected to be structured to minimize non-U.S. taxes, and generally include the use of holding companies. Our ownership, operation and disposition strategy with respect to non-U.S. investments will take into account foreign tax considerations. For example, it is typically advantageous from a tax perspective in non-U.S. jurisdictions to sell interests in a holding company that owns real estate rather than the real estate itself. Buyers of such entities, however, will often discount their purchase price by any inherent or expected tax in such entity.

Additionally, the pool of buyers for interests in such holding companies is typically more limited than buyers of direct interests in real estate, and we may be forced to dispose of real estate directly, thus potentially incurring higher foreign taxes and negatively affecting the return on the investment.

Foreign investments are subject to changes in foreign tax or other laws. Any such law changes may require us to modify or abandon a particular holding structure. Such changes may also lead to higher tax rates on our foreign investments than we anticipated, regardless of structuring modifications. Additionally, U.S. tax laws with respect to foreign investments are subject to change, and such changes could negatively impact our returns from any particular investment.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Except to the extent permitted by the Code and Treasury Regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from these tests, but only to the extent that the transaction hedges (i) indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) currency fluctuations with respect to any item of income that would qualify under the 75% or 95% gross income tests. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Legislative or regulatory action could adversely affect us or your investment in us.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. We are under no obligation to update the prospectus for any such changes. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon our representations and existing law and Treasury Regulations, applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Although REITs continue to receive more favorable tax treatment than entities taxed as corporations (i.e. a deduction for dividends paid is afforded REITs), it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our articles of incorporation provide our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders in accordance with the Maryland General Corporation Law and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, among other requirements, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate not more than 25% of our total assets. In addition, under federal income tax law, we may not own securities in, or make loans to, any one company (other than a REIT, a qualified REIT subsidiary or a TRS) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company (other than certain specified securities), or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more TRSs which have, in the aggregate, a value in excess of 25% of our total assets.

The 75%, 25%, 10% and 5% REIT qualification tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT, unless certain requirements are satisfied.

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income to its stockholders. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid, or some of our deductions might be subject to certain disallowance rules under the Code. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to a REIT.

Despite our REIT status, we remain subject to various taxes which would reduce operating cash flow if and to the extent certain liabilities are incurred.

Even if we remain qualified as a REIT, we are subject to certain applicable federal, foreign and state and local taxes on our income and property that could reduce operating cash flow, including but not limited to: (i) tax on any undistributed real estate investment trust taxable income; (ii) “alternative minimum tax” on our items of tax preference; (iii) certain state income and franchise taxes (because not all states treat REITs the same as they are treated for federal income tax purposes); (iv) a tax equal to 100% of net gain from “prohibited transactions;” (v) tax on gains from the sale of certain “foreclosure property;” (vi) tax on gains of sale of certain “built-in gain” properties; (vii) tax on capital gains retained; and (viii) certain taxes and penalties if we fail to comply with one or more REIT qualification requirements, but nevertheless qualify to maintain our status as a REIT.

Foreclosure property includes property with respect to which we acquire ownership by reason of a borrower’s default on a loan or possession by reason of a tenant’s default on a lease. We may elect to treat certain qualifying property as “foreclosure property,” in which case, the income from such property will be treated as qualifying income under the 75% and 95% gross income tests for three years following such acquisition. To qualify for such treatment, we must satisfy additional requirements, including that we operate the property through an independent contractor after a short grace period. We will be subject to tax on our net income from foreclosure property. Such net income generally means the excess of any gain from the sale or other disposition of foreclosure property and income derived from foreclosure property that otherwise does not qualify for the 75% gross income test, over the allowable deductions that relate to the production of such income.

We may also decide to retain income we earn from the sale or other disposition of our assets and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. Any such taxes incurred will reduce the amount of cash available for distribution.

Risks Related to Investments by Tax-Exempt Entities and Benefit Plans Subject to ERISA

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

Risks Related to Our Organizational Structure

You will be limited in your right to bring claims against our officers and directors.

Our articles of incorporation provide that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct and without negligence or misconduct on the part of our officers and non-independent directors, our advisor or affiliates and without gross negligence or willful misconduct by our independent directors. In addition, our articles of incorporation provide that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary or other damages. Our articles of incorporation also provide that, with the approval of our board of directors, we may indemnify our employees and agents for losses they may incur by reason of their service in such capacities so long as they satisfy these requirements. We have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by these persons in some cases.

The limit on the percentage of shares of our stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our articles of incorporation restrict the direct or indirect ownership by one person or entity to no more than 9.8%, by number or value, of any class or series of our equity stock (which includes common stock and any preferred stock we may issue), and this restriction may be waived only by our board of directors, in its sole discretion, under certain conditions. This restriction may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and stockholders and may also decrease your ability to sell your shares of our common stock.

Our ability to issue preferred stock may include a preference in distributions superior to our common stock and to issue preferred stock or additional common stock also may deter or prevent a sale of shares of our common stock in which you could profit.

Investors in this offering do not have preemptive rights to any shares we may issue in the future. Our articles of incorporation authorize our board of directors to issue up to 200,000,000 shares of preferred stock. Our board of directors has the discretion to establish the preferences and rights, including a preference in distributions superior to our common stockholders, of any issued preferred stock. If we authorize and issue preferred stock with a distribution preference over our common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders which may reduce the amount available to common stockholders.

Our board of directors also may increase the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. In addition, under certain circumstances, the issuance of preferred stock or additional shares of common stock may render more difficult or tend to discourage:

•	a merger, offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management, including our advisor and property manager.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering, assuming that we sell:

•	the maximum offering, with 97.5% of the shares sold in the primary offering and 2.5% of the shares sold through our Distribution Reinvestment Plan, and

•	the maximum offering, with all of the shares sold in the primary offering.

The estimates and the amounts set forth below represent our best estimate of our intended sales proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our Distribution Reinvestment Plan. We estimate that approximately 85% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. “Gross Proceeds” in the table below means the purchase price of all Equity Shares sold for our account through this offering, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our Managing Dealer or a participating broker shall be deemed to be the full amount of the offering price per Equity Share pursuant to this prospectus, with the exception of Equity Shares purchased pursuant to our Distribution Reinvestment Plan, which will be factored into the calculation using their actual purchase price. The remainder of offering proceeds is expected to be used to pay selling commissions, the marketing support fee and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our Distribution Reinvestment Plan, if any, to fund redemptions under our Redemption Plan, pay distributions, repay debt, pay operating expenses or establish reserves.

While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved. The estimated amounts presented in the table below have been rounded to the nearest thousandth.

	Assuming Sale of Maximum Offering		Assuming Sale of Maximum Offering

Percentage of shares sold pursuant through the primary offering and pursuant to our Distribution Reinvestment Plan (1)	97.5% Primary Offering 2.5% DRP		100% Primary Offering
	Amount	Percent	Amount	Percent
GROSS PROCEEDS	$199,751,000	100.00%	$200,000,000	100.00%
Less:
Selling Commissions and Marketing Support Fee (2)(3)	19,500,000	9.76%	20,000,000	10.00%
Other Organizational and Offering Expenses (3)	9,988,000	5.00%	10,000,000	5.00%

NET OFFERING PROCEEDS	170,263,000	85.24%	170,000,000	85.00%
Less:
Investment Services Fees (4)(6)	3,078,000	1.54%	3,073,000	1.54%
Acquisition Expenses (5)(6)	832,000	0.42%	830,000	0.42%
Initial Working Capital Reserve (7)	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT (8)(9)	$166,353,000	83.28%	$166,097,000	83.04%

(1)	Although we have initially designated 2.5% of the shares in this offering to be sold pursuant to our Distribution Reinvestment Plan, this table also illustrates the proceeds that would result should no shares be sold through our Distribution Reinvestment Plan and such shares were reallocated to the primary offering.

(2)	We pay selling commissions and the marketing support fee to our Managing Dealer as shares are sold in accordance with the terms of the Managing Dealer Agreement. Our Managing Dealer intends to engage unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our Managing Dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares in our primary offering by such participating brokers as selling commissions and a marketing support fee, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our Managing Dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares pursuant to our Distribution Reinvestment Plan.

(3)	Estimated other Organizational and Offering Expenses presented in this table means any and all costs and expenses, excluding selling commissions and the marketing support fee which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in our offerings, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses, printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to FINRA, Organizational and Offering Expenses (which includes selling commissions and the marketing support fee) paid by us may not exceed 15% of Gross Proceeds of our offerings. Organizational and Offering Expenses incurred by the advisor become our liability only to the extent such Organizational and Offering Expenses do not exceed the 15% limitation.

(4)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire assets composed of real properties. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties by 1.85%. In the case of a development or construction project, the Investment Services Fee is initially estimated based on the aggregate budgeted costs and adjusted as necessary upon completion. No portion of the net proceeds are assumed to be used to acquire securities for which no Investment Services Fees apply. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, we have and intend to continue to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our assets once we have ceased raising capital under this offering or any subsequent offering and invested substantially all of our capital.

(5)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of Acquisition Fees, incurred by us or reimbursed by us to our Operating Partnership, our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any real property investment, including any securities, loans or Permitted Investments whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 0.5% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.

(6)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our Operating Partnership or our advisor) in connection with the selection, purchase, evaluation, structure, development or construction of real property or with making or investing in loans, securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

(7)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements will be established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our assets.

(8)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to make or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payment of operating expenses or offering expenses, provided that Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our articles of incorporation and FINRA rules. In addition, we may use up to 100% of the proceeds from our Distribution Reinvestment Plan, if any, and $100,000 per calendar quarter of offering proceeds from our primary offering for redemptions of shares. See the section of this prospectus entitled “Summary of Redemption Plan.”

(9)	To date, we have made distributions to stockholders using our common stock and expect to continue to do so in the near term. However, if we declare cash distributions in the future, we may determine to pay some or all of our distributions from sources other than operating cash flows from our properties, including from the proceeds of this offering. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level. For additional information concerning distributions, see the section of this prospectus entitled “Distribution Policy.”

Until proceeds are required to be invested or used for other purposes, we expect to invest such amounts in short-term, highly liquid investments, subject to appropriate safety of principal, including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest bearing accounts.

MANAGEMENT COMPENSATION

We are an externally advised company and as such, although we have a board of directors and executive officers responsible for our management, we have no paid employees. One of our directors and all of our executive officers are employed by, and receive compensation from, affiliates of our advisor. Our advisor is responsible for managing our day-to-day affairs. Our property manager is responsible for managing our properties. Our Managing Dealer is responsible for performing services in connection with the offer and sale of our shares in this offering. Our Managing Dealer has engaged participating brokers in connection with the sale of our shares and, in connection therewith, is expected to pay the majority of the compensation received from us to such participating brokers as described below. In addition, our advisor and property manager are expected to engage other parties, including affiliates, to perform certain services and, in connection therewith, are expected to pay a portion of their fees received from us to such entities.

The following table summarizes the compensation, reimbursements and distributions (exclusive of any distributions to which our affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering) we pay or contemplate paying to our advisor, property manager, Managing Dealer and other affiliates and related parties, including amounts to reimburse their costs in providing services and for amounts advanced on our behalf. For additional information concerning compensation paid to our advisor, other affiliates and related parties, see the section of this prospectus entitled “Certain Relationships and Related Transactions.” In addition, for information concerning compensation to our Independent Directors, see “Management.”

The compensation payable to our advisor is subject to the terms and conditions of our Advisory Agreement, which must be renewed on an annual basis. As a result, such amounts may be increased or decreased in future renewals of the Advisory Agreement. In addition, compensation payable to our property manager is subject to the terms of our property management agreement with it and may be changed upon future renewals. The terms of our Managing Dealer Agreement are not expected to change during this offering; however, in the event we determine to have additional equity offerings in the future, the terms of any future agreement, if any, could vary from the terms described below. Therefore, although this represents compensation and reimbursements we expect to pay to our advisor, property manager, Managing Dealer, other affiliates and related parties in connection with the sale of assets and investment of the proceeds from this offering, there is no assurance our costs for these and/or other future services will remain unchanged throughout our duration. In addition, because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

Fees Paid in Connection with Our Offering

Selling commissions to our Managing Dealer and participating brokers(2)	We pay our Managing Dealer selling commissions of up to 7% of Gross Proceeds of shares sold in connection with the primary offering. No selling commissions will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan. Pursuant to separately negotiated participating broker agreements, our Managing Dealer may reallow all or any portion of the 7% selling commissions to participating brokers with respect to shares they sell.	$14 million

Marketing support fee to our Managing Dealer and participating brokers(2)	We pay our Managing Dealer a marketing support fee of up to 3% of Gross Proceeds of shares sold in connection with the primary offering. No marketing support fee will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan. Pursuant to separately negotiated agreements with participating brokers, our Managing Dealer may reallow all or any portion of the marketing support fees earned to participating brokers with respect to shares they sell.	$6 million

Reimbursement of other Organizational and Offering Expenses to our advisor, its affiliates and related parties	We reimburse our advisor, its affiliates and related parties for actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our Managing Dealer and participating brokers(3). Under FINRA rules, the total amount of Organizational and Offering Expenses (including selling commissions and marketing support fees) we incur for our offerings may not exceed 15% of Gross Proceeds of our offerings.	Amount is not determinable at this time but is estimated to be 5% of Gross Proceeds ($10 million)

Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate- Related Investments

Investment Services Fee to our advisor on the purchase price of Assets(4)(6)	We pay our advisor 1.85% of the purchase price of properties or the amount invested in the case of other Assets (except securities) for services in connection with the selection, evaluation, structure and purchase of Assets. No Investment Services Fee will be paid to our advisor in connection with our purchase of securities.	Amount is not determinable at this time but is estimated to be $3.073 million (assuming no debt financing to purchase assets) and approximately $11.499 million (assuming debt financing equal to 75% of our total Assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

Other Acquisition Fees to our advisor, its affiliates and related parties(4)	We may pay our advisor, its affiliates and related parties fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property or the acquisition or disposition of securities. Such fees are in addition to the Investment Services Fee (described above) and include development fees for packaging a property, including negotiating and approving plans and assisting in obtaining zoning, necessary variances and financing. We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired.	Amount is not determinable at this time

Reimbursement of Acquisition Expenses to our advisor, its affiliates and related parties(4)

Generally, we will pay third parties directly for acquisition expenses we incur. However, in the event our advisor, its affiliates and related parties incur such expenses on our behalf, we will reimburse for actual expenses incurred in connection with the selection, purchase, development or construction of properties and making loans or other real estate-related investments, whether or not acquired. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

Pursuant to our articles of incorporation, the total of all Acquisition Fees (which includes the Investment Services Fee) and any Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other asset, 6% of the funds advanced or invested respectively, unless a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees will be reduced to the extent that, and if necessary to limit, the total compensation paid to all Persons involved in the acquisition of any property or the making or acquisition of any loan or other real estate-related investment to the amount customarily charged in an arm’s-length transaction by other Persons or entities rendering similar services in the same geographical location and for comparable types of Assets, and to the extent that other Acquisition Fees, finders’ fees, real estate commission, or other similar fees or commissions are paid by any Person in connection with the transaction.

Amount is not determinable at this time but is estimated to be 0.50% of the purchase prices of our assets, or $0.830 million (assuming no debt financing) and approximately $3.108 million (assuming debt financing equal to 75% of our total Assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

Fees Paid in Connection with Our Operations

Asset Management Fee to our advisor(4)	We pay our advisor a monthly Asset Management Fee in an amount equal to 0.08334% of the Real Estate Asset Value of our properties, including our proportionate share of those properties owned in joint ventures, and of the outstanding principal amount of any loans made, and we will pay an amount equal to 0.1042% of the book value of securities, if any, as of the end of the preceding month. “Real Estate Asset Value” equals the amount invested in properties wholly owned by us, our Operating Partnership and subsidiaries, determined on the basis of cost, plus, in the case of properties owned by any joint venture or partnership in which we or our Operating Partnership or a subsidiary are a co-venturer or partner, our proportionate share of the amount invested by the joint venture or partnership in such properties, determined on the basis of cost, exclusive of Acquisition Fees and Acquisition Expenses. However, during periods in which our board of directors is determining on a regular basis the current value of our net assets for purposes of enabling certain stockholders to file annual reports required by ERISA, the “Real Estate Asset Value” will be equal to the greater of the properties’ cost basis or the most recent aggregate valuation of the properties established by independent valuation reports. All or any portion of the Asset Management Fee not paid as to any fiscal year may be deferred without interest and may be paid in such other fiscal year as our advisor determines, subject to any applicable limits in the year in question.	Amount is not determinable at this time

Property management and oversight fees to our property manager(5)(6)	We, or our subsidiary property owners, pay our property manager property management fees in an amount up to 4.3% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our Independent Directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. In the event our property manager (through one of our sub-property managers) contracts with a third-party property manager in respect of a property, the management fees for such third-party property manager will be paid by our property manager. If our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the property manager leasing fees in an amount equal to the leasing fees charged by unaffiliated Persons rendering comparable services in the same geographic location of the applicable property. We, or our subsidiary property owners, will also pay our property manager a project management fee equal to 5% of hard and soft costs for managing tenant and capital improvements. In addition, we may pay our property manager an oversight fee in an amount equal to 0.20% of the gross revenues from our properties for providing oversight over our property portfolio, coordinating matters that arise from our holding properties in multiple jurisdictions and	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
providing us certain accounting and tax support with respect to our property portfolio. Our property manager will be reimbursed for the costs and expenses incurred by our property manager on our behalf to the extent included in the annual business plan for a property or otherwise as we may agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

Financing Coordination Fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of ours or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time

Service fee to CNL Capital Markets Corp.	We will pay CNL Capital Markets Corp., an affiliate of CNL, a sliding flat rate (calculated annually and payable monthly) for providing certain administrative services to us based on the average number of investor accounts that will be open over the course of the particular year, during the entire term of the agreement.	Amount is not determinable at this time

Reimbursement to our advisor, its affiliates and related parties for Total Operating Expenses(4)	Generally, we will pay third parties directly for operating expenses we incur. However, in the event our advisor, its affiliates and related parties incur such expenses, including certain personnel related expenses, we will reimburse for actual Total Operating Expenses incurred on our behalf (which, in general, are those expenses relating to our administration on an ongoing basis). To the extent that Total Operating Expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “Expense Year”) exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”), our advisor will be required to reimburse us within 60 days after the end of the Expense Year the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines, unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition Fee to our advisor, its affiliates and related parties	If our advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our Independent Directors, in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our company or a portion thereof), we	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
will pay our advisor, its affiliates or related parties a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (B) 1% of the sales price of such property or properties, and (ii) in the case of the sale of any Asset other than real property or securities investments, 1% of the sales price of such Asset. Even if our advisor receives a brokerage fee, we may still be obligated to pay fees and commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price. We will not pay our advisor a Disposition Fee in connection with the sales of investments that are securities; provided, however, we may pay a Disposition Fee in the form of a usual and customary brokerage fee to an affiliate or related party of our advisor, if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold, in which case such Disposition Fee shall be treated as part of our Total Operating Expenses.

Subordinated Share of Net Sales Proceeds from sales of Assets payable to our advisor in our liquidation or otherwise	We will pay our advisor a Subordinated Share of Net Sales Proceeds equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from the sale of our Assets, and total distributions paid to our stockholders from the inception through the measurement date, and the total of Incentive Fees, if any, previously paid to our advisor from our inception through the measurement date exceeds (B) the sum of the total amount paid for our shares of common stock outstanding, without deduction for Organizational and Offering Expenses and reduced by amounts paid to redeem shares under our Redemption Plan (“Invested Capital”), and the total distributions that would be required to pay our stockholders from our inception until the measurement date a 6% cumulative, noncompounded annual return on Invested Capital (the “Priority Return”) including those paid prior to the date of payment, (ii) less total Incentive Fees, if any, previously paid to our advisor. “Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee, and the Performance Fee. Following a Listing, no Subordinated Share of Net Sales Proceeds will be paid to our advisor.	Amount is not determinable at this time

Subordinated Incentive Fee payable to our advisor at such time, if any, as a Liquidity Event occurs	Upon any Liquidity Event, we will pay our advisor a Subordinated Incentive Fee equal to (i) 15% of the amount by which (A) the sum of our Market Value and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from inception to the date of the applicable Liquidity Event exceeds (B) the sum of our Invested Capital and the total distributions required to be made to our stockholders in order to pay them the Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less total Incentive Fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.

Performance Fee payable to our advisor	Upon termination or non-renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us or our Operating Partnership other than for cause (as defined in the Advisory Agreement), if a Listing has not occurred, our advisor will be entitled to be paid a Performance Fee. The Performance Fee will be calculated upon a Liquidity Event or a sale of any of our Assets or a portion thereof following such termination event and (i) in the event of a Liquidity Event, shall be calculated and paid in the same manner as the Subordinated Incentive Fee, and (ii) in the case of a sale of an Asset, shall be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds, except that the amount of the Performance Fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the Advisory Agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the Advisory Agreement through the date of the applicable Liquidity Event or the sale, as applicable. The Performance Fee will be payable in cash or Listed equity securities within 30 days following the final determination of the Performance Fee. If the Subordinated Incentive Fee or the Subordinated Share of Net Sales Proceeds is payable to our advisor in connection with a Liquidity Event or sale, then our advisor shall not receive a Performance Fee.	Amount is not determinable at this time

(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum offering $200 million of shares through the primary offering.

(2)	All or a portion of the selling commissions and marketing support fee will not be paid with regard to shares sold to certain categories of purchasers. In addition, selling commissions may be reduced for sales that are eligible for a volume discount. See the section of this prospectus entitled “Plan of Distribution” for additional information.

(3)	We reimburse our Managing Dealer for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating brokers in connection with this offering. Reimbursement is contingent upon receipt by our Managing Dealer of a detailed invoice or similar itemized statement from the participating broker that demonstrates the actual due diligence expenses incurred. Our Managing Dealer will reallow such reimbursements to the applicable participating broker.

(4)

Our advisor has subcontracted substantially all of the services it performs to sub-advisors (one of whom is an affiliate of our sponsor), and expects to engage certain other affiliates and related parties to perform various services pursuant to our Advisory Agreement. In connection therewith, our advisor will reallow up to all of its fees and reimbursements received from us to such entities. The estimated maximum dollar amounts of Investment Services Fees and reimbursement of Acquisition Expenses was computed assuming: (i) we use 100% of the net proceeds of this offering to acquire real properties, and that Investment Services Fees are calculated by multiplying the purchase price of the real properties by 1.85%; (ii) we do not make any investments in securities; and (iii) the computation of any compensation that assumes we borrow money, assumes debt financing equals 75% of the value of our total assets.

(5)	Our property manager has subcontracted the performance of primarily all of its property management and leasing duties for properties to sub-property managers (one of whom is an affiliate of our sponsor). Our property manager will pay all or a portion of its property management, leasing and project management fees to the sub-property managers with whom it has subcontracted for these services. These sub-property managers may subcontract the performance of their property management and leasing duties to affiliated or unaffiliated entities, and in such event, the sub-property managers will be responsible to pay such third-party property managers from the property management, leasing and project management fees they receive from our property manager. These amounts paid by the property manager to the sub-property managers, including amounts the sub-property managers may pay to third parties, may include amounts paid for services that would otherwise be performed by the property manager.

(6)	Our subsidiaries may enter into contracts for certain real estate services directly with the advisor’s sub-advisors and property manager’s sub-property managers providing services to us.

Because our advisor, its affiliates and related parties are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the property management fees for operating our properties and the real estate commissions, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, our advisor is obligated to exercise good faith and integrity in all of its dealings with respect to our affairs pursuant to the Advisory Agreement. See “The Advisor and the Advisory Agreement.” Because these fees and expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

In addition, from time to time, our advisor, or its affiliates, may agree, but are not obligated to, waive or defer all or a portion of the Investment Services Fee, Asset Management Fee or other fees, compensation or incentives due them, enter into lease agreements for unleased space as authorized by our board of directors, pay general administrative expenses or otherwise increase the amount of cash we have available to make distributions to stockholders.

OUR STRUCTURE

The following chart indicates the relationship between our advisor, our sponsor and certain other affiliates that provide services to us.

James M. Seneff, Jr.
100%
CNL Holdings, LLC
100%
CNL Financial Group, LLC (sponsor)
100%
CFG I, Inc.
100%
CNL Financial Group, Inc.
100%
CFG II, Inc.
100%
CNL Capital Markets Corp.
Investor Relations
100%
CNL Securities Corp.
Managing Dealer Agreement
Advisory Agreement
100%
CNL Global Growth Advisors, LLC
Sub-Advisor Agreements
100%
CNL Global Growth Sub-Advisors, LLC
Macquarie Real Estate Advisory Services LLC
MGPA (Europe) Limited(1)
Service Contracts
CNL Affiliates
Macquarie Affiliates
MGPA Affiliates
CNL Growth Properties, Inc.
Global Growth GP, LLC
100%
1% GP Interest
99% LP Interest
Global Growth, LP (Operating Partnership)
100%
CFG III, Inc.
100%
CNL Global Growth Sub-Managers, LLC
100%
CFG IV, Inc.
100%
Property Management Agreement
CNL Global Growth Managers, LLC
Sub-Property Management Agreements
MGPA (Europe) Limited(1)
Macquarie Real Estate Advisory Services LLC

(1) MGPA (Europe) Limited is a wholly-owned subsidiary of MGPA Limited. Macquarie Bank Limited, through its real estate banking division, owns a joint venture interest in MGPA Limited. Macquarie Bank Limited is owned by Macquarie Group Limited.

CONFLICTS OF INTEREST

General

We are subject to various conflicts of interest arising out of our relationship with our advisor, its affiliates and related parties, some of whom serve as our executive officers and one who serves as one of our directors. In this section, we discuss these conflicts and the corporate governance measures we have adopted to ameliorate some of the risks posed by the conflicts. These conflicts of interest include the following:

•	James M. Seneff, Jr. serves as a director, officer and/or manager of various CNL entities affiliated with CNL, including our advisor and our Managing Dealer.

•	Our executive officers serve as officers of various entities associated with CNL, including our advisor.

•	CNL Holdings, LLC is the parent company of various entities that provide advisory and property management services to us and other real estate programs.

•	We have in common with Global Income Trust, Inc. the same executive officers and one director.

•	Our advisor and the advisor to Global Income Trust, Inc. have in common the same managers, executive officers and investment committee members.

•	The chief executive officer of CNL serves on the board of directors of an affiliate of Crescent Communities, LLC, which is an affiliate of certain of our co-venture partners.

Prior and Future Programs

In the past, CNL-related affiliates of our advisor have organized over 100 real estate investment programs for entities other than CNL Growth Properties, Inc. In addition, affiliates of CNL currently have other real estate holdings and in the future expect to form, offer interests in and manage other real estate programs in addition to those for CNL Growth Properties, Inc., and to make additional real estate investments. Future real estate programs may involve affiliates of our advisor or CNL in the ownership, financing, operation, leasing and management of properties that may be suitable for us.

Certain of these CNL affiliated public or private real estate programs may compete with us for properties which may be suitable for us and may purchase properties concurrently with us. We may compete with other CNL-sponsored programs for the same tenants in negotiating and renegotiating, if applicable, leases in the same geographic region. These properties, if located in the vicinity of, or adjacent to, properties that we acquire, may affect our properties’ gross revenues. Additionally, such other programs may make or acquire loans or other real estate-related investments in the same or similar entities as those that we target, thereby affecting our loan and other investment activities. Such conflicts between us and CNL affiliated programs may affect the value of our investments as well as our operating results. CNL is not required to offer any investment opportunity to us and we have no assurance that we will be allocated any specific investment opportunity.

Competition to Acquire Properties and Invest in Loans and Other Permitted Investments

Affiliates of our advisor and other entities sponsored by CNL or its affiliates may compete with us to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by us. Our advisor, including the Investment Committee of our advisor or the affiliates and related parties of our advisor, also may be subject to potential conflicts of interest at such time as we wish to acquire a property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for another affiliate of CNL. For a discussion of the risks related to these conflicts of interest see, “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties.” We also have developed policies to resolve potential conflicts of interest relating to properties, loans and other Permitted Investments involving us and certain of our affiliates. See “— Certain Conflict Resolution Policies” below.

Similarly, we may compete with other existing and/or future programs sponsored by MIRA or MGPA Limited, or their affiliates, for the acquisition of commercial properties and other investments. Any representatives of MREAS Advisory and MGPA Advisory who are members of our advisor’s investment committee, who are also executive officers and employees of other Macquarie or MGPA entities, must determine if their respective affiliates’ sponsored programs or our company should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although, in the event we determine to pursue an international asset, we expect that MREAS Advisory and MGPA Advisory will locate and present investment opportunities to us, neither they nor their respective affiliates are required to present any investment opportunity to us.

Certain Relationships with Other Affiliates

Subject to the limitations set forth in our articles of incorporation, we may engage in transactions with affiliates of our advisor and other entities sponsored by CNL or our sponsor and pay compensation in connection therewith. For example, as described elsewhere in this prospectus, we pay our Managing Dealer selling commissions and a marketing support fee. Furthermore, if our board of directors approved an investment in a fund or security managed by an affiliate of our sponsor, it is possible that fees would be earned by both our advisor and the CNL affiliate that is managing the underlying investment. For additional information concerning these relationships, see “Management Compensation” and “Certain Relationships and Related Transactions.”

Joint Ventures with Affiliates of Our Sponsor and Sub-Advisors

We may enter into joint ventures or other co-ownership or financing arrangements with other programs sponsored by CNL or our sponsor (as well as other parties which may include co-investing with Crescent Communities, LLC, an affiliate of certain of our co-venture partners and an entity in which an executive officer of CNL serves as a director, or in international assets with participants in programs managed by affiliates of MREAS Advisory and MGPA Advisory) for, or relating to, the acquisition, development or improvement of properties and other investments. See “Business — Joint Venture Investments.” Our advisor or its sub-advisors and their respective affiliates and related parties may have conflicts of interest in determining which program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.

In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. For example, the co-venturer may require pre-emptive rights over acquiring or selling certain assets. Because our advisor, its affiliates and related parties may control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated co-venturers. Our board of directors (including a majority of our Independent Directors) must approve any investment in which we invest jointly with an entity sponsored and/or managed by members or other equity holders of our sponsor or its affiliates.

Compensation of Our Advisor

Our advisor has been engaged to perform various services for us and receives fees and compensation for such services. We also reimburse our advisor for certain expenses, subject to certain limits. We are obligated to pay substantial fees to our advisor, based upon agreements which have not been negotiated at arm’s length or the success of our advisor in implementing our business plan. Some of the fees are payable based upon factors other than the quality of services provided to us. These fees could influence our advisor’s advice to us as well as its judgment in performing services for us and our subsidiaries. For a discussion of such fees and compensation, see “Management Compensation.” Our advisor and its affiliates are entitled to receive compensation from us under the terms of the Advisory Agreement in connection with a Liquidity Event, liquidation, or other liquidity strategy. The timing and nature of the fees and compensation to our advisor could create a conflict between the interests of our advisor and those of our stockholders due to several factors, including the terms of a Listing, liquidation, or otherwise, overall asset performance, and future sales proceeds. For example, in liquidation, but not in the event of Listing, our advisor may be entitled to receive Disposition Fees. If our board of directors determines to seek a Listing as a liquidity strategy, the board may delay the Listing until it believes the optimal time for the Listing occurs, during which period our advisor will continue to earn fees. For a discussion of the risks relating to our compensation arrangements with our advisor, see “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its

Affiliates and Related Parties.” Our Advisory Agreement is not the result of arm’s-length negotiations. However, our Advisory Agreement requires approval by a majority of our board of directors, including a majority of our Independent Directors, not otherwise interested in such transaction, and a finding by our Independent Directors that the Advisory Agreement is fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. Further, any potential liquidity event recommended by our advisor must be approved by a majority of our board of directors, including a majority of our Independent Directors.

Compensation of Our Property Manager

Our property manager has been engaged to perform various property management and leasing services for us and receives fees for such services. We also reimburse our property manager for certain expenses. For a discussion of such fees, see “Management Compensation.” Our property management agreement is not the result of arm’s-length negotiations. For a discussion of the risks relating to our property management agreement, see “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties.”

Relationship with Our Managing Dealer

Our Managing Dealer is an affiliate of our advisor and of our sponsor and is wholly owned through an affiliate by our chairman of the board. This relationship may create conflicts in connection with the fulfillment by our Managing Dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations.

Legal Representation

Arnold & Porter LLP serves as our securities co-counsel and our special U.S. federal income tax counsel in this offering and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. serves as our securities co-counsel in this offering and also serves as securities and tax counsel for certain of our affiliates, including our Managing Dealer, CNL and other real estate programs sponsored by CNL or our sponsor in connection with other matters. Members of the firms of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. may invest in CNL Growth Properties, Inc. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of our advisor or its affiliates, other counsel may be retained for one or both parties.

Certain Conflict Resolution Policies

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain a number of restrictions relating to transactions between us and our advisor or its affiliates or related parties. These restrictions include the following:

•

We may purchase or lease an asset or assets from our sponsor, our advisor, a director, or any affiliate thereof only upon a finding by a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the sponsor, advisor, director or affiliate, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any property to us exceed its current appraised value as determined by an independent third party appraiser.

•

Our advisor, sponsor, a director or an affiliate thereof may purchase or lease assets from us if a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

•	We may not make or invest in a loan secured by a mortgage on real property which is subordinate to the lien or other indebtedness of our advisor, any director, the sponsor or an affiliate.

•

With respect to shares owned by our advisor, our directors or any affiliate thereof, none of our advisor, our directors or any of their affiliates may vote or consent on matters submitted to our stockholders regarding the removal of our advisor, directors or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, directors and any affiliates may not vote or consent, any shares owned by any of them will not be included.

•

We will not make loans to our sponsor, our advisor, our directors or any affiliate thereof except (i) mortgage loans subject to restrictions governing loans contained in our articles of incorporation, or (ii) loans to our subsidiaries.

•

We may not borrow money from our sponsor, advisor, directors and any affiliate thereof, unless such borrowing is approved by a majority of our directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

•

Any agreement between us, our sponsor, our advisor, a director or any affiliate thereof, the approval of which is not otherwise addressed in our articles of incorporation, other than the conversion or redemption of units of our Operating Partnership, may be effected only if a majority of our directors (including a majority of Independent Directors) approve such agreement as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Although we have different investment objectives than Global Income Trust, Inc., and Global Income Trust, Inc. is not currently raising capital and expects minimal investment activity, an investment opportunity may nonetheless be suitable for both us and Global Income Trust, Inc. Our board of directors and our advisor have agreed that, in the event an investment opportunity is presented to both our advisor’s Investment Committee and the investment committee of the advisor for Global Income Trust, Inc. and it is determined that the opportunity may be suitable for both us and Global Income Trust, Inc., and for which both entities have sufficient uninvested funds, the investment opportunity will be offered to the entities on an alternating basis as follows:

•	The first investment opportunity that meets this criteria will be first offered to us;

•

The second opportunity that meets this criteria will be first offered to Global Income Trust, Inc. (whether or not we passed on the first investment opportunity, and whether or not Global Income Trust, Inc. accepted an investment in the first investment opportunity); and

•

Thereafter, each offer of any investment opportunities will alternate on the foregoing basis. It shall be the duty of the board of directors, including the Independent Directors, to ensure that these policies are applied fairly to us.

This policy will continue in effect until such time as our sponsor no longer owns or controls our advisor and the advisor of Global Income Trust, Inc.

Certain public or private entities affiliated with CNL or our sponsor are bound by conflict resolution procedures that may impact the investments that are available to us. In particular, certain of these public and private affiliated entities, some of which invest in assets similar to those in which we may invest, require that if an investment opportunity becomes available which is suitable for such affiliated entities, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure for these other entities, an investment opportunity will be considered “offered” when the opportunity is presented to the applicable board of directors for its consideration. In addition to various other factors, the determination as to whether or not an investment opportunity is suitable for more than one program will be determined based on the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of the properties, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. A subsequent development regarding the investment opportunity, such as a delay in the closing of a property or a delay in the construction of a property, may cause any such investment to be more appropriate for an entity other than the entity which committed to make the investment. Although we are not bound by these conflict resolution procedures, we may be restricted by such procedures.

INVESTMENT OBJECTIVES AND POLICIES

General

We have undertaken an investment strategy to acquire a range of growth-oriented commercial real estate and commercial real estate-related assets that we believe offer the potential to achieve capital appreciation. To date, we have focused and expect in the near term to continue to focus primarily on multifamily development properties, although we may also acquire properties in the other real estate sectors, including office properties, retail centers, and business and industrial parks (including warehouse, manufacturing and distribution facilities), as well as other classifications of commercial real estate property. These properties may be existing, income or non-income producing properties, newly constructed properties or properties under development or construction. To date we have focused, and expect to continue to focus, primarily on multifamily development properties.

Our primary investment objectives are to:

•	realize growth in the value of our assets;

•	preserve, protect and return your invested capital;

•	invest in a diversified portfolio of assets; and

•	explore liquidity options in the future, including the sale of either the Company or our assets, potential merger opportunities, or the Listing of our common stock.

Given our focus on acquiring properties with potential for capital appreciation, we may also purchase assets located in market undergoing what we believe are positive demographic, political or structural changes that we expect will benefit real estate investments during our projected holding period. We may also purchase properties facing time-sensitive deadlines that we believe would benefit from a new leasing or management strategy and properties with deferred maintenance needs that we believe would benefit from active asset management. In addition, depending on future investment opportunities that arise, we may determine to invest outside the United States.

Although we currently do not anticipate doing so, we also may invest in real estate-related securities, including securities issued by other real estate companies and commercial mortgage-backed securities, either for investment or in change of control transactions completed on a negotiated basis or otherwise. In addition, to the extent that our advisor and board of directors determines that it is advantageous and subject to other investment limitations and restrictions, we also may originate or invest in mortgage, bridge or mezzanine loans. At the discretion of the investment committee of our advisor and with the approval of our board of directors, we additionally may invest in other growth-oriented real estate assets, securities, and investment opportunities that otherwise meet our investment objectives and policies.

Our advisor will use CNL’s and the sub-advisors’ network of global relationships to enter into joint ventures, partnerships or other co-ownership arrangements for the acquisition, development or improvement of properties and other real estate assets. These counterparties may include present and future real estate limited partnerships and REITs sponsored by affiliates of CNL or affiliates of MREAS Advisory or MGPA Advisory.

Our board of directors will consider future liquidity options, including our sale or the sale of all of our assets, merger opportunities or the listing of the shares of our common stock on a national securities exchange; however, our board of directors is not required to recommend a liquidity event by any certain date. Based on the estimated termination date of this offering and the estimated time needed to complete our acquisition phase and have our assets stabilize, we anticipate our board of directors will begin considering our liquidity options in 2014.

Investment Policies

Prior to acquiring an asset, our advisor or its affiliates will analyze whether the asset meets our investment policies, including the probability of sale within our projected holding period for the asset. We intend to hold our assets for a period that we believe will enable us to capitalize on the potential for increased income and capital appreciation while also providing for a level of liquidity consistent with our investment policies. We will consider investing in properties and other assets with varying targeted holding periods to provide an opportunity to achieve attractive returns. However, economic or market conditions may impact our decision to hold or dispose of a particular asset.

Our primary investment policies are to:

•	target assets with significant potential for capital growth;

•	achieve diversification in our assets;

•	actively manage our assets through our property managers;

•	sell assets at any time that we believe will maximize capital appreciation; and

•	strategically utilize leverage to enhance potential returns.

We cannot assure you that we will attain our investment objectives using these investment policies. Our governing documents place numerous limitations on us, some of which are set forth below. Our Independent Directors will review our investment policies at least annually to determine whether our policies are in the best interests of our stockholders. See “— Certain Investment Limitations” below. This determination must be set forth in the minutes of our board of directors along with the basis for such determination. Our directors (including a majority of Independent Directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations. Decisions relating to the purchase or sale of our investments will be made by our board of directors based on recommendations from our advisor.

Our investments will be driven by a disciplined approach to identify attractive markets, sectors and properties. These factors will include, but are not limited to, demographics, employment, trends, consumer spending patterns, political risk, currency risk and legal risk. Our advisor will consider several factors in evaluating a decision to acquire a particular asset, including geographic location, historical performance, current condition and use of the asset, potential for more effective management, current and projected cash flow, potential for capital appreciation, potential for economic growth in the market in which the asset is located, potential and existing competition and tax considerations. Our advisor, via its sub-advisors, will use its market knowledge, experience, relationships, research capabilities and analytic skills to help identify attractive property acquisitions, underwrite an asset’s current performance, forecast changes, develop a strategic plan and make predictions for the optimal timing of the exit strategy with respect to the asset. Further, our advisor will apply consistent underwriting procedures and processes to each acquisition.

Certain Investment Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, our articles of incorporation provide for the following limitations and restrictions on our investment and financing activities:

•	We may not invest more than 10% of our total assets in Unimproved Real Property or mortgage loans on Unimproved Real Property.

•

We may not invest in commodities or commodity future contracts, except for futures contracts, when used solely for hedging purposes in connection with our ordinary business of investing in real estate assets and mortgages.

•

We may not make or invest in any mortgage loan, excluding investments in mortgage programs or CMBS, unless an appraisal is obtained concerning the underlying property (unless the loan is insured or guaranteed by a government or governmental agency). In cases in which a majority of our Independent Directors so determine, and in all cases in which the mortgage loan involves our advisor, sponsor, directors or affiliates, the appraisal of the underlying property must be obtained from an independent appraiser, maintained in our records for at least five years, and available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained to the extent available in the applicable jurisdiction.

•

We may not make or invest in any mortgage loan, excluding investments in mortgage programs or CMBS, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal at the time of the initial funding, unless our board of directors concludes that substantial justification exists because of the presence of other underwriting criteria. For these purposes, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of the loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

•	We may not invest in indebtedness collateralized by a mortgage on real property that is subordinate to a lien or other indebtedness of our advisor, a director, our sponsor or any of our affiliates.

•

We may not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Summary of Redemption Plan”); (ii) debt securities, unless the historical debt service coverage in the most recently completed fiscal year as adjusted for known changes is sufficient to properly service that higher level of debt; (iii) equity securities on a deferred payment basis or under similar arrangements; or (iv) options, warrants, or similar evidences of a right to buy our securities (collectively, “Options”) to our advisor, our directors, our sponsor or any of its affiliates except on the same terms as such Options are sold to the general public. Options may be issued to Persons other than our advisor, our directors, our sponsor or any affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our Independent Directors has a market value less than the value of such Option on the date of grant. Options or warrants issued to our advisor, our directors, or our sponsor or any of their affiliates may not exceed 10% of our outstanding shares. The voting rights per share (other than any publicly held share of our stock) sold in any private offering may not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share of our stock as the consideration paid to us for each privately held share bears to the book value of each outstanding publicly held share of our stock.

•

We may not make loans to our advisor, our sponsor, a director or any affiliate thereof, except (i) mortgage loans subject to restrictions governing loans contained in our articles of incorporation or (ii) loans to our subsidiaries, subject to certain parameters or as otherwise provided for in our articles of incorporation.

•

We may not borrow money from our advisor, our sponsor, a director or any affiliate thereof, unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction conclude that the transaction is fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

•

We may not incur leverage that is unreasonable in relation to the value of our Net Assets and that exceeds 300% of Net Assets, except as approved by a majority of our Independent Directors and disclosed to stockholders in our first quarterly report after the approval occurs, along with justification for the excess.

•	We may not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

•

We may not invest in equity securities unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable and determine that the transaction will not jeopardize our ability to remain qualified as a REIT. The foregoing restrictions on investments in equity securities will not apply to the purchase by us (i) of our own shares pursuant to our Redemption Plan or, when traded on a secondary market or on a national securities exchange or inter-dealer quotation system, if a majority of our directors (including a majority of our Independent Directors) determine the purchase to be in our best interest, or (ii) of securities of a “publicly-traded entity” made through a trade that is effected in a recognized securities market. For these purposes, a “publicly-traded entity” will mean any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system.

•	We may not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

•	We may not engage in underwriting or the agency distribution of securities issued by others or in trading (as compared to investment activities).

•

Our advisor, our sponsor, a director or any of their affiliates may not purchase or lease assets from us unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

•

We may not purchase or lease assets from our advisor, our sponsor, a director or any affiliate thereof, unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction find that the transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to such advisor, sponsor, director or affiliate, unless substantial justification exists for the excess and our Independent Directors conclude the excess is reasonable. In no event may the purchase price of any property to us exceed its current appraised value.

•

We may not invest in joint ventures with our sponsor, our advisor, one or more of our directors or any of our affiliates unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers.

•

The consideration paid for real property acquired by us will ordinarily be based on the fair market value thereof as determined by a majority of our directors. In cases in which a majority of our Independent Directors determine the fair market value, and in all cases if the property is acquired from our advisor, a director, our sponsor or an affiliate thereof, then such fair market value must be determined by an independent appraiser selected by our Independent Directors.

Any other transaction between us and our sponsor, our advisor, one or more of our directors or any of our affiliates, the approval of which is not the subject of another provision of our articles of incorporation, may be effected only if a majority of our directors (including a majority of Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

In addition, our organizational documents include other investment limitations in connection with conflicts of interest transactions. These limitations are described in this prospectus under “Conflicts of Interest.”

BUSINESS

General

We are a Maryland corporation that has elected to be taxed as a REIT commencing with our taxable year ended December 31, 2010. We were formed to acquire and operate a diverse portfolio of commercial real estate and real estate-related assets that we believe have potential for capital appreciation. We principally focus on acquiring commercial properties, such as properties to be developed or under development. We may also purchase properties requiring repositioning or redevelopment including those located in a country or market undergoing what we believe is positive demographic, political or structural changes that are expected to benefit real estate during our projected holding period, or properties facing time-sensitive deadlines that we believe would benefit from a new leasing or management strategy and properties with deferred maintenance needs. Based on current domestic and international market conditions and investment opportunities, we have focused and expect in the near term to continue to focus primarily on multifamily development properties located in the United States, although we may also acquire properties in the other real estate sectors, as well as other classifications of commercial real estate property. Further, we may invest in real estate-related securities, including securities issued by other real estate companies, and commercial mortgage-backed securities. We also may invest in mortgage, bridge or mezzanine loans or in entities that make investments similar to the foregoing. In addition, depending on future investment opportunities that arise, we may determine to invest in properties located outside the United States. As of the date of this prospectus, all of our property acquisitions and other properties identified as potential investments are located in the U.S.

Our advisor, CNL Global Growth Advisors, LLC, is a Delaware limited liability company. Our advisor is responsible for managing our affairs on a day-to-day basis and for identifying, recommending and executing acquisitions on our behalf. We believe we will benefit from the investment expertise and experience of our advisor’s management team and members of its investment committee. This committee is responsible for investigating and making recommendations to our board regarding potential investments. Our advisor is responsible for providing advisory services relating to substantially all aspects of our investments and operations throughout the world, including real estate acquisitions, asset management and other operational matters. Our advisor has subcontracted with CNL Sub-Advisor, MIRA and MGPA Limited to perform substantially all of these functions as sub-advisors. The management of our advisor and its sub-advisors, and members of our board of directors have extensive experience investing in various types of real estate-related investments.

CNL Background

CNL Financial Group

CNL Financial Group, Inc. (or “CNL”), an affiliate of our sponsor, CNL Financial Group, LLC, is a private investment management firm providing global real estate and alternative investments. CNL, which is controlled by James M. Seneff, Jr., has extensive experience in the acquisition, management and development of real estate and real estate-related assets. Headquartered in Orlando, Florida, CNL and/or its affiliates sponsor a wide array of investment programs, including REITs, real estate limited liability companies and a business development company.

Since its inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $28 billion in assets located in the United States, Canada and most recently, Europe, including hotel, retail, restaurant, multifamily, lifestyle and seniors’ housing properties. Services provided by CNL and its affiliates include advisory, acquisition, development, lease and loan servicing, asset and portfolio management, disposition, client services, capital raising, finance and administrative.

The principals of CNL affiliates include James M. Seneff, Jr., the chairman of our board of directors, and Robert A. Bourne. Mr. Seneff and Mr. Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and seven public, unlisted REITs, including us, with certain investment objectives similar to ours. For a list of the programs and a general description of their property sector focus, see the section of this prospectus entitled “Prior Performance Summary.”

The affiliates of CNL, described below, provide services to our CNL Sub-Advisor and CNL Property Manager. For information regarding the CNL Sub-Advisor and CNL Property Manager, see “The Advisor and the Advisory Agreement — Sub-Advisors,” and “The Advisor and the Advisory Agreement — Property Manager – Sub-property managers.”

CNL Commercial Real Estate

CNL Commercial Real Estate, Inc., a Florida corporation (“CCRE”), is comprised of a team focused on investment, development and real estate services in commercial markets throughout the United States. CCRE invests in and develops commercial real estate and provides a full complement of client services including brokerage, building management and leasing services. CCRE was established with the addition of 12 senior level executives from Trammell Crow Company. During their tenure together at Trammell Crow Company, this group transitioned property management and leasing services on over 15 million square feet throughout the United States and Canada and completed transactions totaling in excess of 22 million square feet valued at over $3.5 billion.

CCRE is primarily responsible, through an agreement with CNL Global Growth Sub-Managers, LLC (the “CNL Property Manager”), for providing our property manager with property and building management and leasing and development services for our properties located in North America. CCRE or the CNL Property Manager may also sub-contract with other affiliates of CNL and third parties for the provision of some or all of those services on a property by property basis. CCRE is a subsidiary of CNL and is an affiliate of our advisor and property manager. CCRE provides development, acquisition and property management services to numerous CNL affiliated entities as well as unaffiliated third parties. See “Conflicts of Interest.”

CNL Financial Group Investment Management

CNL Financial Group Investment Management, LLC, a Florida limited liability company (“CFGIM”), is an affiliate of CNL and an affiliate of our advisor and property manager. CFGIM provides administrative services to numerous CNL affiliated entities. The services provided by CFGIM to our advisor and its affiliates include services related to acquisitions, U.S. accounting, tax and financial reporting and compliance on a day-to-day basis. In addition, CFGIM and its affiliates provide services in connection with the preparation and dissemination of our organizational, offering and other documents and sales materials, due diligence, marketing, distributions and reporting and global investor relations (including administrative services in connection with the offering of shares). In connection with these services, we reimburse our advisor and its affiliates for Organizational and Offering Expenses and operating expenses, including personnel and other expenses incurred on our behalf, at cost, subject to the provisions in the advisory agreement.

Investment Strategy

Our strategy to realize our investment objectives will be driven by a disciplined approach to evaluating the important factors for each individual investment. Our advisor has sophisticated investment models to help identify attractive assets, underwrite the asset’s current performance, forecast changes, and make predictions for the optimal timing of the exit strategy for that particular asset.

We believe that market volatility and fluctuations in capital markets make diversification in a variety of assets classes and types of securities an increasingly necessary component of a well-performing investment portfolio. In particular, the experience of our sponsor and their affiliates suggests that investments in real property assets serve as an excellent complement or alternative to traditional equity investments. We believe that allocating some portion of your investment portfolio to real estate may provide you with portfolio diversification, reduction of overall risk, a hedge against inflation, and attractive risk-adjusted returns. We believe that real estate has comprised an increasingly large component of the investment portfolios of institutional investors, including public and private plan sponsors, pension funds, endowments and foundations. Although institutional investors can invest directly in real estate and on substantially different terms than individual investors, we believe that all investors can realize similar benefits from the addition of real estate to their investment portfolios. Within the realm of available real property investment opportunities, we believe that an investment in us presents a unique opportunity to benefit from the real property market expertise of our advisor and its sub-advisors and their network of global relationships, both domestically and internationally. We believe that such experience, market knowledge and financial expertise gives us a competitive advantage in implementing our investment strategy. Our goal is to locate assets that we believe can generate attractive returns through a combination of development or redevelopment, active management, renovation or repositioning, or by otherwise identifying markets with high growth potential, seeking out sellers who are facing time-sensitive deadlines or are distressed, or other opportunities to take advantage of inefficient pricing.

Our advisor believes the key factors to determining current value and future growth potential include the ability to identify the fundamental qualities of an individual asset, understanding the inherent strengths and weaknesses of a market, utilizing local market knowledge to identify sub-market drivers and trends, and the understanding of how to mitigate appropriate risks prior to the acquisition of an asset. We believe that our leadership personnel, acquisition process and operational expertise provide us with the capability to identify and properly underwrite investment opportunities, both domestically and internationally.

We believe successful commercial real estate investment requires the implementation of strategies that permit favorable purchases, effective asset and property management for enhanced current returns and maintenance of higher relative property values, and timely disposition for attractive capital appreciation. Affiliates of our sponsor have developed sophisticated modeling tools that we believe will identify favorable property acquisitions, appropriately forecast growth potential and effectively analyze the disposition timing and sales price metrics, as well as analyze the key metrics of the overall portfolio composition, both in the United States and globally. By using these tools together with our overall strategies and comprehensive market knowledge, we expect to be better able to identify favorable acquisition targets, increase current returns, conduct appropriate development or redevelopment activities and effect timely dispositions to maximize returns.

We expect that our investments will provide an opportunity to realize value creation through effective identification of opportunistic investments, recognition of unique opportunities, and rigorous asset management. While each potential investment will have its own unique characteristics, the following is a list of key strategies and situations which may present us with attractive investment opportunities in the multifamily sector and otherwise:

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High growth or high barrier to entry markets – The overall portfolio is expected to focus on high growth markets. Target markets include those which have historically possessed employment growth, strong commercial space absorption patterns, rental rate growth potential, and liquidity attributes generally above national averages.

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Market and submarket trends – We will also seek assets in markets and submarkets that may be distressed but that we expect to stabilize within our targeted investment timeframe. Additionally, core markets and submarkets with high barriers to entry or unfavorable supply/demand fundamentals at the time of purchase may allow for unique buying opportunities of high quality assets.

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Differentiating qualities or strategy – We will seek assets that possess differentiating qualities compared to its competitive set. These differentiating qualities could be reflected in the location, construction quality, amenity base, parking ratio, tenant roster, or other distinguishing feature or quality. The experience of our advisor and our sponsor suggests that assets which possess one or more differentiating qualities attract institutional investor interest while also attracting and retaining high quality tenants.

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Operational improvement – We may acquire assets that have operational deficiencies at the time of acquisition but that we believe provide growth opportunities through effective management. Our advisor’s management team possesses extensive operational expertise and experience in targeting assets that have been poorly maintained or are improperly staffed from an asset management, property management or leasing perspective. Typically, these assets are controlled by local or private investors that may not have the capital resources to operate, re-tenant or maintain the asset.

We generally plan to hold investments until the point that we believe maximizes the exit sales price and resulting profits, including the potential impact of the prohibited transaction tax, either through a sale, refinancing or other disposition.

Investments in Real Properties

Except as set forth below in “Investment Objectives and Policies — Certain Investment Limitations,” we are not limited in the number or size of properties we may acquire or the percentage of net proceeds from this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances, including the amount of net proceeds we realize in this offering.

Our investments in real estate will typically take the form of holding fee title or a long-term leasehold estate. We will acquire those interests either directly through our Operating Partnership, or indirectly through limited liability companies or investments in joint ventures, partnerships, foreign entities or other co-ownership arrangements between our Operating Partnership and third parties, including developers of the properties, or with affiliates of our advisor. See “— Joint Venture Investments” below.

The process to close a purchase of real property will include in-depth due diligence where affiliates of our advisor or sub-advisors evaluate the asset, verify certain documents, and obtain independent professional assessments which may include, subject to availability in certain jurisdictions, but is not limited to, the following:

•	tenant lease reviews;

•	plans and specifications;

•	environmental reports;

•	property condition reports;

•	evidence of marketable title;

•	financial statements covering recent operations; and

•	insurance policies and recent claims.

We will not purchase any property unless and until we obtain what is generally referred to in the United States as a “Phase I” environmental site assessment, or the international equivalent, and generally are satisfied with the environmental status of the property. A Phase I environmental site assessment consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, such as neighboring properties, to assess surface conditions or activities, contacting local governmental agency personnel, and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. With respect to any international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

Generally, the purchase price that we will pay for any property will be based on the fair market value of the property as determined by a majority of our directors. In all cases in which we acquire an asset from any of our directors, our sponsor, our advisor or any of their affiliates, we will obtain an appraisal of fair market value by an independent appraiser selected by a majority of our Independent Directors and the transaction must be approved by a majority of our Independent Directors. We will rely on our own independent analysis and not solely on appraisals in determining whether to invest in a particular property.

We may enter into arrangements with the seller or developer of a property whereby the seller or developer agrees that, if during a stated period the property does not generate a specified cash flow, the seller or developer will pay us in cash a sum necessary to reach the specified cash flow level, subject in some cases to negotiated dollar limits. In determining whether to purchase a particular property, we may, in accordance with customary practices, obtain an option on such property. The amount paid for an option, if any, is normally lost if the property is not purchased and is normally credited against the purchase price if the property is purchased. In purchasing, leasing and developing properties, we will be subject to risks generally incident to owning real estate. See “Risk Factors — Risks Related to Our Business.”

Joint Venture Investments

Our advisor will continue to use CNL’s network of global relationships to enter into joint ventures, partnerships or other co-ownership arrangements with third parties (which may include affiliates of MREAS Advisory or MGPA Advisory) as well as entities affiliated with our advisor, to acquire, develop, improve and operate real estate properties and other real estate-related assets. We believe that a joint venture creates an alignment of interest with a private source of capital that will benefit our stockholders by leveraging our advisor’s network, together with its acquisition, development and management expertise to achieve the following four primary objectives: (i) increase the return on Invested Capital; (ii) diversify our access to equity capital; (iii) “leverage” Invested Capital to promote our brand and increase market share; and (iv) obtain the participation of sophisticated partners in our real estate decisions. In determining whether to invest in a particular joint venture, our advisor will evaluate the experience and expertise of our prospective joint venture partner, and will evaluate the real property or other real estate asset that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

We may enter into joint ventures with other programs sponsored by CNL to acquire real estate assets or other real estate-related assets, provided that a majority of our directors, including a majority of our Independent Directors, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers.

We expect that from time to time our advisor could be presented with an opportunity to purchase all or a portion of a mixed-use property. In such instances, it is possible that we would work together with other programs sponsored by CNL to apportion the assets within the property among us and the other programs in accordance with the investment objectives of the various programs. In the case where, after apportionment, the mixed-use property would be owned by two or more programs or joint ventures sponsored by CNL, the negotiation of how to divide the property among the various programs will not be at arm’s length and conflicts of interest will arise in the process. It is possible that in connection with the purchase of a portion of a mixed-use property or in the course of negotiations with other programs sponsored by CNL, the allocation of such mixed-use property may require us to purchase a property that we would otherwise consider inappropriate for our portfolio in order to also purchase a portion of a property that our advisor considers desirable.

Development and Construction of Properties

We expect to invest substantial proceeds from this offering in properties on which improvements are to be constructed or completed, subject to the investment limitations contained in our articles of incorporation.

Depending on the experience and expertise of a joint venture partner, we may engage such partner or an affiliate of such partner to develop the joint venture property and require the joint venture partner or an affiliate thereof to provide certain construction and other related guarantees. To help ensure performance by the builders of properties that are under construction, we will seek guarantees at the contracted price by a completion bond or performance bond to the extent available in certain jurisdictions. Approval of our Independent Directors will be required for any contract with our advisor or its affiliates for these services. Our advisor may rely upon the substantial net worth of the contractor or developer or a personal guarantee accompanied by financial statements reporting a substantial net worth provided by an affiliate of the Person entering into the construction or development contract as an alternative to a completion bond or performance bond. Development of real estate properties is subject to risks relating to a builder’s ability to control construction costs or to build in conformity with plans, specifications and timetables. See “Risk Factors — Risks Related to Our Business.”

We, or an affiliate of our advisor, may make periodic progress payments or other cash advances to developers and builders of our properties prior to completion of construction.

Terms of Leases and Tenant Creditworthiness

For multifamily properties, we expect that the leases we enter into for multifamily units will be for a term of approximately one year or less. These terms provide us with maximum flexibility to implement rental increases when the market will bear such increases and provide us with a hedge against inflation. In connection with entering into multifamily leases, our property managers will verify identification, income, and evaluate credit and rental history of potential tenants. The investigations are also expected to include criminal background screenings on leaseholders.

Although we intend to enter into standard leases with our commercial tenants, including standard multi-tenant commercial leases, triple-net leases and participating leases, as applicable, the terms and conditions of any lease that we enter into may vary substantially from those we describe in this prospectus. We will execute new tenant leases and existing tenant lease renewals, expansions and extensions with terms that are dictated by the then current submarket conditions and, to the extent practicable, the verifiable creditworthiness of each particular tenant. Under standard multi-tenant commercial leases, tenants generally reimburse the landlord for their pro rata share of annual increases in operating expenses above the base amount of operating expenses established in the initial year of the lease term. Under triple-net leases, tenants generally are responsible for their pro rata share of building operating expenses in full for each year of the lease term. Under participating leases, which are common for retail properties, the landlord may share in a percentage of the tenant’s gross revenue.

We intend to use appropriate commercial practices to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of a potential tenant. However, because we may purchase properties that we believe present an opportunity for enhanced future value, any lesser creditworthiness of existing tenants may not be a significant factor in determining whether to acquire the property. We anticipate that we will invest in properties that we believe may be repositioned for greater value due, in whole or in part, to the current presence of tenants lacking strong credit. In such cases, our strategy will include undertaking efforts to attract new, more creditworthy tenants.

Investments in and Originating Loans

Although we have no current plans to do so, we may make and invest in commercial mortgage, bridge or mezzanine loans, and other loans relating to real property, including loans in connection with the acquisition of investments in entities that own real property. Mortgage loans in which we may invest include first mortgage loans, junior mortgage loans, wraparound mortgage loans, construction mortgage loans on real property and loans on leasehold interest mortgages. We may also invest in participations in mortgage loans. Further, we may invest in unsecured loans or loans secured by assets other than real estate.

Investments in Equity Securities

We may invest in common and preferred real estate-related equity securities issued by publicly traded and private real estate companies but do not currently expect to do so. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. Real estate-related equity securities are unsecured and typically subordinated to other obligations of the issuer. Any investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer.

Currency Hedging

If we determine to invest in properties or other real estate assets located outside of the U.S., we may hedge our exposure to foreign currency risk for both the capital in, and relatively certain income generated from, our investments denominated in currencies other than U.S. dollars. We may utilize various derivatives, including, but not limited to, futures, cross-currency swaps, options and forward contracts to achieve this goal. Additionally, we expect to utilize local currency debt financing, where possible, to reduce foreign currency risk associated with our capital investment.

Interest Rate Hedging

We may utilize derivatives such as swaps, options, futures and forward contracts to hedge our exposure to interest rate movements. Our board of directors will determine the amount of interest rate exposure we will undertake at any given time based upon conditions in the local markets where we have investments.

Tax and Structuring

We will seek to minimize the effect of withholding, corporate, transfer and other taxes on our investments in the United States and in other countries. We may, however, incur tax liability as a result of our use of taxable REIT subsidiaries and other corporate entities. See “Federal Income Tax Considerations.”

Borrowing Policies

Although we will strive for diversification, the number of properties that we can acquire will be affected by the amount of funds available to us. We intend to strategically leverage our real properties and use debt as a means of providing additional funds for the acquisition of properties and the diversification of our portfolio. Our ability to increase our diversification through borrowing could be adversely affected by credit market conditions which result in lenders reducing or limiting funds available for loans secured by real estate. During times when interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

We will generally seek to borrow on a non-recourse basis, but may also borrow at the corporate level or Operating Partnership level. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries is secured only by specific assets without recourse to other assets of the borrower or any of its subsidiaries. Even with non-recourse indebtedness however, a borrower or its subsidiaries will likely be required to guarantee against certain breaches of representations and warranties such as those relating to the absence of fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentations. Because non-recourse financing generally restricts the lender’s claim on the assets of the borrower, the lender generally may only proceed against the assets collateralizing the debt. This protects our other assets.

Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets once we have ceased raising capital under our current or any subsequent offering and have invested substantially all of our capital. For such purposes, the value of an asset is based on the purchase price of such asset at the time of purchase. Our board of directors may alter the foregoing policy at any time or suspend it if necessary to pursue attractive investment opportunities, subject to the limitation on aggregate borrowings contained in our articles of incorporation. However, such 75% limitation does not apply to individual real estate assets or other investments. There is no limit on the amount we may invest in any single asset or on the amount we can borrow for the purchase of any asset. As a result, we may borrow more than 75% of the contract purchase price of each asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Our articles of incorporation limit the aggregate amount of indebtedness on our borrowings to no more than 300% of our Net Assets unless the excess borrowing is approved by a majority of our Independent Directors and is disclosed to stockholders in our next quarterly report, together with a justification for the excess. Our board of directors must review our aggregate borrowing from time to time, but not less than quarterly.

While we are able to leverage up to a maximum of 75% of the aggregate value of our assets, we plan to evaluate each investment opportunity and determine the appropriate leverage on a case-by-case basis, which may be more or less than the 75% aggregate maximum amount on a per property basis.

Our advisor may seek to refinance indebtedness, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, when an existing mortgage matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase the investment.

We may not borrow money from our sponsor, any of our directors or from our advisor, its affiliates and related parties unless the loan is approved by a majority of the directors (including a majority of our Independent Directors) not otherwise interested in the transaction upon a determination by such directors that the transaction is fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

Disposition Policies

As each of our investments reach what we believe to be its optimum value during the expected holding periods of assets, we will consider disposing of the investment and may do so for the purpose of either distributing the Net Sales Proceeds to our stockholders or investing the proceeds in other assets. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering all of the relevant factors, including prevailing and projected economic and market conditions, whether the value of the property or other investment is anticipated to decline substantially, and whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives.

A determination as to whether to sell an asset will also be based on whether the sale of the asset could constitute a prohibited transaction under the Code or otherwise impact our status as a REIT. Under applicable provisions of the Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net income from any such transaction. As a result, our board of directors will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Code or through the use of a TRS. See “Federal Income Tax Considerations — Operational Requirements — Prohibited Transactions.”

Our board of directors will explore strategic alternatives for potential liquidity opportunities, including the sale of either us or our assets, potential merger opportunities, or the Listing of our common stock. Although our board of directors is not required to recommend a liquidity event by any certain date, based on the anticipated termination of this offering and the estimated time needed to complete our acquisition phase and have our assets stabilize, we anticipate our board of directors will begin considering strategic alternatives for liquidity in 2014. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our assets or a sale of the Company would require the approval of our stockholders. We are under no obligation to actually sell our portfolio or list our shares at any particular time. We cannot assure you that we will be able to sell our assets at prices that result in us achieving our investment objectives. In the event of a liquidation, after commencement of such liquidation, we would continue in existence until all properties and other assets are sold.

Investment Limitations to Avoid Registration as an Investment Company

We do not intend to register as an investment company under the Investment Company Act. We intend to rely on exemptions or exclusions provided by the Investment Company Act relating to the direct ownership or the functional equivalent thereof, of certain qualifying real estate interests (which must meet various specified criteria) or relating to engaging in business through one or more majority-owned subsidiaries. We also may rely on any other available exemption or exclusion under the Investment Company Act. In order to maintain our exemption from regulation under the Investment Company Act, we intend to engage primarily in the business of buying real estate, mortgages and other liens on or interests in real estate. Our advisor will continually review our activities with a view towards avoiding regulation as an investment company.

To maintain compliance with the Investment Company Act exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

Change in Investment Policies and Limitations

Our articles of incorporation require that our Independent Directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefore must be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of our Independent Directors, without the approval of our stockholders. Our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT.

Disclosure Policies with Respect to Future Probable Acquisitions

Our advisor and our sub-advisors continually evaluate various potential investments and engage in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties and other investments for us and other programs sponsored by CNL. While this offering is ongoing, if we believe that a reasonable probability exists that we will make an acquisition of a material property or other asset, we will supplement this prospectus to disclose the pending material acquisition. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific asset, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. In the case of investments made through joint ventures, we expect this will normally occur upon the entry into a joint venture agreement. A supplement to this prospectus will describe any improvements proposed to be constructed thereon and other information that we consider material for an understanding of the transaction. Further material data will be made available after such pending acquisition is consummated, also by means of a supplement to this prospectus or a post-effective amendment, as applicable. You should understand that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

OUR INVESTMENTS

Our Real Estate Portfolio

We make real estate investments directly through entities wholly owned by our Operating Partnership, or indirectly through other entities. We or our joint ventures acquired fee simple interests in all our properties and all of our real property ownership interests were acquired from third parties not affiliated with us or our advisor.

The tables on the following pages provide summary information regarding the nine properties in which we owned an interest as of the date of this prospectus. Unless specified otherwise, all data is as of June 30, 2013.

Real Property Portfolio

The following is a summary of our real property investments as of June 30, 2013, unless otherwise noted:

Property Name and Location	Type	Ownership Interest (1)	Date Acquired	Capitalized Cost or Total Development Budget (in millions)(3)	Rentable Space or Number of Units	Effective Monthly Base Rent Per Sq. Ft. or Average Effective Monthly Rent Per Unit(3)	% Leased

Operating:

Long Point(4) Development Mount Pleasant, SC (the “Long Point Property”)	Class A Multifamily	95%	05/20/11	$29.4	258 units	$1,343 per unit	99%

Whitehall Development(6) Charlotte, NC (the “Whitehall Property”)	Class A Multifamily	95%	02/24/12	$29.2	298 units	$972 per unit	85%

Under Development:

Crescent Crosstown Development(7) Tampa, FL (the “Crescent Crosstown Property”)	Class A Multifamily	60%	03/27/12	$37.1	344 units	$1,212 per unit	27%

Crescent Alexander Village Development(7) Charlotte, NC (the “Crescent Alexander Property”)	Class A Multifamily	60%	11/27/12	$33.6	320 units	N/A	N/A

Aura Castle Hills Development(7) Lewisville, TX (the “Aura Castle Hills Property”)	Class A Multifamily	54%	11/30/12	$34.9	316 units	N/A	N/A

Aura Grand Development(7) Katy, TX (the “Aura Grand Property”)	Class A Multifamily	90%	12/20/12	$31.8	291 units	N/A	N/A

REALM Patterson Place Development(7) Durham, NC (the “REALM Patterson Place Property”)	Class A Multifamily	90%	06/27/13	$40.1	322 units	N/A	N/A

Crescent Cool Springs Development(7) Nashville, TN (the “Crescent Cool Springs Property”)	Class A Multifamily	60%	06/28/13	$40.3	252 units	N/A	N/A

Real Estate Held for Sale:

Gwinnett Center(5) Duluth, GA (“Gwinnett Center”)	Office	100%	10/17/11	$14.6	263,742 sq. ft.	$1.38 per sq. ft.	48%

(1)	Properties in which we do not own 100% of the ownership interests were acquired through joint ventures with third parties. In each of our joint venture arrangements, our joint venture partner or its affiliates manage the development, construction and/or certain day-to-day operations of the property subject to our oversight. Generally, distributions of operating cash flow will be distributed pro rata based on each member’s ownership interest. In addition, generally, proceeds from a capital event, such as a sale of the property, will be distributed pro rata until the members of the joint venture receive a specified minimum return on their invested capital and the return of their invested capital, and thereafter, the respective co-venture partner will receive a disproportionately higher share of any remaining sale proceeds at varying levels based on our having received certain minimum threshold returns. For the properties owned as of the date of this prospectus, we have determined that each of the joint ventures are variable interest entities in which we are the primary beneficiary. As such, the transactions and accounts of the joint ventures are consolidated in our financial statements.

(2)	For the Long Point Property and Whitehall Property, the amount presented in the table represents total capitalized costs for GAAP purposes for the acquisition, development and construction of the property as of June 30, 2013. Amounts include Investment Services Fees, asset management fees, interest expense and other costs capitalized during the development period. For Gwinnett Center, the amount presented represents capitalized costs for GAAP purposes, including capital improvements, and excludes investment services fees and asset management fees expensed for GAAP purposes. For all other properties in the table for which development is not yet completed, the amount presented in the table represents the total development budget including the cost of the land, construction costs, development fees, financing costs, start-up costs and initial operating deficits of the respective property, and excluding Investment Services Fees payable to our advisor in connection with the acquisition of the property.

(3)	Once construction is completed and leasing commences for our multifamily properties, the average effective monthly rent per unit is calculated based on the then current, in-place monthly base rent for leases, including the impact of rent abatements, concessions or rent credits. For other commercial properties, effective monthly rent for the property is calculated by annualizing the then current in-place monthly base rent for leases, including the impact of rent abatements, concessions or rent credits and excluding tenant reimbursements, straight-line rent adjustments and amortization of above- and below-market leases intangibles.

(4)	The Long Point Property was completed in November 2012.

(5)	The Gwinnett Center is a three building office complex that was a lender owned, or “REO” property, which we acquired at a considerable discount to its replacement cost with the investment objective of increasing net operating income through the lease-up of existing vacancies and repositioning of the property. During the quarter ended June 30, 2013, due to continuing trends and favorable market conditions in multifamily development, and our increasing focus on that sector, our advisor began to explore a potential sale of the Gwinnett Center. As of June 30, 2013, this property was held for sale and should a sale occur, our equity in the Gwinnett Center could be redeployed into additional multifamily development assets.

(6)	Development of the Whitehall Property was completed in May 2013 and the property became fully operational.

(7)	The following presents the estimated completion dates for our other multifamily development properties:

Name	Estimated Completion Date
Crescent Crosstown Property	4th quarter 2013
Crescent Alexander Property	2nd quarter 2014
Aura Castle Hills Property	2nd quarter 2014
Aura Grand Property	2nd quarter 2014
REALM Patterson Place	1st quarter 2015
Crescent Cool Springs	1st quarter 2015

We believe that our real estate properties are suitable for their intended purposes and are adequately covered by insurance. Our properties are located in submarkets where there are a number of comparable properties that might compete with them.

Debt Obligations

As of June 30, 2013, we had borrowed approximately $77.3 million in connection with the acquisition and the development of our properties, representing an aggregate debt leverage ratio of approximately 42.9% of the aggregate book value of our assets. We had the following indebtedness as of June 30, 2013, unless otherwise noted:

Property and Related Loan	Outstanding Principal Balance (in millions)	Interest Rate	Payment Terms	Maturity Date(1)	Total Capacity Amount (in millions)
Long Point Property Mortgage Loan(2)(3)	$28.5	LIBOR plus 2.33%, adjusted monthly	Monthly interest only payments through 6/2014, then P&I monthly installments calculated based on a 30-year amortization	6/2023(3)	$28.5

Gwinnett Center Mortgage Loan(4)	8.0(5)	Variable adjusted to the greater of (i) 4.95% or (ii) LIBOR+ 3.50% per annum(6)	Monthly interest only payments through 10/17/2014. If extended, then monthly principal installments of $17,050 plus interest, until maturity	10/17/14 (plus one additional 24-month extension)	11.2

Whitehall Property Mortgage Construction Loan(7)	19.8(7)	LIBOR+ 2.25% per annum, adjusted monthly	Monthly interest only payments through 2/24/2015. If extended, then P&I monthly installments calculated based on a 30-year amortization	2/24/15 (plus two additional 12-month extensions)	22.3

Crescent Crosstown Property Mortgage Construction Loan (8)	18.4 (8)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 3/27/2015. If extended, then P&I monthly installments calculated based on a 30-year amortization	3/27/15 (plus two additional 12-month extensions)	26.7

Crescent Alexander Property Mortgage Construction Loan (9)	- (9)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments through 11/27/2015. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/27/15 (plus two additional 12-month extensions)	25.0

Aura Castle Hills Property Mortgage Construction Loan (10)	2.6 (10)	Lender’s prime rate plus 0.1%, or LIBOR plus 2.6%, adjusted monthly	Monthly interest only payments through 11/30/2015. If extended, then P&I monthly installments calculated based on a 30-year amortization	11/30/15 (plus two additional 12-month extensions)	24.4

Aura Grand Property Mortgage Construction Loan (11)	- (11)	Lender’s prime rate plus 0.5%, or LIBOR plus 2.75%, adjusted monthly	Monthly interest only payments through 12/20/2015. If extended, then P&I monthly installments calculated based on a 30-year amortization	12/20/15 (plus two additional 12-month extensions)	21.5

REALM Patterson Place Deed of Trust Construction Loan (12)	- (12)	LIBOR plus 2.0%, adjusted monthly, with a minimum interest rate of 3.25% (12)	Monthly interest only payments throughout the term	3 year initial term (plus two additional 12-month extensions)	28.1

Crescent Cool Springs Deed of Trust Construction Loan (13)	- (13)	LIBOR plus 2.5%, adjusted monthly	Monthly interest only payments throughout the initial term. If extended, then P&I monthly installments calculated based on a 30-year amortization and an assumed interest rate of 6.5% per annum	3 year initial term (plus two additional 12-month extensions)	28.2

Total	$77.3				$215.9

(1)	Represents the initial maturity date (or, as applicable, the maturity date as extended as of June 30, 2013). The maturity date may be extended beyond the date shown subject to certain lender conditions.

(2)	The borrower was GR-105 Long Point Venture, LLC (the “Long Point Joint Venture”) and the construction loan is recourse against the Long Point Joint Venture. The lender was Wells Fargo Bank, N.A.

(3)	In May 2013, Long Point Joint Venture, which developed the Long Point Property that was completed in November 2012, refinanced its original development and construction loan and entered into a new mortgage loan and security agreement, presented in the table above, in the aggregate original principal amount of $28.5 million. Beginning with the second year of the loan term, but subject to certain eligibility criteria, Long Point Joint Venture will have the option to convert the mortgage loan from an adjustable rate to a fixed rate, and if applicable, to extend the maturity date. The loan may be prepaid after the first year of the loan term, upon written notice to the lender and subject to a 1% prepayment premium. Assuming that no principal payments are made prior to their scheduled due dates, we estimate outstanding principal balance of the loan at maturity would be approximately $24.2 million. The loan is secured by the Long Point Property. In addition, Long Point Joint Venture entered into a 5.18% LIBOR interest rate cap with a $28.5 million notional principal amount as part of entering into this financing. In connection with this refinancing and obtaining the interest rate cap, we incurred approximately $0.7 million in loan costs, including $0.3 million paid to our advisor as a refinancing fee.

(4)	The borrower is a subsidiary of our Operating Partnership. The loan is recourse to the borrower. We provided a limited guaranty for (i) the repayment of 50% of the principal amount owed by the borrower under the loan, which may be reduced in the future to 25% of such obligation if the borrower meets certain financial covenants, and (ii) 100% of other costs (including accrued and unpaid interest) outside of principal. The loan may be prepaid in full or in part at any time without penalty. Assuming no additional borrowings under the loan and that no principal payments are made prior to their scheduled due dates, we estimate outstanding principal balance of the loan at maturity, assuming the loan is extended, would be approximately $7.6 million. The lender is PNC Bank.

(5)	The remaining funds available under the loan may be used to fund capital improvements and future leasing commissions and tenant improvements for leases meeting certain requirements. We will be required to repay this debt upon any sale of Gwinnett Center, which is currently held for sale.

(6)	The interest rate is subject to reduction to the greater of (i) 4.20% or (ii) LIBOR plus 3.50% per annum if a minimum debt service coverage ratio is attained. The interest rate is also subject to an increase of 0.30% if we maintain less than $0.8 million in a deposit account with the lender.

(7)	The principal amount available for certain development costs and construction costs under the loan is $22.3 million. The borrower is GGT Whitehall Venture NC, LLC (the “Whitehall Joint Venture”) and the construction loan is recourse against the Whitehall Joint Venture. Certain affiliates of our joint venture partner have guaranteed the loan. Their guarantee was reduced to 50% at the time a certificate of occupancy for the project was issued, and is subject to further reduction to 30% upon certain debt covenants of the loan being achieved. The loan may be prepaid in whole, but not in part, without penalty. The lender is Regions Bank.

(8)	The principal amount available for certain development costs and construction costs under the loan is $26.74 million. The borrower is GGT Crescent Crosstown JV Florida, LLC (the “Crescent Crosstown Joint Venture”) and the loan is recourse against the Crescent Crosstown Joint Venture. Certain affiliates of our joint venture partner have provided the lender with a completion guaranty for the project and a 50% repayment guarantee for the principal amount of the loan. During the term of the construction loan, the repayment guarantee may be reduced to between 35% and 15% of the principal amount of the loan if certain conditions are met. The loan may be prepaid in whole, but not in part, without penalty. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $26.2 million at the end of the second extension period. The lender is US Bank National Association.

(9)	The principal amount available for certain development costs and construction costs under the loan is $25.0 million. The borrower is GGT Crescent Alexander NC Venture, LLC (the “Crescent Alexander Joint Venture”), and the construction loan is recourse to the borrower. The loan may be prepaid in full or in part at any time without fee, premium or penalty. Loan extensions are subject to certain conditions and the payment of a loan extension fee. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $24.5 million at the end of the second extension period. The construction loan requires commencement of construction within 90 days, and completion within two years of the closing of the construction loan. The loan is secured by the Crescent Alexander Property and all improvements constructed thereon. Certain affiliates of our co-venture partner have provided the lender with completion and repayment guarantees. The lender is Regions Bank.

(10)

The principal amount available for certain development costs and construction costs under the loan is $24.4 million. The borrower is GGT TRG Castle Hills TX, LLC (the “Aura Castle Hills Joint Venture”) and the construction loan is recourse to the borrower. With advance notice, the loan may be prepaid in full or in part, subject to required break funding payments. Loan extensions are subject to certain conditions and the payment of a fee. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $24.2 million at the end of the second extension period. The construction loan is secured by the Aura Castle Hills Property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees. The lender is JPMorgan Chase Bank, N.A.

(11)	The principal amount available for certain development costs and construction costs under the loan is $21.5 million. The borrower is GGT TRG Grand Lakes TX, LLC (the “Aura Grand Joint Venture”) and the construction loan is recourse to the borrower. With advance notice, the loan may be prepaid in full or in part, but not without penalty. Loan extensions are subject to certain conditions and the payment of a fee. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $20.9 million at the end of the second extension period. The construction loan is secured by the Aura Grand Property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees. The lender is Texas Capital Bank, National Association.

(12)	The principal amount available for certain development costs and construction costs under the loan is $28.1 million. The borrower is GGT Patterson Place NC Venture, LLC (the “REALM Patterson Place Joint Venture”) and the construction loan is recourse to the borrower. The loan may be prepaid in full or in part, without penalty. Loan extensions are subject to certain conditions and the payment of a fee. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $28.1 million at the end of the second extension period. The construction loan is secured by the property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees. The lender is First Citizens Bank & Trust Company. Given the loan’s variable interest rate spread of 2.0% per annum over LIBOR, a 1.25% rate cap, secured from SMBC Capital Markets, Inc., ensures that the interest expense will not exceed 3.25% during the term of the rate cap, which expires on July 1, 2015.

(13)	The principal amount available for certain development costs and construction costs under the loan is $28.2 million. The borrower is Crescent Cool Springs TN Venture, LLC (the “Crescent Cool Springs Joint Venture”) and the construction loan is recourse to the borrower. With advance notice and applicable payments, the loan may be prepaid in full or in part without penalty. Loan extensions are subject to certain conditions and the payment of a fee. Assuming the full amount of the loan is drawn and two extensions of the initial term, the estimated outstanding principal balance of the construction loan would be approximately $27.7 million at the end of the second extension period. The construction loan is secured by the property and all improvements constructed thereon. An affiliate of our co-venture partner has provided the lender with completion and repayment guarantees. The lender is Fifth Third Bank.

Generally, the loan agreements for our loans contain customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, as set forth in the loan agreements. The loan agreements also contain customary events of default and remedies for the lenders. The borrowers are the joint ventures that own the properties, or in the case where we own 100% of the fee simple interest in the property, the borrower is a direct subsidiary of our Operating Partnership. Our loans are generally non-recourse to the borrowers, subject in some cases to certain negotiated carve-outs.

Our Investments

Set forth below is certain information about the investments we owned as of the date of this prospectus. In evaluating such investments, we consider a variety of factors, such as functionality and property condition, price per square foot, replacement cost, population growth and other market fundamentals such as regional and local economic conditions. Our properties will be subject to competition from similar properties within their market areas and their economic performance could be affected by changes in local economic conditions. We pay our advisor and its affiliates certain fees and reimbursements in connection with the acquisition and management of our properties as described in the sections of this prospectus entitled “Management Compensation” and “Certain Relationships and Related Transactions.”

Long Point Property, Mount Pleasant, South Carolina

We, through a wholly owned subsidiary of our Operating Partnership, own a 95% interest through the Long Point Joint Venture in a multifamily development property in Mount Pleasant (a sub-market of Charleston), South Carolina, acquired in May 2011. The Long Point Joint Venture constructed and is operating a 258-unit Class A garden-style apartment community on the approximately 32 acre property (the “Long Point Project”) known as “Woodfield Long Point.” Construction was completed in phases throughout 2012 with final completion in November 2012. A national property management firm specializing in the management of multifamily properties has been engaged for the on-site management and leasing of the property. As of June 30, 2013, the Long Pont Property had reached stabilization, and was 99% leased and 98% occupied.

The real estate taxes for 2012 for the Long Point Property were approximately $20,000 calculated using the applicable tax millage rate of 218.6. We estimate real estate taxes will increase to approximately $365,000 in the current year due to development of the property.

For federal tax purposes, the depreciable basis in the Long Point Property is approximately $26.0 million. We calculate depreciation expense for federal income tax purposes by using the straight line method. We depreciate buildings and land improvements, for federal income tax purposes, based on estimated useful lives of 40 years and 20 years, respectively.

Our partner in the Long Point Joint Venture, WF Invest Long Point, LLC, a Delaware limited liability company (“Woodfield”), is an affiliate of Woodfield Investments, LLC, a Virginia limited liability company (“Woodfield Investments”). Woodfield Investments specializes in multifamily developments and its principals have developed apartment communities throughout four southeastern states.

In connection with the development of the Long Point Project, the Long Point Joint Venture entered into a development agreement with Woodfield Investments for a maximum development budget of approximately $28.6 million, including the purchase price of the land. Under the terms of the agreement, Woodfield Investments served as developer of the Long Point Project and coordinated and supervised the management and administration of the development and construction of the Long Point Project. In connection therewith, Woodfield Investments received a development fee of 3% of the Long Point Project budget and a construction management fee of 1% of the costs under the construction contract.

Woodfield Investments and its principals were responsible for any cost overruns beyond the approved budget for the Long Point Project. Further, Woodfield Investments is providing a one year construction warranty for the Long Point Project.

Certain Investment Considerations. The acquisition and development of the Long Point Property is consistent with our growth strategy. Generally, in many areas, the multifamily sector is currently exhibiting advantageous supply and demand characteristics, evidenced by a lack of existing supply, low vacancy rates and limited new construction, coupled with increasing demand caused by a decline in home ownership and tightened credit standards as discussed further below under, “— Investment Focus on Multifamily Development.” Other factors considered when evaluating a potential multifamily project are the location of the site, the area’s population growth, employment opportunities and other demographics, as well as the per-unit land cost basis and favorable construction financing. When considering an investment in the Long Point Property, in addition to the foregoing factors, Mount Pleasant is an affluent community situated in Charleston County, South Carolina. The Charleston metropolitan area has a well-diversified economy. Mount Pleasant, a sub-market of Charleston, has experienced population growth of 35% since 2000, offers an attractive quality of life, strong employment growth and has an average household income that is among the highest in the state. (See, Profile of General Population and Housing Characteristics; 2010 – American Fact Finder, U.S. Census Bureau, 2010.)

In connection with our investment in the Long Point Property, we paid our advisor an Investment Services Fee of approximately $0.5 million, which is equal to 1.85% of our proportionate share of the purchase price of the Long Point Property and development and construction costs relating to the Long Point Property. In addition, in connection with the refinancing of the mortgage loan on the Long Point Property, described in “Our Real Estate Portfolio - Debt Obligations” above, we paid our advisor a refinancing fee of approximately $0.3 million.

Whitehall Property, Charlotte, North Carolina

In February 2012, we closed on our second multifamily development project with Woodfield Investments. The Whitehall Joint Venture in which we, through a wholly owned subsidiary of our Operating Partnership, own a 95% interest, closed on the acquisition of the fee simple interest in a 13 acre parcel of land located in southwest Charlotte, North Carolina (the “Whitehall Property”). The Whitehall Joint Venture is constructed and is operating a 298-unit Class A garden-style apartment community on the property (the “Whitehall Project”) known as “Whitehall Parc.” Construction of the Whitehall Project commenced in the second quarter of 2012. The project, which began opening in phases in December 2012, was recently completed in May 2013. A national property management firm specializing in the management of multifamily properties has been engaged for the on-site management and leasing of the property. As of June 30, 2013, the Whitehall Property was 85% leased and had an occupancy rate of 70%.

The real estate taxes for 2012 for the Whitehall Property were approximately $27,000 calculated using the applicable tax millage rate of $1.229 per $100. We estimate real estate taxes will increase to approximately $169,000 in the current year due to development of the property and an increase in the tax millage rate to $1.284 per $100.

As of June 30, 2013, the final depreciable basis had not been determined. We will calculate depreciation expense for federal income tax purposes by using the straight line method. We depreciate buildings and land improvements, for federal income tax purposes, based on estimated useful lives of 40 years and 20 years, respectively.

We formed the Whitehall Joint Venture with WF Arrowood, LLC, a Delaware limited liability company (“WF Arrowood”) and an affiliate of Woodfield Investments. Whitehall Joint Venture obtained a construction and semi-permanent loan of up to $22.3 million from Regions Bank to fund construction costs and certain development costs of the Whitehall Project.

Concurrently with closing on the land acquisition and construction loan for the Whitehall Property, the Whitehall Joint Venture entered into a development agreement with Woodfield Investments for a maximum development budget for the Whitehall Project of approximately $29.7 million, including the purchase price of the land. Under the terms of the agreement, Woodfield Investments served as developer of the Whitehall Project and coordinated and supervised the management and administration of the development and construction of the Whitehall Project. In connection therewith, Woodfield Investments received a development fee of 3% of the Whitehall Project budget and a construction management fee of 1% of the costs under the construction contract.

Woodfield Investments and its principals were responsible for any cost overruns beyond the approved budget for the Whitehall Project. In addition, principals of Woodfield Investments guaranteed completion of the Whitehall Project through the construction period. Further, Woodfield Investments is providing a one year construction warranty for the Whitehall Project.

Certain Investment Considerations. The acquisition and development of the Whitehall Property is consistent with our growth strategy based on the consideration of various factors, including its proximity to Charlotte’s outer beltway (I-485) and major retail centers, restaurants and various other amenities; its proximity to major employers and close commute to other major job centers; the Charlotte Metropolitan Statistical Area (“MSA”) ranks as among the nation’s fastest growing MSAs from 2000 to 2009 with a population of approximately 1.7 million. (See, Charlotte In Detail, Charlotte Chamber of Commerce, 2013. See also, Charlotte MSA – 4th Fastest Growing in Nation, Charlotte Regional Partnership, http://charlotteusa.com/news-media/blog/charlotte-msa-4th-fastest-growing-in-nation/.) In addition, generally area residential trends are moving away from home ownership and there is significant demand in the area for high quality, newly constructed apartments. (See, Residential Vacancies and Homeownership in the First Quarter 2013, U.S. Census Bureau News, U.S. Department of Commerce, (CB13-64), April 30, 2012.)

In connection with our investment in the Whitehall Property, we paid our advisor an Investment Services Fee of approximately $0.5 million, which is equal to 1.85% of our proportionate share of the purchase price of the Whitehall Property and development and construction costs relating to the Whitehall Property.

Crescent Crosstown Property, Tampa, Florida

In March 2012, through a wholly owned subsidiary of our Operating Partnership, we acquired a 60% interest in the Crescent Crosstown Joint Venture which concurrently closed on the acquisition of the fee simple interest in a 25 acre parcel of land in Crescent Crosstown Center, a master planned community located in the southeast section (Brandon area) of Tampa, Florida. Our partner in the Crescent Crosstown Joint Venture, Crescent Crosstown II, LLC, an affiliate of the development group of Crescent Communities, LLC, formerly Crescent Resources, LLC (“Crescent”), owns a 40% interest in the joint venture. The Crescent Crosstown Joint Venture is developing and constructing, and intends to operate the property as, a Class A garden-style apartment community (the “Crescent Crosstown Project”) consisting of 15 three-story buildings totaling 344 apartment homes to be known as “Crescent Crosstown.”

The purchase price for the property was $4.4 million. The estimated development and construction costs, inclusive of the land acquisition costs, are $37.1 million. The Crescent Crosstown Joint Venture acquired the 25 acre parcel (the “Crescent Crosstown Property”) from Crescent, the developer of Crescent Crosstown Center. In connection with acquisition, the Crescent Crosstown Joint Venture obtained a construction loan of up to $26.7 million from US Bank National Association to fund construction costs.

Crescent, based in Charlotte, North Carolina, has a long history of development of properties over various sectors, having developed 50 master-planned single-family communities, 17 multifamily communities located in the Southeast and Texas, and approximately 25 million square feet of commercial space. The Crescent Crosstown Project represents Crescent’s third multifamily development in Crescent Crosstown Center. While we are not affiliated with Crescent or any of its affiliates, an executive officer of our sponsor joined the board of directors of Crescent in the first quarter of 2013. The Crescent Crosstown Project is the first of three joint venture projects with Crescent. Our second and third joint ventures with Crescent are the Crescent Alexander Joint Venture and the Crescent Cool Springs Joint Venture, described in more detail below. For additional information on Crescent, see “ – Crescent Alexander Property, Charlotte, North Carolina” and “- Crescent Cool Springs Property, Nashville, Tennessee” below.

Crescent, through its affiliates, serves as developer and general contractor of the Crescent Crosstown Project. As developer, Crescent Development, LLC is entitled to a development fee from the Crescent Crosstown Joint Venture of 3% of the Crescent Crosstown Project budget pursuant to a development agreement with the joint venture. Crescent Multifamily Construction, LLC is the general contractor for the Crescent Crosstown Project pursuant to a construction contract with the Crescent Crosstown Joint Venture. Under the terms of the construction contract, the general contractor has provided a one year construction warranty. Crescent is responsible for any cost overruns beyond the approved budget for the Crescent Crosstown Project. In addition, Crescent has guaranteed completion of the Crescent Crosstown Project through the construction period.

The Crescent Crosstown Project, which commenced construction in the second quarter of 2012, began opening in phases during the second quarter of 2013 and is projected to be completed in the fourth quarter of 2013. A national property management firm specializing in the management of multifamily properties has been engaged for the on-site management and leasing of the property. As of June 30, 2013, certain buildings of the property were operational and the property was 27% leased.

Certain Investment Considerations. The acquisition and development of the Crescent Crosstown Property is consistent with our growth strategy based on the consideration of various factors, including those noted herein. The Brandon area of Tampa is characterized as an affluent community with significant growth potential and many amenities including close proximity to major roads, regional and local shopping malls and employment centers. The Crescent Crosstown Property is surrounded by Tampa Bay’s most heavily traveled roads, including Interstate-75, US 301, Crescent Crosstown Expressway and Interstate-4, providing excellent access to the Tampa’s Central Business District (CBD). Located approximately 10 minutes west of the Crescent Crosstown Property, the Tampa CBD is the area’s primary employment center. Various other employment centers are easily accessed due to the property’s proximity to major roads. In the immediate area of the Crescent Crosstown Property are several regional and local shopping centers, as well as various national big-box retailers and numerous restaurants. Area residential trends are moving away from home ownership and there is significant demand in the area for high quality, newly constructed apartments.

In connection with our investment in the Crescent Crosstown Property, we paid our advisor an Investment Services Fee of approximately $0.4 million, which is equal to 1.85% of our proportionate share of the purchase price of the Crescent Crosstown Property and budgeted development and construction costs relating to the Property. Upon completion of the Crescent Crosstown Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

Crescent Alexander Property, Charlotte, North Carolina

On November 27, 2012, the Crescent Alexander Joint Venture in which we own a 60% interest through a wholly owned subsidiary of our Operating Partnership, closed on the acquisition of a fee simple interest in a 22.43-acre parcel of land (the “Crescent Alexander Property”) located in Charlotte, North Carolina, on which the Crescent Alexander Joint Venture will develop, construct and operate a multifamily residential complex to be known as “Crescent Alexander Village” (the “Crescent Alexander Project”). We formed the Crescent Alexander Joint Venture with Crescent Alexander Village I, LLC (the “Crescent JV Partner”), an affiliate of Crescent. The purchase price for the Crescent Alexander Property was $2.4 million. Concurrent with the acquisition of the Crescent Alexander Property, we made an initial capital contribution to the Crescent Alexander Joint Venture in the amount of $2.3 million, which funded the purchase price, related closing costs, and certain expenses, fees and pre-development costs.

The Crescent Alexander Project will consist of 12 three- and four-story buildings and four cottages, for an aggregate of 320 residential Class A garden-style units. The estimated development and construction costs for the Crescent Alexander Project, inclusive of the land, is approximately $33.6 million. We are required to fund the balance of our total $5.2 million capital commitment to the Crescent Alexander Joint Venture during the initial development period, from which certain initial development costs will be funded. The Crescent JV Partner agreed to fund its 40% interest in the Crescent Alexander Joint Venture with contributions of certain initial development fees and construction management fees in the aggregate amount of approximately $3.5 million. The balance of the development and construction costs of the Crescent Alexander Project will be funded by draws on a $25.0 million construction loan from Regions Bank.

Crescent Development, LLC, an affiliate of Crescent serves as the developer for the Crescent Alexander Project, and is entitled to a fee equal to approximately $1.0 million for such services. In addition, Crescent Multifamily Construction, LLC, also an affiliate of Crescent, serves as the general contractor for the Crescent Alexander Project. The general contractor is entitled to a fee equal to approximately $1.3 million for its services. Crescent is responsible for any cost overruns beyond the approved budget for the Crescent Alexander Project.

Construction on the Crescent Alexander Project began in January 2013, with completion targeted for the second quarter of 2014. It is contemplated that the Crescent Alexander Property will be managed by a national property management firm that specializes in the on-site management of multifamily properties.

The Crescent Alexander Project is our second joint venture project with Crescent. Our first joint venture with Crescent was in connection with the Crescent Crosstown Project, described above, and our third joint venture with Crescent was in connection with the Crescent Cool Springs Project, described below. For additional information on Crescent, see “ – Crescent Crosstown Property, Tampa, Florida,” above, and “- Crescent Cool Springs Property, Nashville, Tennessee” below.

Certain Investment Considerations. We believe that the acquisition and development of the Crescent Alexander Property is consistent with our growth strategy and various other considerations, including the following factors. The Crescent Alexander Property is located in the University Research Park section of Charlotte, North Carolina, within a short commute to Charlotte’s major job centers. In addition, the Crescent Alexander Property is within close proximity to major retail centers, restaurants and various other amenities. University Research Park is a 2,200+ acre office park that is home to approximately 200 companies and more than 25,000 jobs. With an estimated population of 1.7 million people, the Charlotte MSA experienced population growth of more than 21% between 2000 and 2009, ranking among the nation’s fastest growing MSAs. Area residential trends are moving away from home ownership and we believe there is significant demand in the area for high quality, newly constructed apartments. Given the foregoing factors, management believes that there will be continued population and job growth that will create demand for apartment communities in the area.

In connection with our investment in the Crescent Alexander Property, we paid our advisor an Investment Services Fee of approximately $0.3 million, which is equal to 1.85% of our proportionate share of the purchase price of the Crescent Alexander Property and budgeted development and construction costs relating to the Crescent Alexander Property. Upon completion of the Crescent Alexander Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

Aura Castle Hills Property, Lewisville, Texas

On November 30, 2012, the Aura Castle Hills Joint Venture in which we own a 54% interest through a wholly owned subsidiary of our Operating Partnership, closed on the acquisition of a fee simple interest in a 16-acre parcel of land (the “Aura Castle Hills Property”) located in Lewisville, Texas, on which the Aura Castle Hills Joint Venture will develop, construct and operate a multifamily residential complex to be known as “Aura Castle Hills” (the “Aura Castle Hills Project”). We formed the Aura Castle Hills Joint Venture with our joint venture partners, HRI TRG Castle Hills, LLC (the “Hunt JV Partner”), an affiliate of Hunt Realty Investments (“Hunt Realty”), and TRG Castle Hills L.P. (the “Trinsic Aura Castle Hills JV Partner”), an affiliate of Trinsic Residential Group, LP, a real estate development group (“Trinsic”). The purchase price for the Aura Castle Hills Property was $4.5 million. Concurrent with the acquisition of the Aura Castle Hills Property, we made an initial capital contribution to the Aura Castle Hills Joint Venture in the amount of $3.5 million, which funded the purchase price of the Aura Castle Hills Property, related closing costs, and certain expenses, fees and pre-development costs.

The Aura Castle Hills Project will consist of 316 residential Class A garden-style units. The estimated development and construction costs for the Aura Castle Hills Project, inclusive of the land, is approximately $34.9 million. We are required to fund the balance of our total $5.7 million capital commitment to the Aura Castle Hills Joint Venture during the initial development period, from which certain initial development costs will be funded. The Hunt JV Partner agreed to fund its 36% interest in the Aura Castle Hills Joint Venture, in the aggregate amount of approximately $3.78 million, and the Trinsic Aura Castle Hills JV Partner agreed to fund its 10% interest, in the aggregate amount of approximately $1.1 million, during the initial development period, from which initial development costs will be also be funded. The balance of the development and construction costs of the Aura Castle Hills Project will be funded by draws on a $24.4 million construction loan from JPMorgan Chase Bank, N.A.

Trinsic serves as the developer for the Aura Castle Hills Project, and is entitled to a fee equal to approximately $1.0 million for such services. In addition, Trinsic Residential Builders, LLC, an affiliate of Trinsic, serves as the general contractor for the Aura Castle Hills Project (the “General Contractor”). The General Contractor is entitled to a fee equal to approximately $1.2 million for its services. Trinsic is responsible for any cost overruns of the Aura Castle Hills Project in accordance with the terms of the development agreement.

Construction on the Aura Castle Hills Project began in January 2013, with completion targeted in the second quarter of 2014. After construction is completed, it is contemplated that Aura Castle Hills will be managed by a national property management firm that specializes in the on-site management of multifamily properties.

Trinsic is a privately-held real estate company based in Dallas, Texas, which was capitalized by Akard Street Partners, an investment partnership operated by Hunt Realty. Trinsic plans to develop institutional quality Class-A multifamily assets in infill and suburban locations, initially focusing on major Texas markets, with plans underway to expand to other strategic regions in which Trinsic partners hold expertise. Hunt Realty, based in Dallas, Texas, serves as the centralized real estate investment management resource for Hunt Consolidated, Inc., which is part of the Hunt family of companies directed by Ray L. Hunt. Hunt Realty has been active in all facets of the real estate investment business for over 30 years. We are not affiliated with Trinsic or Hunt Realty, and this is our first joint venture project with them.

Certain Investment Considerations. We believe that the acquisition and development of the Aura Castle Hills Property is consistent with our growth strategy and various other considerations, including the following factors. The Dallas/Fort Worth MSA totals approximately 6.6 million residents and over the past decade it has been among the fastest growing MSAs in the nation, with over 20% cumulative growth. The Dallas/Fort Worth Metroplex has been one of the strongest job generators in the nation, producing more than 50,000 new jobs during the past year across a variety of different sectors. Dallas is also known as a top destination for young professionals, a critical segment of the population that has high propensity to rent. Recently, Dallas has ranked #6 in the country among the “Best Cities for Young Professionals” and #4 among the “Top Cities for Recent College Graduates” by Forbes and BusinessWeek, respectively. The property has excellent access and visibility from SH-121, a major east/west thoroughfare of Dallas/Fort Worth, providing future residents with easy access to many of the area’s employment centers and a variety of retail amenities.

In connection with our investment in the Aura Castle Hills Property, we paid our advisor an Investment Services Fee of approximately $0.3 million, which is equal to 1.85% of our proportionate share of the purchase price of the Aura Castle Hills Property and budgeted development and construction costs relating to the Aura Castle Hills Property. Upon completion of the Aura Castle Hills Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

Aura Grand Property, Katy, Texas

On December 20, 2012, the Aura Grand Joint Venture in which we own a 90% interest through a wholly owned subsidiary of our Operating Partnership, closed on the acquisition of a fee simple interest in a 14.5-acre parcel of land (the “Aura Grand Property”) located in Katy, Texas, a suburb of Houston, on which the Aura Grand Joint Venture will develop, construct and operate a multifamily residential complex to be known as “Aura Grand” (the “Aura Grand Project”). We formed the Aura Grand Joint Venture with TRG Grand Corner L.P. (the “Trinsic Aura Grand JV Partner”), an affiliate of Trinsic. The purchase price for the Aura Grand Property was $3.0 million. Concurrent with the acquisition of the Aura Grand Property, we funded approximately $4.1 million of our capital contributions, and the Trinsic Aura Grand JV Partner funded approximately $0.5 million of its capital contributions. The initial capital contributions were used to fund the purchase price of the Aura Grand Property, related closing costs, and certain expenses, fees and pre-development costs.

The Aura Grand Project will consist of 291 residential Class A garden-style units. The estimated development and construction costs for the Aura Grand Project, inclusive of the land, is approximately $31.8 million. We are required to fund the $5.2 million balance of our total $9.3 million capital commitment to the Aura Grand Joint Venture during the initial development period, from which certain initial development costs will be funded. The Trinsic Aura Grand JV Partner is required to fund the $0.5 million balance of its $1.0 million capital commitment during the initial development period, from which initial development costs will be also be funded. The balance of the development and construction costs of the Aura Grand Project will be funded by draws on a $21.5 million construction loan from Texas Capital Bank, National Association (“Texas Capital Bank”).

Trinsic serves as the developer for the Aura Grand Project, and is entitled to a fee equal to approximately $0.9 million for such services. In addition, Trinsic Residential Builders, LLC, an affiliate of Trinsic, serves as the general contractor for the Aura Grand Project, and is entitled to a fee equal to approximately $1.2 million for its services. Trinsic is responsible for any cost overruns of the Aura Grand Project in accordance with the terms of the development agreement.

Construction of the Aura Grand Project began in January 2013, with completion targeted in the second quarter of 2014. After construction is completed, we contemplate that the Aura Grand Property will be managed by a national property management firm that specializes in the on-site management of multifamily properties.

This is our second joint venture project with Trinsic. Our first joint venture with Trinsic and Hunt Realty was the Aura Castle Hills Joint Venture in connection with the Aura Castle Hills Project, described above. For additional information on Trinsic, see “Aura Castle Hills Property, Lewisville, Texas,” above.

Certain Investment Considerations. We believe that the acquisition and development of the Aura Grand Property is consistent with our growth strategy and various other considerations, including the following factors. The Houston MSA totals approximately 6.0 million residents and from 2000 to 2010 was the fastest growing MSA in the nation, with approximately 26% growth during this period. Houston is also known as a top destination for young professionals, a critical segment of the population that has high propensity to rent. Recently, Houston has ranked #1 in the country among the “Best Cities for Young Professionals” and “Top Cities for Recent College Graduates” by Forbes and BusinessWeek, respectively. Led by a robust energy sector, the Houston economy continues to outperform virtually all other markets in the country. In 2011, Houston became the first major metro area to regain all the jobs it lost during the recession. Located near the intersection of Grand Parkway and the Westpark Tollway, the site offers an easy commute to the Houston Energy Corridor, one of Houston’s premier employment centers.

In connection with our investment in the Aura Grand Property, we paid our advisor an Investment Services Fee of approximately $0.5 million, which is equal to 1.85% of our proportionate share of the purchase price of the Aura Grand Property and budgeted development and construction costs relating to the Aura Grand Property. Upon completion of the Aura Grand Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

REALM Patterson Place Property – Durham, North Carolina

On June 25, 2013, we, through a subsidiary of our Operating Partnership, entered into a limited liability company agreement with an affiliate of The Bainbridge Companies, LLC (“Bainbridge”), for the purpose of forming the REALM Patterson Place Joint Venture. For additional information on our joint venture agreement with the Bainbridge affiliate, see “Our Joint Venture Agreements – The Bainbridge Companies,” below.

On June 27, 2013, the REALM Patterson Place Joint Venture acquired from an unaffiliated third party a fee simple interest in an approximately 22.3-acre parcel of land (the “REALM Patterson Place Property”). The REALM Patterson Place Property is located in the submarket of South Durham in the Raleigh-Durham area of North Carolina. The REALM Patterson Place Joint Venture will develop, construct and operate a 322-unit, multifamily Class A garden-style three-story residential apartment community on the REALM Patterson Place Property, which will be known as “REALM Patterson Place Apartments,” which is expected to feature a clubhouse, a pool, and business and fitness centers among its amenities (the “REALM Patterson Place Project”). For so long as the community remains a multifamily apartment complex, the seller of the property and its principals have agreed to refrain from engaging in a variety of activities on the property it owns that is adjacent to the REALM Patterson Place Property. In addition, the seller and its principals have agreed, for a period of 18 months after the date on which 85% of the units have received certificates of occupancy, that various parcels of land located in proximity to the REALM Patterson Place Property will not be developed for multifamily rental use, except senior housing.

The purchase price for the REALM Patterson Place Property was approximately $4.5 million, and the total budget for the REALM Patterson Place Project, including the purchase of the land, is approximately $40.1 million. The purchase price and related acquisition closing costs, and certain expenses, fees and pre-development costs were funded by the REALM Patterson Place Joint Venture from our capital contributions and the capital contributions of the Bainbridge affiliate. The balance of the development and construction costs of the REALM Patterson Place Project will be funded with a construction loan from First Citizens Bank & Trust Company. For information about the construction loan for the REALM Patterson Place Project, see “Our Real Estate Portfolio – Debt Obligations” above.

A Bainbridge affiliate will serve as the developer of the REALM Patterson Place Project under the terms of a development agreement between the REALM Patterson Place Joint Venture and an affiliate of Bainbridge pursuant to which Bainbridge will cover 100% of construction cost overruns and will be entitled to a development fee equal to 3% of the final budget for the REALM Patterson Place Project and a supervision fee in the amount of $100,000, payable over the construction period. A Bainbridge affiliate will also serve as the general contractor of the REALM Patterson Place Project under the terms of a guaranteed maximum price construction contract between the REALM Patterson Place Joint Venture and a Bainbridge affiliate, whereby the Bainbridge affiliate has agreed to construct and deliver the REALM Patterson Place Project for a total of $28.6 million, which amount includes a construction fee of 4% of the cost of the work, subject to adjustment for owner change orders and changes in governmental approvals. Commencement of construction is planned for the third quarter of 2013, and the contractor is required to achieve substantial completion no later than 17 months from the date of commencement of the work, subject to excusable delays. We anticipate that the REALM Patterson Place Project should achieve substantial completion in first quarter of 2015. After completion of construction and the commencement of leasing, the management of the REALM Patterson Place Property will be provided by an affiliate of Bainbridge that specializes in the on-site management of multifamily properties, for a fee equal to the greater of (x) $9,000 per month or (y) 3% of the rental payments and other income for the provision of services to tenants.

The REALM Patterson Place Joint Venture also obtained an option (the “Option”) to acquire an additional parcel of land located in Durham, North Carolina (the “Option Property”), for approximately $5.0 million plus an additional amount for each unit built thereon in excess of 315 units. The Option may be exercised at anytime before the 10th day following the date on which certificates of occupancy have been obtained for 85% of the REALM Patterson Place Property, but in any event not later than December 27, 2014. The Joint Venture made an initial payment of $15,000 in connection with the acquisition of the Option, and is obligated to make, at each six (6) month consecutive interval, periodic pre-exercise option payments of $15,000 each to the grantors of the Option, which payments are not refundable, but will be applied to the purchase price of the Option Property, in the event the Option is exercised.

Bainbridge is a family of real estate companies engaged in the management, development, construction, acquisition and disposition of residential real estate. Headquartered in Wellington, Florida and Bethesda, Maryland, Bainbridge has regional offices in Raleigh, North Carolina; Orlando, Florida; and Arlington, Virginia. The principals of Bainbridge have over 100 years of combined experience and expertise in the development, construction and management of apartment, condominium, retail and office buildings. Bainbridge has partnered with or manages communities for numerous institutional investors, private investor and lenders. Bainbridge has developed over 3,400 multifamily units and redeveloped or repositioned 14,000 units in various markets and currently manages 46 properties along the East Coast. We are not affiliated with Bainbridge or any of its affiliates, and the REALM Patterson Place Project is our first joint venture with Bainbridge.

Certain Investment Considerations. We believe that the acquisition and development of the REALM Patterson Place Property is consistent with our growth strategy and various other considerations, including the following factors. The Raleigh-Durham-Chapel Hill MSA incorporates 7 counties and has an estimated population of approximately 2 million. The site is located directly west of the US15-501 and I-40 interchange, providing convenient access to Research Triangle Park and the RDU Airport. Research Triangle Park, with close to 23 million built square feet, is a hub for some of the strongest employers in the country focusing on biotechnology, information technology, pharmaceuticals, financial services, and telecommunications. The site is adjacent to the Patterson Place shopping center, which is anchored by Home Depot, Kohl’s, and Kroger Grocery as well as other retail and dining options. (Source: http://www.census.gov/popest/data/metro/totals/2012/index.html; MSA Population http://www.rtp.org – Research Triangle Park.)

In connection with our investment in the REALM Patterson Place Property, we paid our advisor an Investment Services Fee of approximately $0.6 million, which is equal to 1.85% of our proportionate share of the purchase price of the REALM Patterson Place Property and budgeted development and construction costs relating to the REALM Patterson Place Property. Upon completion of the REALM Patterson Place Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

Crescent Cool Springs Property, Nashville, Tennessee

On June 28, 2013, we, through a subsidiary of our Operating Partnership, entered into the Crescent Cool Springs Joint Venture with an affiliate of Crescent. For additional information on our joint venture agreement with the Crescent affiliate, see, “Our Joint Venture Agreements – Crescent,” below.

On June 28, 2013, the Crescent Cool Springs Joint Venture acquired from Crescent a fee simple interest in an approximately 13.8-acre parcel of land located in the Cool Springs submarket of Franklin, Williamson County, Tennessee, an affluent suburb of Nashville (the “Crescent Cool Springs Property”), on which the Crescent Cool Springs Joint Venture will develop, construct and operate a 252-unit Class A garden-style multifamily residential community, to be known as “Crescent Cool Springs.” The community will consist of 12 three-story buildings and will feature a clubhouse, community pool, and business and fitness centers (the “Crescent Cool Springs Project).

The purchase price for the Crescent Cool Springs Property was approximately $5.0 million; and the total budget for the Crescent Cool Springs Project, including the purchase price of the land, is approximately $40.3 million. The purchase price and related acquisition closing costs, and certain expenses, fees and pre-development costs were funded by the Crescent Cool Springs Joint Venture from the capital contributions of the Company and the Crescent affiliate. The balance of the development and construction costs of the Crescent Cool Springs Project will be funded with a construction loan from Fifth Third Bank. For information about the construction loan for the Crescent Cool Springs Project, see “Our Real Estate Portfolio – Debt Obligations” above.

Crescent, through an affiliate, has agreed to serve as the developer of the Crescent Cool Springs Project under the terms of a development agreement, pursuant to which Crescent has provided the Crescent Cool Springs Joint Venture with a construction cost overrun guaranty, and will receive a development fee of 4% of the final Crescent Cool Springs Project budget, payable over the construction period. Summit Contractors Group, Inc., a Florida corporation that is not affiliated with us or Crescent (the “Contractor”), will serve as the general contractor of the Project under the terms of a guaranteed maximum price agreement. The Contractor has agreed to construct and deliver the Crescent Cool Springs Project for a total of approximately $25.1 million, which amount includes a fee of 5% of the cost of the work, or 4% of any net increase in the cost of the work attributable to owner approved additive changes in the work. The Contractor’s fee is payable in monthly progress installments over the construction period, subject to a 5% holdback pending final completion of the Crescent Cool Springs Project. Project cost savings, if any, will be shared with the Contractor, up to 2% of the guaranteed maximum price. Commencement of the Project is planned for the third quarter of 2013, and the Contractor is required to achieve substantial completion within 20 months from the date of commencement, subject to excusable delays. The Contractor will be liable to the Crescent Cool Springs Joint Venture for liquidated damages in connection with certain delays in achieving completion and leasing milestones. We anticipate that the Crescent Cool Springs Project should achieve substantial completion in the first quarter of 2015. The development and construction agreements each contain customary representations, warranties, insurance, indemnification, events of default, termination, dispute resolution, and other customary provisions. After the completion of construction and the commencement of leasing, we anticipate that the management of the Crescent Cool Springs Property will be provided by a national property management firm specializing in the on-site management of multifamily properties.

Crescent has a ten year history in the Cool Springs area, most recently having completed development of another multifamily project located adjacent to the Crescent Cool Springs Property. The Crescent Cool Springs Project is our third joint venture project with Crescent. Our first and second joint ventures with Crescent are the Crescent Crosstown Joint Venture and the Crescent Alexander Joint Venture, described above. For additional information on our other projects with Crescent, see “ – Crescent Crosstown Property, Tampa, Florida” and “- Crescent Alexander Property, Charlotte, North Carolina” above.

Certain Investment Considerations. We believe that the acquisition and development of the Crescent Cool Springs Property is consistent with our growth strategy and various other considerations, including the following factors. The Nashville MSA is one of the fastest growing metro areas in the county and is a major hub for the health care, music, publishing , banking, and transportation industries. According to the US Census, Nashville MSA has an estimated population of 1.7 million and has an average annual growth rate of 1.7%. This area boasts a highly educated workforce and the unemployment rate is consistently one of the lowest in Tennessee at 5.3%. Williamson County is one of the wealthiest counties in the country with a median household income of $89,063 according to the U.S. Census Bureau. The site is located within the Cool Springs employment center boasting over 5.4 million square feet of office space and is one of the strongest and largest retail markets in the state. (Sources: Williamson County Unemployment Department of Labor Statistics- http://www.bls.gov/lau/laucntycur14.txt; Williamson County Census Quick facts - http://quickfacts.census.gov/qfd/states/47/47187.html; Nashville MSA Population http://www.census.gov/popest/data/metro/totals/2012/index.html)

In connection with our investment in the Crescent Cool Springs Property, we paid our advisor an Investment Services Fee of approximately $0.4 million, which is equal to 1.85% of our proportionate share of the purchase price of the Crescent Cool Springs Property and budgeted development and construction costs relating to the Crescent Cool Springs Property. Upon completion of the Crescent Cool Springs Project, the advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, the advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of the amounts expended on such development and construction.

Real Estate Held for Sale - Gwinnett Center, Duluth, Georgia

Gwinnett Center, situated on 16 acres, is a three building office complex in Duluth, Georgia with an aggregate of 263,742 net rentable square feet. Two of the buildings, consisting of four stories each, were constructed in 1990 and 2000, and the third building, consisting of three stories, was constructed in 1999. Acquired in late 2011, it was our first asset with existing tenants but has become less significant to our financial position as we have more recently focused on multifamily assets. In connection with our investment in the Gwinnett Center, we paid our advisor an Investment Services Fee of approximately $0.3 million, which is equal to 1.85% of the purchase price of the Gwinnett Center.

During the quarter ended June 30, 2013, due to continuing trends and favorable market conditions in multifamily development, and our increasing focus on that sector, our advisor began to explore a potential sale of the Gwinnett Center. Should this occur, our equity in the Gwinnett Center could be redeployed into additional multifamily development assets. Any such disposition of the Gwinnett Center would be subject to approval by our board of directors.

Our Joint Venture Agreements

Woodfield Investments

Currently, our joint venture agreements for the Long Point Joint Venture and the Whitehall Joint Venture are with affiliates of Woodfield Investments. We own a 95% interest in each of the Long Point Joint Venture and the Whitehall Joint Venture for an initial capital commitment of approximately $6.8 million and $7.1 million, respectively. Our joint venture partner in each joint venture (each, a “Woodfield JV Partner”) owns the remaining 5% interest for its capital commitment of approximately $0.4 million in each of the Long Point Joint Venture and the Whitehall Joint Venture, representing a portion of the Woodfield JV Partner’s deferred development and construction management fees for the related project.

Under the terms of the limited liability company agreements of each joint venture, operating cash flow is distributed to the members of the joint venture on a pro rata basis. In a capital event, such as a sale of the joint venture’s property, net sales proceeds will be distributed pro rata to each member until each member’s invested capital is returned and a minimum return on capital is achieved, and thereafter the Woodfield JV Partner will receive a disproportionate higher share of any sale proceeds at varying levels based on our having received certain minimum threshold returns.

Our subsidiary serves as the managing member of each joint venture. The managing member has delegated authority to manage certain of the day-to-day operations of each joint venture to the applicable Woodfield JV Partner, subject to our approval of all major decisions and certain rights to remove and replace Woodfield JV Partner as manager of day-to-day operations. We also have the right to remove and replace the developers of the two projects under certain conditions.

The joint venture agreements contain two buy-sell provisions. The first buy-sell provision permits either member to make an offer to purchase the other member’s entire interest in the joint venture or to sell its entire interest in the joint venture to the other member at any time after the date that is 24 months after the completion of construction of the project. The second buy-sell provision is solely in favor of our managing member subsidiary and provides that at any time after the date that is 24 months after completion of the construction of the project, we have the right to cause the direct or indirect sale or other transfer of the project.

In May 2013, the Long Point Joint Venture refinanced its construction loan relating to the property and as a result, was able to return a substantial majority of each co-venture partner’s initial capital contribution.

Crescent

In connection with the closing on the purchase of the Crescent Crosstown Property, the Crescent Alexander Property and the Crescent Cool Springs Property, we acquired a 60% interest in three separate joint ventures for capital commitments of approximately $6.2 million, $5.2 million and $7.3 million, respectively, and affiliates of Crescent acquired their 40% interest in each joint venture for capital commitments of approximately $4.2 million, $3.5 million and $4.8 million, respectively.

Generally, under each joint venture arrangement, operating cash flow will be distributed to the members on a pro rata basis in accordance with their respective percentage interests in the joint venture. In a capital event, such as a sale of the property, net proceeds will be distributed pro rata until invested capital is returned and cumulative minimum returns on capital is achieved, and thereafter the Crescent affiliate will receive a disproportionately higher share of any sale proceeds at varying levels based on our having received certain minimum threshold returns.

Our subsidiary is the managing member of each joint venture. Each applicable managing member, has delegated authority to manage certain of the day-to-day operations of the Crescent Crosstown Project, the Crescent Alexander Property and the Crescent Cool Springs Property to affiliates of Crescent, subject to our approval of all major decisions and the right to remove and replace the respective Crescent affiliate as manager of day-to-day operations.

Each joint venture agreement contains a buy-sell provision that permits either member, at any time after the date that is 24 months after the completion of construction in the case of the Crescent Crosstown Project or any time after completion of construction in the case of the Crescent Alexander Project and the Crescent Cool Springs Project, to propose an all cash purchase of the other member’s entire interest in the joint venture for a purchase price based on the value of the project, less debts, liabilities and expenses; and the receiving member will have the option to either sell to the offering member or to buy out the offering member at a price based on such net value.

Trinsic and Hunt Realty

We own a 54% interest in the Aura Castle Hills Joint Venture for a capital commitment of approximately $5.7 million. Our joint venture partners, the Hunt Realty JV Partner and the Trinsic Aura Castle Hills JV Partner own the remaining 36% and 10 % interests in the Aura Castle Hills Joint Venture in exchange for capital commitments of approximately $3.8 million and $1.1 million respectively, representing a portion of the development and construction management fees for the Aura Castle Hills Project.

Our subsidiary is the managing member of the Aura Castle Hills Joint Venture, but has delegated authority to manage certain of the day-to-day operations to the Trinsic Aura Castle Hills JV Partner, subject to our approval of major decisions, and certain rights to remove and replace the Trinsic Aura Castle Hills JV Partner.

Generally, under the terms of joint venture agreement, operating cash flow will be distributed to us, the Hunt JV Partner and the Trinsic Aura Castle Hills JV Partner on a pro rata basis. Upon the occurrence of a capital event, such as a sale of substantially all of the assets of the Aura Castle Hills Joint Venture, the proceeds of the capital event will be distributed to us, the Hunt JV Partner and the Trinsic Aura Castle Hills JV Partner pro rata until our invested capital is returned and a minimum return on capital is achieved, and thereafter, the Trinsic Aura Castle Hills JV Partner will receive a disproportionately higher share of any remaining sales proceeds at varying levels, based on our having received certain minimum threshold returns.

In addition to customary buy-sell provisions, at any time 24 months after completion of the Aura Grand Project, we can make an all cash offer (i) to purchase the entire interests of the Trinsic Aura Castle Hills JV Partner and the Hunt JV Partner in the Aura Castle Hills Joint Venture, or (ii) to sell our entire interest in the Aura Castle Hills Joint Venture to the Trinsic Aura Castle Hills JV Partner. The Trinsic Aura Castle Hills JV Partner has a similar right to make an all cash offer to either purchase all of our interest in the Aura Castle Hills Joint Venture, or to sell to us all of its and the Hunt JV Partner’s interests in the Aura Castle Hills Joint Venture. In the event of any such proposal, by us or the Trinsic Aura Castle Hills JV Partner, the responding party shall be obligated to either (x) accept the proposal, or (y) elect to purchase the interests of proposing party, at a purchase price to be determined in accordance with the formula set forth in the joint venture agreement.

Trinsic

We acquired a 90% interest in the Aura Grand Joint Venture for a capital commitment of approximately $9.3 million. Our joint venture partner, Trinsic Aura Grand JV Partner, acquired the remaining 10% interest in the Aura Grand Joint Venture in exchange for its capital commitment of approximately $1.0 million.

Our subsidiary is the managing member of the Aura Grand Joint Venture, but has delegated authority to manage certain of the day-to-day operations to the Trinsic Aura Grand JV Partner, subject to our approval of major decisions, and certain rights to remove and replace the Trinsic Aura Grand JV Partner. Generally, under the terms of joint venture agreement, operating cash flow will be distributed to us and the Trinsic Aura Grand JV Partner on a pro rata basis in accordance with our respective percentage interests. Upon the occurrence of a capital event, such as a sale of substantially all of the assets of the Aura Grand Joint Venture, the proceeds of the capital event will be distributed to us and the Trinsic Aura Grand JV Partner pro rata until our invested capital is returned and a minimum return on capital is achieved, and thereafter, the Trinsic Aura Grand JV Partner will receive a disproportionately higher share of any remaining sales proceeds at varying levels, based on our having received certain minimum threshold returns.

In addition to customary buy-sell provisions, at any time 24 months after completion of the Aura Grand Project, we can make an all cash offer (i) to purchase the entire interests of the Trinsic Aura Grand JV Partner in the Aura Grand Joint Venture, or (ii) to sell our entire interest in the Aura Grand Joint Venture to the Trinsic Aura Grand JV Partner. The Trinsic Aura Grand JV Partner has a similar right to make an all cash offer to either purchase all of our interest in the Aura Grand Joint Venture, or to sell to us all of its interests in the Aura Grand Joint Venture for a price based on the value of the property. In the event of any such proposal, by us or by the Trinsic Aura Grand JV Partner, the responding party shall be obligated to either (x) accept the proposal, or (y) to elect to purchase the interest of proposing party, at a purchase price based on such value.

The Bainbridge Companies

In connection with the purchase of the REALM Patterson Place Property, we, through a subsidiary of our Operating Partnership, entered into a joint venture agreement with an affiliate of Bainbridge (the “REALM Patterson Place JV Agreement”), pursuant to which we agreed to fund capital contributions of up to approximately $10.8 million for a 90% interest in the REALM Patterson Place Joint Venture, and the Bainbridge affiliate agreed to fund capital contributions of approximately $1.2 million for a 10% interest in the REALM Patterson Place Joint Venture. We, through the subsidiary of our Operating Partnership, are the managing member of the REALM Patterson Place Joint Venture, however, we have delegated the authority to manage certain of the day-to-day operations of the REALM Patterson Place Joint Venture to the Bainbridge affiliate, subject to our approval of major decisions, and the right to remove and replace the Bainbridge affiliate from such position.

Generally, under the terms of the REALM Patterson Place JV Agreement, operating cash flow will be distributed to our affiliate and to the Bainbridge affiliate pro rata in accordance with their respective percentage interests in the REALM Patterson Place Joint Venture. Upon the occurrence of a major capital event, such as a sale of substantially all of the assets of the REALM Patterson Place Joint Venture, the proceeds of the capital event will be distributed pro rata to our affiliate and the Bainbridge affiliate until invested capital is returned and cumulative minimum returns on capital of 10.5% per annum, compounded monthly, are achieved. Thereafter, the Bainbridge affiliate will receive a disproportionately higher share of any remaining sales proceeds at varying levels, based on our having received certain minimum threshold returns.

The REALM Patterson Place JV Agreement also provides that at any time after 24 months following the completion of the REALM Patterson Place Project our affiliate and the Bainbridge affiliate will each have the right to cause the REALM Patterson Place Property to be marketed for sale. In the event of any proposed sale of the REALM Patterson Place Property by our affiliate or the Bainbridge affiliate, the responding party shall be obligated to either (i) permit the sale at a price no lower than 95% of the price and on the terms proposed by the party seeking to sell the REALM Patterson Place Property, or (ii) elect to purchase all of the REALM Patterson Place Joint Venture interests of the proposing party based on the proposed sales price. In the event that the responding party elects to permit the REALM Patterson Place Property to be offered for sale to a third-party but the REALM Patterson Place Property is not sold to a third party as a result of such marketing efforts, then either our affiliate or the Bainbridge affiliate shall have the right to propose that it either purchase the other party’s interests in the REALM Patterson Place Joint Venture or sell its interests in the REALM Patterson Place Joint Venture to the other party at a price set forth in such notice and based on the value of the property. Upon receipt of such notice, the receiving party may elect to either sell its interests to the proposing party or to purchase the other party’s interests in the REALM Patterson Place Joint Venture at the price based on such property value.

Other Potential Investment Opportunities

In addition to our acquisitions described above, as of the date of this prospectus, our advisor and its sub-advisors have identified a pipeline of multifamily development opportunities with an aggregate development budget in excess of $400 million. The following are properties, among others, we are currently actively pursuing for acquisition from such pipeline and we believe are representative of the types of properties we may acquire with the net proceeds from this offering.

Property Location	Type	Number of Units Upon Completion	Expected Development Budget (in millions) (1)	Expected Equity Investment by Company (in millions)	Expected Mortgage Financing on Project (in millions) (2)

Development Property Houston, TX (3)	Class A Multifamily	294 units	$31.4	$8.8	$20.4

Development Property San Antonio, TX (3)	Class A Multifamily	310 units	$36.0	$7.6	$25.2

Development Property Orlando, FL (3)	Class A Multifamily	276 units	$37.0	$8.0	$26.0

Development Property Phoenix, AZ (3)	Class A Multifamily	225 units	$36.5	$10.4	$25.5

Development Property Elkridge, MD (3)	Class A Multifamily	264 units	$46.5	$13.2	$32.5

(1)	For the development properties, the estimated total development budget includes the cost of the land, construction costs, development fees, financing costs, start up costs and initial operating deficits of the respective property. The amounts presented do not include Investment Services Fees that would be payable to our advisor in connection with the acquisition of the property.

(2)	Approximately 70% of each expected development budget is expected to be financed with mortgage construction financing at market rates and terms. As of the date of this prospectus, we had not obtained a commitment from a lender for any such financing. There is no guarantee financing will be obtained or, if obtained, on what terms.

(3)	These properties are expected to be owned through a joint venture in which we own an interest in excess of 50% with terms similar to the terms as described under “Our Investments – Our Joint Venture Agreements.”

As of the date of this prospectus, we have not yet entered into a binding contract to acquire the properties identified as potential investment opportunities above or a joint venture agreement with potential joint venture partners in connection with any of these potential investments. In addition, our advisor is in the process of performing its evaluation and has not completed its due diligence review of the property, the acquisition and the proposed joint venture have not been approved by our investment committee or our board of directors and a financing commitment has not been obtained from a lender. Therefore, there is no guarantee that we will continue to pursue these potential investments or that, if pursued, the transactions will ultimately be completed or, if completed, on the terms described in this prospectus.

Overview of Current Asset Allocation

Although we have a broad investment strategy, in implementing our strategy, we will focus on locations and sectors that we believe currently offer attractive investment opportunities. Based on current domestic and international market conditions and investment opportunities, we have focused and expect in the near term to continue to focus primarily on multifamily development properties located in the United States, although we may also acquire properties in the other real estate sectors, as well as other classifications of commercial real estate property. In addition, depending on future investment opportunities that arise, we may determine to invest in properties located outside the United States. As of the date of this prospectus, all of our property acquisitions and other properties identified as potential investment opportunities are located in the U.S.

Investment Focus on Multifamily Development

Since inception, our advisor and global sub-advisors have targeted assets believed to have significant potential for capital growth. As of the date of this prospectus, we have made investments in eight multifamily development projects in the southeast U.S., in addition to the three-building office complex outside Atlanta acquired in October 2011. Our first multifamily development project, the Long Point Property in Mount Pleasant, South Carolina, was completed in November 2012 on budget and accepted its first residents ahead of schedule, and strong demand has pushed up our rental rates above our initial projections. Our second multifamily project was completed in May 2013, and we have entered into six additional multifamily development projects that are expected to be completed in stages between now and mid-2015. We expect to continue to enter into similar arrangements with other partners to develop additional multifamily projects.

We believe there are numerous opportunities that fit within our investment mandate. We believe that multifamily development in the U.S. represents a unique near-term opportunity. There remains significant consumer demand for newly-constructed multifamily units. In addition, investor demand for stabilized multifamily operations has driven down return expectations particularly in major markets. A compelling opportunity exists for those with capital, relationships, and expertise to develop and operate new units. We intend to build on the success of our initial multifamily projects by continuing to capitalize on this supply/demand imbalance while monitoring for any shift in fundamental return metrics.

What is Driving the U.S. Multifamily Market?

As a whole, the U.S. real estate market continues to rebound from the housing market bubble and ensuing near collapse of the related financial markets. While up against economic headwinds, such as a sluggish domestic economy, the European debt crisis and weakening economic indicators, the domestic real estate market is improving in most regions and is showing strength in some areas.

Job growth is also contributing to these positive trends. Over the past several months, steady job growth has increased demand for space in most asset types. While job growth has been modest nationally, the sunbelt states generally outperform the national averages, and this has led to renewed investor interest in assets across the region.

Trends outside of real estate are also fueling its recovery within certain sectors. With few other alternatives to generate meaningful income, investors are turning to real estate for its reputation of providing income, creating a potential hedge against inflation, and protecting principal. Beginning in 2011, a good portion of this capital has focused on the perceived safety of central business district (“CBD”) office properties in cities such as New York and San Francisco, and notably, multifamily housing. The continued influx of capital into these sectors has driven asset prices up and yields down. In many markets, stabilized properties in these two sectors are at or near the pricing levels that existed in 2006 and 2007 at the height of the previous market cycle.

Overall, the domestic market is showing signs of recovery. CBD office and multifamily sectors are seeing the most dramatic improvement, but we believe the broader commercial real estate market appears, however slowly, to be trending positively, and we expect this trend should continue in the near- term. Consumer demand for multifamily housing is driven by one of the greatest demographic shifts of the past several generations—a trend away from homeownership coupled with a 50 year low in construction starts in 2009. Domestic homeownership continues to decline. U.S. Census Bureau information indicates a national homeownership rate of 65% as of March 31, 2013 having recorded the largest ten-year decline since the 1930s.

The U.S. Census Bureau also provides general population information supporting a current and ongoing influx of renters into the multifamily market. (See, Residential Vacancies and Homeownership in the First Quarter 2013, U.S. Census Bureau News, U.S. Department of Commerce, (CB13-64), April 30, 2012.) The echo to the baby boom is evident by the ranks of individuals around the age of 20. Naturally as these “Echo Boomers” age over the next five to fifteen years they will push through the age group that targets apartment rentals. Interestingly, as they reach retirement age, their parents may also opt for the lifestyle characterized by the multifamily sector.

Despite robust demand, the supply of new multifamily units remains well below historical levels. According to the Harvard Joint Center for Housing Studies, there were 178,000 multifamily construction starts in 2011 and an anticipated 211,000 multifamily starts for 2012. (See, The State of the Nation’s Housing 2012, Joint Center For

Housing Studies of Harvard University, 2012.) These numbers are significantly below the 340,000 average annual starts recorded in the decade before the downturn. A new construction cycle is beginning to materialize but remains constrained as financing for new multifamily projects is available to only the most seasoned developer-operators and is currently focused on urban infill development. Apartment development is coming off of a 50 year low in 2009.

Limited supply and increasing demand is driving low vacancies and growing rents. According to MPF Research, national apartment occupancy was 94.9% during the first quarter of 2013, on par with the first quarter of 2012. According to the same source, effective rents grew 3% year over year from the first quarter of 2012. (See, U.S. Apartment Market Report—1st Quarter U.S. Apartment Report Performance Highlights, RealPage, MPF Research Division, April 2, 2013, https://www.realpage.com/apartment-maret-research/u.s.-apartment-report-trends.)

The Case for Multifamily Development

A significant spread exists today between the price to build new multifamily units and the prices for which those same quality existing units are being purchased. The spread between the cost per unit for construction and the value per stabilized unit is at one of its widest points in recent history, and could allow for construction of new units at a discount of up to 20% compared to market prices for existing units.

We believe the multifamily sector is benefiting from the confluence of favorable trends: prices driven up by investor interest, demand for units trending higher, favorable demographic factors and a relatively limited supply of new construction.

Characteristics of Multifamily Properties in Which We Expect to Invest

In selecting multifamily development opportunities, we expect to focus on:

•

Suburban Markets – Suburban communities are typically developed on a lower cost per unit basis than urban projects, allowing for (i) more investments (and therefore, more diversification) with the same amount of capital, and (ii) lower average per unit rent to achieve our desired yield, making the units more affordable for a larger percentage of prime renters. Suburban markets also allow for less competition and more geographic selection.

•

Class A Properties – Class A apartments typically attract more creditworthy tenants resulting in a more reliable rent payment. Moreover, the quality of construction and service that Class A rents can support allow for longevity of the asset.

•

Development – Creating an asset from the ground up allows us to use the most state of the art planning and construction materials, and ultimately, create an asset with the best longevity and resale value.

•

Partner projects – As we have done to date, we expect to joint venture with affiliates of local development partners. Structuring our transactions in this way allows us to (i) participate in a greater number of projects, increasing diversification; (ii) leverage the local knowledge of the partner to select the site, secure zoning, and manage the asset; and (iii) reduce our risk by receiving a cost and loan guarantee from affiliates of our joint venture partner. In order to reduce pre-development risks, we typically enter into joint venture agreements such as these and commit our capital only upon the developer having acquired the land (or securing it via contract) and having secured both zoning and financing.

We may invest in a wide spectrum of real estate sectors and our investment policies remain flexible in order to move to markets and asset types domestically and internationally as market cycles and opportunity dictates. However, we currently expect to direct a substantial majority of our capital from this offering to U.S. multifamily development projects.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2012. The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve or have served among our executive officers and/or directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL-affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•

CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets primarily in the United States; and

•

CNL Healthcare Properties, Inc. which invests in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior living, lifestyle and lodging sectors in the United States.

During the ten-year period ending December 31, 2012, one of the CNL Income Funds and the seven public REITs, including the Company, invested in properties and/or sold properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada, one of the REITs invested in one property located in Canada and another of the REITs invested in five properties located in Germany. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2003 to December 31, 2012 is as follows:

Entity	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold
CNL Income Fund XVIII, Ltd.	-	$-	2
CNL Restaurant Properties, Inc.	224	386,000	354
CNL Retirement Properties, Inc.	243	3,035,600	3
CNL Hotels & Resorts, Inc.	81	4,960,400	46
CNL Lifestyle Properties, Inc.(1)	187	3,662,500	8
CNL Growth Properties, Inc.(2)	7	34,900	-
Global Income Trust, Inc.	9	120,600	-
CNL Healthcare Properties, Inc.(2)	27	491,100	-

	778	$12,691,100	413

(1)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2003 to December 31, 2012.

(2)	CNL Growth Properties, Inc. and CNL Healthcare Properties, Inc. have acquired certain development properties. The aggregate purchase price for these properties includes the purchase price paid of the land only.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and completed its initial public offering in April 2013.

Mr. Seneff currently serves as chairman of the board of CNL Healthcare Properties, Inc., which is a non-traded public company that intends to elect to be taxed as a REIT and which is externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.2 billion from approximately 230,000 investors. All information is historical as of December 31, 2012:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment
CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
CNL Growth Properties, Inc.	$67.6 million	N/A	6.8 million	N/A
Global Income Trust, Inc.	$64.0 million	(4)	6.4 million	N/A
CNL Healthcare Properties, Inc.	$181.6 million	N/A	18.2 million	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.

(3)

From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2012, CNL Lifestyle Properties, Inc. raised an additional $132.4 million from shares sold through the reinvestment plan.

(4)	Global Income Trust, Inc. completed its public offering in April 2013 and in connection therewith, raised approximately $83.7 million.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2010 and December 31, 2012, by the Company and three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program	Real Property Acquired	Location	Method of Financing	Type of Program
CNL Lifestyle Properties, Inc.(1)	71 lifestyle properties	AR, CA, CO, FL, GA, IL, KS, ME, MD, MA, MI, MN, MO, NJ, NY, NV, NC, OH, OR, PA, TX, WA	(2)	Public REIT

CNL Growth Properties, Inc.	6 multifamily development properties, 1 multi-tenant office complex	FL, GA, NC, SC, TX	(3)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building, 1 distribution facility, 5 value retail centers	FL, TX, Germany	(4)	Public REIT

CNL Healthcare Properties, Inc.	17 senior living properties	FL, GA, IL, IA, MD, MI, MO, NE, OH, SD, WY	(5)	Public REIT

(1)	CNL Lifestyle Properties, Inc. also invested in two mortgages collateralized by real estate properties located in Florida and South Carolina during the period from January 1, 2010 to December 31, 2012.

(2)	As of December 31, 2012, approximately 38% of the consolidated assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings and proceeds from shares sold through the reinvestment plan.

(3)	As of December 31, 2012, approximately 49% of the assets acquired by CNL Growth Properties, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from CNL Growth Properties, Inc.’s equity offerings.

(4)	As of December 31, 2012, approximately 66% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

(5)	As of December 31, 2012, approximately 63% of the assets acquired by CNL Healthcare Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Healthcare Properties, Inc.’s equity offerings.

We will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., CNL Growth Properties, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2003 through December 31, 2012, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 12 non-public real estate programs whose properties are located throughout the United States. Between 2003 and December 31, 2012, these programs raised a total of approximately $241 million from approximately 2,700 investors and purchased interests in a total of 30 projects, including one mortgage loan and a bridge loan facility. The projects consisted of two apartment projects (representing 6.7% of the total properties in the private programs), 15 office/industrial buildings (representing 50.0%

of the total properties in the private programs), 11 seniors’ housing properties (representing 36.7% of the total properties in the private programs), one mortgage loan (representing 3.3% of the total properties in the private programs) and one bridge loan facility (representing 3.3% of the total properties in the private programs).

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on two properties, five properties and four properties for the years ended December 31, 2012, 2011 and 2010, respectively, totaling $1.0 million, $16.9 million and $26.9 million, respectively. This represented approximately 0 percent, 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels & Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels & Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely.

Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter. In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board, applicable on the date of the redemption request based on the number of years the stockholder held the shares. As of December 31, 2012, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 9.7 million shares.

Beginning in the quarter ended March 31, 2006, CNL Hotels & Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels & Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels & Resorts, Inc.’s sale and merger transaction in April 2007.

Other Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated net asset value per share was $7.31, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, its board of directors considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

Effective April 10, 2013, the board of directors of Global Income Trust, Inc. determined to suspend its stock redemption plan due to its termination of its distribution reinvestment plan, among other considerations.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Growth Properties, Inc. should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Supplementary Data which are incorporated by reference from our current report on Form 8-K dated August 8, 2013, and our quarterly report on Form 10-Q for the six months ended June 30, 2013.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010(1)	2009(1)	2008(1)
Operating Data:
Revenues	$2,878,597	$30,556	$1,386,226	$–	$–	$–	$–
Operating loss	(1,234,077)	(1,206,990)	(1,996,112)	(1,363,876)	(1,402,979)	–	–
Loss from continuing operations attributable to noncontrolling interests (5)	(115,131)	(12,729)	(12,535)	–	–	–	–
Loss from continuing operations attributable to common stockholders (5)	(1,294,596)	(1,193,627)	(1,982,648)	(1,363,561)	(1,402,979)	–	–
Loss from discontinued operations (5)	(118,860)	(676,136)	(1,141,304)	(645,690)	–	–	–
Net loss attributable to common stockholders (5)	(1,413,456)	(1,869,763)	(3,123,952)	(2,009,251)	(1,402,979)	–	–
Loss from continuing operations per share (5)	(0.13)	(0.20)	(0.30)	(0.36)	(0.78)	–	–
Loss from discontinued operations per share (5)	(0.01)	(0.11)	(0.17)	(0.17)	–	–	–
Net loss per share (basic and diluted)	(0.14)	(0.31)	(0.47)	(0.53)	(0.78)	–	–
Weighted average number of shares of common stock outstanding (basic and diluted) (2)	9,998,697	5,955,985	6,616,967	3,794,022	1,797,751	–	–
Net cash provided by (used in) operating activities	789,000	(830,832)	(869,890)	(1,267,166)	(836,067)	–	–
Net cash used in investing activities	(51,534,694)	(27,684,232)	(70,705,796)	(21,432,479)	–	–	–
Net cash provided by financing activities	60,212,378	30,292,291	68,539,209	30,562,967	10,805,908	–	–
Other Data:
Funds from operations (“FFO”) (3)	$(41,880)	$(1,035,695)	$(1,346,430)	$(1,716,703)	$(1,402,979)	$–	$–
FFO per share	(0.00)	(0.17)	(0.20)	(0.45)	(0.78)	–	–
Modified funds from operations (“MFFO”) (3)	(103,298)	(979,174)	(1,480,066)	(1,249,750)	(1,394,462)	–	–
MFFO per share (3)	(0.01)	(0.16)	(0.22)	(0.33)	(0.78)	–	–
Properties owned at the end of period (4)	9	4	7	2	–	–	–
Balance Sheet Data:
Real estate assets, net	$139,293,887	$41,839,693	$84,741,921	$8,952,920	$–	$–	$–
Real estate held for sale	13,293,659	13,544,590	13,225,739	13,817,701	–	–	–
Cash and cash equivalents	24,462,991	19,810,011	14,996,307	18,032,784	10,169,462	199,621	200,200
Total assets	180,194,394	76,306,479	114,890,689	41,325,304	10,192,459	364,500	200,200
Long-term debt obligations	77,280,718	21,237,766	44,479,650	7,178,984	–	–	–
Total liabilities	92,117,204	29,712,337	54.444,049	9,879,443	640,464	164,500	200
Noncontrolling interests	16,207,594	3,399,618	9,849,660	357,300	–	–	–
Total equity	88,077,190	46,594,142	60,446,640	31,445,861	9,551,995	200,000	200,000

(1)	Significant operations commenced on April 26, 2010 when we received the minimum offering proceeds and funds were released from escrow. The results of operations for the year ended December 31, 2010 include only organizational costs incurred on our behalf by our advisor, and general and administrative expenses. Selected Financial Data for 2008 covers the period December 12, 2008 (date of inception) through December 31, 2008. Weighted average number of shares outstanding is presented for the period we were operational.

(2)	For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions are treated as if they were outstanding as of the beginning of each period presented. Therefore, the weighted average number of shares outstanding for each period has been revised to include stock distributions declared and issued through the initial date of this prospectus, as if they were outstanding as of the beginning of each period presented.

(3)	FFO is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We use FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property, asset impairment write-downs, depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, as one measure to evaluate our operating performance. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate has historically not depreciated on the basis determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the Investment Program Association (“IPA”), an industry trade group, Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, and the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for various items, as applicable, included in the determination of GAAP net income or loss including: acquisition fees and expenses; amounts relating to deferred rent receivables (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues) and amortization of above and below market leases and liabilities, loss on early extinguishment of debt, and unrealized gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting (or for which hedge accounting was not elected).

FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered (i) as an alternative to net income or loss, or net income or loss from continuing operations, as an indication of our performance, (ii) as an alternative to cash flows from operations as an indication of our liquidity, or (iii) as indicative of funds available to fund our cash needs or our ability to make cash distributions, if any, to our stockholders. FFO and MFFO should not be construed as more relevant or accurate than the current GAAP methodology in calculating net income or loss and its applicability in evaluating our operating performance.

(4)	As of June 30, 2013 and 2012, six and three of the properties owned at the end of the period, respectively, were under development. As of December 31, 2012 and 2011, five and one of the properties owned at the end of the period, respectively, were under development.

(5)	The results of operations relating to the Gwinnett Center that were classified as held for sale during the six months ended June 30, 2013 are reported as discontinued operations for all periods presented.

Funds from Operations and Modified Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the (“White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, real estate asset impairment write-downs, depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We may, in the future, make other adjustments to net loss in arriving at FFO as identified above at the time that any such other adjustments become applicable to our results of operations. FFO, for example, may exclude impairment charges of real estate-related investments. Because GAAP impairments represent non-cash charges that are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance. While impairment charges may be excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. In addition, FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition fees and expenses, which we intend to fund from the proceeds of our offerings and which we do not view as an operating expense of a property, are now deducted as expenses in the determination of GAAP net income for non-development projects. As a result, the Investment Program Association (“IPA”), an industry trade group, has standardized a measure known as modified FFO (“MFFO”), which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another additional supplemental measure to reflect the operating performance of a non-traded REIT. Under IPA Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs (“IPA Guideline”), MFFO excludes from FFO additional non-cash or non-recurring items, including the following:

•

acquisition fees and expenses from business combinations that are not capitalized as part of the cost of the development property, which have been deducted as expenses in the determination of GAAP net income;

•	non-cash amounts related to straight-line rent;

•	amortization of above or below market intangible lease assets and liabilities;

•	accretion of discounts and amortization of premiums on debt investments;

•	impairments of loans receivable, and equity and debt investments;

•	realized gains or losses from the early extinguishment of debt;

•

realized gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

•	unrealized gains or losses related to fair value adjustments for derivatives for which we did not elect or qualify for hedge accounting, including interest rate and foreign exchange derivatives;

•	unrealized gains or losses related to consolidation from, or deconsolidation to, equity accounting;

•	adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; and

•	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We consider MFFO as a supplemental measure when assessing our operating performance. We have calculated MFFO in accordance with the IPA Guideline. For the six months ended June 30, 2013 and 2012, and the years ended December 31, 2012, 2011 and 2010. our MFFO is FFO, excluding acquisition fees and expenses, the amortization of above- and below-market leases, straight-line rent adjustments, loss on early extinguishment of debt and unrealized gains or losses related to fair value adjustments for derivatives, which we believe is helpful in evaluating our results of operations for the reasons discussed below.

•

Acquisition fees and expenses. In evaluating investments in real estate, management’s investment models and analyses differentiate between costs to acquire the investment and the operating results derived from the investment. Acquisition fees and expenses have been and will continue to be funded from the proceeds of our offerings and other financing sources and not from operations. We believe by excluding acquisition fees and expenses from business combinations that are not capitalized as part of the cost of the development properties, that have been expensed for GAAP purposes, MFFO provides useful supplemental information that is comparable between differing reporting periods for each type of our real estate investments and is more indicative of future operating results from our investments as consistent with management’s analysis of the investing and operating performance of our properties. If earnings from the operations of our properties or net sales proceeds from the future disposition of our properties are not sufficient enough to overcome the acquisition costs and fees incurred, then such fees and expenses will have a dilutive impact on our returns.

•

Amortization of above- and below-market leases. Under GAAP, certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, we believe that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

•

Straight-line rent adjustment. Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

•

Loss on early extinguishment of debt. These losses are non-cash adjustments related primarily to the accelerated write off of unamortized loan costs in conjunction with early repayment on a loan or related to a refinancing. We believe adding back non-cash losses from the acceleration of amortization of loan costs should resemble the add-back for normal amortization during the period.

•

Unrealized gains or losses related to fair value adjustments for derivatives. These unrealized gains or losses relate to fair value adjustments for derivatives for which we did not elect or qualify for hedge accounting, including interest rate caps. We believe excluding non-cash unrealized gains or losses related to changes in fair values of our interest rate caps, for which we did not elect hedge accounting, should be excluded.

We may, in the future, make other adjustments to FFO as identified above at the time that any such other adjustments become applicable to our results of operations. MFFO, for example would exclude adjustments related to contingent purchase price obligations. We believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals.

We believe that MFFO is helpful in assisting management to assess the sustainability of our distribution and operating performance in future periods, particularly after our offering and acquisition stages are complete, because MFFO excludes acquisition fees and expenses that have been expensed for GAAP purposes that affect property operations only in the period in which a property is acquired; however, MFFO should only be used by investors to assess the sustainability of our operating performance after our offering stage has been completed and properties have been acquired. Acquisition fees and expenses that have been expensed for GAAP purposes have a negative effect on our cash flows from operating activities during the periods in which properties are acquired.

Presentation of MFFO also is intended to provide useful information to investors as they compare the operating performance of different non-traded REITs, although it should be noted that not all REITs calculate MFFO the same way, so comparisons with other REITs may not be meaningful. Neither the Securities and Exchange Commission, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. Furthermore, FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make cash distributions, if any, to our stockholders. FFO and MFFO should not be construed as historic performance measures or as more relevant or accurate than the current GAAP methodology in calculating net income (loss) and its applicability in evaluating our operating performance.

The following table presents a reconciliation of net loss to FFO and MFFO for the six months ended June 30, 2013 and 2012 and the years ended December 31, 2012, 2011 and 2010:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Net loss attributable to common stockholders	$(1,413,456)	$(1,869,763)	$(3,123,952)	$(2,009,251)	$(1,402,979)
Adjustments:
Depreciation and amortization:
Continuing operations	1,013,686	13,471	263,045	–	–
Discontinued operations	357,890	820,597	1,514,477	292,548	–

FFO	(41,880)	(1,035,695)	(1,346,430)	(1,716,703)	(1,402,979)
Acquisition fees and expenses (1):
Continuing operations	19,088	57,287	73,442	27,371	8,517
Discontinued operations	–	–	–	432,793	–

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
Amortization of above- and below-market lease intangible assets (2):
Discontinued operations	17,983	79,319	135,197	28,229	–
Straight-line rent adjustments (3):
Continuing operations	–	–	(121,789)	–	–
Discontinued operations	(117,143)	(80,085)	(220,486)	(21,440)	–
Loss on extinguishment of debt (4):
Continuing operations	65,812	–	–	–	–
Unrealized gain related to changes in fair value of derivatives (5):
Continuing operations	(47,158)	–	–	–	–

MFFO	$(103,298)	$(979,174)	$(1,480,066)	$(1,249,750)	$(1,394,462)

Weighted average number of shares of common stock outstanding (basic and diluted) (6)	9,998,697	5,955,985	6,616,967	3,794,022	1,797,751

Net loss per share (basic and diluted)	$(0.14)	$(0.31)	$(0.47)	$(0.53)	$(0.78)

FFO per share (basic and diluted)	$(0.00)	$(0.17)	$(0.20)	$(0.45)	$(0.78)

MFFO per share (basic and diluted)	$(0.01)	$(0.16)	$(0.22)	$(0.33)	$(0.78)

(1)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-traded REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs from business combinations that are not capitalized as part of the cost of the development properties, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties for non-development properties. These acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Acquisition fees and expenses will have negative effects on returns to investors, the potential for future cash distributions, if any, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)	Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

(4)	Management believes that adjusting for the realized loss on the early extinguishment of debt is appropriate because the write-off of unamortized loan costs are non-recurring, non-cash adjustments that are not reflective of our ongoing operating performance and aligns results with management’s analysis of operating performance.

(5)	These items relate to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, because these items may not be directly attributable to our current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, where we are not speculating or trading assets, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses.

(6)	For purposes of determining the weighted average number of shares of common stock outstanding, stock distributions are treated as if they were outstanding as of the beginning of each period presented. Therefore, the weighted average number of shares outstanding for each period has been revised to include stock distributions declared and issued through the date of this prospectus, as if they were outstanding as of the beginning of each period presented.

MANAGEMENT

Directors and Executive Officers

We have provided below certain information about our executive officers and directors.

Name	Age*	Position(s)
James M. Seneff, Jr.	66	Chairman of the Board and Director
Stephen P. Elker	62	Independent Director
Mary Lou Fiala	62	Independent Director
Andrew A. Hyltin	54	Chief Executive Officer and President
Rosemary Q. Mills	54	Chief Financial Officer and Treasurer
Steven D. Shackelford	49	Executive Vice President
Ixchell C. Duarte	46	Senior Vice President and Chief Accounting Officer
Holly J. Greer	41	Senior Vice President, General Counsel and Secretary
Scott C. Hall	48	Senior Vice President of Operations
John F. Starr	38	Chief Portfolio Management Officer

*As of June 30, 2013

James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as the chairman of our board since August 2009, as a director since our inception in December 2008 and as a member of the board of managers of our advisor since its inception in December 2008. Mr. Seneff has served as chairman of the board and a director of Global Income Trust, Inc., a public, non-traded REIT, and has served as a manager of its advisor, CNL Global Income Advisors, LLC, since their inception in March 2009 and December 2008, respectively. He is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (November 2008 to present) of CNL Financial Group, LLC, our sponsor; and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Healthcare Properties, Inc., a public, non-traded company that intends to be taxed as a REIT, and its advisor, CNL Healthcare Corp. (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); CNL Securities Corp., the Managing Dealer of our initial offering and this offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his degree in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisitions, ownership and dispositions in a variety of public and private real estate investment vehicles which strengthens the board’s collective knowledge, capabilities and experience.

Stephen P. Elker. Independent Director. Mr. Elker has served as an Independent Director and the audit committee financial expert since August 2009. Until July 2009, Mr. Elker spent over 36 years with KPMG LLP, the U.S. member firm of KPMG International, beginning in its Washington D.C. office, and then with offices in Rochester, New York and Orlando, Florida. In 1999, Mr. Elker was appointed as managing partner of the Orlando office and served as partner in charge of the Florida business tax practice from 2001 to July 2009. His responsibilities included providing tax consulting and compliance services for clients in industries including real estate, hospitality and consumer markets. Mr. Elker’s experience extends to advising multinational clients, both U.S. and foreign-based, on mergers, acquisitions, divestitures, international taxation, and cross-border real estate transactions. In May 2012,

Mr. Elker joined the board of directors of Fiesta Restaurant Group Inc. as an independent director and chairman on the audit committee. Mr. Elker earned his bachelor of science degree in business administration from Georgetown University. Mr. Elker is a certified public accountant.

As a result of these professional and other experiences, Mr. Elker possesses particular knowledge of accounting and tax practices which strengthens the board’s collective knowledge, capabilities and experience.

Mary Lou Fiala. Independent Director. Ms. Fiala has served as an Independent Director since August 2009. She is currently a director of Regency Centers Corporation, a publicly traded REIT specializing in developing, owning and operating grocery-anchored shopping centers located throughout the United States. Ms. Fiala has been a director of Regency since 1997, served as vice chairman from 1998 until December 2009, and served as its president from January 1999 to February 2009 and as chief operating officer from January 1999 to December 2009. Prior to joining Regency, from March 1997 to January 1999, she served as managing director of Security Capital Global Strategic Group Incorporated, where she was responsible for the development of operating systems for the firm’s retail-related initiatives. From 1976 to 1994, Ms. Fiala held various merchandising and store operations positions with predecessors to Macy’s and Federated Department Stores. Following the 1994 merger of Macy’s East with Federated, Ms. Fiala was senior vice president and director of stores, New England, until her departure in March 1997. Ms. Fiala served as a director of Build-A-Bear Workshop, Inc., which is a publicly traded company that operates stores worldwide, from 2006 to November 2011 and has served as non-executive chairman of the board since November 2011. She also served as a director of Flat Out Crazy, Inc. from 2008 until January 2013. Ms. Fiala is a past chairman and current trustee of the board of trustees for the International Council of Shopping Centers where Ms. Fiala has worked with real estate companies, owners and developers worldwide. In November 2010, Ms. Fiala joined the board of directors of General Growth Properties, Inc., a publicly traded REIT that owns, operates and develops regional shopping malls across the United States. Ms. Fiala earned a bachelor of science degree from Miami University.

As a result of these professional and other experiences, Ms. Fiala possesses a particular knowledge of commercial real estate development and operations, organizational management and marketing which strengthens the board’s collective knowledge, capabilities and experience.

Andrew A. Hyltin. President and Chief Executive Officer. Mr. Hyltin has served as our president, and as president and a manager of our advisor, since November 2010. Effective December 2012, Mr. Hyltin began serving as our Chief Executive Officer. He also has served as president of Global Income Trust, Inc., a public, non-traded REIT, and has served as a manager and president of its advisor, CNL Global Income Advisors, LLC, since November 2010. Effective December 2012, he also serves as chief executive officer of Global Income Trust, Inc. In addition, he serves as the chief executive officer of Corporate Capital Trust, Inc., a public, non-traded business development company (June 2010 to present); and he previously served as its president (June 2010 to December 2012). Mr. Hyltin has held various officer positions with CNL Fund Advisors Company, an affiliate of CNL, serving as its chief executive officer since June 2010, and as its president from March 2009 until December 2012. Mr. Hyltin has also served as chief investment officer of CNL Private Equity Corp. since 2004, and has served as its president since 2005, responsible for the overall management of its portfolio, and private offerings and alternative investments. He served as vice president of investments for that company from 2003 to 2005. From April 2009 to May 2010, Mr. Hyltin served as president to The CNL Funds, an open-end mutual fund. Mr. Hyltin has a B.A. in finance from Texas Christian University.

Rosemary Q. Mills. Chief Financial Officer and Treasurer. Ms. Mills has served as our chief financial officer and treasurer since April 2013. She also has served as chief financial officer and treasurer of Global Income Trust, Inc., a public non-traded REIT, since April 2013. She serves as a senior vice president of an affiliate of CNL, with duties extending to both us and Global Income Trust, Inc., which position she has held since April 2010. From September 2008 to April 2010, Ms. Mills was a consultant to a CNL affiliate working on the initial creation and sponsorship of us and Global Income Trust, Inc. She was vice president-capital markets and integration manager for GE Capital, Franchise Finance from the time of GE Capital’s acquisition of Trustreet, a publicly traded REIT, from February 2007 until May 2008. Prior to GE Capital’s acquisition of Trustreet, from February 2005 to February 2007, Ms. Mills was Trustreet’s senior vice president responsible for liquidity and capital structure, tax planning and compliance, legal compliance, internal audit and investor relations. Between July 2003 and January 2005, she served as chief financial officer for a CNL affiliate, where she led financial reporting and planning for nine private funds and 18 public income funds, which merged with and into Trustreet in February 2005. From June 2000 to July 2003, Ms. Mills was senior vice president of finance and strategic planning with CNL Restaurant Properties, Inc. Prior to CNL and its various affiliates and successors, beginning May 1993, Ms. Mills spent seven years with a private pharmacy management consulting practice, initially as director of finance, progressing to president from 1997 to her departure in December 1999. Ms. Mills is a certified public accountant and practiced in the Orlando office of Ernst & Young from 1981 to 1993, initially, as a member of the audit staff and advancing to senior manager of tax. She graduated with a BSBA in accountancy from the University of Central Florida in 1981.

Steven D. Shackelford. Executive Vice President. Mr. Shackelford has served as an executive vice president since April 2013. He served as our chief financial officer from inception in December 2008 through March 2013, and served as our secretary from December 2008 until August 2011. He also has served as chief financial officer of our advisor since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011, and served as its secretary from December 2008 until August 2011. In addition, Mr. Shackelford has served as an executive vice president since April 2013, served as chief financial officer from inception in March 2009 through March 2013, and served as secretary from March 2009 until August 2011 of Global Income Trust, Inc., a public, non-traded REIT. He also has served as chief financial officer since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011 of its advisor, CNL Global Income Advisors, LLC, and served as its secretary from December 2008 until August 2011. Effective January 2013, Mr. Shackelford became the president of Corporate Capital Trust, Inc., a non-traded business development company sponsored by CNL. Mr. Shackelford joined CNL Management Corp. (formerly known as CNL Real Estate Advisors Company), an affiliate of CNL, in March 2007, as chief financial officer and chief operating officer. Previously, from February 2005 to February 2007, Mr. Shackelford served as chief financial officer, executive vice president, chief operating officer and secretary of Trustreet, a publicly traded REIT. Before joining Trustreet, Mr. Shackelford served as executive vice president and chief operating officer of CNL Restaurant Properties, Inc., which he joined in September 1996. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital by gaining access to capital markets located in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multi-national clients. Mr. Shackelford was a member of the audit staff and a senior accountant from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford received his undergraduate degree in accounting and an M.B.A. from Florida State University. He is a certified public accountant.

Ixchell C. Duarte. Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as a senior vice president and our chief accounting officer since June 2012, and also serves as a senior vice president and chief accounting officer of Global Income Trust, Inc., a public non-traded REIT. Ms. Duarte has also served as a senior vice president and chief accounting officer of CNL Healthcare Properties, Inc., a public, non-traded company that intends to qualify as a REIT, since March 2012, and was previously a vice president with CNL Healthcare Properties, Inc. from February 2012 to March 2012. Ms. Duarte has also served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT, and was previously its vice president from February 2012 to March 2012. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet, a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL Financial Group, Inc. affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

Holly J. Greer. Senior Vice President, General Counsel and Secretary. Ms. Greer has served as a senior vice president, our general counsel and our secretary since August 2011. Ms. Greer has also served as a senior vice president and secretary of our advisor since August 2011. Ms. Greer also has served as a senior vice president, general counsel and secretary of Global Income Trust, Inc., a public, non-traded REIT, and as senior vice president and secretary of its advisor since August 2011. Ms. Greer served as vice president and associate general counsel of CNL Healthcare Properties, Inc., a public, non-traded company that intends to be taxed as a REIT, from inception in June 2010 until March 2011, and has served as general counsel, senior vice president and secretary since March 2011. Ms. Greer has also served as senior vice president, legal affairs of its advisor since March 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until October 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc. and its former advisor, overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor from November 2009 until March 2011. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Scott C. Hall. Senior Vice President of Operations. Mr. Hall has served as our senior vice president of operations since December 2012. Mr. Hall also serves as senior vice president of operations for Global Income Trust, Inc., effective December 2012. Mr. Hall is the president and owner of a private consulting firm based in Orlando, Florida that serves various real estate investment and development projects. Prior to his appointment as senior vice president of operations, he served from May 2011 to December 2012 as a consultant to our advisor and to the advisors of other CNL affiliates, including Global Income Trust, Inc., CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., each a public, non-traded REIT, and Corporate Capital Trust, Inc., a public, non-traded business development company. From September 2005 to February 2010, Mr. Hall was senior vice president and led the Florida office of The Pizzuti Companies, a nationally recognized real estate investor and developer based in Columbus, Ohio. He also held various positions with a number of CNL affiliates from May 2002 to September 2005. Previously, from 1995 to 2001, Mr. Hall was an associate at Lake Nona, a 7,000-acre mixed-use real estate development in Orlando, Florida, owned by Tavistock Group, an international private investment company. Mr. Hall earned a B.A. in English from Ohio Wesleyan University, and an M.B.A. with honors from Rollins College.

John F. Starr. Chief Portfolio Management Officer. Mr. Starr has served as our chief portfolio management officer since December 2012. Mr. Starr also serves as chief portfolio management officer of Global Income Trust, Inc. effective December 2012. Since 2002, Mr. Starr has held various positions with multiple CNL affiliates. From October 2011 until his appointment as the Company’s chief portfolio management officer, Mr. Starr served as senior vice president of portfolio management at CNL Financial Group Investment Management, LLC responsible for developing and implementing strategies to maximize the financial performance of CNL’s real estate portfolios. He also served as a senior vice president of CNL Private Equity Corp. from December 2010 until his appointment as the chief portfolio management officer. Between June 2009 and December 2010, he served as CNL Private Equity Corp.’s senior vice president of asset management, responsible for the oversight and day-to-day management of all real estate assets from origination to disposition. At CNL Management Corp., Mr. Starr served as senior vice president of asset management, from June 2007 to December 2010. Between January 2004 and February 2005, Mr. Starr served as vice president of real estate portfolio management at Trustreet, and from February 2005 to February 2007, he served as Trustreet’s vice president of special servicing, and as president of a Trustreet affiliate, where he was responsible for the resolution and value optimization of distressed leases and loans. From February 2007 to May 2007, following the sale of Trustreet to GE Capital, he served as GE Capital, Franchise Finance’s vice president of special servicing, before rejoining CNL affiliates in June 2007. Between May 2002 and January 2004, Mr. Starr was assistant vice president of special servicing at CNL Restaurant Properties, Inc. Prior to joining CNL’s affiliates, Mr. Starr served in various positions in the credit products management group at Wachovia Bank, Orlando, Florida, from December 1997 to May 2002. Mr. Starr received a B.S. in business and an M.B.A. from the University of Florida in 1997 and 2007, respectively.

Independent Directors

Under our articles of incorporation, a majority of our board of directors and also a majority of any committee of the board of directors must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors will nominate replacements for vacancies in the Independent Director positions. An Independent Director may not, directly or indirectly (including through a member of his immediately family), be associated with us, our advisor or any of our affiliates within the last two years before becoming a director and at such time an Independent Director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of our advisor or its affiliates, serve as a director of more than three REITs advised by our advisor or its affiliates, or perform services (other than as an Independent Director) for us.

Committees of the Board of Directors

We have a standing audit committee, the members of which are selected by the board each year. Our two Independent Directors comprise our audit committee. The audit committee operates under a written charter adopted by the board. The audit committee assists the board of directors by providing oversight responsibilities relating to:

•	the integrity of financial reporting;

•	the independence, qualifications and performance of our independent auditors;

•	the systems of internal controls;

•	the performance of our internal audit function; and

•	compliance with management’s audit, accounting and financial reporting policies and procedures.

In addition, the audit committee recommends the independent auditors for appointment by the board of directors and is responsible for the compensation and oversight of our independent auditor. In performing these functions, the audit committee meets periodically with the independent auditors and management (including private sessions) to review the results of their work.

In May 2013, the board established a valuation committee comprised of our Independent Directors. The valuation committee is responsible for oversight of our valuation process in periodically determining and reporting the net asset value per share of our common stock, subject to final approval of the resulting valuation by our board. The valuation committee shall perform the following functions:

•	approve the engagement of one or more third-party valuation advisors as determined by the board to assist in the valuation of our assets and liabilities;

•

review and approve the proposed valuation process and methodology to be used to determine the valuation, the consistency of the valuation methodology with real estate industry standards and practices, and the reasonableness of the assumptions utilized in the valuation;

•	review the reasonableness of the valuation or range of values resulting from the process; and

•	recommend the final proposed valuation for approval by the board.

Currently, we do not have a nominating committee or compensation committee. Each director is responsible for identifying and recommending qualified board candidates. To be considered for nomination as a director, an individual must have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we intend to acquire. Additionally, our Independent Directors must meet the independence qualifications described under “ — Independent Directors” and at least one of our Independent Directors must have at least three years of relevant real estate experience. The board considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other board members, the extent to which the candidate would be desirable as a member of the audit committee, and the candidate’s willingness to devote substantial time and effort to board responsibilities. The directors will consider nominees recommended by stockholders if submitted to the board in conformity with the procedures set forth in our bylaws. Generally, a stockholder must submit certain information about the nominee to us between 120 and 150 days prior to the first anniversary of the preceding year’s annual meeting. The process for evaluating director candidates recommended by our stockholders under our bylaws will be the same as the process for evaluating candidates recommended by our directors.

Compensation of Directors

Each Independent Director is entitled to receive a $15,000 annual fee for services as well as $2,000 per board meeting attended, whether they participate by telephone or in person. Each director serving on the audit committee will receive $2,000 per audit committee meeting attended, whether they participate by telephone or in person. The chairman of our audit committee will receive an annual retainer of $10,000 as well as fees for meeting with the independent accountants as a representative of the audit committee. In addition, each director serving on the valuation committee will receive $2,000 per committee meeting attended, whether they participate by telephone or in person. No additional compensation will be paid for attending our annual meeting.

During the year ended December 31, 2012, each Independent Director received a $15,000 annual fee for services as well as $2,000 per board meeting attended whether they participated by telephone or in person. Each director serving on the audit committee received $2,000 per audit committee meeting attended whether they participated by telephone or in person. The audit committee chair received an annual retainer of $10,000 in addition to audit committee meeting fees and fees for meeting with the independent accountants as a representative of the audit committee. No additional compensation was paid for attending the annual meeting.

The following table sets forth the compensation earned or paid to our directors during the year ended December 31, 2012 for their service on the board and audit committee (where applicable).

Name	Fees Earned or Paid in Cash	Total
James M. Seneff, Jr.	None	None
Matthew S. Banks(1)	None	None
Andrew Wood(2)	None	None
John David (“JD”) Alexander(3)	$27,000	$27,000
Stephen P. Elker	$41,000	$41,000
Mary Lou Fiala	$31,000	$31,000

(1)	Mr. Banks served as a director of the Company from its inception through his resignation effective August 14, 2012.

(2)	Mr. Wood served as a director of the Company from August 14, 2012 through his resignation effective March 4, 2013.

(3)	Mr. Alexander served as an Independent Director of the Company from its inception through his resignation effective March 5, 2013.

Management Compensation

For a description of the types, recipients, methods of computation and estimated amounts of all compensation, fees and reimbursements we pay directly or indirectly to our advisor, Managing Dealer and their affiliates, see “Management Compensation.”

Responsibilities of Directors and Officers

Subject to limitations set forth in our articles of incorporation and bylaws, our directors are responsible for management of our business and affairs and have full, exclusive and absolute power, control and authority over our property and our business. Our directors have established written policies on investments and borrowing as set forth in our articles of incorporation and monitor the administrative procedures, investment operations and performance of us and our advisor to assure that such policies are carried out. Our directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct our business. Our board of directors has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the supervision of our directors.

Our directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently, if necessary. We do not expect that our directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, our directors rely heavily on our advisor. Our directors have a fiduciary duty to our stockholders in accordance with the Maryland General Corporation Law to supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

A majority of our Independent Directors must approve all matters which are specified in section II.A, II.C, II.F, II.G, IV.A, IV.B, IV.C, IV.D, IV.E, IV.F, IV.G, V.E, V.H, V.J, VI.A, VI.B.4 and VI.G of the NASAA REIT Guidelines.

Our executive officers are not required to devote all of their time to our business. The chairman of the board presides at all meetings of the directors and our stockholders. Our chief executive officer is our highest ranking executive officer and, subject to the supervision of our directors, supervises the management of our business affairs and the implementation of our policies, as determined by our directors. Our president, subject to the control of the board of directors and with our chief executive officer, is responsible for generally supervising and controlling all of our business and affairs. Our chief financial officer has custody of our funds and securities and is responsible to keep full and accurate accounts of receipts and disbursements in our books. Our secretary generally is responsible to: (i) keep the minutes of the proceedings of the stockholders, the directors and committees of the directors; (ii) see that all notices are duly given in accordance with the provisions of our articles of incorporation, our bylaws or as required by law; (iii) be custodian of the trust records; and (iv) keep a register of stockholders addresses and keep charge of our share transfer books.

SECURITY OWNERSHIP

The following table shows, as of June 30, 2013, the number and percentage of outstanding shares of our common stock beneficially owned (unless otherwise indicated) by (i) any Person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) our directors and nominees, (iii) our executive officers, and (iv) all of our directors and executive officers as a group. Fractional shares are rounded to the nearest whole number. There were 10,485,740 shares of our common stock issued and outstanding as of June 30, 2013. Except as noted below, the address of the named officers and directors is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Shares
James M. Seneff, Jr.	25,060	(2)	(3)
Stephen P. Elker	—		—
Mary Lou Fiala	—		—
Andrew A. Hyltin	1,625		(3)
Rosemary Q. Mills	—		—
Steven D. Shackelford	4,842		(3)
Holly J. Greer	296		(3)
Ixchell C. Duarte	—		—
Scott C. Hall	—		—
John F. Starr	376		(3)
All directors and executive officers as a group (10 persons)	32,199		(3)

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities issuable pursuant to options, warrants and similar rights held by the respective Person or group that may be exercised within 60 days following June 30, 2013. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	This number represents shares attributed to Mr. Seneff as a result of his control of our advisor and CNL Financial Group, LLC, our sponsor. Our advisor is a wholly owned subsidiary of an affiliate of CNL Financial Group, LLC. Mr. Seneff beneficially owns the advisor through his ownership of CNL Financial Group, LLC.

(3)	This number represents less than 1% of all shares beneficially owned.

DETERMINATION OF OUR OFFERING PRICE AND

ESTIMATED NET ASSET VALUE PER SHARE

Our Valuation Policy

We have adopted a valuation policy designed to follow recommendations of the IPA, in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was adopted by the IPA effective May 1, 2013. The purpose of our valuation policy is to establish guidelines to be followed in determining the net asset value per share of our common stock for regulatory and investor reporting and on-going evaluation of investment performance. “Net asset value” means the fair value of real estate, real estate-related investments and all other assets less the fair value of total liabilities. Our net asset value will be determined based on the fair value of our assets less liabilities under market conditions existing as of the time of valuation and assuming the allocation of the resulting net value among our stockholders after any adjustments for incentive, preferred or special interests, if applicable.

In accordance with our policy, the Valuation Committee of our board of directors, comprised of our Independent Directors, oversees our valuation process and engages one or more third-party valuation advisors to assist in the process of determining the net asset value per share of our common stock.

Net asset value per share will be produced at least annually as of December 31 and disclosed as soon as possible after year end; provided, however, that the next valuation after commencement of this offering may be deferred, in the sole discretion of our board of directors, until December 31, 2014.

We will report net asset value per share in our Form 10-K, Form 10-Q, and/or Form 8-K filed with the Commission and in our annual reports sent to our stockholders. Our annual reports will be accompanied by disclosure text sufficient to allow participating brokers to provide information on customer account statements consistent with the requirements of NASD Notice 01-08 and FINRA Rule 2340 and for stockholders to understand the nature and quality of the valuation. We will also disclose our valuation policies and, to the extent practicable given the specificity of our investment portfolio, valuation procedures including the anticipated role of third-party valuation advisors, in this prospectus or any supplements thereto, or in other offering materials filed with the Commission.

Determination of Offering Price and Estimated Net Asset Value Per Share

On July 12, 2013, our board of directors established an offering price of $10.84 per share for the purchase of shares of our common stock for this offering. To assist our board of directors in establishing the offering price, the board of directors engaged an independent valuation firm, CBRE Cap, to provide property level and aggregate valuation analyses of the Company, and a range for the net asset value per share of our common stock, and consider other information provided by our advisor. Our board of directors unanimously determined that $9.76 is the estimated net asset value per share of our common stock as of June 30, 2013. The determination of the offering price by our board of directors was based on our estimated net asset value per share, plus selling commissions and marketing support fees for this offering.

Background

In May 2013, in order to establish an offering price for this offering and to assist participating brokers and stockholders in their evaluation of us, our board of directors initiated a process to estimate our net asset value per share and created a Valuation Committee. On the recommendation of the Valuation Committee and the approval of the board of directors, we engaged CBRE Cap as our independent valuation expert.

From CBRE Cap’s engagement through the issuance of its valuation report as of June 30, 2013 (the “Valuation Report”), CBRE Cap held discussions with our advisor and our senior management and conducted or commissioned such other appraisals, investigations, research, review and analyses as it deemed necessary. The Valuation Committee, upon its receipt and review of the Valuation Report, concluded that the range for the estimated net asset value per share proposed in CBRE Cap’s Valuation Report was reasonable and recommended to our board of directors that it adopt $9.76 as the estimated net asset value per share of our common stock, which value falls within the range determined by CBRE Cap in its Valuation Report. At a special meeting of our board of directors held on July 12, 2013, our board of directors accepted the recommendation of the Valuation Committee and determined that

$9.76 was the estimated net asset value per share of our common stock as of June 30, 2013. Our board of directors also determined $10.84 per share was the offering price for this offering based on our estimated net asset value per share, plus selling commissions and marketing support fees for this offering.

Valuation Methodologies

In preparing the Valuation Report, CBRE Cap, among other things:

•	reviewed financial and operating information requested from or provided by our advisor and senior management;

•

reviewed and discussed with our senior management and our advisor the historical and anticipated future financial performance of our properties, including forecasts prepared by our senior management, our advisor, and our joint venture partners;

•	commissioned MAI appraisals and performed analyses and studies for each property;

•	conducted or reviewed CBRE proprietary research, including market and sector capitalization rate surveys;

•	reviewed third-party research, including Wall Street equity reports and online data providers;

•	compared our financial information to similar information of companies that CBRE Cap deemed to be comparable; and

•

reviewed our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and the audited financial statements contained therein, our Quarterly Report on Form 10-Q for the period ended March 31, 2013, and the unaudited financial statements therein contained, and our Current Reports on Form 8-K filed July 1, 2013 and July 5, 2013.

Proprietary individual restricted-use appraisals (“MAI Appraisals”) of all of our properties were performed in accordance with Uniform Standards of Professional Appraisal Practice (“USPAP”). This included the REALM Patterson Place Property and Crescent Cool Springs Property development properties, which were acquired by us on June 27, 2013 and June 28, 2013, respectively. The MAI Appraisals were commissioned by CBRE Cap from CBRE Appraisal Group, a CBRE affiliate that conducts appraisals and valuations of real properties. Each of the MAI Appraisals was prepared by personnel who are members of the Appraisal Institute and have the Member of Appraisal Institute (“MAI”) designations. Discreet values were assigned to each property in the Company’s portfolio.

As of June 30, 2013, we owned interests in nine real estate properties: eight multifamily properties through joint ventures that were either recently developed or were under development, and one office building held for sale. As a result, our real estate properties were categorized into three classifications: operating assets, development projects and assets held for sale. Our board of directors considered the following valuation methodologies with respect to each asset class, which were applied by CBRE Cap and summarized in its Valuation Report:

Operating Assets. Discounted cash flow analyses were created for our recently developed, fully operational multifamily properties, the Long Point Property, which is stabilized, and the Whitehall Property, which is nearly fully leased, utilizing an assumed holding period of four years from the date of acquisition. Future operating cash flows for the operating properties were estimated utilizing historical cash flows from realized rents, with assumptions regarding further stabilization with respect to the Whitehall Property. Based on management guidance and CBRE Cap’s view of trends typically used in today’s market, an annual growth rate of 3% was assumed. No assurance can be given that such growth rate will actually be attained.

Development Projects. Discounted cash flow analyses were also calculated for each of our six multifamily development projects, including the two projects acquired in late June 2013, assuming a holding period of four years from the date of acquisition. Future free cash flow generated by each development project was estimated utilizing the development budgets and cash flow projections for each development project, which were prepared by our respective projects’ joint venture partners in conjunction with our advisor and senior management.

Estimated future cash flows of the operating properties and the development projects were adjusted for our properties’ respective joint venture arrangements (after debt service and the repayment of debt) in order to properly reflect our economic interest in each asset. In addition, the estimated future cash flows assumes a hypothetical sale of the properties and liquidation of the joint ventures in accordance with the governing agreements at the end of the holding periods described. For purposes of these calculations, disposition costs and fees and debt prepayment penalties, if any, were not deducted for purposes of determining the estimated value of our interests consistent with recommendations in the IPA Practice Guideline 2013-01.

Assets Held For Sale. To arrive at an “as-is” value for the Gwinnett Center office building, our asset held for sale, CBRE Cap valued the property (x) as if the property were stabilized, utilizing (i) recent market comparable sales sourced from a commissioned MAI Appraisal that was reviewed by CBRE Cap for reasonableness, (ii) the perspectives of our senior management who have insight into recent marketing activities, and (iii) a broker opinion of value provided by us to CBRE Cap, and subtracted (y) estimated costs that would be required to lease-up the property.

Valuation Summary; Material Assumptions

The valuation process used by us to determine an estimated net asset value per share was designed to follow recommendations in the IPA Practice Guideline 2013-01, Valuations of Publicly Registered Non-Listed REITs.

In reaching estimated valuation ranges for our portfolio, CBRE Cap created a valuation range for each operating asset and each development project by varying the discount rate utilized and the terminal capitalization rate for each property. CBRE Cap set the range at 50 basis points on the discount rate, and 25 basis points on the terminal capitalization rate of each asset, which represents an approximate 5% sensitivity on the discount rate and terminal capitalization rate ranges. A 5% decrease in the discount rate has a positive $0.13 impact on the net asset value per share; and a 5% increase in the discount rate has a negative $0.11 impact on the net asset value per share.

As the basis for the discount rates applied, CBRE Cap estimated our cost of equity using the capital asset pricing model (“CAPM”). A terminal capitalization rate, derived from the MAI Appraisals prepared for each of the operating assets and development projects and checked for reasonableness by CBRE Cap, was utilized to calculate terminal value at stabilization in the final year of the analysis. Terminal capitalization rates varied based on the specific geographic location and other relevant factors.

The following table summarizes the key assumptions, including the weighted average discount and terminal capitalization rates, that were employed by CBRE Cap in the discounted cash flow models to estimate the value of our operating assets and development properties:

Table Of Major Inputs

Assumptions	Amount
Discount rate	10.95% (1)
Terminal capitalization rate	6.35% (1)
Annual growth rate for operating cash flow	3%
Holding period	4 years (2)

(1)	Represents weighted average rates in analysis.

(2)	The holding period of four years is from the date of the acquisition of the property, is assumed for valuation purposes only, and does not necessarily represent the Company’s intended holding period.

In its Valuation Report, CBRE Cap included an estimate of the June 30, 2013 value of our assets other than real estate and our liabilities other than mortgage debt, including cash and select other assets net of payables, and accruals and other liabilities. Such values were estimated by our advisor and senior management using the most recently available internal balance sheet, adjusted for an estimate of activity through June 30, 2013.

Taking into consideration the reasonableness of the valuation methodologies, assumptions and conclusions contained in CBRE Cap’s Valuation Report, our board of directors determined the estimated value of our equity interest in our real estate portfolio to be $81.1 million and our net asset value to be $102.3 million, after incentive fees payable to our advisor in a hypothetical liquidation, or $9.76 per share, based on a share count of approximately 10.5 million shares issued and outstanding as of June 30, 2013.

As with any valuation methodology, the methodologies considered by the Valuation Committee and our board of directors, in reaching an estimate of the value of our shares, are based upon all of the foregoing estimates, assumptions, judgments and opinions that may, or may not, prove to be correct. The use of different estimates, assumptions, judgments or opinions may have resulted in significantly different estimates of the value of our shares.

The following table summarizes the material components of the net asset value and net asset value per share estimates as of June 30, 2013.

Table of Value Estimates for Components of Net Asset Value

(As of June 30, 2013)

($ in 000’s, except per share figures)

	Value	Per Share
Present value of equity in operating assets, development projects, and assets held for sale	$81,057	$7.74
Cash and cash equivalents	24,471	2.33
Other assets	541	0.05
Accounts payable and other accrued expenses	(1,117)	(0.11)
Other liabilities	(2,342)	(0.22)

Net asset value before incentive fees	$102,610	$9.79

Incentive Fees Payable to our advisor*	(350)	(0.03)

Net asset value	$102,260	$9.76

* Assumes a hypothetical liquidation event at this valuation date and for this valuation amount.

Additional Information Regarding the Valuation, Limitations of Estimated Share Value, and the Engagement of CBRE Cap

Throughout the valuation process, the Valuation Committee, our advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

CBRE Cap’s Valuation Report delivered on July 12, 2013 was based upon market, economic, financial and other information, circumstances and conditions existing prior to June 30, 2013, and any material change in such information, circumstances and/or conditions may affect CBRE Cap’s analysis and conclusions and/or may have a material effect on our estimated net asset value per share. CBRE Cap’s valuation materials were addressed solely to our board of directors to assist it in establishing an estimated value of our common stock. CBRE Cap’s valuation materials were not addressed to the public and should not be relied upon by any other person to establish an estimated value of our common stock. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap to purchase or sell any shares of our common stock.

In connection with its review, while CBRE Cap reviewed for reasonableness the information supplied or otherwise made available to it by us or our advisor, CBRE Cap assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and did not undertake any duty or responsibility to verify independently any of such information. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE Cap, CBRE Cap assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of our management, and relied upon us to advise CBRE Cap promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. In preparing its valuation materials, CBRE Cap did not, and was not requested to, solicit third party indications of interest for us in connection with possible purchases of our securities or the acquisition of all or any part of us.

In performing its analyses, CBRE Cap made numerous assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions, current and future rental market for our operating properties and those in development and other matters, many of which are necessarily subject to change and beyond our control and the control of CBRE Cap, as well as certain factual matters. The analyses performed by CBRE Cap are not necessarily indicative of actual values, trading values or actual future results of our common stock that might be achieved, all of which may be significantly more or less favorable than suggested by the Valuation Report. The analyses do not purport to be appraisals or to reflect the prices at which the properties may actually be sold, and such estimates are inherently subject to uncertainty. The actual value of our common stock may vary significantly depending on numerous factors that generally impact the price of securities, our financial condition and the state of the real estate industry more generally. Accordingly, with respect to the estimated net asset value per share of our common stock, neither we nor CBRE Cap can give any assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•

a stockholder would ultimately realize distributions per share equal to our estimated net asset value per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares would trade at a price equal to or greater than the estimated net asset value per share if we listed them on a national securities exchange; or

•	the methodology used to estimate our net asset value per share would be acceptable to FINRA or under ERISA for compliance with their reporting requirements.

The June 30, 2013 estimated net asset value per share was determined by our board of directors at a special meeting held on July 12, 2013. The value of our shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. We currently expect to update and announce our estimated net asset value per share at least annually; however, the next valuation after commencement of this offering may be deferred, in the sole discretion of our board of directors, until December 31, 2014.

CBRE Group, Inc., (“CBRE”) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and the world’s largest commercial real estate services and investment firm. CBRE Cap, a FINRA registered broker-dealer and a subsidiary of CBRE, is an investment banking firm that specializes in providing real estate financial services. CBRE Cap and affiliates possess substantial experience in the valuation of assets similar to those owned by us and regularly undertake the valuation of securities in connection with public offerings, private placements, business combinations and similar transactions. For the preparation of the Valuation Report, we paid CBRE Cap a customary fee for services of this nature, no part of which was contingent relating to the provision of services or specific findings. We have not engaged CBRE Cap for any other services; however, we engaged an affiliate of CBRE to assist us with the sale of Gwinnett Center. In addition, during the past two years, certain of our lenders and certain affiliates of our advisor and/or their lenders engaged affiliates of CBRE primarily for various real estate related services. We anticipate that affiliates of CBRE may continue to provide similar real estate related services in the future. In addition, we may, in our discretion, engage CBRE Cap to assist our board of directors in future determinations of our estimated net asset value. We are not affiliated with CBRE, CBRE Cap or any of their affiliates. While we and affiliates of our advisor have engaged and may engage in the future CBRE Cap or its affiliates for commercial real estate services of various kinds, we believe that there are no material conflicts of interest with respect to our engagement of CBRE Cap.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

Our advisor, CNL Global Growth Advisors, LLC, an affiliate of our sponsor, is a Delaware limited liability company formed in December 2008 that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. Certain of our officers and directors also are officers and managers of our advisor. CFG II, Inc., an affiliate of CNL, is the sole member of our advisor.

Our advisor’s operating agreement provides that, except where approval of its sole member is expressly required by the operating agreement or nonwaivable provisions of applicable law, the business of our advisor is managed by a board of managers who are also directors and/or officers of our Company. The approval of a majority of our managers is required for matters subject to the vote of the managers.

Our advisor owns 25,060 shares of our common stock as of June 30, 2013. Neither our advisor, any director, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding removal of our advisor, directors or any of their affiliates, or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our advisor, our directors and any of their affiliates may not vote or consent, any shares of common stock owned by any of them will not be included.

The executive officers and managers of our advisor and their respective backgrounds are as follows:

Name	Age*	Position(s)
Robert A. Bourne	66	Manager and Chief Executive Officer
Andrew A. Hyltin	54	Manager and President
James M. Seneff, Jr.	66	Manager
Steven D. Shackelford	49	Chief Financial Officer, Executive Vice President
Holly J. Greer	41	Senior Vice President and Secretary

*As of June 30, 2013

The backgrounds of Messrs. Hyltin, Seneff and Shackelford and Ms. Greer listed above are described under “Management — Directors and Executive Officers.”

Robert A. Bourne. Mr. Bourne has served as chief executive officer and a manager of our advisor since its inception in December 2008. Mr. Bourne previously served as our chief executive officer from inception in December 2008 until December 10, 2012. Mr. Bourne also has served as chief executive officer and a manager of CNL Global Income Advisors, LLC, the advisor to Global Income Trust, Inc., a public, non-traded REIT, since its inception in December 2008, and previously served as chief executive officer of Global Income Trust, Inc. from its inception in March 2009 until December 10, 2012. He has served as an executive officer of CNL Financial Group, LLC, our sponsor, since November 2008, and as an executive officer of CNL Financial Group, Inc. since 1984. Mr. Bourne also serves or has served as a director and/or an executive officer for the following CNL Holdings’ affiliates: CNL Healthcare Properties, Inc., a public, non-traded company that intends to operate as a REIT and its advisor, CNL Healthcare Cop. (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc. (1996 to April 2007) and its advisor, CNL Hospitality Corp. (1997 to June 2006); CNL Retirement Properties, Inc. and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc. (1994 to 2005); National Retail Properties, Inc. (1996 to 2005); CNL Securities Corp. (1979 to present); and CNL Capital Markets Corp. (2000 to present). Mr. Bourne has also served as a director of Trustreet (2005 to February 2007); CNL Securities Corp. (1981 to present); CNLBancshares, Inc. (1999 to present); and CNL Lifestyle Properties, Inc. (2003 to present). Mr. Bourne has served as a director of CNL Fund Advisors Company since 1992. CNL Fund Advisors Company is an affiliate of CNL and is the registered investment advisor to Corporate Capital Trust, Inc. Mr. Bourne was a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, and attained the position of tax manager in 1975. Mr. Bourne graduated with honors from Florida State University with a degree in Accounting.

The Investment Committee

Our advisor has formed an investment committee (“Investment Committee”) comprised of up to seven members, inclusive of up to four representatives designated by our advisor, up to two representatives designated by MGPA Advisory and up to one representative designated by MREAS Advisory. As of the date of this prospectus, four representatives designated by our advisor were serving on our Investment Committee. The remaining positions on the Investment Committee are currently vacant, although MGPA Advisory and MREAS Advisory may determine to appoint representatives, as applicable, in their discretion. No investments may be recommended for presentation to our board of directors without the approval of the Investment Committee. Members of the Investment Committee need not be managers of our advisor. The Investment Committee assists our advisor in exercising oversight of our assets, including:

•	approving the recommendation of the investment and reinvestment of our funds;

•

monitoring the management of our funds and the funds of our Operating Partnership by reviewing written reports from investments managers and consultants, and by discussing with sub-advisors and consultants the primary determinants of returns, including asset allocation and investment strategy;

•

evaluating our investment performance based on comparison of actual returns with our return objective and with such other benchmarks as the Investment Committee may from time to time select, taking into account compliance with investment policies, guidelines and risk levels;

•	developing and presenting an investment strategy to our board of directors for consideration and approval;

•	approving the recommendation of the disposition of all, or any portion, of our assets or the assets of our Operating Partnership;

•	approving the recommendation of any investment by us or our Operating Partnership in derivative securities or the decision by us to enter into a hedging transaction;

•	approving the recommendation to enter into any major lease by us or our Operating Partnership or any of our subsidiaries; and

•	approving the recommendation of any financing by us or our Operating Partnership or any of our subsidiaries.

Our advisor will not make a recommendation to us or our Operating Partnership regarding any potential investment (including any acquisition, financing, sale, major lease or other disposition) without the prior review and approval of the Investment Committee. Final investment decisions will be made by our board of directors.

The Advisory Agreement

Duties and Authority of our Advisor

Our advisor has a fiduciary responsible duty to us and to our stockholders. Subject to our articles of incorporation and the terms of the Advisory Agreement, our board of directors has delegated authority to our advisor to administer and regulate our operations, to act as our agent, to execute documents on our behalf and to make executive decisions that conform to general policies and principles established by our directors. Our directors have established written policies on investments and borrowings and are responsible for monitoring our advisor to assure that our administrative procedures, operations and programs are in the best interest of our stockholders and are fulfilled. Under the terms of the Advisory Agreement and subject to supervision of our board of directors, our advisor has the authority to:

•

serve as the investment and financial advisor to us and our Operating Partnership, and to provide research and economic and statistical data in connection with our assets and investment policies and the assets and investment policies of our Operating Partnership;

•

provide the daily management of us and our Operating Partnership, and perform and supervise the various administrative functions reasonably necessary for our management and the management of our Operating Partnership;

•

investigate, select and, on our behalf and on behalf of our Operating Partnership, engage and conduct business with such Persons as our advisor deems necessary to the proper performance of its obligations pursuant to the Advisory Agreement;

•

consult with our officers and board of directors in the formulation and implementation of our investment and financial policies, and the investment and financial policies of our Operating Partnership and, as necessary, furnish our directors with advice and recommendations with respect to the making of investments consistent with our investment objectives and policies and in connection with any borrowings to be undertaken by us or our Operating Partnership;

•	locate, analyze and select potential investments;

•	structure and negotiate the terms and conditions of transactions pursuant to which investments will be made;

•

arrange for financing and refinancing and make other changes in the asset or capital structure of our investments, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, our investments;

•	enter into leases and service contracts for real property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such real property;

•	upon request, provide our board of directors with periodic reports regarding prospective investments;

•

make investments in, and dispositions of, real estate-related securities, loans and Permitted Investments on our behalf and on behalf of our Operating Partnership, subject to the discretionary limits and authority granted by our board of directors;

•

on our behalf and on behalf of our Operating Partnership, negotiate with banks or lenders for loans to be made to us and our Operating Partnership, and with investment banking firms and broker-dealers, but in no event in such a way so that any sub-advisor will be acting as broker-dealer or underwriter;

•	obtain reports, where appropriate, concerning the value of investments or contemplated investments;

•	make requested reports to our board of directors regarding its performance of services to us and our Operating Partnership;

•	provide us and our Operating Partnership with all necessary cash management services;

•	deliver to us, or maintain on our behalf, copies of all appraisals obtained in connection with our investments;

•	effect any private placement of our securities as may be approved by us;

•	make necessary regulatory filings, including filing tax returns, on our behalf and on behalf of our Operating Partnership;

•	prepare or oversee third parties in preparing all financial reports, statements or analysis required by regulatory authorities or our board of directors;

•	provide tax compliance for us and our Operating Partnership;

•	provide investor relations services to us;

•	provide Sarbanes-Oxley compliance services for us and our Operating Partnership;

•	provide foreign currency management (including foreign currency hedging); and

•

notify our board of directors of all proposed transactions not otherwise described above, the value of which exceeds an amount which may be designated by our board of directors from time to time, before they are completed.

Notwithstanding the foregoing, our advisor is subject to the supervision of our board of directors and has only such functions as our board of directors delegates to it.

Compensation to our Advisor and its Affiliates and Related Parties

In accordance with our Advisory Agreement, we will pay our advisor and its affiliates certain fees in connection with the services it provides to us and our Operating Partnership. These fees are summarized below:

•

We or our Operating Partnership pay our advisor a monthly Asset Management Fee in an amount equal to 0.08334% of the sum of our and our Operating Partnership’s respective Real Estate Asset Value (without duplication) on our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, and we will pay an amount equal to 0.1042% on the book value of securities, in each case as of the end of the preceding month. The Asset Management Fee may not exceed fees which are competitive for similar services in the same geographic area, and may or may not be taken, in whole or in part as to any year, in our advisor’s sole discretion. All or any portion of the Asset Management Fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year as our advisor will determine.

•

We pay our advisor as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of loans, an Investment Services Fee in the amount (i) with respect to (A) each real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset or (B) each loan or Permitted Investment that is not a security, acquired directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each real property, loan, or Permitted Investment that is not a security, acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures. These fees will be paid to our advisor on the closing of the acquisition of such Asset. In the case of a development or construction project, upon completion of the project, our advisor will determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project. No Investment Services Fee will be paid to our advisor in connection with the purchase by us or our Operating Partnership of securities.

•

We or our Operating Partnership may pay our advisor, its affiliates or related parties fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of real property and the acquisition or disposition of real estate-related investments or Permitted Investments or the making of loans. Such fees are in addition to the Investment Services Fees described above. We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with the purchase by us or our Operating Partnership of securities, if at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to the prior approval of our board of directors, including a majority of our Independent Directors. Acquisition Fees will be reduced to the extent necessary to limit the total compensation paid to all Persons involved in the acquisition of any real properties, securities or Permitted Investments or the making of loans to the amount customarily charged in arm’s-length transactions by other Persons or entities rendering similar services as an ongoing public activity in the same geographic location and for comparable types of assets and investments and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any Person in connection with the transaction.

•

If our advisor, an affiliate or related party provides a substantial amount of the services (as determined in good faith by a majority of our Independent Directors) in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our Company or portion thereof), we will pay our advisor or affiliate a Disposition Fee in an amount equal to: (i) in the case of the sale of real property, the lesser of (A) one-half of the competitive real estate commission, or (B) 1% of the sales price of such real property or properties; and (ii) in the case of the sale of other Assets other than real property or securities investments, 1% of the sales price of such Asset. The total of all real estate and brokerage commissions we pay to all Persons shall not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) 6% of the gross sales price. No Disposition Fee will be paid to our advisor in connection with the sale by us or our Operating Partnership of investments that are securities; provided, however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of securities will be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

•

We will pay our advisor a Subordinated Share of Net Sales Proceeds in an amount equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from sales, and the total distributions paid to our stockholders from our inception through the measurement date, and the total of any Incentive Fees paid from our inception through the measurement date exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception until the measurement date, including those paid prior to the date of payment, (ii) less all prior Incentive Fees paid. Following Listing, we will not pay our advisor any Subordinated Share of Net Sales Proceeds.

•

Upon any Liquidity Event, we will pay our advisor the Subordinated Incentive Fee in an amount equal to (i) 15% of the amount by which (A) the sum of our Market Value and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from our inception through the date of the applicable Liquidity Event exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less all prior Incentive Fees paid. We will have the option to pay such fee in the form of cash or listed Equity Shares (subject to reasonable and customary lock-up provisions) or any combination of the foregoing. For purposes of determining the Subordinated Incentive Fee, Market Value means the value of the Company measured in connection with an applicable Liquidity Event determined as follows (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity Event. Any cash consideration received by the stockholders in connection with any Liquidity Event shall be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-Listed equity securities as full or partial consideration with respect to any Liquidity Event, no value shall be attributed to such non-Listed equity securities and the Market Value in any such Liquidity Event shall be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

•

If our directors request that our advisor or any director, officer or employee of our advisor, render services to us or our Operating Partnership that are outside of the scope of the Advisory Agreement, compensation will be at such rates and in such amounts as are agreed to by our advisor and Independent Directors, subject to any restrictions contained in our articles of incorporation.

•

Upon termination or non renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us or our Operating Partnership other than for cause (as defined in the Advisory Agreement), our advisor will be entitled to receive a Performance Fee. The Performance Fee will be calculated upon a Liquidity Event or sale of any or all of our Assets after termination. In the event of a Liquidity Event, the Performance Fee will be calculated and paid in the same manner as the Subordinated Incentive Fee, and in the case of a sale of assets, the Performance Fee will be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds; provided, however, that the amount of the Performance Fee paid to our advisor will be equal to the amount as calculated above multiplied by the quotient of (i) the number of days elapsed from the initial effective date of the

Advisory Agreement to the effective date of the termination event, divided by (ii) the number of days elapsed from the initial effective date of the Advisory Agreement through the date of the Liquidity Event, or the sale, as applicable. The Performance Fee will be paid, at our option, in cash, listed Equity Shares priced at market value, or listed equity securities received by our stockholders in exchange for their Equity Shares priced at market value, to be payable within 30 days following the final determination of the Performance Fee.

•

We will pay to our advisor for services rendered in connection with the refinancing of any debt obligations of the Company or our subsidiaries, a Financing Coordination Fee in the amount of 1% of the gross amount of the refinancing. Any such Financing Coordination Fee deemed to be earned by the advisor will be paid to the advisor upon the closing of the refinancing. Such fees are included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

We reimburse our advisor for all of the expenses paid or incurred by our advisor and its affiliates or sub-advisors, if applicable, in connection with the services provided to us pursuant to our Advisory Agreement including, but not limited to:

•

Organizational and Offering Expenses, which include any and all costs and expenses incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of the Equity Shares under federal and state laws; provided, that the aggregate of Organizational and Offering Expenses, including selling commissions and marketing support fees, may not exceed 15% of Gross Proceeds and our advisor will pay or directly reimburse us to the extent that any Organizational and Offering Expenses exceed 15% of Gross Proceeds;

•	Acquisition Expenses incurred in connection with the selection, acquisition, development or construction of properties or real estate-related investments;

•

the actual cost of goods and materials we and our Operating Partnership use and obtain from entities not affiliated with our advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on our income or on the income of our Operating Partnership;

•	all costs and insurance premiums required in connection with our business and the Operating Partnership, including providing directors and officers insurance to our officers and board of directors;

•	expenses of managing and operating properties owned by us or our Operating Partnership, whether payable to an affiliate of ours, our Operating Partnership or a non-affiliate;

•	payments and expense reimbursements to our board of directors and costs of meetings of the board of directors and stockholders;

•	expenses associated with organizing, revising, amending or converting or terminating us or our articles of incorporation or of our Operating Partnership or its Operating Partnership Agreement;

•

expenses of maintaining communications with our stockholders, including the cost of preparation, printing and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

•

expenses associated with a Listing of our shares, if applicable, or with the issuance and distributions of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees and Listing and registration fees and costs;

•

personnel costs and related overhead of personnel of our advisor or its affiliates, but excluding personnel providing asset management or acquisition services and named executive officers of our advisor, relating to services provided to us, our Operating Partnership and subsidiaries and affiliates of such entities; and

•	internal or external audit, accounting, tax, legal fees and compliance costs (including personnel costs and related overhead of personnel of our advisor or its affiliates).

We will not reimburse our advisor for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee. Further, commencing with the Expense Year ended September 30, 2011, for any period during which our articles of incorporation require compliance with the following guidelines, we will not reimburse our advisor at the end of any fiscal quarter for Total Operating Expenses that in the Expense Year exceed the 2%/25% Guidelines for such year, unless our Independent Directors make a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such Expense Year. Absent such a finding by our Independent Directors, within 60 days after the end of any fiscal quarter for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, our advisor is required to reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.

Oversight of our Advisor

Our Independent Directors are responsible for reviewing our fees and expenses, including those payable to our advisor, at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, Net Assets, Net Income and the fees and expenses of other comparable unaffiliated REITs. Such determinations will be reflected in the minutes of the meetings of our board of directors. In addition, a majority of our directors, including a majority of the Independent Directors, not otherwise interested in the transaction must approve each transaction with our advisor or its affiliates. Our board of directors also is responsible for reviewing and evaluating the performance of our advisor before entering into or renewing the Advisory Agreement. The Independent Directors will determine, from time to time, and at least annually, considering the factors set forth below, that the compensation paid to our advisor is reasonable in relation to the nature and quality of services to be performed, and will supervise the performance of our advisor and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating appropriate investment opportunities;

•	rates charged to other comparable REITs and other investors by entities performing similar services;

•

additional revenues realized by our advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of services and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distressful situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for its own account.

The Independent Directors also may consider all other factors they deem relevant. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors. The Independent Directors may take any actions that they deem to be in the best interest of the Company and our stockholders under the circumstances, including terminating the Advisory Agreement and retaining a new advisor.

Term and Termination of the Advisory Agreement

The Advisory Agreement has a one-year term that may be renewed for an unlimited number of successive one-year terms with the mutual consent of the parties. In the event that a new advisor is retained, the previous advisor is required to cooperate with us and our board of directors in effecting an orderly transition of the advisory functions. Our board of directors (including a majority of the Independent Directors) may approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our advisory functions and that the compensation to be received by the new advisor pursuant to the new Advisory Agreement is justified.

The Advisory Agreement may be terminated:

•	immediately by us or our Operating Partnership for “cause” or upon the bankruptcy of our advisor;

•	upon 60 days’ prior written notice without cause and without penalty by a majority of our Independent Directors;

•	upon 60 days’ prior written notice without “good reason” and without penalty by our advisor; or

•	immediately by our advisor for good reason or upon our bankruptcy.

For purposes of termination, “cause” means: (i) fraud, criminal conduct, willful misconduct or willful negligent breach of fiduciary duty by the advisor; or (ii) a material breach of the Advisory Agreement by our advisor that is not cured within 30 days after notice is given to the advisor specifying the nature of the breach. For purposes of termination, “good reason” means: (i) in connection with a merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions (pursuant to which any such transaction the stockholders receive cash, Listed or non-Listed equity securities for their Equity Shares, or combination thereof), sale of substantially all of the assets, or other similar transaction involving us or our Operating Partnership; (ii) any failure to obtain a satisfactory agreement from any successor to us and/or our Operating Partnership to assume and agree to perform our and/or our Operating Partnership’s obligations under the Advisory Agreement, whether or not a majority of our directors then in office are replaced or removed; or (iii) any material breach of the Advisory Agreement of any nature whatsoever by us and/or our Operating Partnership, which breach is not cured within 30 days of notice given to us and/or our Operating Partnership specifying the nature of the alleged breach.

Our advisor is entitled to receive all accrued but unpaid compensation and expense reimbursements in cash or listed equity securities within 30 days of the termination date. In addition, if the Advisory Agreement is terminated other than for cause, our advisor will be entitled to be paid the Performance Fee.

Our Advisory Agreement may not be assigned by us or our Operating Partnership without the consent of our advisor, except in the case of an assignment by us or our Operating Partnership to any successor of all of our assets, rights and obligations.

During the period ending one year following the termination of our Advisory Agreement, neither we nor our Operating Partnership may, without our advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of our advisor, or (ii) hire any person who has left the employment within the one year period following the termination of that person’s employment with our advisor. Further, during the period ending one year following the termination of our Advisory Agreement, neither we nor our Operating Partnership will intentionally interfere with the relationship of our advisor with any person who during the term of our Advisory Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of our advisor.

Liability and Indemnification of our Advisor

Our advisor is required to indemnify us and our Operating Partnership from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and taxes, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of our advisor’s bad faith, fraud, misconduct, or gross negligence. Our advisor, will not be held liable, however, for any action of our directors in following or declining to follow any advice or recommendation given by our advisor.

We and our Operating Partnership are required to indemnify our advisor and its affiliates, including their respective officers, managers, directors, partners, employees, agents and advisors, from all liability, claims, damages, taxes or losses arising in the performance of their duties under the Advisory Agreement, and related expenses, including reasonable attorneys’ fees and costs, to the extent such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by our articles of incorporation. Our articles of incorporation require that (i) any indemnitee must have determined in good faith that the course of conduct that caused the loss or liability was in our best interest, (ii) the indemnitee was performing services on our behalf, and (iii) the liability or loss was not the result of negligence or misconduct. Any indemnification of our advisor may be made only out of our and our Operating Partnership’s net assets and not from our stockholders.

Sub-Advisors

Under the terms of the Advisory Agreement, our advisor may subcontract with any Person it deems qualified, including an affiliate, for a portion of its services and duties to us, without having to obtain the approval of our directors; provided, however, that our advisor remains responsible for the completion and performance of all of such services and duties. Our advisor has entered into a sub-advisor agreement with each of three sub-advisors to provide substantially all of the advisor’s acquisition, operating and administrative services with respect to our investments as follows:

•

The CNL Sub-Advisor provides substantially all of the advisor’s acquisition services with respect to our investments in North America, and, in addition, the CNL Sub-Advisor, along with other affiliates of CNL, provide operating and administrative services for our business generally.

•	MREAS Advisory, a subsidiary of MIRA and an affiliate of Macquarie, provides acquisition, management and brokerage services for our investments principally in Australia.

•	MGPA Advisory, an affiliate of MGPA Limited, provides acquisition, management and brokerage services for our investments principally in Asia and Europe.

Macquarie Group Limited (ASX:MQG) (“Macquarie” or “Macquarie Group”), headquartered in Sydney, Australia, is a global provider of banking, financial, advisory, investment and funds management services. Macquarie acts on behalf of institutional, corporate and retail clients around the world. Founded in 1969, Macquarie operates in more than 70 office locations in over 28 countries and employs more than 13,600 people as of September 30, 2012. Assets under management total approximately $361 billion as of September 30, 2012.

MGPA Limited is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Through its network of 13 offices in Europe and Asia, MGPA currently manages $12 billion in assets throughout these two regions as of March 2013. Its managed investments include income-producing properties, development and redevelopment projects, joint-ventures and real estate operating companies in the office, retail, industrial, residential and hotel sectors. Macquarie Bank Limited, a subsidiary of Macquarie Group Limited, owns a joint venture interest in MGPA Limited and members of the senior management team of MGPA Limited own the remaining joint venture interests.

Each of the sub-advisors may subcontract with any Person they deem qualified, including an affiliate, to perform a portion of their services. The CNL Sub-Advisor has engaged CFGIM, and other affiliates of CNL, to provide services that include services related to acquisitions and structuring acquisitions, due diligence, U.S. accounting, tax and financial reporting and compliance, distributions and reporting and global investor relations, marketing and sales materials, and other administrative services. Certain of our executive officers and directors also are executive officers, directors or managers of our advisor and CFGIM. In the event we invest in international assets, MREAS Advisory and MGPA Advisory may engage affiliates to perform functions related to international acquisitions, due diligence, foreign accounting, foreign tax and financial reporting, and other administrative functions relating to international properties.

Each of the sub-advisor agreements between our advisor and its sub-advisors runs co-terminus with the Advisory Agreement, subject to an unlimited number of successive one-year renewals concurrent with one year renewals of the Advisory Agreement. However, each of the sub-advisor agreements may be terminated immediately by the advisor upon bankruptcy or change of control of the sub-advisor, or for cause (defined as fraud, criminal conduct, willful misconduct or willful negligent breach of fiduciary duty by the sub-advisor, or a material breach of the agreement that is not cured within an applicable cure period after notice). In addition, the advisor may terminate the sub-advisor agreement with MREAS Advisory or MGPA Advisory if the sub-advisor or certain of their affiliates engage in certain competitive activities.

Each sub-advisor may terminate its sub-advisor agreement upon certain uncured breaches of the sub-advisor agreement by the advisor; upon bankruptcy of our Company or the advisor; for Good Reason (as defined in the Advisory Agreement); or modifications to certain provisions of the Advisory Agreement, or modifications to the Advisory Agreement that, in the reasonable judgment of the sub-advisor, will adversely affect the sub-advisor, except if such modifications do not disproportionally affect the sub-advisor on the one hand as opposed to the advisor or any other sub-advisor on the other hand. MREAS Advisory and MGPA Advisory may also terminate their agreements upon a change of control of the advisor.

As compensation for their services, our advisor will pay each sub-advisor a percentage of the fees our advisor receives from us or our Operating Partnership after deducting certain expenses and other payments made by our advisor. Subject to the restrictions on the reimbursement of expenses contained in our Advisory Agreement, our advisor also will reimburse each sub-advisor for all reasonable and necessary expenses incurred or paid by the sub-advisor in connection with the services performed for our advisor and we are responsible for reimbursing our advisor for their expenses.

Pursuant to the sub-advisor agreements, the advisor’s Investment Committee is comprised of up to seven members, including up to four representatives appointed by the advisor, up to two representatives appointed by MGPA Advisory and up to one representative appointed by MREAS Advisory. As of the date of this prospectus, the Investment Committee was comprised of four representatives appointed by the advisor. The remaining positions on the Investment Committee are currently vacant, although MGPA Advisory and MREAS Advisory may determine to appoint representatives, as applicable, in their discretion. See, “The Advisor and the Advisory Agreement – The Investment Committee.”

Under the sub-advisor agreements, our advisor has delegated substantially all of its duties regarding daily oversight and management of us and our Operating Partnership to the CNL Sub-Advisor and the oversight and management of international operations to MREAS Advisory and MGPA Advisory. Notwithstanding such delegation, the following matters require the approval of our advisor:

•	any investments in real properties by us or our Operating Partnership, including any financing of any such investment;

•	any investments in loans;

•	any investments in real estate-related securities and any other Permitted Investments;

•	dispositions of certain real properties and real estate-related securities;

•	dispositions of loans and other Permitted Investments; and

•	entering into any transaction to which our advisor, a sub-advisor or any of their respective affiliates is a party.

Additionally, our advisor may, at any time upon giving notice to a sub-advisor, modify or revoke the authority delegated to such sub-advisor. Further, no sub-advisor may knowingly take any action which would (i) adversely affect our status as a REIT, (ii) subject us to regulation under the Investment Company Act, or (iii) violate any law, rule regulation or statement of policy of any governmental body or agency having jurisdiction or us, our shares or securities or otherwise not permitted by our articles of incorporation or bylaws, unless our advisor so orders, in which event the sub-advisor will have no liability with respect to acting in accordance with our advisor’s specific instructions.

Each of our sub-advisors may assign their respective sub-advisor agreements only with the consent of our advisor. The sub-advisor agreements may not be assigned by our advisor without the consent of the sub-advisor, except for an assignment to any successor to all of our advisor’s assets, rights and obligations. Our sub-advisors may subcontract with any Person they deem qualified, including an affiliate, to perform a portion of their services without obtaining our advisor’s consent. In addition, under certain circumstances, any of our subsidiaries holding title to investments may contract directly with our sub-advisors or their affiliates for certain real-estate related services with respect to specific assets owned by such subsidiaries. In such event, the fees, or portion thereof, under the Advisory Agreement otherwise payable by us to the Advisor may instead be paid directly by the subsidiaries to the applicable sub-advisor or its affiliate.

Our sub-advisors will not be liable to our advisor except by reason of acts constituting bad faith, fraud, misconduct or gross negligence, and will not be responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by the sub-advisor. Our advisor is required to indemnify our sub-advisors with respect to acts or omissions of our sub-advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the sub-advisor agreements, except to the extent that an indemnified party recovers insurance proceeds with respect to such matter. Any indemnification made by our advisor to our sub-advisors is subject to our advisor’s ability to be indemnified by us and our Operating Partnership under the Advisory Agreement for the same facts and circumstances. Any indemnification of a sub-advisor may be made only out of the net assets of our advisor and not from its members.

As of the date of this prospectus, we have not acquired, and currently do not have any plans to acquire, any international real estate or real estate-related assets, and, as such, neither we nor our advisor has paid any fees to MGPA Advisory or MREAS Advisory for any acquisition, management or related services.

Property Manager

Ownership of Our Property Manager

CFG IV, Inc., an affiliate of our sponsor, is the sole member of CNL Global Growth Managers, LLC, our property manager. Our advisor serves as the manager of our property manager under the terms of the property manager’s operating agreement and, as such, has control over the management of the day-to-day business and affairs of our property manager.

Property Management Agreement

We and our Operating Partnership have entered into a property management and leasing agreement with our property manager for the management of our properties. Generally, each of our subsidiary property owners will join us in this agreement for the property owned by such subsidiary and, therefore, will be responsible to pay the property management fees to our property manager and reimburse our property manager for costs and expenses incurred on our behalf for the property owned by such subsidiary.

The property management agreement with our property manager has a six-year term from December 18, 2008, that will be automatically extended for an unlimited number of successive six-year periods unless either party provides the other party at least 90 days’ prior notice of its intent to terminate the agreement. The property management agreement may also be terminated by either party at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, or (iii) for “cause.” In this case, “cause” means a material breach of the property management agreement that is not cured within 30 days after notice of such breach relating to all or substantially all of the properties being managed under the property management agreement. We may amend the property management agreement from time to time to remove a particular property from the pool of properties managed by our property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to that particular property which is not cured with 30 days after notice to the property manager. Upon termination of the property management agreement, our property manager is required to cooperate with us to facilitate an orderly transition of the property manager’s duties under the property management agreement, and will be entitled to be paid all compensation which may be due to it under the agreement up to the date of such termination.

We, or our subsidiary property owner, pay our property manager property management fees in an amount up to 4.3% of the gross revenues from the properties it manages; provided, however, that in the event a particular property has less than 50% of its leasable space leased to one or more tenants then our property manager will be entitled to receive a minimum management fee until such time as the leasable space in the property is at least 50% leased. This fee may be increased, subject to the approval of a majority of our Independent Directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. The minimum management fee will be set on a property-by-property basis by our board of directors and our property manager. In addition, we may pay our property manager an oversight fee in an amount equal to 0.20% of gross revenues from our properties during the term of the property management agreement for providing oversight over our portfolio of properties, coordinating matters that arise from our holding properties in multiple jurisdictions and providing us certain accounting and tax support with respect to our property portfolio. The fees payable to our property manager have not been negotiated at arm’s-length, and are not necessarily reflective of market rates. We, or our subsidiary property owner, will reimburse our property manager for all reasonable and necessary expenses incurred or paid by it in connection with the property management services performed on our behalf to the extent set forth in the annual business plan for each property or otherwise as we may agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of its sub-property managers who are engaged in the operation, management or maintenance of our properties, including taxes, insurance and benefits relating to such employees.

In addition to the property management and oversight fees, we, or our subsidiary property owner, will pay our property manager a leasing fee in an amount equal to the leasing fee charged by unaffiliated Persons rendering comparable services in the same geographic location of the applicable property.

We, or our subsidiary property owner, also will pay our property manager for managing the construction and installation of any tenant or capital improvements for a property, a fee in an amount equal to 5% of all hard and soft costs and expenses actually paid or incurred in connection with the construction of tenant and capital improvements, which fee will be due and payable upon completion of such improvements.

The location or nature of a property may require, for ease of administration, logistics, local requirements or other reasons, that certain of our subsidiary property owners enter into property management and/or leasing agreements directly with property managers who may be affiliates of our sub-property managers or unaffiliated third parties. In such event, the property management fee may be paid by the subsidiary property owner directly to such third parties or affiliates instead of to the property manager or a sub-property manager. However, we may pay the property manager the 0.20% oversight fee for property portfolio oversight and other property-related services provided to us.

We, and our subsidiary property owners for properties they own, are required to indemnify our property manager for losses incurred by it in connection with, or in any way related to, each managed property and from liability or damage to each property and injury to or death of any person or damage to property, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of property jurisdiction) of, or breach of this agreement by, the property manager or its employees or agents, except to the extent a property manager indemnified party recovers insurance proceeds for such matter. Our property manager is required to indemnify us and our subsidiary property owners for properties they own for losses arising out of or relating to any injury or damage to any person or property for which our property manager is responsible occurring in, on or about the managed properties caused by its willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of property jurisdiction) or due to the breach of the property management agreement by our property manager or its employees or agents, except to the extent that we or the applicable property owner recover insurance proceeds with respect to such matter.

Sub-property managers

Our property manager has subcontracted with three sub-property managers for the performance of substantially all or a portion of its property management services delegating its duties regarding the day-to-day management of our properties to these sub-property managers. Subject to Investment Committee approval, we intend that the properties we acquire that are located in North America will be managed primarily by the CNL Property Manager, an affiliate of CNL formed solely to serve as the sub-property manager with respect to properties located in North America. In the event we acquire any international properties, such properties will be managed primarily by MREAS Advisory, principally with respect to properties located in Australia, and MGPA Advisory, principally with respect to properties located in Asia and Europe.

The sub-property management agreements are co-terminus with the property management agreement between us and our property manager, and will automatically renew for an unlimited number of successive six-year periods, unless either party provides the other at least 90 days’ prior notice of intent to terminate. Each sub-property management agreement also may be terminated by either party thereto at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or if the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, (iii) upon the termination of the property management agreement between us and our property manager, (iv) for “cause” (defined as a material breach of the sub-property management agreement of any nature by the sub-property manager relating to all or substantially all of the properties being managed under the applicable sub-property management agreement that is not cured within 30 days after notice of such breach); or (v) the sub-advisor agreement between our advisor and the applicable sub-advisor is terminated, or there is a change of control of the sub-advisor. Our property manager may amend the sub-property management agreements from time to time to remove a particular property from the pool of properties managed by the sub-property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the sub-property management agreements of any nature by the sub-property manager relating to that particular property which is not cured with 30 days after notice to the sub-property manager. Upon termination of the sub-property management agreements, the sub-property manager will be entitled to be paid all compensation which may be due to it under its sub-property management agreement up to the date of such termination.

As compensation for their services, our property manager will pay each sub-property manager from the property management fee our property manager receives from us or our subsidiary property owners an amount not greater than the property management fee received by our property manager. Our property manager also will reimburse each sub-property manager for all reasonable and necessary expenses incurred or paid by the sub-property managers in connection with the services performed on behalf of our property manager to the extent set forth in the annual business plan for each property covered by the sub-property management agreement or as we otherwise agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of its sub-property managers who are engaged in the operation, management or maintenance of our properties, including taxes, insurance and benefits relating to such employees. Each sub-property manager is responsible for its own overhead and administrative expenses.

In addition to the property management fee, our property manager is responsible for paying the sub-property managers leasing fees from the leasing fees paid by us or our subsidiary property owner to our property manager. Our property manager also is responsible for paying, from project management fees it receives, the sub-property managers for managing the construction and installation of any tenant or capital improvements for properties, in an amount equal to 5% of all hard and soft costs and expenses actually paid or incurred in connection with the construction of tenant and capital improvements, which fee will be due and payable upon completion of such improvements.

Each sub-property manager is required to indemnify our property manager for losses arising out of or any injury or damage to any person or property for which such sub-property manager is responsible occurring in, on or about the managed properties, caused by the willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of property jurisdiction) or due to breach of the sub-property management agreement by such sub-property manager or it or its employees or agents, except to the extent that a property manager indemnified party recovers insurance proceeds with respect to such matter. Our property manager is required to indemnify each sub-property manager for losses incurred in connection with, or in any way related to, each managed property, and from liability from damage to each property and injury to or death of any person, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of property jurisdiction) of, or breach of the agreement by, the sub-property manager or its employees or agents, as applicable, except to the extent the sub-property manager recovers insurance proceeds for such matter.

Our sub-property managers may contract with affiliated or unaffiliated entities to provide all or a portion of their property management and leasing services. In such event, the sub-property manager is responsible for paying these entities from the property management and leasing fees it receives from our property manager. However, under certain circumstances, our subsidiary property owners may contract directly with third parties or affiliates of the sub-managers for property management and/or leasing services, in which case the subsidiary property owner will pay property management and/or leasing fees directly to such third party or affiliate.

The applicable sub-property manager will closely supervise such subcontractors. We will have no obligation to make any payments to the subcontractors, unless we and our property manager otherwise agree in writing.

The CNL Property Manager has engaged CCRE, as well as third party property management firms, to provide our property manager with property and/or building management, development and leasing services for our properties located in North America. CCRE may also sub-contract with third parties for the provision of some or all of those services on a property by property basis. In the event we invest in international assets, MREAS Advisory and MGPA Advisory may engage affiliates or third parties to perform similar functions in connection with our international properties. As noted above, under certain circumstances, our subsidiary property owners may instead engage third parties or affiliates of the sub-property managers for such services and pay them directly.

Each of the sub-property managers will remain directly involved in many property management activities including leasing decisions, budgeting, tenant relations (especially national tenant relations), vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal and banking services), and general property-level problem solving. To the extent a sub-property manager directly performs on-site management of a property, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. For any properties for which the on-site management is subcontracted, each sub-property manager has the right to and will approve all on-site personnel of such subcontractor and establish policies for such properties’ operations. Some or all of a sub-property manager’s employees may be employed on a part-time basis and also may be employed by one or more affiliates of the sub-property manager and/or other Persons owning properties as managed by any such affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable

We are externally advised and have no direct employees. Certain directors and officers hold or have held similar positions with CNL Securities Corp., the Managing Dealer of our initial public offering and this offering and a wholly owned subsidiary of CNL, the advisor and their affiliates. In connection with services provided to us, affiliates are entitled to the following fees:

Managing Dealer – The Managing Dealer receives selling commissions and marketing support fees of up to 7% and 3%, respectively, of gross offering proceeds for shares sold in our offerings, excluding shares sold pursuant to our Distribution Reinvestment Plan, all or a portion of which may be paid to participating broker dealers by the Managing Dealer.

Advisor – Our advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of our assets, as well as the refinancing of debt obligations of us or our subsidiaries. In addition, the advisor and its affiliates are entitled to reimbursement of actual costs incurred on our behalf in connection with our organizational, offering, acquisition and operating activities. Pursuant to the Advisory Agreement, our advisor receives Investment Services Fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. For development properties, we pay the Investment Services Fee to our advisor based upon the estimated budget for the development project. Upon completion of the project, we reconcile the Investment Services Fee based upon actual amounts spent. In addition, our advisor is entitled to receive a monthly Asset Management Fee of 0.08334% of the Real Estate Asset Value of our properties, including its proportionate share of properties owned through joint ventures, as of the end of the preceding month.

Our advisor will also receive a Financing Coordination Fee for services rendered with respect to refinancing of any debt obligations of us or our subsidiaries equal to 1.0% of the gross amount of the refinancing.

We will pay our advisor a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, and (ii) in the case of the sale of any asset other than real property or securities, 1% of the sales price of such asset, if our advisor, its affiliates or related parties provide a substantial amount of services, as determined by our Independent Directors, in connection with the sale of one or more assets (including a sale of all of its assets or the sale of it or a portion thereof). We will not pay our advisor a Disposition Fee in connection with the sale of investments that are securities; however, a disposition fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, such affiliate is properly licensed.

Under the Advisory Agreement and our articles of incorporation, our advisor will be entitled to receive certain Subordinated Incentive Fees upon (a) sales of assets and/or (b) a Listing (which would also include the receipt by our stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of our common stock as a result of a merger, share acquisition or similar transaction). However, if a Listing occurs, our advisor will not be entitled to receive an Incentive Fee on subsequent sales of assets. The Incentive Fees are calculated pursuant to formulas set forth in both the Advisory Agreement and our articles of incorporation. All Incentive Fees payable to our advisor are subordinated to the return to investors of their Invested Capital plus a 6% cumulative, noncompounded annual return on their Invested Capital. Upon termination or non-renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us other than for cause (as defined in the Advisory Agreement), a Listing or sale of assets after such termination or non-renewal will entitle our advisor to receive a pro rated portion of the applicable Subordinated Incentive Fee.

In addition, our advisor or its affiliates may be entitled to receive fees that are usual and customary for comparable services in connection with the financing, development, construction or renovation of a property, subject to approval of our board of directors, including a majority of our Independent Directors.

Property Manager – Pursuant to a master property management agreement, the property manager receives property management fees of up to 4.5% of gross revenues for management of our properties.

CNL Capital Markets Corp. – CNL Capital Markets Corp., an affiliate of CNL, received an initial set-up fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to us pursuant to a services agreement. In March 2012, this agreement was amended to change the fee structure to a sliding flat annual rate (payable monthly) based on the average number of investor accounts that will be open over the course of the term of the agreement. The new fee structure was effective January 1, 2013.

The tables below provide information regarding fees paid to our advisor or its affiliates in connection with our initial public offering and our operations. The tables include amounts incurred during the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, as well as amounts payable as of June 30, 2013 and December 31, 2012. Our Company was a development stage company from its inception on December 12, 2008 until April 26, 2010, when it closed its minimum offering and became operational.

The Managing Dealer was entitled to selling commissions of up to 7.0% of gross offering proceeds and marketing support fees of 3.0% of gross offering proceeds for shares sold in connection with our initial offering, all or a portion of which were paid to third party participating brokers dealers by CNL Securities Corp.

For the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, we incurred the following fees payable to our Managing Dealer in connection with our initial public offering:

	Six months ended June 30, 2013	Year ended December 31,
		2012	2011	2010
Selling commissions	$1,749,876	$1,880,621	$1,907,808	$847,768
Marketing support fees	784,712	805,980	820,946	363,329

	$2,534,588	$2,686,601	$2,728,754	$1,211,097

Our advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of our assets, as well as the refinancing of our debt obligations, including debt obligations of our subsidiaries. In addition, our advisor and its affiliates are entitled to reimbursement of actual costs incurred on our behalf in connection with our organization, offering, acquisitions and operating activities.

For the six months ended June 30, 2013 and the years ended December 31, 2012, 2011 and 2010, our advisor and its affiliates incurred fees and reimbursable expenses as follows:

	Six months ended June 30, 2013	Year ended December 31,
		2012	2011	2010
Reimbursable expenses:
Offering costs	$1,339,816	$1,367,328	$1,387,900	$629,794
Operating and acquisition expenses	505,296	1,219,297	844,302	1,274,399

	1,845,112	2,586,625	2,232,202	1,904,193
Investment Services Fees (1)(2)	989,497	1,994,830	708,447	–
Asset Management Fees (1)(2)	438,937	444,674	49,980	–
Property management fees(2)	34,591	69,761	12,280	–
Financing Coordination Fee	285,000	–	–	–

	$3,593,137	$5,095,890	$3,002,909	$1,904,193

FOOTNOTE:

(1)	For the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, approximately $0.2 million, $0.2 million and $0.03 million, respectively, of Asset Management Fees incurred by us were capitalized as part of the cost of development properties. In addition, for the six months ended June 30, 2013 and the years ended December 31, 2012 and 2011, approximately $1.0 million, $2.0 million and $0.4 million, respectively, in Investment Services Fees incurred by us were capitalized as part of the cost of development properties.

(2)	The amounts presented above include Asset Management Fees of approximately $0.07 million for the six months ended June 30, 2013, and $0.14 million for the year ended December 31, 2012, and Investment Services Fees of approximately $0.26 million for the year ended December 31, 2011, relating to services in connection with Gwinnett Center. In addition, property management fees presented above includes approximately $0.03 million, $0.07 million and $0.01 million for the six month ended June 30, 2013 and the years ended December 31, 2012 and 2011, respectively, related to services in connection with Gwinnett Center. Amounts related to Gwinnett Center have been included in loss on discontinued operations in our consolidated financial statements for the applicable periods.

Amounts due to our advisor and its affiliates for fees and reimbursable costs and expenses were as follows as of June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Due to the Managing Dealer:
Selling commissions	$–	$52,207
Marketing support fees	–	22,375

	–	74,582

Due to our property manager and its affiliates:
Property management fees	26,977	57,046

Due to our advisor and its affiliates:
Reimbursable offering costs	–	37,569
Reimbursable operating expenses	1,149,346	1,010,613
Investment Services Fees	986,672	–

	2,136,018	1,048,182

	$2,162,995	$1,179,810

        We incur operating expenses which, in general, relate to the administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement, our advisor is required to reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (the “Expense Year”) commencing with the Expense Year ended September 30, 2011, the 2%/25% Guidelines, unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors.

For the Expense Years ended December 31, 2012 and 2011, we incurred Total Operating Expenses in excess of the 2%/25% Guidelines of approximately $0.8 million and $1.2 million, respectively. In addition, for the Expense Year ended June 30, 2013, we incurred Total Operating Expenses in excess of the 2%/25% Guidelines of approximately $0.29 million, of which $0.26 million related to prior Expense Years previously reviewed by our

Independent Directors. Our Independent Directors determined that the Total Operating Expenses in excess of the 2%/25% Guidelines incurred for each applicable period through June 30, 2013, were justified based on a number of factors including (i) the time necessary to educate financial advisors and investors about our growth-orientation and our complementary stock distribution; (ii) our strategy of investing in assets that require repositioning or development and the timing and amount of our initial investments; and (iii) the operating expenses necessary as a public company.

Organizational and Offering Expenses become a liability to us only to the extent selling commissions, the marketing support fee and other Organizational and Offering Expenses do not exceed 15% of the Gross Proceeds of our offerings. As of June 30, 2013, our advisor had incurred an additional $6.9 million of costs on our behalf in connection with our offerings (exceeding the 15% expense limitation). These costs may be recognized by us in future periods as we receive future offering proceeds to the extent that the costs are within the 15% expense limitation.

Transactions with Other Related Parties – During the six months ended June 30, 2013, an executive officer of CNL joined the board of directors of an affiliate of Crescent, which is an affiliate of joint venture partners of three of our multifamily development projects owned as of June 30, 2013. In connection with the development of such projects, each consolidated joint venture has agreed to pay Crescent or its affiliates development fees of three percent of the development costs of the applicable projects. In connection therewith, during the six months ended June 30, 2013, approximately $0.6 million in development fees were incurred and are included our consolidated financial statements as part of the cost of the applicable development projects. See “Our Investments – Our Investments – Crescent Cool Springs Property, Nashville, Tennessee” and “Our Investments – Our Joint Venture Agreements – Crescent” for additional information on our joint ventures with Crescent.

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

We have adopted a Distribution Reinvestment Plan pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional shares of our common stock. We have designated 2.5% of the shares of this offering for sale pursuant to our Distribution Reinvestment Plan. Such shares will be offered at a 5% discount from the price of shares offered in our primary offering; therefore, the shares offered pursuant to our Distribution Reinvestment Plan will be offered at an initial price of $10.30 per share. The plan is attached to this prospectus as Appendix C. As of the date of this prospectus, we have only declared stock distributions since our inception and therefore no shares have been issued pursuant to our Distribution Reinvestment Plan. Our Distribution Reinvestment Plan will remain inoperative until such time, if any, that we declare cash distributions.

An independent agent, referred to as the “reinvestment agent,” which is currently DST Systems, Inc., will act on behalf of the participants in the Distribution Reinvestment Plan to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Cash distributions will be invested in shares promptly following the payment date with respect to such distributions to the extent shares are available. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

•	the per share offering price for Distribution Reinvestment Plan shares under our current best efforts offering;

•

if there is no current best efforts offering, at a price to be determined from time to time by our board of directors, which price shall in no event be less than 95% of the fair market value as of the reinvestment date as determined by our board of directors; or

•

provided that the amount reinvested is reduced by any brokerage commission, the market price following the Listing of our shares on a national stock exchange or the inclusion in an inter-dealer quotation system.

All shares available for purchase under our Distribution Reinvestment Plan either are registered pursuant to the prospectus or will be registered under the Securities Act through a separate prospectus that includes shares registered for sale under the Distribution Reinvestment Plan. Until this offering has terminated, shares will be available for purchase in connection with this offering. Prior to the conclusion of this offering, if the 2.5% of shares initially designated for our Distribution Reinvestment Plan have been purchased by the reinvestment agent and we anticipate additional demand for our Distribution Reinvestment Plan shares, we may decide to reallocate a portion of our shares initially designated for our primary offering to the Distribution Reinvestment Plan. Similarly, prior to the conclusion of this offering, if any of the 2.5% of shares initially designated for the Distribution Reinvestment Plan remain unsold after meeting anticipated obligations under the plan, we may decide to sell a portion of such shares in our primary offering.

The Distribution Reinvestment Plan may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the Distribution Reinvestment Plan to (i) add a voluntary cash contribution feature; (ii) substitute a new reinvestment agent to act as agent for the participants; or (iii) increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Our reinvestment agent will use the aggregate amount of distributions to all participants for each quarter to purchase shares (including fractional shares) for the participants. Distributions will be invested by the reinvestment agent in shares, to the extent available, promptly following the payment date with respect to such distributions. Any distributions that have not been invested in shares within 30 days after such distributions are made by us will be returned to participants.

For each participant, the reinvestment agent will maintain a record which will reflect for each calendar quarter the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares. The ownership of our shares purchased under our Distribution Reinvestment Plan will be reflected on our record books.

We are responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the Distribution Reinvestment Plan.

Subject to the provisions of our articles of incorporation relating to certain restrictions on and after the effective dates of transfer, shares acquired pursuant to the Distribution Reinvestment Plan will entitle the participant to the same rights and to be treated in the same manner as those purchased by the investors in the primary offering. In the event that proceeds from the sale of shares pursuant to the Distribution Reinvestment Plan are used to acquire properties or to invest in loans or other Permitted Investments, we will pay our advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by our board of directors, including a majority of our Independent Directors. In addition, we will pay all costs in connection with offering shares pursuant to the Distribution Reinvestment Plan and related offering, including reimbursement to affiliates for amounts incurred on our behalf. However, we will not pay any selling commissions or marketing support fees in connection with the shares issued pursuant to the Distribution Reinvestment Plan.

During each quarter but in no event later than 30 days after the end of each calendar quarter, the reinvestment agent will mail and/or make electronically available to each participant in the Distribution Reinvestment Plan a statement of account describing, as to such participant, the distributions received during the quarter, the number of shares purchased during the quarter and the per share purchase price for such shares. At least annually, we or our reinvestment agent will send each participant tax information for income earned on shares under the Distribution Reinvestment Plan.

Stockholders who purchase shares in this offering may elect to participate in the Distribution Reinvestment Plan by making a written election to participate on their subscription agreements at the time they subscribe for shares or subsequently by completing an authorization form or such other similar form, as applicable. Participation in the Distribution Reinvestment Plan will commence with the next distribution made after receipt of the participant’s notice of participation, and for all calendar quarters thereafter, provided such notice is received at least 15 business days prior to the last day of the calendar quarter, as the case may be.

Participants will be able to terminate their participation in the Distribution Reinvestment Plan at any time without penalty by delivering written notice to us at least 15 business days prior to the last day of the calendar quarter to which such distribution relates. A participant who chooses to terminate participation in the Distribution Reinvestment Plan must terminate his or her entire participation in the plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a remittance for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full and fractional shares. Presenting shares for redemption under our Redemption Plan does not automatically terminate participation in the Distribution Reinvestment Plan. A participant who redeems shares must still provide the written notice of termination in order to terminate participation in the Distribution Reinvestment Plan.

There are no fees associated with a participant’s terminating his or her interest in the Distribution Reinvestment Plan. A participant in the Distribution Reinvestment Plan who terminates his or her participation in such plan will be allowed to participate in the Distribution Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in such plan which contains at a minimum the following: (i) the minimum investment amount; (ii) the type or source of proceeds that may be invested; and (iii) the tax consequences of the reinvestment to the participant.

Prior to the Listing of our shares, if ever, any stockholder’s transfer of shares will terminate such stockholder’s participation in the Distribution Reinvestment Plan with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates that such transferee meets the requirements for participation in the Distribution Reinvestment Plan and elects to participate by delivering the appropriate, executed authorization forms.

Offers and sales of shares under our Distribution Reinvestment Plan must be registered in certain states in which such offers and sales are made unless an exemption from registration is available. Generally, such registrations are good for a one year period. Accordingly, we may be required to cease our sale of shares under the Distribution Reinvestment Plan if any of the states in which registration is required is not renewed annually.

Our board of directors reserves the right to prohibit Plans from participating in the Distribution Reinvestment Plan if such participation would cause our underlying assets to constitute “plan assets” of Plans. See “Plan of Distribution — ERISA Considerations.”

Stockholders subject to federal taxation who elect to participate in the Distribution Reinvestment Plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions withheld and reinvested pursuant to such plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the Distribution Reinvestment Plan. In addition, to the extent that a stockholder purchases shares in the Distribution Reinvestment Plan at a discount to their fair market value, the stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. In other words, based on the current offering price and discount under our Distribution Reinvestment Plan, participants in our Distribution Reinvestment Plan will be treated as having received an additional distribution of $0.54 for each share acquired by them under our Distribution Reinvestment Plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain. For additional discussion of the tax treatment of distributions, see “Federal Income Tax Considerations — Distributions Generally.” Any stockholder that is eligible for a volume discount or any other reduction in selling commissions or other fees, as set forth elsewhere in the prospectus, should consult with its own tax advisor before electing to participate in the Distribution Reinvestment Plan.

We reserve the right to renew, extend, or amend any aspect of the Distribution Reinvestment Plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authority. Any amendment or supplement will be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution. We also reserve the right to terminate the Distribution Reinvestment Plan for any reason, at any time, by 15 days’ prior written notice to all participants.

SUMMARY OF REDEMPTION PLAN

Our board of directors has adopted an amended and restated Redemption Plan (the “Redemption Plan”) designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any. We will not pay any fees to our sponsors, advisor, directors or affiliates in connection with the redemption of our shares. Subject to certain restrictions discussed below, we may redeem shares, including fractional shares, from time to time, at an amount equal to our then current estimated net asset value per share, as published from time to time in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and/or Current Report on Form 8-K with the Commission.

The price for the repurchase of shares shall not exceed an amount (the “Redemption Cap”) equal to the lesser of (i) the then current public offering price for our shares (other than the price at which shares are sold under our Distribution Reinvestment Plan) during the period of any on-going public offering; and (ii) the purchase price paid per share by the stockholder. For purposes of determining the Redemption Cap, shares issued as stock distributions prior to July 1, 2013 will be deemed to have a purchase price equal to $10.00 per share, and shares issued as stock distributions after June 30, 2013 will be deemed to have a purchase price equal to the estimated net asset value per share as last determined by our board of directors at the time the shares are recorded in our stock register by our transfer agent.

Any stockholder who has held shares for not less than one year may present for our consideration all or any portion of such shares to us for redemption at any time. A stockholder may present fewer than all of his or her shares to us for redemption; provided, however, that the minimum number of shares that must be presented for redemption must be at least 25% of his or her shares. We have the right to waive the one-year holding period and the pro rata redemption requirements described below in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances. In addition, we, in our sole discretion, may redeem such shares prior to the redemption of any other shares. Further, if a stockholder submits a redemption request to the redemption agent to sell shares to us, the redemption request will be deemed to also include a request to sell all the shares issued (or issuable as of the end of the quarter in which the redemption request was submitted) as stock distributions thereon; and, if any such shares issued as stock distributions have not been held for at least one year, we will waive the holding period for such shares. Except for the holding period and redemption timing, any shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations in the Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed.

Factors that our board of directors, in its discretion, will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.

If we elect to redeem shares, the following conditions and limitations will apply. The full amount of the proceeds from the sale of shares under our Distribution Reinvestment Plan (the “Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem shares presented for redemption during such quarter. In addition, at our discretion, we may use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. Any amount of offering proceeds which is available for redemptions but which is unused may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a twelve-month period, however, may the number of shares we redeem (if we determine to redeem shares) exceed 5% of the weighted average number of shares of our common stock outstanding during such 12 month period. No shares will be redeemed under the Redemption Plan on any date upon which we pay any dividend or other distribution with respect to the shares.

As of the date of this prospectus, due to the fact that we have paid only stock distributions to date, no shares of common stock have been sold pursuant to our Distribution Reinvestment Plan; and therefore we have not received any Reinvestment Proceeds to date. Therefore, although at our discretion, we may use up to $100,000 per calendar quarter of the proceeds of any public offering of our commons stock for redemptions, it is likely there will be insufficient funds to fulfill all redemption requests until after we commence paying cash distributions and receive Reinvestment Proceeds. Even in the event we determine to pay cash distributions in the future, there is no assurance that the amount of Reinvestment Proceeds received will be sufficient to fulfill all redemption requests. During the years ended December 31, 2011 and 2010, we did not receive any redemption requests pursuant to our Redemption Plan. For the six months ended June 30, 2013 and the year ended December 31, 2012, we received requests for the redemption of an aggregate of 9,554 and 65,046 shares, respectively, which were redeemed at an average price of $9.51 and $9.41 per share, respectively. The redemptions were funded entirely from the proceeds received from our initial offering.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we determine to redeem shares, we will commit to redeem shares on a pro rata basis at the end of each quarter, with the actual redemption occurring at the beginning of the next quarter. With respect to shares being redeemed due to exigent circumstances as described above, we may waive the pro rata redemption requirements and repurchase shares in full, to the extent funds are available, before other shares are repurchased pro rata at the end of each quarter. With regard to a stockholder whose shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by us unless withdrawn by the stockholder as provided in the Redemption Plan and such shares will be redeemed in subsequent quarters as funds become available before any subsequently received redemption requests are honored. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares. Commitments to redeem shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request in writing. Until such time as we redeem the shares, a stockholder may withdraw his or her redemption request as to any remaining shares not redeemed by requesting from us and completing and delivering to us a redemption change form. Upon receipt of a redemption change form, we will treat the initial redemption request as cancelled as to any shares not redeemed in prior quarters.

A stockholder, or heir, estate or legal guardian, if appointed for a stockholder who wishes to have his or her shares redeemed, must mail or deliver a written request executed by the stockholder, his or her trustee or authorized agent, to the redemption agent, which is currently DST Systems, Inc., on a redemption form provided pursuant to the Redemption Plan. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Commission and each state securities commission. Within 30 business days following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. In the event that we elect to accept such shares for redemption, the redemption agent will effect such redemption for the quarter provided that it receives the properly completed redemption form relating to the shares to be redeemed from the stockholder at least 15 business days prior to the last day of the current calendar quarter and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a quarter in which the redemption agent receives the properly completed redemption form; provided, however, no redemption will be effective on any date upon which we pay any dividend or other distribution with respect to the shares and, if necessary, the effective date of any such redemption shall be delayed to the next business day on which no such dividend or other distribution is paid to comply with the foregoing. As a result, we anticipate that, assuming sufficient funds are available for redemption, the redemptions will be paid no later than 30 days after the quarterly determination of the availability of funds for redemption.

Our board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time it determines such amendment, suspension or termination is in our best interest, including, without limitation, termination of the Redemption Plan in the event that a secondary market for our shares develops. If our board of directors amends, suspends or terminates the Redemption Plan, we will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination, in our annual or quarterly reports or by means of a separate mailing accompanied by disclosure in a current or periodic report under the Exchange Act. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and we no longer will accept shares for redemption, if and when a Listing occurs.

Our Redemption Plan is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop. The shares we purchase under the Redemption Plan will be cancelled. The purchase price paid in any redemption may be less than the value of our assets, on a per share basis. None of our advisor, any member of our board of directors or any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the Redemption Plan. For a discussion of the tax treatment of redemptions, see “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

The foregoing provisions regarding the Redemption Plan in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that our advisor, in its discretion, deems to be in our best interest.

DISTRIBUTION POLICY

We make distributions to stockholders pursuant to the provisions of our articles of incorporation, which allow us to make distributions of cash and/or other property, which may include our own securities. The amount of each cash distribution, if any, will be generally based on such factors as expected and actual net cash flow from operations, our overall financial condition, our objective of qualifying as a REIT for tax purposes, the determination of reinvestment versus distribution following the monetization of an asset, as well as other factors including an objective of maintaining predictable distributions. We currently declare stock distributions to stockholders of record monthly and issue such distributions quarterly. We currently intend to continue to declare stock distributions to our stockholders although our board of directors reserves the right to change the per share distribution amount or otherwise amend or terminate our distribution policy.

We are required to distribute at least 90% of our taxable income to qualify as a REIT, and maintain our REIT qualification, for tax purposes. See “Federal Income Tax Considerations — Operational Requirements — Annual Distribution Requirement.”

We expect to have little, if any, cash flow or funds from operations available for distribution until we make substantial investments and our assets stabilize. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make cash distributions may be negatively impacted, especially during our early periods of operation. We believe that using a stock distribution in lieu of a cash distribution allows us to focus on our investment strategy of buying assets that may generate little or no initial cash flow but have the potential for long-term appreciation. Over time, we may transition to a cash distribution or a combination of cash and stock. Our board of directors determines the amount and composition of each distribution. Until such time as we have sufficient cash flow or funds from operations, we may decide to continue issuing stock distributions or, if we do elect to pay a cash distribution, fund all or a portion of it from sources other than cash flow from operations or funds from operations, such as from cash flows generated by financing activities or the proceeds of our offering. Our advisor, its affiliates or related parties may also advance or waive asset management fees or other fees in order for us to have cash to pay cash distributions in excess of available cash flow or funds from operations.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to declare future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are declared in any particular distribution period. See “Risk Factors — Company Related Risks.” There can be no assurance that we will be able to achieve expected cash flows necessary to maintain distributions at any particular level, or that distributions, if any, will increase over time.

On June 24, 2010, our board of directors authorized a daily stock distribution equal to 0.000219178 of a share of common stock on each outstanding share of common stock (which represents an annualized distribution rate of 0.08 of a share based on a 365 days calendar year), payable to all common stockholders of record as of the close of business on each day commencing on July 1, 2010 and continued each calendar quarter thereafter until it was amended by our board or directors in September 2012. Effective October 1, 2012, our board of directors authorized the declaration of a monthly stock distribution of 0.006666667 of a share of common stock on each outstanding share of common stock (which represents an annualized distribution rate of 0.08 of a share based on a calendar year), payable to all common stockholders of record as of the close of business on the first day of each month.

Distributions shall be paid quarterly and, effective October 1, 2012, will be calculated for each stockholder of record as of the first day of each month in such quarter and will be issued on or before the last business day of the applicable calendar quarter. Fractional shares of common stock accruing as distributions are rounded to the nearest hundredth when issued on the distribution date. Distributions shall be paid each calendar quarter as set forth above until such policy is terminated or amended by our board of directors.

If a stockholder transfers all of its shares and is no longer a stockholder of the Company, the accrued but unissued stock distribution in respect of such shares through the date such transfer is recorded on our stock records will be issued to the transferee of such shares. If a stockholder transfers less than all of its shares and remains a stockholder of the Company, the accrued but unissued stock distribution in respect of the transferred shares through the day prior to the date such transfer is recorded on our stock records will be issued to the transferor and the transferee will receive the stock distribution in respect of the acquired shares from the date the transferee acquired the shares. Transfers may take up to 30 days to be recorded on our stock records.

The distribution of solely new common stock from us to the stockholders is currently a non-taxable distribution under the Code. Upon receiving a distribution of stock exempt from income tax as provided in the Code, a stockholder must allocate the tax basis of their old common stock with respect to which the new common stock was distributed to the old common stock and the new common stock in proportion to the fair market value of each on the distribution date. For purposes of determining short or long term capital gains, the new shares of common stock will have the same holding period as the old shares of common stock with respect to which they were distributed. We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of an investment in our common stock and stock distributions you receive as a result of ownership of our shares of common stock.

Investors who purchase our shares in our initial public offering or early in this offering, as compared with later investors, will accumulate more shares for the same cash investment as a result of our current stock distribution policy. Because they own more shares, upon a sale or liquidation of our Company, early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Our stock distribution was set at a rate to align with the long-term appreciation of our assets; however, unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions and our offering, acquisition and operating expenses, the net asset value per share will be less than the public offering price paid for the share. Because of the ongoing stock distribution, the value of total shares held by a later investor purchasing our stock will be below the value of total shares held by an earlier investor, even if each initially acquired the same amount of shares at the same public offering price, because the earlier investor would have received a greater number of stock distribution shares.

The following table presents total stock distributions declared and issued and FFO for the six months ended June 30, 2013, the years ended December 31, 2012, 2011 and 2010, and cumulative amounts since inception:

Periods	Share Distribution Declared per Share Held	Stock Distributions Declared (Shares) (1) (2)	Stock Distributions Declared (3)	FFO (4)
2013 Quarter
First	0.006666667 per month	157,859	$1,578,590	$48,528
Second	0.006666667 per month	200,810	2,008,100	(90,408)

Total		358,669	3,586,690	(41,880)

2012 Quarter
First	0.000219178 per day	93,403	$934,030	$(405,626)
Second	0.000219178 per day	112,444	1,124,440	(630,069)
Third	0.000219178 per day	128,554	1,285,540	(310,209)
Fourth	0.006666667 per month	138,061	1,380,610	(526)

Total		472,462	$4,724,620	$(1,346,430)

2011 Quarter
First	0.000219178 per day	32,758	$327,580	$(278,593)
Second	0.000219178 per day	49,658	496,580	(309,574)
Third	0.000219178 per day	64,870	648,700	(442,097)
Fourth	0.000219178 per day	76,606	766,060	(686,439)

Total		223,892	$2,238,920	$(1,716,703)

2010 Quarter (5)
Second		—	—	(680,768)
Third	0.000219178 per day	12,514	$125,140	$(340,961)
Fourth	0.000219178 per day	20,902	209,020	(381,250)

Total		33,416	$334,160	$(1,402,979)

Cumulative
Through June 30, 2013		1,088,439	$10,884,390	$(4,507,992)

FOOTNOTES:

(1)	Represents amount of shares declared and distributed, including shares issued subsequent to the applicable quarter end.
(2)	The distribution of new common shares is non-taxable to the recipients when issued. The stock distributions may cause the interest of later investors in our common stock to be diluted as a result of the stock distributions issued to earlier investors.
(3)	The amount of stock distributions declared presented in the table above represents periods prior to the effectiveness of this offering. Such amounts have been calculated using our initial public offering price of $10 per share.
(4)	The following table presents a cumulative reconciliation of net loss to FFO for the period April 26, 2010, the date we commenced operations, through June 30, 2013:

Net loss attributable to common stockholders	$(7,949,638)
Adjustments:
Depreciation and amortization:
Continuing operations	1,276,731
Discontinued operations	2,164,915

FFO	$(4,507,992)

(5)	Declaration of distributions began on July 1, 2010.

We had $0.8 million of positive cash flow from operations for the six months ended June 30, 2013 and negative cash flow from operations for the years ended December 31, 2012, 2011 and 2010. No assurances can be made that distributions will be sustained at current levels. Our board of directors intends to evaluate our distribution policy on a quarterly basis and reserves the right to change the per share distribution amount or otherwise amend or terminate our distribution policy. Cumulative common stock distributions since our inception through June 30, 2013 were approximately $10.9 million (1.09 million shares of common stock at $10.00 per share based on the price of our shares in our initial public offering during such period), and our cumulative net losses and FFO attributable to our common stockholders since our inception through June 30, 2013 were approximately $(7.9) million and $(4.5) million, respectively.

As of June 30, 2013, we had approximately 2,819 stockholders of record.

Information Regarding Dilution

In connection with this offering of shares of our common stock, we are providing information about our net tangible book value per share. Net tangible book value per share is calculated including tangible assets but excluding intangible assets such as deferred costs or goodwill and any other asset that cannot be sold separately from all other assets of the business as well as intangible assets for which recovery of book value is subject to significant uncertainty or illiquidity, less liabilities, and is a non-GAAP measure. It assumes that the value of real estate assets diminishes predictably over time, as shown through the depreciation and amortization of real estate investments; notwithstanding the fact that historically real estate values have risen or fallen with market conditions. Net tangible book value is used generally as a measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon the sale of our company, an orderly liquidation of our portfolio or the listing of our shares of common stock for trading on a national securities exchange consistent with our potential exit strategies. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) fees and expenses paid in connection with our public offerings, including selling commissions and dealer manager fees, (iii) the fees and expenses paid to our advisor and third parties in connection with the acquisition of our assets and related financing, and (iv) the funding of distributions from sources other than our cash flow from operations. As of December 31, 2012, our net tangible book value per share was $6.31 (based on the number of shares outstanding as of such date and stock distributions issued thereafter through June 30, 2013). The offering price under our initial public offering was $10.00 per share as of December 31, 2012 and was not established on an independent basis and bore no relationship to the net value of our assets.

The offering price for this offering was established based on (i) the estimated net asset value per share as of June 30, 2013, and (ii) the selling commissions and marketing support fees for this offering. Although the offering price was based primarily on the net asset value of the Company, the factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including our liabilities, stockholders, directors, officers, the amendment of articles of incorporation and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation and bylaws.

On April 29, 2013, our board of directors, including a majority of our Independent Directors approved for submission to the stockholders the Third Articles of Amendment and Restatement of the Company, which were subsequently approved by our stockholders on June 26, 2013. Also on June 26, 2013, our board of directors, including a majority of our Independent Directors approved the Third Amended and Restated Bylaws of the Company. The changes reflected in the Company’s Third Articles of Amendment and Restatement and Third

Amended and Restated Bylaws are designed to, among other things, provide greater consistency with state law and to more closely align our governance structure to that of other public companies. Our Third Articles of Amendment and Restatement and Third Amended and Restated Bylaws supersede and replace in their entireties all of our previously adopted articles of incorporation and bylaws and the amendments and restatements thereof.

Our articles of incorporation and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage Persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our articles of incorporation also permit Listing by our board of directors.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the Maryland General Corporation Law and our articles of incorporation and bylaws.

Description of Capital Stock

We have authorized a total of 1.32 billion shares of capital stock, consisting of 1.12 billion shares of common stock, $0.01 par value per share, and 200 million shares of preferred stock. All of our shares offered hereby will be fully paid and nonassessable when issued. Prior to commencement of our initial public offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be authorized by our board of directors and declared by us from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full to all creditors.

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the Excess Shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as shall be determined by our board of directors. If we ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization.

Pursuant to resolutions adopted by our board of directors, any issuance of preferred stock shall also be approved by a majority of our Independent Directors who do not have an interest in the transaction; in considering the issuance of preferred stock, such Independent Directors shall have access to legal counsel at our expense.

Board of Directors

Our articles of incorporation provide that the number of directors cannot be less than three or more than 11, subject to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our articles also provide that a majority of the board of directors must be Independent Directors. The entire board presently consists of three directors. See “Management — Independent Directors.” Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. The vote necessary for the election of directors is a majority of the votes cast at the annual meeting at which a quorum is present. Abstentions and broker non-votes have no effect on the election of directors. Board vacancies resulting from an increase in the number of directors will be filled by a majority of the entire board, and any other vacancies will be filled by a majority of the remaining directors, whether or not sufficient to constitute a quorum; provided, however, that Independent Directors will nominate replacements for vacancies among the Independent Directors. Under our articles of incorporation, the term of office for each director is one year, expiring at each annual meeting of stockholders; however, nothing in our articles of incorporation prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board to preside at all meetings of the directors and the stockholders, and who will be assigned such other responsibilities as our directors may designate.

Stockholder Meetings; Written Consent

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may properly come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president or the chairman of the board of directors, a majority of the board of directors or a majority of our Independent Directors. Special meetings of the stockholders must be called by our secretary at the written request of stockholders holding outstanding shares of our stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such meeting will be held no less than 15 nor more than 60 days after the written request is received, at the time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

Except as otherwise provided in our articles of incorporation, each share of stock (as to which a stockholder shall be entitled to vote pursuant to applicable law) has the right to vote on all matters at all meetings of our stockholders, and is entitled to one vote for each share of common stock entitled to vote at the meeting. In general, the presence in person or by proxy of 50% of the then outstanding shares of our stock entitled to vote shall constitute a quorum, and the majority vote thereof will be binding on all of our stockholders.

Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting under Maryland law, if a unanimous consent in writing or by electronic transmission to such action is given by all of the stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

Our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director, or (ii) propose new business other than pursuant to the notice of the meeting by, or on behalf of, the directors. Further, our bylaws generally require notice at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Articles of Incorporation and Bylaws; REIT Status

Generally, our articles of incorporation may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of our stockholders entitled to cast a majority of all the voted entitled to be cast on the matter. However, our board of directors may, upon the affirmative vote of a majority of the members of the board of directors, and without the approval of the stockholders, vote to: (i) increase or decrease the number of authorized shares of our common or preferred stock, or the number of shares of any class or series of common or preferred stock that we have the right to issue; (ii) change our name; (iii) change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares; or (iv) effect certain reverse stock splits.

Under our articles of incorporation, our board of directors has the power to amend and repeal our bylaws without the vote of the stockholders, provided that such amendments are not inconsistent with the provisions of the articles. However, according to our bylaws, stockholders may amend or repeal the bylaws by a majority vote of stockholders entitled to vote in the election of directors, and the directors cannot amend the bylaws without a stockholder vote where the proposed bylaw amendment would adversely affect the rights, preferences and privileges of our stockholders.

In the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT. Notwithstanding the foregoing, without stockholder approval, our board of directors may not:

•	amend the articles of incorporation, except as described above;

•	sell all or substantially all of our assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

•	cause a merger or consolidation of us or a statutory share exchange when stockholder approval is required by Maryland law, or

•	cause us to dissolve.

Fees Payable to Our Advisor

Our articles of incorporation describe certain fees payable to our advisor, its affiliates and affiliates of our sponsors. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

Generally, a sale or other disposition of all or substantially all of our assets, a merger or consolidation of us, a statutory share exchange or a dissolution must be declared advisable by our board of directors and approved by holders of a majority of the shares of our stock then outstanding and entitled to vote thereon. In addition, any such transaction involving our advisor or one of our affiliates or affiliates of our sponsors also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combination Act provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our articles of incorporation) who beneficially owns 10% or more of the voting power of such corporation’s outstanding voting stock or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our articles of incorporation provide that the prohibitions and restrictions set forth in the Maryland Business Combination Act are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any stockholder.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

Our articles of incorporation provide that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Dissolution

Our voluntary dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. We will continue perpetually unless dissolved pursuant to the provisions of our articles of incorporation or pursuant to any applicable provision of the Maryland General Corporation Law.

Procedure Upon Liquidation

Upon any final liquidation event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of CNL Growth Properties, Inc.”

To ensure that we satisfy these requirements, our articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our articles of incorporation) of the common stock and preferred stock. However, our articles of incorporation generally provide that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings from the Person who exceeds the 9.8% ownership limit, acceptable to our board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being beneficially owned by fewer than 100 Persons or (B) our company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall not acquire any right or interest in such shares. Any shares in excess of an applicable limitation will be designated as “excess shares” and will be automatically transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

•

the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of our articles of incorporation, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our articles of incorporation, subject to the conditions set forth under Maryland law, limit the personal liability of our stockholders, directors and officers for monetary damages. Notwithstanding the foregoing, our articles of incorporation prohibit us from indemnifying an officer, a director, our advisor or an affiliate of our advisor for any loss or liability suffered by any of them or holding any of them harmless for loss or liability suffered by us, unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under the securities laws. Specifically, the Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We will pay or reimburse funds to an officer, director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•

the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•

the party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

No preliminary determination by our board of directors, our stockholders or independent counsel of the ultimate entitlement of an officer, a director, our advisor or an affiliate of our advisor to indemnification is required before the advancement of legal expenses and other costs.

We have entered into indemnification agreements with each of our officers and directors, and have purchased insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our articles of incorporation. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our articles, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our articles of incorporation, a director may resign or be removed with or without cause at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we maintain at our principal office an alphabetical list of names of all stockholders, along with their addresses, telephone numbers and the number of shares held by each stockholder. Such list is updated at least quarterly and is available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request, provided that we may reject the request if we believe the stockholder is requesting the list for a commercial purpose. Such list also will be mailed to any stockholder requesting the list within ten days of a request and with payment to us of reasonable charges that we may impose. Each stockholder who receives a copy of the stockholder list must keep the list confidential, and sign a confidentiality agreement to the effect that it will keep the stockholder list confidential and share the list only with its employees, if applicable, representatives or agents who agree in writing to maintain the confidentiality of the stockholder list.

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law or the law of any state.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our articles of incorporation) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all of our properties will be obtained from an independent expert. In order to qualify as an independent expert for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert shall clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with a proposed Roll-Up Transaction, and if the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

¡	remaining stockholders of us and preserving such interests on the same terms and conditions as existed previously; or

¡	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

•

that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our articles of incorporation and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

•

that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our articles of incorporation and described in “— Inspection of Books and Records” above; or

•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is rejected by our stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

Global Growth, LP, our Operating Partnership, was formed as a Delaware limited partnership in December 2008 to acquire, own, operate and sell, or otherwise dispose of, properties on our behalf. Our Operating Partnership may be utilized to provide for the acquisition of properties from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, a REIT’s proportionate share of the assets and income of its UPREIT operating partnership will be deemed to be assets and income of the REIT.

The property owners’ tax-deferral objectives are accomplished because a property owner generally may contribute property to an UPREIT in exchange for limited partnership units in our Operating Partnership on a tax-deferred basis. In addition, our Operating Partnership is structured to enable it to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in our Operating Partnership may later redeem his or her limited partnership units in our Operating Partnership for cash or, at our option, shares of our common stock, in a transaction taxable to such limited partner. As part of an agreement with a contributing property owner, our Operating Partnership may agree to limit its right to sell the contributed property or to maintain certain levels and types of debt financing for a period of time, which may limit our flexibility or increase costs.

We intend to hold substantially all of our assets through our Operating Partnership or subsidiary entities in which our Operating Partnership owns an interest. Global Growth GP, LLC, a Delaware limited liability company and our wholly owned direct subsidiary, owns 100% of the general partnership interests, which represents 1% of the total partnership interests in our Operating Partnership, and we currently own 100% of the limited partnership interests in our Operating Partnership, which currently represents 99% of the total partnership interests in our Operating Partnership. As the sole general partner, Global Growth GP, LLC has the exclusive power to manage and conduct the business of our Operating Partnership.

Our Operating Partnership Agreement contains provisions that would permit, under certain circumstances, other entities to merge into, or cause the exchange or conversion of, their interests for or into limited partnership units in our Operating Partnership. In the event of such a merger, exchange or conversion, our Operating Partnership would issue additional limited partnership interests that would be entitled to the same exchange rights as other holders of limited partnership interests in our Operating Partnership. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby reducing the percentage ownership interest of our other stockholders.

The following is a summary of certain provisions of our Operating Partnership Agreement. This summary is not complete and is qualified by the specific language in our Operating Partnership Agreement.

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the Net Offering Proceeds to our Operating Partnership as capital contributions in exchange for limited partnership interests. We will be deemed to have made capital contributions in the amount of the Gross Proceeds received from investors and our Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If our Operating Partnership requires additional funds at any time in excess of capital contributions made by us either from us or from borrowings, our sponsors or their affiliates may lend such funds to our Operating Partnership if a majority of our directors (including a majority of our Independent Directors) not otherwise interested in the transaction approve the transaction as being fair and commercially reasonable and no less favorable to our Operating Partnership than loans between an unaffiliated parties under the same circumstances. In addition, we are authorized to cause our Operating Partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of us and our Operating Partnership.

Operations

The Operating Partnership Agreement requires that our Operating Partnership be operated in a manner that will enable us to: (i) satisfy the requirements for being classified as a REIT for tax purposes; (ii) avoid any federal income or excise tax liability; and (iii) ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our Operating Partnership being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Federal Income Tax Aspects of the Operating Partnership — Classification as a Partnership.”

The Operating Partnership Agreement provides that distributions of cash generally will be made to the partners of our Operating Partnership in accordance with their relative percentage interests. Distributions upon the liquidation of our Operating Partnership shall be similarly made to the partners of our Operating Partnership in accordance with their relative percentage interests, but only to the extent of the positive balance of the capital account of each partner in accordance with the Operating Partnership Agreement. Distributions from operations shall be made on a quarterly basis unless otherwise determined by the general partner, in amounts determined by the general partner such that a holder of one partnership unit will generally receive the same amount of annual cash flow distributions from our Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock (before taking into account certain tax withholdings some states may require with respect to the partnership units).

Similarly, the Operating Partnership Agreement provides that income and gain of our Operating Partnership from operations and income and gain of our Operating Partnership from disposition of assets normally will be allocated to the holders of partnership units in accordance with their relative percentage interests, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership. Upon the liquidation of our Operating Partnership, after payment of debts and obligations, any remaining assets of our Operating Partnership will be distributed in accordance with the distribution provisions of the Operating Partnership Agreement to the extent of each partner’s positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership in acquiring and operating real properties and real estate-related investments, to the extent not paid by us, our Operating Partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our Operating Partnership. Such costs and expenses will include, without limitation:

•	all expenses related to the formation and continuity of our existence and of our subscribers;

•	all expenses related to the public offering and registration of securities by us;

•	all expenses associated with any repurchase of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations (including the Commission and any securities exchange);

•	all expenses associated with compliance by us with applicable laws, rules and regulations (including the Commission and any securities exchange);

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation of our employees;

•	all costs and expenses related to any issuance or redemption of partnership interests or shares of our common stock; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of our Operating Partnership.

Redemption Rights

Subject to certain limitations, the limited partners of our Operating Partnership (other than us), will have the right to cause the redemption of their limited partnership units in exchange for shares of our common stock or for cash, as elected by the general partner. If the general partner elects to redeem a limited partner’s limited partnership units for shares of our common stock rather than cash, then the tendering limited partner will sell such number of the limited partnership units to us in exchange for a number of shares of our common stock. The initial conversion rate will be one share of our common stock for one unit of Operating Partnership units, subject to adjustment in the event of combinations or dividends of REIT shares or other similar events. The resulting shares of our common stock will be delivered as duly authorized, validly issued and fully paid, free of any encumbrance or restriction, other than the restrictions provided in the articles of incorporation, our bylaws, the Securities Act and relevant state securities or “blue sky” laws.

Limited partners will be restricted in their ability to exercise the foregoing redemption rights, however, to the extent that the delivery of shares upon exercise would:

•	result in any Person owning shares in excess of our ownership limits (as described under “Summary of the Articles of Incorporation and Bylaws – Restriction of Ownership”);

•	result in shares being owned by fewer than 100 Persons;

•	cause the general partner to be “closely held” within the meaning of Section 856(h) of the Code; or

•	cause our Operating Partnership to constitute a “publicly traded partnership” under Section 7704 of the Code.

Subject to the foregoing, limited partners of our Operating Partnership may exercise their redemption rights at any time after one year following the date of issuance of their partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 partnership units, in which case, he or she must exercise his or her exchange right for all of his or her units. Our Operating Partnership may charge a redemption fee in connection with a limited partner’s exercise of his redemption rights. We do not expect to issue any of the shares of our common stock offered hereby to limited partners of our Operating Partnership in exchange for their limited partnership units. Rather, in the event a limited partner of our Operating Partnership exercises its redemption rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction. Upon the request of a limited partner or partners who hold shares of our common stock issued upon redemption in an aggregate amount of at least $10 million, our Operating Partnership will register the redemption shares of all limited partners who desire to participate in such registration. No more than one registration notice is permitted in any six-month period. However, registration will not be required with respect to shares that may be sold under Rule 144 under the Securities Act.

Transferability of Interests

The general partner of our Operating Partnership may not (i) voluntarily withdraw as the general partner of our Operating Partnership, or (ii) transfer its general partnership interest in our Operating Partnership (except to a wholly owned subsidiary or to us as the owner of all of the ownership interests of the general partner). We may not transfer all or any portion of our limited partnership interest in our Operating Partnership (except to one of our wholly owned subsidiaries or in a transaction which does not require the approval of our stockholders) unless, with respect to each of the foregoing: (i) the consent of the limited partners holding more than 50% of the partnership interests is obtained; (ii) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction; or (iii) in any such transaction in which we are the surviving entity, either (A) our stockholders do not receive cash, securities or other property in connection with such transaction, or (B) all of the limited partners of our Operating Partnership receive cash, securities or other property in a specified amount, as determined in accordance with our Operating Partnership Agreement. Notwithstanding the foregoing, we may enter into a merger or other business combination if immediately after such merger or consolidation, the successor entity contributes substantially all of its assets to our Operating Partnership in return for an interest in our Operating Partnership and agrees to assume all of our obligations as the parent of the general partner pursuant to the Operating Partnership Agreement. With certain exceptions, a limited partner may not transfer its interests in our Operating Partnership, in whole or in part, without first obtaining the consent of the general partner.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not purport to discuss all aspects of federal income taxation that may be relevant to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the Distribution Reinvestment Plan or who intend to sell their shares under the Redemption Plan, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

Arnold & Porter LLP has acted as our special U.S. federal income tax counsel, has reviewed this summary and is of the opinion that it fairly summarizes the U.S. federal income tax considerations that are likely to be material to U.S. stockholders (as defined herein) of shares of our common stock. This opinion of Arnold & Porter LLP is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion of Arnold & Porter LLP is based on various assumptions, is subject to limitations and is not binding on the Internal Revenue Service or any court.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of our common stock, ownership and sale of the shares of our common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

REIT Qualification

We elected to be treated as a REIT under the Code for our taxable year ended December 31, 2010. We believe that, commencing with such taxable year, we have been organized and operating in a manner so as to qualify as a REIT for U.S. federal income tax purposes. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Arnold & Porter LLP has rendered an opinion to us that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable years ended December 31, 2010 through December 31, 2012 and that our current and proposed method of operations, if continued, will enable us to continue to meet the requirements for qualification and taxation as a REIT for our current taxable year and future taxable years.

It must be emphasized the opinion of Arnold & Porter LLP is based on various assumptions relating to our organization and operation, and is conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. The opinion given by Arnold & Porter LLP represents Arnold & Porter LLP’s legal judgment based on the law in effect as of the date of the opinion. While we have intended to, and continue to intend to, operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Arnold & Porter LLP or by us that we will so qualify for any particular year. Arnold & Porter LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus.

Qualification and taxation as a REIT has depended upon, and will continue to depend upon, our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. Arnold & Porter LLP will not review our compliance with the REIT qualification standards on an ongoing basis. Our ability to qualify as a REIT also requires that we satisfy certain Asset Tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of CNL Growth Properties, Inc.

As a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions, which are taxable dividends, paid to its stockholders. This substantially eliminates the federal double taxation on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. With limited exceptions, dividends from us or from other entities that are taxed as REITs are generally not eligible for the capital gain rate and will continue to be taxed at rates applicable to ordinary income. See “— Taxation of Taxable U.S. Stockholders.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

•	Under some circumstances, we may be subject to an “alternative minimum tax.”

•

If we have net gain for tax purposes from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such gain will be subject to a 100% tax.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), then we could be subject to corporate level federal income tax at the highest corporate tax rate (currently 35%) to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax.

•

If we should fail to satisfy the asset test other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we fail to satisfy either of the 75% or 95% Income Tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•

If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.

•

We may elect to retain and pay tax on our net long-term capital gains. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gains and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

•

We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT — Operational Requirements — Recordkeeping” and “— Failure to Qualify.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes, on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

Our qualification as a REIT has depended upon and will continue to depend upon our meeting and continuing to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and (i) be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code; (ii) be managed by one or more trustees or directors; (iii) have our beneficial ownership evidenced by transferable shares; (iv) not be a financial institution or an insurance company subject to special provisions of the federal income tax laws; (v) use a calendar year for federal income tax purposes; (vi) have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and (vii) not be closely held, as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items (vi) and (vii) above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, we failed to meet item (vii) above for a taxable year, we will be treated as having met item (vii) for that year.

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2010, and we intend to satisfy the other requirements described in items (i) through (v) above at all times during each of our taxable years. In addition, our articles of incorporation contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in items (vi) and (vii) above. See “Summary of Articles of Incorporation and Bylaws — Description of Capital Stock — Restriction on Ownership of Shares of Capital Stock.” For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a TRS (as described below under “— Operational Requirements — Asset Tests”), all of the capital shares of which are owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share, based on its capital interest, of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share, based on our capital interest, of the assets, liabilities and items of income of our Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the Operating Partnership have an interest, will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Operational Requirements — Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “— Operational Requirements — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. If relief provisions are available, the amount of any resultant penalty tax could be substantial.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

•

At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” (as defined in the Code) and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the “75% Income Test.”

•

At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of common stock or securities or from any combination of the foregoing. This is the “95% Income Test.”

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

•

The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

•

In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a tenant, which we refer to as a “Related Party Tenant,” or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified).

•

Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.

•

We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” (as defined in the Code) who is adequately compensated and from whom we do not derive any income or through a taxable TRS (discussed below). However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property” if the services are “usually or customarily rendered” (as defined in the Code) in connection with the rental of space only and are not otherwise considered “rendered to the occupant” (as defined in the

Code). Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% Income Test.

To the extent the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% Income Test and 95% Income Test, provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. Similar to the treatment of contingent rents from real property (discussed above), to the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the 75% Income Test and 95% Income Test only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the Asset Tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% Income Test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans or similar products in a manner that generally complies with the various requirements applicable to our qualification as a REIT. Certain of our mezzanine loans may qualify under the safe harbor set forth in the Revenue Procedure. However, we may make or acquire some mezzanine loans that do not qualify for the safe harbor. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We may, from time to time, enter into hedging transactions with respect to interest rate exposure or currency fluctuation on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction (i) to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% Income Test or the 95% Income Test, and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% Income Test or the 75% Income Test. To the extent that we hedge in certain other situations, the resultant income will be treated as income that does not qualify under the 75% Income Test or the 95% Income Test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal and/or international income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Prior to the making of investments in real properties, we may invest the Net Offering Proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage-backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs in order to satisfy the 75% Income Test and the 95% Income Test and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as rents from real property, gains from the sale of real property interests and interest on mortgages on real property in accordance with the requirements described above.

With regard to rental income, we anticipate most of our leases will be for fixed rentals and none of the rentals under our leases will be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our tenants are expected to be “Related Party Tenants” and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate all or most of the services to be performed with respect to our real properties will be performed by our property manager, and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income Test and the 95% Income Test described above.

Further, we and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders or us as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains that we derive from certain of our investments will be excluded for purposes of computing the REIT income tests if such foreign currency gain is “real estate foreign exchange gain” (as defined in the Code), that is, if such gains are attributable to any item of income that itself qualifies for purposes of the 75% Income Test or other specified sources. Other foreign currency gains, however, if such foreign currency gain is “passive foreign exchange gain” (as defined in the Code), will be excluded for purposes of computing the 95% Income Test but will be treated as income that does not qualify under the 75% Income Test. Generally, “passive foreign exchange gain” includes foreign exchange gain attributable to any item of income that itself qualifies for purposes of the 95% Income Test or other specified sources.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “Taxation of CNL Growth Properties, Inc.,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Prohibited Transactions

A “prohibited transaction” is a sale by a REIT of real property or other assets held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., real property or other assets that are not held for investment but are held as inventory for sale by the REIT). A 100% penalty tax is imposed on any gain realized by a REIT from a prohibited transaction (including our distributive share of any such gain realized by our Operating Partnership). Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

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either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or Section 1031 like-kind exchanges, or (ii) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of such year, or (iii) the fair market value of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the fair market value of all the assets of the REIT at the beginning of such year;

•	the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

For purposes of the limitation on the number of sales that a REIT may complete in any given year, the sale of more than one property to one buyer will be treated as one sale. Moreover, if a REIT obtains replacement property pursuant to a Section 1031 like-kind exchange, then it will be entitled to tack the holding period it has in the relinquished property for purposes of the two-year holding period requirement.

The failure of a sale to fall within the safe harbor does not alone cause such sale to be a prohibited transaction and subject to the 100% prohibited transaction tax. In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether it is a prohibited transaction.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2010 (i.e., starting with the quarter ending March 31, 2010), we also must satisfy four tests, which we refer to as “Asset Tests,” relating to the nature and diversification of our Assets.

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First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares of common stock in other qualified U.S. REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner (for example, our Operating Partnership) or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

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Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which we refer to as the “10% Asset Test.” The 10% Asset Test does not apply to securities of a TRS, nor does it apply to certain “straight debt” (as defined in the Code) instruments possessing certain characteristics. The term “securities” also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Any interests we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a “residual interest” (as defined in the Code) in a REMIC from which we derive “excess inclusion income” (as defined in the Code), we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

To the extent we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Operational Requirements — Gross Income Tests.” We may make mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

Independent appraisals are not necessarily obtained by us to support our conclusions as to the value of our total assets or the value of any particular security or securities for purposes of these operational requirements. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Asset Tests must generally be met for each quarter. Upon full investment of the Net Offering Proceeds, we expect most of our assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

The Code contains a number of provisions applicable to REITs, including relief provisions that allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the Internal Revenue Service with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure and (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, or (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security cannot qualify as “straight debt” if a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities in the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include:

•	any loan made to an individual or an estate;

•	certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain Persons related to the REIT);

•	any obligation to pay rents from real property;

•	securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security issued by another REIT; and

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any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Operational Requirements — Gross Income Tests.”

In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make cash or taxable property distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (i) they are declared before we timely file our federal income tax return for the taxable year in question and (ii) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

then we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible we may experience timing differences between (i) the actual receipt of income and payment of deductible expenses, and (ii) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible we may be allocated a share of net capital gain attributable to the sale of depreciated property by the Operating Partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares of common stock in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” (as defined in the Code) in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, some or all of our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on the undistributed gains;

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Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

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The basis of the stockholder’s shares of common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Operational Requirement — Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

Taxable REIT Subsidiaries

A taxable REIT subsidiary (“TRS”) is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation also is treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We may form one or more TRSs for the purpose of owning and selling properties that do not meet the requirements of the “prohibited transactions” safe harbor. See “— Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions” above.

To the extent of its taxable income, a TRS is subject to federal income tax at regular corporate rates (current maximum rate of 35%), and also may be subject to state and local taxation. Any distributions paid or deemed paid by any one of our TRSs also will be subject to tax, either (i) to us if we do not pay the distributions received to our stockholders as distributions, or (ii) to our stockholders if we do pay out the distributions received to our stockholders. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described above under “— Requirements for Qualification as a REIT — Operational Requirements — Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the non-mortgage securities (both debt and equity) of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets. We cannot, however, assure you that we will always satisfy the 25% value limit or that the Internal Revenue Service will agree with the value we assign to our TRSs.

We may engage in activities indirectly through a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, in addition to the ownership of certain of our properties as noted above, we would likely use TRSs for providing services that are non-customary or that might produce income that does not qualify under the gross income tests described above. We may also use TRSs to satisfy various lending requirements with respect to special-purpose bankruptcy-remote entities.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, stockholders taxed as individuals currently will be taxed on these dividends at a maximum rate of 20% assuming the relevant holding periods have been met (for tax years beginning after 2012), and corporate distributees may be eligible for the dividends-received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our Distribution Reinvestment Plan, see “Summary of Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption program, see “Summary of Redemption Plan.”

Distributions Generally

Taxation of Distributions

Distributions paid to U.S. stockholders (other than capital gain distributions discussed below) made out of our current or accumulated earnings and profits will be includable by stockholders as ordinary income for federal income tax purposes. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates currently in effect for qualified dividends received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Stockholders that are individuals, trusts or estates however, may be taxed at the preferential rates currently in effect (assuming the relevant holding periods have been met) on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, including any dividends we may receive from a TRS, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions we must make in order to comply with the REIT distribution requirements. See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at preferential rates in the case of stockholders who are individuals, trusts and estates. The maximum federal rate for corporations is 35%. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions (unrecaptured Section 1250 gains). See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a preferential federal income tax rate if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a current maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain. In addition, under the so-called “wash sale” rules (as defined in the Code), all or a portion of any loss that a stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the stockholder purchases (including through our Distribution Reinvestment Plan) other shares of our stock (or stock substantially similar to our stock) within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” (as defined in the Code) could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards tax shelters, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations, and that the failure to make such disclosures would result in substantial penalties.

Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any passive losses against income or gain relating to our stock. To the extent distributions we make do not constitute a return of capital or a long term capital gain (unless you elect otherwise), they will be treated as investment income for purposes of computing the investment interest limitation.

Additional Medicare Contribution Tax

An additional tax of 3.8% generally will be imposed on the “net investment income” of U.S. stockholders who meet certain requirements and are individuals, estates or certain trusts for taxable years beginning after December 31, 2012. Among other items, “net investment income” generally includes gross income from dividends and net gain attributable to the disposition of certain property, such as shares of our common stock. In the case of individuals, this tax will only apply to the extent such individual’s modified adjusted gross income exceeds $200,000 ($250,000 for married couples filing a joint return and surviving spouses, and $125,000 for married individuals filing a separate return). U.S. stockholders should consult their tax advisors regarding the possible applicability of this additional tax in their particular circumstances.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

As required, we will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	Fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	Furnishes an incorrect taxpayer identification number;

•	Is notified by the Internal Revenue Service that the stockholder has failed to properly report payments of interest or dividends and is subject to backup withholding; or

•

Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. persons receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence, disclosure and reporting rules, as set forth in recently issued Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding will apply to payments of dividends made after December 31, 2013, and to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016.

Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our Operating Partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to look through one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (ii) either (A) one pension trust owns more than 25% of the value of our stock, or (B) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will generally constitute UBTI unless the stockholder in question is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these set aside and reserve requirements, and regarding the treatment of distributions to such organization.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest (a “USRPI”), distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “— Special Tax Considerations for Non-U.S. Stockholders — Ordinary Dividends”), provided that (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, distributions that are sourced from capital gains will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 35% withholding tax. We do not anticipate our common stock satisfying the “regularly traded” requirement. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. holder’s sale of our common stock would be subject to tax under FIRPTA as a sale of a USRPI would depend on whether our common stock were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.

In addition, even if we are a domestically controlled REIT, upon disposition of our common stock (subject to the “regularly traded” stock above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” (as defined in the Code) in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Holders

Non-U.S. holders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code. We will provide you with an annual Internal Revenue Service Form 1042-S, if required, by March 15 following the end of our fiscal year.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as: (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

Withholding tax at a rate of 30% will be imposed on certain payments to you or certain foreign financial institutions (including investment funds) and other non-U.S. persons receiving payments on your behalf, including distributions in respect of shares of our stock and gross proceeds from the sale of shares of our stock, if you or such institutions fail to comply with certain due diligence, disclosure and reporting rules, as set forth in recently issued Treasury regulations. Accordingly, the entity through which shares of our stock are held will affect the determination of whether such withholding is required. Withholding will apply to payments of dividends made after December 31, 2013, and to payments of gross proceeds from a sale of shares of our stock made after December 31, 2016. Stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. Additional requirements and conditions may be imposed pursuant to an intergovernmental agreement, if and when entered into, between the United States and such institution’s home jurisdiction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. You are encouraged to consult with your tax advisor regarding U.S. withholding taxes and the application of the recently issued Treasury regulations in light of your particular circumstances.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his or her shares of common stock in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Cost Basis Reporting

On October 18, 2010, the U.S. Department of the Treasury published final regulations that require us to report the cost basis and gain or loss to a stockholder upon the sale or liquidation of “covered shares.” For purposes of the final regulations, all shares acquired by non-tax exempt stockholders on or after January 1, 2011 will be considered “covered shares” and will be subject to the new reporting requirement. In addition, beginning on January 1, 2012, all shares acquired by non-tax exempt stockholders through our Distribution Reinvestment Plan will also be considered “covered shares.”

Upon the sale or liquidation of “covered shares,” a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the selling stockholder and to the IRS on Form 1099-B. In addition, effective January 1, 2011, S-corporations will no longer be exempt from Form 1099-B reporting and shares purchased by an S-corporation on or after January 1, 2012 will be “covered shares” under the final regulations. If we take an organizational action such as a non-taxable stock distribution, stock split, merger, or acquisition that affects the cost basis of “covered shares,” we will report to each stockholder and to the IRS a description of any such action and the quantitative effect of that action on the cost basis on an information return. This reporting, as allowed by the Code, is satisfied by a posting on our public website.

We have elected the first in, first out (FIFO) method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of “covered shares.” Effective January 1, 2011, a non-tax exempt stockholder may elect a different method of computation until the settlement date of the sold or liquidated shares. The election must be made in writing on the Investor Change Form that is available at http://www.cnlgrowthproperties.com/investor-documents.aspx. We recommend that you consult with your tax advisor to determine the appropriate method of accounting for your investment and for any additional information regarding cost basis reporting.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the Operating Partnership. This discussion applies only if, and during the period that, the Operating Partnership is treated as a partnership instead of a disregarded entity for federal income tax purposes. During the period that (i) we own 100% of the general and limited partnership interests in the Operating Partnership, either directly or indirectly through Global Growth GP, LLC, and (ii) Global Growth GP, LLC has not elected to be taxed as a corporation for federal income tax purposes, the Operating Partnership will be disregarded as an entity separate from us for federal income tax purposes, and all of the Operating Partnership’s assets, liabilities and activities will be treated as our assets, liabilities and activities for federal income tax purposes. We do not know if or when additional interests in the Operating Partnership will be issued to a third party in a manner that would cause the Operating Partnership to cease being treated as a disregarded entity for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations (the “Check-the-Box-Regulations”), an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the Operating Partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations (the “PTP Regulations”), limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the Operating Partnership believe and currently intend to take the position that the Operating Partnership should not be classified as a publicly traded partnership because (i) Operating Partnership units are not traded on an established securities market, and (ii) Operating Partnership units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the Operating Partnership presently qualifies for the Private Placement Exclusion.

Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, “qualifying income” includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the Operating Partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of Operating Partnership units would be subject to special rules under section 469 of the Code. Under such rules, each holder of Operating Partnership units would be required to treat any loss derived from the Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Operating Partnership which are carried forward may only be offset against future income of the Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the Operating Partnership would only be allowed upon the complete disposition of the Operating Partnership unit holder’s entire interest in the Operating Partnership.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership will be classified as a partnership for federal income tax purposes.

If for any reason the Operating Partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “— Requirements for Qualification as a REIT — Organizational Requirements” and “Requirements for Qualification as a REIT—Operational Requirements—Asset Tests” above for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its Net Income, and distributions to its partners would constitute distributions that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in the Operating Partnership, we will be required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the Operating Partnership.

Operating Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to section 704(c) of the Code, income, gain, loss and deduction with respect to property that is contributed to a partnership in exchange for an interest in the partnership must, for federal income tax purposes, be shared among the partners in a manner to take account of the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a reasonable method for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the Operating Partnership Agreement, subject to exceptions applicable to limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) of the Code to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (i) increased by (A) our allocable share of the Operating Partnership’s income and (B) our allocable share of indebtedness of the Operating Partnership, and (ii) reduced, but not below zero, by (A) our allocable share of the Operating Partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

The Operating Partnership will use a portion of contributions we make from Net Offering Proceeds to acquire interests in properties and securities. To the extent that the Operating Partnership acquires properties or securities for cash, the Operating Partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation (“ADS”). Under ADS, the Operating Partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 10-year recovery period. To the extent that properties are contributed to the Operating Partnership in exchange for units of the Operating Partnership, the Operating Partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of contribution to the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

Current and prospective holders of our stock should recognize the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability dollar for dollar on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. Our fiscal year is the calendar year. These annual reports will contain the following:

•

financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•

the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our advisor and any affiliate or related party of our advisor, including fees or charges paid to our advisor and any affiliate or related party of our advisor by third parties doing business with us;

•

our Total Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our assets, for a specified period before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our Net Income;

•	a report from the Independent Directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

•

separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our directors, our advisor and any affiliate occurring during the year for which the annual report is made, and the Independent Directors will be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

•

distributions to our stockholders for the period, identifying the source of such distributions. Such disclosure will also be made in our quarterly report on Form 10-Q for the period in which such distributions were made, our periodic reports on Form 10-K and in our post-effective amendments to the registration statement of which this prospectus is a part.

In addition, we will provide our stockholders with a quarterly distribution report, three quarterly financial reports, an annual Internal Revenue Service form 1099-DIV and 1099-B, if required, and supplements to this prospectus. Such additional information, and the annual report, will be provided to each stockholder via one or more of the following methods, in our discretion and with the stockholder’s consent, if necessary: (i) U.S. mail or other courier; (ii) facsimile; (iii) in a filing with the Commission or an annual report; and (iv) posting on our web site at www.cnlgrowthproperties.com. The contents of this website are not incorporated by reference in or are otherwise a part of this prospectus.

Unless and until our shares are Listed, it is not expected that a public market for our shares will develop. To assist fiduciaries of certain tax-exempt Plans subject to the annual reporting requirements of ERISA and account trustees or custodians to prepare reports relating to an investment in our shares, we intend to provide reports of our annual determinations of the estimated net asset value per share of our common stock outstanding share to those fiduciaries (including account trustees and custodians) who identify themselves to us and request the reports. On July 12, 2013, our board of directors approved an estimated net asset value of $9.76 per share. We intend to use this estimated net asset value as the current estimated per share value of our shares until our next valuation. Net asset value per share will be produced at least annually as of December 31 and disclosed as soon as possible after year end; provided, however, that the next valuation after commencement of this offering may be deferred, in the sole discretion of our board of directors, until December 31, 2014. See “Determination of Our Offering Price and Estimated Net Asset Value Per Share.”

Our federal income tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by us. Unless extended, required tax information will be mailed to our stockholders by January 31st following the end of our fiscal year. Should an extension be requested and approved by the IRS, the required tax information will be mailed by the end of February following the end of our fiscal year. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our principal office.

PLAN OF DISTRIBUTION

The Offering

We are publicly offering up to a maximum of $200,000,000 in shares of our common stock on a “best efforts” basis through CNL Securities Corp., as our Managing Dealer, participating brokers who are members of FINRA, and/or other Persons exempt from broker-dealer registration. Because this is a “best efforts” offering, CNL Securities Corp. and participating brokers will use only their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares. The shares currently are offered at a maximum of $10.84 per share; however, our board of directors may change this price from time to time, in its sole discretion. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our Distribution Reinvestment Plan at a price of $10.30 per share. Our board of directors may change the price from time to time. We reserve the right to reallocate shares that have been registered for this offering between the primary offering and the Distribution Reinvestment Plan.

As of the close of our initial public offering on April 7, 2013, we had sold approximately 9.45 million shares of our common stock for approximately $94.2 million through our initial public offering. No shares were issued under our Distribution Reinvestment Plan in our initial public offering. The shares sold and gross offering proceeds received from such sales do not include 22,222 shares purchased by our advisor for $200,000 preceding the commencement of our offering or approximately 1.1 million shares issued as stock distributions to our stockholders, including our advisor.

We may sell shares of our common stock in this offering until the earlier of the date on which the maximum offering amount has been sold, or December 31, 2013; provided, however, that we will periodically evaluate the status of this offering, and our board of directors may extend this offering beyond December 31, 2013 after taking into account such factors as it deems appropriate, including but not limited to, the amount of capital raised, future acquisition opportunities, and economic and market trends affecting multifamily properties. Our board of directors may terminate this offering at any time. Our offering is registered, or otherwise qualified, to be sold in various jurisdictions.

Individuals must initially invest a minimum of $5,000 and Plans must initially invest a minimum of $4,000. An investor who has made the required minimum investment may purchase additional shares in increments of one share. See “— Subscription Procedures.” Participating brokers in the offering are required to deliver a copy of the prospectus to each potential investor. We have made this prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to participating brokers as an alternative to paper copies. An investor may receive a paper copy of these documents upon request. If a participating broker electronically delivers such documents to an investor, then the participating broker will be responsible for complying with all applicable requirements of the Commission, FINRA and any laws or regulations related to such electronic delivery.

The proceeds from the sale of our shares of common stock to New York residents are held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Determination of Offering Price

The determination of our offering price per share by our board of directors was primarily based on (i) our estimated per share net asset value, plus (ii) the selling commissions and marketing support fees for this offering. Our board of directors estimated our net asset value per share using, among other things, valuations of our real estate assets and notes payable as of June 30, 2013, based on a valuation of our net assets by an independent third party. The estimated net asset value per share, as well as the methodology utilized in estimating our per share net asset value, were based on a number of assumptions and estimates that may not be accurate or complete. The valuation was not reduced by potential selling commissions or other costs of sale of our assets, which would impact proceeds in the case of a liquidation. The offering price may not be indicative of the price our stockholders would receive if they sold our shares, if our shares were actively traded or if we were liquidated. Moreover, since certain fees and costs associated with this offering were added to our estimated net asset value per share of our common stock in connection with setting the new offering price of our shares, the proceeds received from a liquidation of our assets would likely be substantially less than the offering price of our shares. Please see “Risk Factors — Offering-Related Risks — The offering price of our shares may not be indicative of the price at which our shares would trade if they were actively traded.”

Our board of directors may in its discretion from time to time change the offering price of our common shares and, therefore, the number of shares being offered in this offering. In such event, we expect that our board of directors would consider, among others, the factors described above. Values of real estate assets and notes payable, as well as the fees described above, may fluctuate in the future and may result in an increase or decrease in the price of our common shares. Thus, future adjustments to the offering price of our shares could result in a higher or lower offering price. The members of our board of directors must, in accordance with their fiduciary duties, act in a manner which they believe is in the best interests of our shareholders when making any decision to adjust the offering price of our common shares.

Any adjustments to the offering price will be made through a supplement or an amendment to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part. Our board of directors may change the offering price from time to time in its sole discretion; however unless the current offering is extended, our board of directors presently does not expect to reprice our shares during the remainder of the current offering (which is presently anticipated to terminate on or before December 31, 2013). In no event will our board of directors change the offering price more frequently than quarterly during this offering. Additionally, we cannot assure you that our offering price will increase in the future or that our offering price will not further decrease during this offering, or in connection with any future offering of our shares.

Compensation Paid for Sales of Shares

Subject to reductions of the selling commissions and the marketing support fees in connection with sales to certain categories of purchasers described below and sales subject to volume discounts, we pay our Managing Dealer selling commissions of up to 7% of Gross Proceeds from the sale of shares through our primary offering. Our Managing Dealer may reallow up to 100% of these selling commissions to participating brokers with respect to shares they sell. We also pay our Managing Dealer a marketing support fee of up to 3% of Gross Proceeds from the sale of shares through our primary offering. Our Managing Dealer may reallow up to 100% of these marketing support fees to participating brokers who have signed a participating broker agreement with our Managing Dealer or to a participating broker’s broker-dealer affiliate who agrees to assume the participating broker’s obligations as set forth in such participating broker agreement. Generally, our Managing Dealer will reallow up to 100% of the marketing support fees if the participating broker agrees to provide one or more of the following services:

•	internal marketing support personnel (such as telemarketers or a marketing director) to assist our Managing Dealer’s marketing team;

•	internal marketing communications vehicles, such as newsletters, conference calls, interactive CD-ROMs and internal mail to promote us and this offering;

•

answers to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested;

•	assistance to investors with reinvestments and redemptions;

•	maintaining the technology necessary to adequately service our investors, as otherwise associated with this offering; or

•	other services, as requested by investors from time to time.

We will not pay selling commissions and the marketing support fee in connection with shares sold pursuant to our Distribution Reinvestment Plan. See the section of this prospectus titled “Summary of Distribution Reinvestment Plan.”

The following table shows the estimated maximum amount of selling commissions and marketing support fees payable to our Managing Dealer in connection with this offering, assuming 97.5% of the shares are sold at the offering price of $10.84 per share in our primary offering, with no discounts, and 2.5% of the shares are sold under our Distribution Reinvestment Plan at the price of $10.30 per share. If all the shares are sold at a price of $10.84 per share in our primary offering, then the total price to the public would be $200,000,000, total selling commissions and marketing support fees would be $20,000,000 and proceeds to us would be $180,000,000.

	Per Share	Maximum Offering
Primary Offering
Price to Public	$10.84	$195,000,000
Selling Commissions and Marketing Support Fees	1.08	19,500,000
Proceeds to Us	9.76	175,500,000

Distribution Reinvestment Plan(2)
Price to Public	$10.30	$4,751,000
Proceeds to Us	10.30	4,751,000

Participating brokers may withhold the selling commissions to which they are entitled from the purchase price for our shares and forward the balance to us if:

•	the participating broker is legally permitted to do so; and

•

the participating broker (i) meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement, (ii) forwards the subscription agreement to us and such subscription agreement is accepted prior to forwarding the purchase price for our shares, net of the commissions and marketing support fees to which the participating broker is entitled, and (iii) verifies that there are sufficient funds in the investor’s account with the participating broker to cover the entire cost of the subscription.

Other Compensation

As described above, we pay our Managing Dealer up to 7% of the Gross Proceeds as selling commissions and up to 3% of the Gross Proceeds as a marketing support fee. In connection with the sale of shares, certain associated Persons of our Managing Dealer may perform wholesaling functions for which they will receive compensation. In addition, our Managing Dealer may reimburse participating brokers for technology costs and other costs and expenses associated with the offering, and the facilitation of the marketing of our shares. These other costs and expenses include reimbursements for costs and expenses related to investor and broker-dealer sales and training meetings, and broker-dealer bona fide training and educational meetings. Any such meetings will be conducted by us, our Managing Dealer and/or participating brokers in accordance with rules promulgated by FINRA.

The wholesaling compensation described above is paid by our Managing Dealer out of its own resources (including selling commissions received by it in connection with the sale of shares of our common stock). Selling commissions in this offering are capped at 7% of Gross Proceeds of our primary offering.

The reimbursements described above are also paid by our Managing Dealer out of its own resources (including marketing support fees received by it in connection with the sale of shares of our common stock). All such reimbursements are capped at 3% of Gross Proceeds of our primary offering.

Underwriting compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to sales seminars and sales incentives. In no event can aggregate underwriting compensation paid exceed 10% of Gross Proceeds of our primary offering.

We reimburse our Managing Dealer for bona fide, itemized and detailed due diligence expenses incurred by it and the participating brokers in connection with their due diligence review of our Company and this offering. In addition, to the extent allowed under FINRA guidance, we reimburse the Managing Dealer and/or pay directly the legal expenses considered “underwriting compensation” incurred in connection with filing and clearing this offering with FINRA.

Purchases Net of Selling Commissions and Marketing Support Fee

We will not pay selling commissions or marketing support fees in connection with sales of shares pursuant to our Distribution Reinvestment Plan. In addition, we may pay reduced or no selling commissions and/or marketing support fees in connection with the sale of shares in this offering to:

•	registered principals or representatives of our Managing Dealer or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers and directors or those of our advisor, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons or entities), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment adviser registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that also is registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer);

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department; or

•	certain institutional investors.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and marketing support fees may elect not to accept all or a portion of such compensation. In that event, such shares shall be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and marketing support fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. Our proceeds will not be affected by reducing or eliminating selling commissions and marketing support fees payable in connection with sales through registered investment advisers or bank trust departments.

Volume Discounts

In connection with the purchase of a certain minimum number of shares by an investor who does not otherwise qualify for the reduction in selling commissions or marketing support fees described above, the amount of selling commissions otherwise payable to CNL Securities Corp. (and reallowed by CNL Securities Corp. to a participating broker) may be reduced in accordance with the following schedule:

For the shares sold in this offering:

Amount of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Reduced Selling Commission Rate

Up to $500,000	$10.840	7.0%
$500,001—$750,000	$10.732	6.0%
$750,001—$1,000,000	$10.623	5.0%
$1,000,001—$2,500,000	$10.515	4.0%
$2,500,001—$5,000,000	$10.406	3.0%
Over $5,000,000	$10.298	2.0%

We will apply the reduced selling price per share and selling commissions to the incremental shares within the indicated range only. Thus, for example, a total subscription amount of $1,250,000 would result in the purchase of 116,730.558 shares at a weighted average purchase price of $10.708 per share as shown below:

•	$500,000 at $10.840 per share = 46,125.461 shares (7% selling commission + 3% marketing support fee);

•	$250,000 at $10.732 per share = 23,295.688 shares (6% selling commission + 3% marketing support fee);

•	$250,000 at $10.623 per share = 23,533.399 shares (5% selling commission + 3% marketing support fee); and

•	$250,000 at $10.515 per share = 23,776.011 shares (4% selling commission + 3% marketing support fee).

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Discount Procedures

Subscriptions may be combined for the purpose of determining volume and other discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same managing dealer, participating broker or registered investment advisor. The discounts will be prorated among the separate subscribers considered to be a single purchaser. For purposes of applying various discounts, shares purchased pursuant to our Distribution Reinvestment Plan on behalf of a participant in the Distribution Reinvestment Plan will not be combined with other subscriptions for shares by the investor. Further, shares purchased pursuant to the Distribution Reinvestment Plan will not be eligible for a volume or any other type of discount referred to in this “Plan of Distribution” section of the prospectus. See “Summary of Distribution Reinvestment Plan.”

For purposes of determining the applicability of discounts, “purchaser” means:

•	an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employee’s trust, pension, profit-sharing or other employee benefit plan qualified under Section 401 of the Code; and

•	all pension, trust or other funds maintained by a given bank.

Except as described in the section of this prospectus entitled “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership,” there are no limits on the number of shares a purchaser may acquire.

Any reduction in selling commissions and/or the marketing support fee will reduce the effective purchase price per share but will not alter the proceeds available to us at the time of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher return on their investments in our common stock than investors who do not receive a discounted purchase price.

Sales Incentives

Our Managing Dealer may provide incentive items for its registered representatives and registered representatives of the participating brokers. These incentives may not in any event exceed an aggregate of $100 per annum per participating registered representative, in accordance with FINRA regulations. No other form of sales incentive will be paid to our Managing Dealer or the participating brokers. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Indemnification of Managing Dealer

We have agreed to indemnify our Managing Dealer against liabilities to which it may become subject, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by us of any of our representations, warranties or covenants in the Managing Dealer Agreement between us and our Managing Dealer; (ii) an untrue statement of a material fact contained in any approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto; or (iii) an omission or alleged omission to state a material fact required to be stated, or necessary to make the statement not misleading, in approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto. Our Managing Dealer and the participating brokers have agreed to severally indemnify us, our officers and directors, our advisor, its officers and managers and their affiliates against liabilities to which we may become subject, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by our Managing Dealer of any of its representations, warranties or covenants in the Managing Dealer Agreement between us and our Managing Dealer; (ii) an untrue statement of a material fact made by our Managing Dealer, or any participating broker on behalf of our Managing Dealer, to any offeree or purchaser of our shares of common stock (other than any statement contained in any approved sales literature or this prospectus, or any amendment or supplement thereto); or (iii) an omission or alleged omission by our Managing Dealer, or any participating broker on behalf of our Managing Dealer, to state a material fact required to be stated, or necessary to make the statement not misleading, to any offeree or purchaser of our shares of common stock (other than any material fact omitted from any approved sales literature or this prospectus, or any amendment or supplement thereto). However, the Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Subscription Procedures

All subscribers must complete and execute our subscription agreement in the form set forth as Appendix B to this prospectus in order to purchase shares in the offering. All subscriptions for shares must be accompanied by a check for the full amount of the purchase price for the shares.

Each participating broker shall instruct subscribers to make checks payable to “CNL Growth Properties, Inc.” If the participating broker’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, the participating broker will deliver such checks to our transfer agent no later than the close of business of the first business day after their receipt. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker.

All subscription documents will be sent to our transfer agent. Once our transfer agent receives investor funds and subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, the proceeds from the investor’s check will be deposited in a non-interest bearing reconciliation account for no more than one business day. Subscriptions funds held in the non-interest bearing account do not accrue interest or any other benefits to you. The investment proceeds will be transferred to our operating account no later than the close of business on the first business day following the day the funds were placed into the reconciliation account.

Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We generally admit stockholders on a daily basis; however, at our election, any purchase of shares at a discount (other than shares purchased via the Distribution Reinvestment Plan) shall not be effective on any date upon which we pay any dividend or other distribution with respect to our shares. Subscriptions will be accepted or rejected within 30 days of receipt by our transfer agent and, if rejected, all funds will be returned to the rejected subscribers within ten business days. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. You will receive a confirmation of your purchase. If a subscriber’s check does not clear they will not be admitted as a stockholder and will not be entitled to any distributions.

We may invest Net Offering Proceeds in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government, bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash pending investment in properties, loans or other real estate-related investments or use for other corporate purposes.

Suitability Standards

Our sponsors and each Person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by a prospective investor regarding the investor’s financial situation and investment objectives. In making this determination, our sponsors and those selling shares on our behalf have a responsibility to ascertain that the prospective investor meets the minimum income and net worth standards set forth under “Suitability Standards” and:

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and

•

has apparent understanding of the fundamental risks of the investment, including the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of our advisor and its affiliates, and the tax consequences of the investment.

When determining an investor’s suitability, participating brokers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

ERISA Considerations

The following summary of certain aspects of ERISA is based upon ERISA, judicial decisions and United States Department of Labor regulations (“DOL Regulations”) and rulings in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not purport to address every issue that may be applicable to an employee benefit plan or IRA. Accordingly, fiduciaries of an employee benefit plan or IRA should consult with its own counsel.

Before authorizing an investment in shares of our common stock, fiduciaries of IRAs, Keogh plans, pension, profit-sharing, stock bonus or other plans (including “plans” as defined in Section 4975(e)(1) of the Code) (collectively, “Plans”) should consider, among other matters:

•	fiduciary standards imposed by ERISA, governing state law or other law;

•

whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state law or other law, if applicable, taking into account any applicable Plan investment policy, the composition of the Plan’s portfolio and the limitations on the marketability of shares;

•	whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments;

•	rules relating to the periodic valuation of Plan assets; and

•

prohibitions under ERISA, the Code, governing state law or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA, governing state law or other law, if applicable.

DOL Regulations set forth guidelines for determining when an investment in an entity by a Plan that is described in Section 3(3) of ERISA or Section 4975(e)(1) of the Code and that is subject to Title I of ERISA or Section 4975(c) of the Code (the “ERISA Plans”) will cause the assets of such entity to be treated as “plan assets” of the Plan. If we were deemed to hold “plan assets,” it is likely, among other things, that: (i) the fiduciaries of ERISA Plans subject to Title I of ERISA who directed the Plan’s investment in shares would be subject to ERISA’s fiduciary duty rules with respect to the assets held by us; (ii) our advisor and Persons providing investment advice or other services to us would become fiduciaries and/or “parties in interest” or “disqualified persons” of ERISA Plans that hold shares; and (iii) certain of our transactions could constitute prohibited transactions under ERISA and/or the Code.

Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time permitted by the Commission) after the end of the fiscal year of the issuer during which the offering occurred). Shares of our common stock are being sold in an offering registered under the Securities Act and are part of a class registered under the Exchange Act.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We have over 100 independent stockholders, therefore, shares of our common stock are “widely held.”

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our articles of incorporation on the transfer of our common stock are limited to restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” The DOL Regulations only establish a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the DOL, the U.S. Treasury Department or a court would not reach a contrary conclusion with respect to our common stock.

Assuming that our shares are “freely transferable,” we believe that our shares are publicly-offered securities for purposes of the DOL Regulations and that our assets would not be deemed to be “plan assets” of any Plan that invests in our shares.

Governmental plans and certain church plans (as defined in ERISA) are not subject to ERISA or the prohibited transaction provisions under Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code.

Acceptance of a subscription on behalf of a Plan is in no respect a representation by us or any other Person that an investment in our shares meets all relevant legal requirements with respect to investments by the Plan or that such investment is appropriate for the Plan. Any prospective investor that is a Plan should consult its own advisers with respect to the provisions of ERISA, the Code and any governing state or other law that may apply with respect to an investment in our shares.

Liquidity of Prior Programs

FINRA member firms selling non-traded public REIT investment programs are required to disclose all pertinent facts relating to the liquidity and marketability of the program, including whether prior programs offered by the program sponsor liquidated on or around the date or time period disclosed in the prospectuses for those programs. An affiliate of our sponsor has previously sponsored three non-traded public REIT programs, and our sponsor currently sponsors four additional non-traded public REIT programs, including ours. The three prior non-traded public REIT programs sponsored by an affiliate of our sponsor have gone full cycle, meaning from raising initial capital to payout, and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Our Managing Dealer has served as the managing dealer for all of the above referenced non-traded public REIT offerings.

Our board of directors will consider strategic alternatives for future liquidity options, including our sale or the sale of all of our assets, merger opportunities or a Listing of our common stock on a national securities exchange. Although our board of directors is not required to recommend a liquidity event by any certain date, based on the anticipated termination date of this offering and the estimated time needed to complete our acquisition phase and have our assets stabilize, we anticipate our board of directors will begin considering strategic alternatives for liquidity in 2014. We do not know at this time what circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved by us in writing and cleared by the appropriate regulatory agencies. Clearance, if provided, does not, however, indicate that the regulatory agency allowing the use of the materials has passed on the merits of the offering or the adequacy or accuracy of the materials. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from an access-controlled website and our website, CD-Rom, diskette, memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material may be used in connection with this offering:

•	a brochure entitled “CNL Growth Properties, Inc.”;

•	a fact sheet describing our general features;

•	a cover letter transmitting the prospectus;

•	a properties portfolio;

•	an electronic, interactive CD-ROM;

•	a summary description of the offering;

•	a presentation about us;

•	a script for telephonic marketing;

•	broker updates;

•	a listing of properties;

•	sales support pieces;

•	seminar advertisements and invitations;

•	certain third-party articles;

•	industry-specific information pieces;

•	distribution pieces;

•	webinars; and

•	our website.

All such materials will be used only by registered broker-dealers that are members of FINRA and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to the offering may be made available to participating brokers for their internal use.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in the supplemental sales material will not conflict with any of the information contained in this prospectus, such sales material does not purport to be complete, and should not be considered (i) a part of this prospectus or the registration statement of which this prospectus is a part, (ii) as incorporated by reference in this prospectus or said registration statement, or (iii) as forming the basis of the offering of the shares.

LEGAL OPINIONS

Arnold & Porter LLP has passed upon certain legal matters relating to our classification as a REIT for federal income tax purposes. Arnold & Porter LLP has also passed upon the accuracy of the statements relating to certain federal income tax matters likely to be material to U.S. stockholders under the caption “Federal Income Tax Considerations.” Lowndes, Drosdick, Doster, Kantor & Reed, P.A., Orlando, Florida, has passed upon the legality of the common stock. Each of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. also provides legal services to CNL Global Growth Advisors, LLC, our advisor, CNL Securities Corp., our Managing Dealer, as well as other affiliates of our advisor, and may continue to do so in the future.

EXPERTS

The financial statements and financial statement schedule incorporated in this Prospectus by reference to CNL Growth Properties, Inc.’s Current Report on Form 8-K dated August 8, 2013 and the audited historical statement of revenues and certain expenses of Gwinnett Center included on pages F-2 through F-5 of the Current Report on Form 8-K/A of CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.) dated October 17, 2011 and filed December 23, 2011, have been so incorporated in reliance on the reports (which the report on the statement of revenues and certain expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of that statement) of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CBRE Capital Advisors, Inc., an independent valuation services firm, has provided a valuation report in respect of the estimated net asset value of our common stock in accordance with valuation guidelines approved by our board of directors. As further described under “Determination of Our Offering Price and Estimated Net Asset Value Per Share,” our board of directors used the valuation report provided in its calculation of our estimated value per share and in the determination of the offering price for shares of our common stock to be sold in this offering. CBRE Cap’s Valuation Report does not constitute a recommendation by CBRE Cap to purchase or sell any shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents that we have filed separately with the Commission. The information incorporated by reference is deemed to be a part of our prospectus and the information that we later file with the Commission may update and supersede the information in our prospectus, including information incorporated by reference. For information on how to access this information, see the following section of this prospectus entitled “Additional Information.”

We incorporate by reference the following documents that we have previously filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 21, 2013.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 filed on August 8, 2013.

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 filed on May 13, 2013.

•	Our Definitive Proxy Statement on Schedule 14A, filed April 29, 2013.

•	Our Current Report on Form 8-K dated August 8, 2013, filed August 9, 2013.

•	Our Current Report on Form 8-K dated July 30, 2013, filed August 1, 2013.

•	Our Current Report on Form 8-K/A dated June 26, 2013, filed July 23, 2013.

•	Our Current Report on Form 8-K dated July 12, 2013, filed July 19, 2013.

•	Our Current Report on Form 8-K dated June 28, 2013, filed July 5, 2013.

•	Our Current Report on Form 8-K dated June 25, 2013, filed July 1, 2013.

•	Our Current Report on Form 8-K dated May 2, 2013, filed May 8, 2013.

•	Our Current Report on Form 8-K dated April 8, 2013, filed April 8, 2013.

•	Our Current Report on Form 8-K/A dated October 17, 2011, filed December 23, 2011.

Upon request we will provide to each person, including a beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

PO Box 4920

Orlando, FL 32802

866-650-0650, option 3

www.cnl.com

ADDITIONAL INFORMATION

A registration statement has been filed with the U.S. Securities and Exchange Commission with respect to the securities offered hereby. This prospectus does not contain all information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding us and our shares, reference is hereby made to the registration statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. In addition, we are required to file periodic reports and other information under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which may be obtained from the Commission. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission. You may read and copy any filed document at the Commission’s public reference room in Washington D.C. Please call the Commission at (800) SEC-0330 for further information about the public reference room.

Additional information about our business is available on our web site at www.CNLGrowthProperties.com, but the contents of the web site are not incorporated by reference in, or otherwise a part of, this prospectus.

DEFINITIONS

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by our Company, our Operating Partnership, our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any investment, including any real property, real estate-related securities, loans or Permitted Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person, to any other Person (including any fees or commissions paid by or to any of our affiliates, our Operating Partnership or our advisor) in connection with the selection, evaluation, structure, purchase, development or construction of real property or with making or investing in loans, real estate-related securities or Permitted Investments, including real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded are development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

“advisor” means CNL Global Growth Advisors, LLC, a limited liability company organized under the laws of the State of Delaware, or any successor advisor to the Company and the Operating Partnership. Notwithstanding the foregoing, a Person hired or retained by CNL Global Growth Advisors, LLC to perform property management and related services for the Company or our Operating Partnership that is not hired or retained to perform substantially all of the functions of CNL Global Growth Advisors, LLC with respect to the Company or our Operating Partnership as a whole will not be deemed to be our advisor.

“Advisory Agreement” means that certain agreement among us, our advisor and our Operating Partnership pursuant to which our advisor acts as the advisor to us and provides specified services to us.

“affiliate” or “affiliated” or any derivation thereof means with respect to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset” means any real property, real estate-related security, loan, Permitted Investment or other investment (other than investments in bank accounts, or money market funds) owned by us, directly or indirectly through one or more of our joint venture or subsidiaries, and any other investment made by us, directly or indirectly through one or more of our joint ventures or subsidiaries.

“Asset Management Fee” means a monthly fee payable to our advisor for advisory services rendered to us and our Operating Partnership under the Advisory Agreement equal to 0.08334% of the sum of our and our Operating Partnership’s respective Real Estate Asset Value (without duplication) on our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, plus an amount equal to 0.1042% on the book value of real estate-related securities and other securities, in each case as of the end of the preceding month.

“Asset Tests” means those certain taxation tests relating to the nature and diversification of our business that must be satisfied at the close of each quarter of our taxable year.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our Assets before deducting depreciation, bad debts or other non-cash reserves computed by taking the average of such values at the end of each month during such period.

“CBRE Cap” means CBRE Capital Advisors, Inc.

“CCRE” means CNL Commercial Real Estate, Inc., a Florida corporation.

“CFGIM” means CNL Financial Group Investment Management, LLC, a Florida limited liability company.

“CMBS” means commercial mortgage-backed securities.

“CNL Financial Group, Inc.” or “CNL” means CNL Financial Group, Inc., a Florida corporation and a subsidiary of CNL Financial Group, LLC.

“CNL Financial Group, LLC” means CNL Financial Group, LLC, a Florida limited liability company.

“CNL Property Manager” means CNL Global Growth Sub-Managers, LLC, a Florida limited liability company.

“CNL Sub-Advisor” means CNL Global Growth Sub-Advisors, LLC, a Florida limited liability company.

“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Company” means CNL Growth Properties, Inc., a Maryland corporation.

“Disabilities Act” means the Americans with Disabilities Act of 1990, codified at 42 U.S.C. §12101 et seq., as the same may be subsequently amended.

“Disposition Fee” means the fee payable if our advisor or an affiliate provides a substantial amount of services (as determined in good faith by a majority of our Independent Directors) in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our Company or a portion thereof).

“Distribution Reinvestment Plan” means that certain distribution reinvestment plan, a copy of which is attached hereto as Appendix C, pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional shares of our common stock.

“DOL” means the United States Department of Labor.

“DOL Regulations” means the regulations promulgated by the United States Department of Labor.

“Equity Shares” means transferable shares of beneficial interest of our Company of any class or series, including common shares or preferred shares. The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” refers to the particular class or series of capital stock of our Company which is appropriate under the context.

“ERISA” means the Employee Retirement Income Security Act of 1974, codified in 29 U.S.C. §1001 et seq., as the same may be subsequently amended or modified.

“ERISA Plans” means a Plan that is described in Section 3(3) of ERISA or section 4975(e)(1) of the Code and that is subject to Title I of ERISA or section 4975(c) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, codified at 15 U.S.C. §78a et seq., and the rules and regulations promulgated thereunder, as the same may be amended.

“Expense Year” means four consecutive fiscal quarters.

“FFO” means the standard, known as “funds from operations,” promulgated by the National Association of Real Estate Investment Trusts. FFO means net income computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, and depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold interest.

“Financing Coordination Fee” means a fee payable to our advisor for services rendered to us under the Advisory Agreement in connection with the refinancing of any debt obligations of the Company or our subsidiaries equal to 1% of the gross amount of any such refinancing. Any such Financing Coordination Fee deemed to be earned by the advisor party shall be paid upon the closing of the refinancing. Any such Financing Coordination Fee paid to our advisor in connection with the refinancing shall be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

“FINRA” means the Financial Industry Regulatory Authority.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, codified at 26 U.S.C. §897 et seq., as the same may be subsequently amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the Commission.

“Gross Proceeds” means the purchase price of all Equity Shares sold for our account through all offerings, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our Managing Dealer or a participating broker shall be deemed to be the full amount of the offering price per Equity Share pursuant to the prospectus for such offering, with the exception of Equity Shares purchased pursuant to our Distribution Reinvestment Plan, which will be factored into the calculation using their actual purchase price.

“Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee and the Performance Fee.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with a sponsor or advisor by virtue of (i) ownership of an interest in a sponsor or advisor or any of their affiliates; (ii) employment by a sponsor or advisor or any of their affiliates; (iii) service as an officer or director of a sponsor or advisor or any of their affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three REITs sponsored by a sponsor or advised by our advisor; or (vi) maintenance of a material business or professional relationship with a sponsor, advisor or any of their affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from a sponsor, advisor and their affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with a sponsor or advisor, any of their affiliates or us.

“Invested Capital” means the amount calculated by multiplying the total number of our shares of common stock issued and outstanding by the offering price per share, without deduction for volume or other discounts or Organizational and Offering Expenses (which price per share, in the case of shares purchased pursuant to the Distribution Reinvestment Plan, shall be deemed to be the actual purchase price), reduced by the amount paid to redeem shares of our common stock pursuant to our Redemption Plan.

“Investment Committee” means the committee, formed by our advisor, comprised of up to seven representatives, including up to four representatives designated by our advisor, up to two representatives designated by MGPA Advisory and up to one representative designated by MREAS Advisory.

“Investment Company Act” means the Investment Company Act of 1940, codified at 15 U.S.C. §80a-1 et seq., as the same may be subsequently amended.

“Investment Services Fee” means the fee that our advisor shall receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property, acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment, multiplied by our or our Operating Partnership’s percentage equity interest in such affiliates or joint ventures. Such fees shall be paid to our advisor as we or our Operating Partnership closes on the acquisition of such asset. In the case of a development or construction project, upon completion of the project, our advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice the Company for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project; provided, however, that no Investment Services Fee shall be paid to our advisor in connection with the purchase by us or our Operating Partnership of securities.

“IPA” means the Investment Program Association, a trade association for non-listed direct investment vehicles.

“IRA” means “individual retirement account” and typically refers to various iterations of an interest-earning retirement savings account in which the allowable contributions and earnings are not taxed until the funds are withdrawn.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions, or other similar transaction involving us or our Operating Partnership pursuant to which our stockholders receive for their Equity Shares, as full or partial consideration, cash, Listed or non-Listed equity securities or combination thereof.

“Listing” or “Listed” means the listing of the shares of our common stock (or any successor thereof) on a national securities exchange or the receipt by our stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of our common stock. With regard to our common stock, upon commencement of trading of the shares of our common stock on a national securities exchange, the shares of our common stock will be deemed Listed.

“Macquarie,” “Macquarie Group” or “Macquarie Group Limited” means Macquarie Group Limited, a public company listed on the Australian Securities Exchange under the symbol MQG.

“Managing Dealer” means CNL Securities Corp., an affiliate of our advisor, or such other Person or entity selected by the board of directors to act as the managing dealer for this offering. CNL Securities Corp. is a member of FINRA.

“Managing Dealer Agreement” means that certain agreement by and between our Company and our Managing Dealer pursuant to which our Managing Dealer will provide our Company with certain management and administrative services on terms and conditions more particularly set forth therein.

“Market Value” means the value of the Company measured in connection with an applicable Liquidity Event determined as follows: (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity Event. Any cash consideration received by the stockholders in connection with any Liquidity Event shall be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-Listed equity securities as full or partial consideration with respect to any Liquidity Event, no value shall be attributed to such non-Listed equity securities and the Market Value in any such Liquidity Event shall be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

“Maryland Control Share Acquisition Act” means the Maryland Control Share Acquisition Act, codified at Maryland General Corporation Law § 3-701 et seq., as the same may be subsequently amended.

“Maryland General Corporation Law” means those provisions of the Code of Maryland relating to “Corporations and Associations.”

“MGPA” or “MGPA Limited” means MGPA Limited, a company organized in Bermuda.

“MGPA Advisory” means MGPA (Europe) Limited, a company incorporated in England and Wales and a subsidiary of MGPA Limited.

“MIRA” means Macquarie Infrastructure and Real Assets Inc. (formerly known as Macquarie Capital Funds Inc.), a subsidiary of Macquarie Group Limited.

“MREAS” and “MREAS Advisory” means Macquarie Real Estate Advisory Services LLC, a Delaware limited liability company and a subsidiary of MIRA.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007.

“Net Assets” means the total of our assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied.

“net asset value” means the fair value of real estate, real estate-related investments and all other assets less the fair value of total liabilities.

“Net Income” means, for any period, our total revenues determined in accordance with GAAP applicable to a particular period, less the total expenses determined in accordance with GAAP applicable to such period, other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and Acquisition Expenses and Acquisition Fees to the extent not capitalized, excluding any gain from the sale of our Assets.

“Net Offering Proceeds” means Gross Proceeds less Organizational and Offering Expenses.

“Net Sales Proceeds” means in the case of a transaction described in clause (i) (A) of the definition of sale, as defined in our Advisory Agreement, the proceeds of any such transaction less the amount of all selling expenses incurred by or on our behalf or on behalf of our Operating Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (B) of such definition, Net Sales

Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on our behalf or on behalf of our Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means our Company’s or Operating Partnership’s pro rata share of the proceeds of any such transaction received by the joint venture less the amount of any selling expenses incurred by or on behalf of the joint venture, less the amount of any selling expenses, including legal fees and expenses incurred by or on our behalf or on behalf of our Operating Partnership. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on our behalf or on behalf of our Operating Partnership or any joint venture, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (E) of such definition, Net Sale Proceeds means the proceeds of any such transaction received by us or our Operating Partnership less the amount of selling expenses incurred in connection with such transaction. With respect to each of the transactions or series of transactions described above in this definition, Net Sales Proceeds means the proceeds of such transaction or series of transactions less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to us, our Operating Partnership or any joint venture in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that we determine, in our discretion, to be economically equivalent to proceeds of a sale. The repayment of debt will be deducted from the proceeds of a transaction for the purpose of calculating Net Sales Proceeds.

“95% Income Test” means that certain taxation test by which at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of our common stock or securities or from any combination of the foregoing.

“Operating Partnership” means Global Growth, LP, a Delaware limited partnership.

“Operating Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Global Growth, LP between Global Growth GP, LLC, a Delaware limited liability company, and the Company.

“Organizational and Offering Expenses” means any and all costs and expenses, including selling commissions and the marketing support fees incurred by us or any of our affiliates in connection with our formation, qualification and registration and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our Equity Shares under federal and state laws.

“Performance Fee” means the fee payable to our advisor upon the termination or non-renewal of the Advisory Agreement (i) by our advisor for good reason (as defined in the Advisory Agreement) or (ii) by us and our Operating Partnership other than for cause (as defined in the Advisory Agreement).

“Permitted Investments” means all investments that are permitted to be made by a REIT under the Code.

“Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

“Plan” or “Plans” means an IRA, Keogh, pension, profit-sharing, stock bonus or other plan, including a plan described in section 4975(e)(1) of the Code.

“Priority Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital, prorated for any partial year. For purposes of calculating the Priority Return for any calendar year or portion thereof, we will use the daily weighted average amount of Invested Capital for such period.

“prohibited transaction” or any derivation thereof means a sale by a REIT of property held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., property that is not held for investment but is held as inventory for sale by the REIT).

“property manager” means CNL Global Growth Managers, LLC, a Delaware limited liability company.

“Real Estate Asset Value” means the value of real properties wholly owned by the Company, the Operating Partnership and/or any of their respective subsidiaries, determined on the basis of cost (before non-cash reserves and depreciation), plus, in the case of real properties owned by any joint venture or partnership in which the Company, the Operating Partnership and/or any of their subsidiaries is the co-venturer or partner, the Company’s, the Operating Partnership’s or such subsidiary’s, as applicable, proportionate share of the value of such real properties determined on the basis of cost (before non-cash reserves and depreciation); provided, however, that during periods in which the board of directors is determining on a regular basis the current value of the Company’s net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, the “Real Estate Asset Value” shall be equal to the greater of (i) the amount determined pursuant to the foregoing or (ii) the most recent aggregate valuation of the real properties established by the most recent independent valuation reports (before non-cash reserves and depreciation). For the purpose of the foregoing, the cost basis of a real property shall include the original contract price thereof plus any capital improvements made thereto, exclusive of Acquisition Fees and Acquisition Expenses.

“Redemption Plan” means that certain amended and restated plan adopted by our board of directors, a copy of which is attached hereto as Appendix D, designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any.

“REIT” means a “real estate investment trust” as defined pursuant to sections 856 through 860 of the Code.

“REMIC” means a real estate mortgage investment conduit.

“Roll-Up Entity” means a partnership, REIT, corporation, trust or similar entity that would be created or that would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or (ii) a transaction involving our conversion to corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our advisor or our investment objectives.

“Securities Act of 1933” or “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEP” means a simplified employee pension plan.

“75% Income Test” means that certain taxation test by which at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income. “Gross income,” for purposes of the 75% Income Test, includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.”

“sponsor” means, for purposes of the obligations imposed under the NASAA REIT Guidelines, any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any affiliate of such Person. Not included is any Person whose only relationship with the Company is as that of an independent property manager of the Assets, and whose only compensation is as such. “sponsor” does not include wholly independent third parties, such as attorneys, accountants and underwriters, whose only compensation is for professional services. A Person may also be deemed a sponsor of the

Company by (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (iii) having a substantial number of relationships and contacts with the Company, (iv) possessing significant rights to control Company properties, (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s length with the Company. The sponsor of the Company is CNL Financial Group, LLC.

“sub-advisor” means CNL Sub-Advisor, MREAS Advisory and/or MGPA Advisory, as the context requires, who have been engaged by the advisor to assist the advisor with its responsibilities under the Advisory Agreement.

“sub-property manager” means CNL Property Manager, MREAS Advisory and/or MGPA Advisory, as the context requires, who have been engaged by the property manager to assist the property manager with property management and leasing functions.

“Subordinated Incentive Fee” means the fee payable to our advisor upon a Liquidity Event.

“Subordinated Share of Net Sales Proceeds” means the fees payable to our advisor upon the sale of a portion or all of our Assets.

“Total Operating Expenses” means all costs and expenses we pay or incur, as determined under GAAP, that relate in any way to our operation or to our corporate business, including Asset Management Fees and other fees paid to our advisor, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of our Equity Shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) the Performance Fee, the Subordinated Incentive Fee, the Subordinated Share of Net Sales Proceeds and any other incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses; (vii) real estate commissions on the sale of real property; (viii) Disposition Fees (however, any Disposition Fee paid to an affiliate or related party of the advisor in connection with the disposition of securities shall not be so excluded); (ix) property management fees and leasing commissions or other amounts incurred pursuant to the property management agreements; (x) property or investment direct operating expenses; and (xi) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans, or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of Total Operating Expenses set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

“Treasury Regulations” means the regulations promulgated by the United State Department of the Treasury.

“TRS” means a taxable REIT subsidiary.

“2%/25% Guidelines” means during any period that our articles of incorporation require compliance with the 2%/25% Guidelines, the requirement pursuant to the NASAA REIT Guidelines that, in any 12-month period, Total Operating Expenses shall not exceed the greater of 2% of our Average Invested Assets during such 12-month period or 25% of our Net Income over the same 12-month period.

“UBTI” means unrelated business taxable income.

“Unimproved Real Property” means property in which we or our Operating Partnership has a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

“UPREIT” means the REIT organizational structure known as an “umbrella partnership real estate investment trust.”

“U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

“USRPI” means “U.S. real property interest.”

APPENDIX A

PRIOR PERFORMANCE TABLES

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their Affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds, which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is CNL Growth Properties, Inc. (formerly known as Global Growth Trust, Inc.), which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets primarily in the United States and Germany, and CNL Healthcare Properties, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2010 and December 31, 2012 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., CNL Growth Properties, Inc., Global Income Trust, Inc. and CNL Healthcare Properties, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)
Table II – Compensation to Sponsor
Table III – Operating Results of Prior Programs
Table IV – Results of Completed Programs
Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2012. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the three years ended December 31, 2012.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2012. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process as of December 31, 2012.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company’s name was changed to Trustreet Properties, Inc., and it acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2012. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Notes 1 and 2)	(Note 5)	(Note 6)	(Note 7)
Dollar amount offered	$6,000,000,000

Dollar amount raised	$3,203,159,000

Percentage raised	100.0%

Less offering expenses:
Selling commissions and discounts	6.2
Organizational/offering expenses	1.5
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	2.6

	10.3

Reserve for operations	—

Percent available for investment	89.7%

Acquisition costs:
Cash down payment	85.7%
Acquisition fees paid to affiliates (Note 3)	3.0
Acquisition expenses	1.0

Total acquisition costs	89.7%

Percent leveraged (mortgage financing divided by total acquisition costs) (Note 4)	48.9%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24, 24 and 36, respectively

Months to invest 90% of amount available for investment measured from date of offering	30, 27 and 51, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”

Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register for sale $250 million in shares and between the second quarter of 2011 through December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 3:	Between the second quarter of 2011 through December 31, 2012, the Company paid additional acquisition fees of approximately $3.0 million to the advisor in connection with funds raised under the Form S-3.

Note 4:	Percent leveraged also includes acquisitions funded with debt.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The initial offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009 and closed April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010 and closed April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Properties, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Properties, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	CNL Growth Properties, Inc.	Global Income Trust, Inc.	CNL Healthcare Properties, Inc.
	(Note 1)	(Note 5)	(Note 6)	(Note 7)
Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised	$ 3,203,159,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Notes 2 and 3)	91,001,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,646,000

Total amount paid to sponsor from proceeds of offering	422,790,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2012 (Note 4)	122,238,000
2011 (Note 4)	133,529,000
2010 (Note 4)	126,828,000
2009 (Note 4)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2012	35,725,000
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	—
Reimbursements
2012	8,002,000
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	21,943,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	54,130,000

Past performance is not necessarily indicative of future performance.

  FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2012, raised an additional $132.4 million from shares sold through its reinvestment plan. Amounts raised under the Form S-3 are not included in the amounts presented above.

Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. Acquisition fees paid on shares raised under the Form S-3 are not included in the amounts presented above. For the years ended December 31, 2012, 2011 and 2010, approximately $5.2 million, $22.0 million and $1.5 million, respectively, in additional acquisition fees were paid equal to 3.0% of the loan proceeds from permanent financing.

Note 3:	The amount shown represents acquisition fees paid to sponsor net of credit received of approximately $5.0 million as a result of redeeming shares.

Note 4:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $1.8 million, $7.2 million and $11.0 million in 2012, 2011 and 2010, respectively.

Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds totaling approximately $67.6 million (6.8 million shares) from the offering. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.6 million, marketing support fees incurred were approximately $2.0 million, and other offering and organizational costs incurred were approximately $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013.

Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds totaling approximately $64.0 million (6.4 million shares) from the offering, including approximately $1.4 million (0.1 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $4.3 million, marketing support fees incurred were approximately $1.9 million, and other offering and organizational costs incurred were approximately $3.2 million. The offering closed on April 23, 2013.

Note 7:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
Gross revenue	$ 943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss) – GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,145,000	31,821,000	27,669,000

- from gain (loss) on sales	9,883,000	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties – operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
- from operations (Note 6)	—	10	9

- from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors
Source (on GAAP basis)
- from investment income	—	2	50
- from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
- from sales	—	—	50
- from operations	72	55	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%

Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $161,811,790 were pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.

Note 3:	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 8:	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)

Net income – GAAP basis	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 6)	56,155,000	81,871,000	48,922,000

- from gain on sales	—	—	1,298,080,000

Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
- from cash flow from prior period	(4,842,000)	—	—
- from return of capital (Note 7)	(2,723,000)	—	—

Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000
Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
- from operations (Note 6)	27	33	18

- from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	56	55	53
- from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
- from operations (Note 3)	66	71	53
- from cash flow from prior period	2	—	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%

Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460

Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.

Note 2:	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through the date the company was acquired by HCP, Inc.

Note 3:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.

Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income presented is before the dividends paid deduction.

Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.

Note 8:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL LIFESTYLE PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$ 300,023,000	$ 418,136,000	$ 481,279,000
Profit on sale of properties	—	1,171,000	362,000
(Loss) gain on extinguishment of debt	15,261,000	(566,000)	(4,000)
Interest and other income (expense)	2,673,000	(215,000)	1,200,000
Equity in earnings of unconsolidated entities	10,978,000	1,022,000	5,521,000
Less: Operating expenses	(234,535,000)	(290,694,000)	(358,802,000)
Depreciation and amortization	(123,979,000)	(122,156,000)	(135,272,000)
Interest expense and loan cost amortization	(49,919,000)	(60,117,000)	(68,595,000)

Loss from continuing operations plus gain on sale of properties	(79,489,000)	(53,419,000)	(74,311,000)
Income (loss) from discontinued operations excluding gain on sale of properties (Note 2)	(2,391,000)	(16,191,000)	(1,762,000)

Net loss – GAAP basis	(81,889,000)	(69,610,000)	(76,073,000)

Taxable loss
- from operations	(21,179,000)	(31,362,000)	(Note 6)

- from gain (loss) on sales	—	—	—

Cash generated from operations (Note 3)	79,776,000	83,064,000	76,726,000
Cash generated from sales	—	8,450,000	1,500,000
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	(79,776,000)	(83,064,000)	(76,726,000)
- from sales, refinancings and borrowings	—	—	—
- from cash flow from prior period	(11,079,000)	(21,887,000)	(17,951,000)

Cash deficiency after cash distributions	(11,079,000)	(13,437,000)	(16,451,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	(81,390,000)	(149,692,000)	(190,150,000)
Capital expenditures	(59,140,000)	(42,345,000)	(69,675,000)
Payment of contingent purchase consideration	(12,433,000)	—	—
Investments in and contributions to unconsolidated entities	—	(191,397,000)	(3,776,000)
Distributions from unconsolidated entities	—	11,624,000	3,445,000
Deposits on real estate investments	(11,220,000)	—	—
Acquisition of remaining partnership interest	—	—	—
Acquisition fees on mortgage notes receivable	(461,000)	(59,000)	—
Proceeds from disposal of assets	590,000	104,000	70,000
Principal payments received on mortgage loans receivable	38,614,000	9,473,000	4,790,000
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	(14,897,000)	(5,760,000)	(869,000)
Return of short term investments	8,000,000	—	—
Changes in restricted cash	(6,238,000)	(13,406,000)	(5,632,000)
Subscriptions received from stockholders, net of reinvestments	333,346,000	187,555,000	—
Redemption of common stock	(40,396,000)	(30,000,000)	(9,590,000)
Effect of exchange rate fluctuation on cash	138,000	(232,000)	1,000
Proceeds from mortgage loans and other notes payable	12,202,000	116,540,000	152,300,000
Proceeds from senior notes	—	396,996,000	—
Borrowings under line of credit	58,000,000	—	170,000,000
Stock issuance costs	(36,574,000)	(21,213,000)	—
Principal payments on capital leases	(4,284,000)	(3,967,000)	(4,107,000)
Principal payments on mortgage loans and senior notes	(50,450,000)	(204,800,000)	(34,666,000)
Principal payments on line of credit	(99,483,000)	(58,000,000)	(75,000,000)
Payment of loan costs	(5,903,000)	(25,662,000)	(10,305,000)

Cash generated (deficiency) after cash distributions and special items	16,942,000	(37,678,000)	(89,615,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss)
- from operations (Note 6)	(8)	(10)	(Note 6)

- from recapture	—	—	—

Capital gain (loss)	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 4)	62	62	52

Total distributions on GAAP basis (Note 7)	62	62	52

Source (on cash basis)
- from sales	—	—	—
- from refinancing and borrowings	4	7	6
- from operations (Note 3)	30	27	24
- from other	28	28	22

Total distributions on cash basis (Note 7)	62	62	52

Total cash distributions as a percentage of original $1,000 investment (Note 5)	6.25%	6.25%	5.25%
Total cumulative cash distributions per $1,000 investment from inception (August 11, 2003)	381	443	495
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

  FOOTNOTES:

Note 1:	The Lifestyle Properties REIT’s 1st Offering commenced on April 16, 2004 and was terminated on March 31, 2006. The 2nd Offering commenced on April 4, 2006 and closed on April 4, 2008. The 3rd Offering commenced on April 9, 2008 and closed on April 9, 2011. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, on May 2, 2011, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register shares to be sold under its reinvestment plan.

Note 2:	During 2011, the Lifestyle Properties REIT sold four properties. During 2012, the Lifestyle Properties REIT sold three golf properties and had approved the sale of four additional properties as of December 31, 2012. The operating results of the properties sold and approved to be sold have been recorded as discontinued operations for all periods presented.

Note 3:	Cash generated from operations includes rental income from operating leases and interest income on mortgages and other notes receivables less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of the Lifestyle Properties REIT.

Note 4:	Cash distributions presented above represent the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL GROWTH PROPERTIES, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$—	$1,386,000
Profit on sale of properties	—	—	—
Interest and other income	—	—	1,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(1,403,000)	(1,364,000)	(2,910,000)
Depreciation and amortization	—	—	(473,000)
Interest expense and loan cost amortization	—	—	—
Income (loss) from discontinued operations	—	—	—
Plus: Net loss attributable to noncontrolling interests	—	—	12,000

Net income (loss) – GAAP basis	(1,403,000)	(1,364,000)	(1,984,000)

Taxable income (loss)
- from operations	(5,788)	(1,015,000)	(Note 2)

- from gain (loss) on sales	—	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)	(870,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors (Note 4)
- from offering proceeds	—	—	—
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)	(870,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)	—
Development property costs	—	(7,430,000)	(69,768,000)
Capital expenditures	—	(5,000)	(656,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
(Increase) decrease in restricted cash	—	—	—
Subscriptions received from stockholders	12,596,000	27,662,000	27,299,000
Redemption of common stock	—	—	(105,000)
Effect of exchange rate fluctuation on cash	—	—	—
Proceeds from mortgage loans and other notes payable	—	7,179,000	37,301,000
Stock issuance costs	(1,790,000)	(4,063,000)	(4,046,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	—	—
Net borrowings (repayments) on line of credit	—	—	—
Payment of loan costs and deposits	—	(362,000)	(1,221,000)
Contributions from noncontrolling interest	—	146,000	9,333,000
Distributions to noncontrolling interest	—	—	(21,000)
Payment of lease costs	—	(12,000)	(282,000)

Cash generated (deficiency) after cash distributions and special items	9,970,000	7,863,000	(3,036,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 2)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(30)	(Note 4)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital	—	—	—

Total distributions on GAAP basis (Note 4)	—	—	—

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	—
- from other	—	—	—

Total distributions on cash basis (Note 4)	—	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 4)	0.00%	0.00%	0.00%
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	0%	100%	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, CNL Growth Properties, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to CNL Growth Properties, Inc.’s distribution reinvestment plan. The offering of shares of CNL Growth Properties, Inc. commenced October 20, 2009. As of December 31, 2012, CNL Growth Properties, Inc. had received subscription proceeds of $67.6 million (6.8 million shares) from the offering. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.6 million, marketing support fees incurred were $2.0 million, and other offering and organizational costs incurred were $3.4 million. CNL Growth Properties, Inc.’s initial offering closed on April 7, 2013. Activities through April 23, 2010, were devoted to the organization of CNL Growth Properties, Inc. as operations had not yet begun.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Growth Properties, Inc.

Note 4:	On June 24, 2010, CNL Growth Properties, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010. Effective October 1, 2012, the board of directors amended the stock distribution policy, authorizing a monthly stock distribution which will continue until terminated or amended by the board of directors. For the years ended December 31, 2012 and 2011, and the six months ended December 31, 2010, CNL Growth Properties, Inc. was obligated to distribute 472,462 shares, 223,892 shares and 33,416 shares, respectively, of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$2,468,000	$9,053,000
Profit on sale of properties	—	—	—
Interest and other income	—	1,000	5,000
Equity in earnings of unconsolidated entities	—	—	—
Less: Operating expenses	(929,000)	(4,003,000)	(7,623,000)
Depreciation and amortization	—	(1,089,000)	(4,465,000)
Interest expense and loan cost amortization	—	(995,000)	(3,430,000)
Income (loss) from discontinued operations	—	—	—
Income tax benefit (expense)	—	(17,000)	225,000

Net income (loss) – GAAP basis	(929,000)	(3,635,000)	(6,235,000)

Taxable income
- from operations	(5,136)	(612,000)	(Note 2)

- from gain (loss) on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)	(946,000)
Cash generated from sales	—	—	—
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	—	—	(285,000)
- from offering proceeds	(43,000)	(1,026,000)	(2,714,000)
- from sales, refinancings and borrowings	—	—	—
- from other	—	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)	(3,945,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)	(39,586,000)
Capital expenditures	—	—	(14,000)
Investments in unconsolidated entities	—	—	—
Acquisition of partnership interest	—	—	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	—	—
Acquisition fees and costs paid	—	—	—
Proceeds from disposal of assets	—	—	—
Repayment of mortgage loans receivable	—	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—	—
Issuance of mortgage loans receivable	—	—	—
Short term investments	—	—	—
Increase in restricted cash	—	(760,000)	(758,000)
Subscriptions received from stockholders	8,106,000	20,389,000	35,524,000
Redemption of common stock	—	—	(263,000)
Effect of exchange rate fluctuation on cash	—	—	19,000
Proceeds from mortgage loans and other notes payable	—	36,900,000	14,157,000
Stock issuance costs	(1,068,000)	(3,057,000)	(5,230,000)
Principal payment on capital lease obligations	—	—	—
Principal payment on mortgage loans	—	(181,000)	(714,000)
Net borrowings (repayments) on line of credit	—	2,820,000	(2,000,000)
Payment of loan costs	—	(1,032,000)	(582,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)	(3,392,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Notes 4 and 5)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(35)	(Note 2)

- from recapture	—	—	—

Capital gain	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—	—
- from return of capital (Note 6)	15	65	65

Total distributions on GAAP basis (Notes 7 and 8)	15	65	65

Source (on cash basis)
- from sales	—	—	—
- from refinancings and borrowings	—	—	—
- from operations	—	—	6
- from other	15	65	59

Total distributions on cash basis (Notes 7 and 8)	15	65	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80	145
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2012, Global Income Trust, Inc. had received subscription proceeds of $64.0 million (6.4 million shares) from the offerings, including $1.4 million (0.1 million shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2012, total selling commissions incurred were $4.3 million, marketing support fees incurred were $1.9 million, and other offering and organizational costs incurred were $3.2 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun. The offering closed on April 23, 2013.

Note 2:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 3:	Cash used in operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	Global Income Trust, Inc. did not have taxable earnings for the years ended December 31, 2012, 2011 and 2010.

Note 6:	Cash distributions presented above represents the amount of cash distribution in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Past performance is not necessarily indicative of future performance.

Note 7:	Tax and distribution data and total distributions on GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Note 8:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HEALTHCARE PROPERTIES, INC.

	2011 (Note 1)	2012 (Note 1)
Gross revenue	$—	$7,385,000
Profit on sale of properties	—	—
Interest and other income	2,000	13,000
Equity in earnings of unconsolidated entities	—	1,143,000
Less: Operating expenses	(1,761,000)	(11,328,000)
Depreciation and amortization	—	(2,101,000)
Interest expense and loan cost amortization	—	(5,850,000)
Income tax benefit	—	17,000

Net income (loss) – GAAP basis	(1,759,000)	(10,721,000)

Taxable income (loss)
- from operations	(4,000)	(Note 5)

- from gain (loss) on sales	—	—

Cash used in operations (Note 2)	(1,084,000)	(6,369,000)
Cash generated from sales	—	—
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	—	—
- from offering proceeds (Note 2)	(28,000)	(1,458,000)
- from sales, refinancings and borrowings	—	—
- from cash flow from prior period	—	—
- from return of capital	—	—

Cash deficiency after cash distributions	(1,112,000)	(7,827,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(241,800,000)
Development of properties	—	(8,051,000)
Capital expenditures	—	—
Payment of contingent purchase consideration	—	—
Investments in unconsolidated entities	—	(65,025,000)
Distributions from unconsolidated entities	—	—
Deposit on real estate investments	(400,000)	(145,000)
Payment of leasing costs	—	(17,000)
Acquisition fees on mortgage notes receivable	—	—
Proceeds from disposal of assets	—	—
Principal payments received on mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Return of short term investments	—	—
Changes in restricted cash	—	(610,000)
Subscriptions received from stockholders, net of reinvestments	13,262,000	166,527,000
Redemption of common stock, net of reinvestment	—	(10,000)
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage loans and other notes payable	—	264,780,000
Proceeds from senior notes	—	—
Borrowings under line of credit	—	—
Stock issuance costs	(1,849,000)	(22,917,000)
Principal payment on capital lease obligations	—	—
Principal payment on mortgage loans	—	(71,628,000)
Principal payments on line of credit	—	—
Payment of loan costs and deposits	(100,000)	(5,017,000)

Cash deficiency after cash distributions and special items	9,801,000	8,260,000

Past performance is not necessarily indicative of future performance.

	2011 (Note 1)	2012 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 4)
Federal income tax results:
Ordinary income (loss)
- from operations	(1)	(Note 5)

- from recapture	—	—

Capital gain (loss)	—	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—	—
- from capital gain	—	—
- from investment income from prior period	—	—
- from return of capital (Note 3)	5	36

Total distributions on GAAP basis (Note 7)	5	36

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	5	36

Total distributions on cash basis (Note 7)	5	36

Total cash distributions as a percentage of original $1,000 investment (Notes 4 and 5)	0.67%	4.00%
Total cumulative cash distributions per $1,000 investment from inception (June 8, 2010)	5	41
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	N/A	100%

  FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2012, the Healthcare REIT had received subscription proceeds totaling approximately $181.6 million (18.2 million shares) from the offering, including approximately $1.8 million (0.2 million shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2012, total selling commissions incurred were approximately $8.0 million, marketing support fees incurred were approximately $5.3 million, and other offering and organizational costs incurred were approximately $7.5 million.

Note 2:	Cash generated from operations includes rental income from operating leases, resident fees and services less cash paid for operating expenses. The amount shown agree to cash used in operating activities per the statement of cash flows included in the consolidated financial statements of CNL Healthcare Properties, Inc.

Note 3:	Cash distributions presented above represents the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.

Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.

Note 5:	The board of directors authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with a stock distribution of 0.0025000 shares of common stock (which is equal to an annualized distribution rate of 3%). For the years ended December 31, 2012 and 2011, the Healthcare REIT declared cash distributions of $3.2 million and $55,892, respectively, of which $1.5 million and $28,225, respectively, was paid in cash to stockholders and $1.7 million and $27,667, respectively, was reinvested pursuant to the Healthcare REIT’s distribution reinvestment plan. In addition, the Healthcare REIT also declared and made stock distributions of approximately 239,785 and 4,180 shares of common stock for the years ended December 31, 2012 and 2011, respectively.

Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties Inc.
(Note 2)

Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.

Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (Note 1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX

Dollar amount raised	$ 15,000,000	$ 25,000,000	$ 25,000,000	$ 30,000,000	$ 25,000,000	$ 35,000,000	$ 30,000,000	$ 35,000,000	$ 35,000,000
Number of properties purchased, directly or indirectly	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family-style restaurants	36 fast-food or family-style restaurants	67 fast-food or family-style restaurants	59 fast-food or family-style restaurants	55 fast-food or family-style restaurants	55 fast-food or family-style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	20-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,245	1,360	1,136	1,095	1,026	1,526	1,346	1,333	1,020
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,316	1,310	1,184
-other (Note 2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (Note 3)	390	605	537	562	525	1,149	1,026	1,023	807
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,533	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	897	847	845	666
Market value of preferred stock received upon sale of partnership interest	68	105	94	98	92	282	179	178	141

Past performance is not necessarily indicative of future performance.

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII

Dollar amount raised	$ 40,000,000	$ 40,000,000	$ 45,000,000	$ 40,000,000	$ 45,000,000	$ 40,000,000	$ 45,000,000	$ 30,000,000	$ 35,000,000
Number of properties purchased, directly or indirectly	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual dining restaurants	30 fast-food, family-style or casual dining restaurants

Date of closing offer	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property	11-Aug-95	7-Nov-96	10-Apr-96	24-Apr-95	1-Mar-95	1-Mar-95	24-Apr-96	2-Dec-99	6-Dec-99
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,041	1,108	1,045	937	971	845	761	660	489
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (Note 2)	3	1	1	1	—	—	9	3	45
-from sales of partnership interests (Note 3)	871	1,009	1,024	971	1,067	1,001	970	971	882
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	151	176	178	169	186	174	169	252	153

    FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc., and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.

Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).

Note 3:	Includes cash distributions and preferred stock distributions.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc.
(Note 2)

Dollar Amount Raised	$ 3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through December 31, 2006.

Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc.
(Note 2)

Dollar Amount Raised	$ 2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES
Note 1:	Through September 30, 2006.

Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improve- ments, closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (Note 1)

CNL Lifestyle Properties, Inc.:

Myrtle Waves – Myrtle Beach, SC	07/11/2008	02/10/2011	—	—	9,000,000 (2)	—	9,000,000	—	7,780,000	7,780,000	2,247,000

Fiddlesticks Fun Center – Tempe, AZ	10/06/2006	12/14/2011	6,100,000	—	—	—	6,100,000	—	5,125,000	5,125,000	1,616,000

Grand Prix Tampa – Tampa, FL	10/06/2006	07/31/2011	—	—	3,544,000 (3)	—	3,544,000	—	3,225,000	3,225,000	1,474,000

Foothills Country Club – Phoenix, AZ	11/30/2007	12/31/2011	2,350,000	—	—	—	2,350,000	—	9,820,000	9,820,000	3,168,000

Painted Hills Golf Club – Kansas City, KS	12/22/2006	04/13/2012	497,000	—	—	—	497,000	—	4,193,000	4,193,000	1,579,000

Royal Meadows Golf Course – Kansas City, MO	12/22/2006	04/13/2012	996,000	—	—	—	996,000	—	2,844,000	2,844,000	1,050,000

Desert Lakes Golf Club – Bullhead City, AZ	11/30/2007	01/19/2012	—	—	—	—	—	—	2,984,000	2,984,000	832,000

FOOTNOTES:

(1)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.

(2)	This note receivable requires monthly interest-only payments at 7.5% with approximately $1.8 million of principal due in February 2016 and the remainder of the principal and accrued and unpaid interest due February 10, 2021.

(2)	This note receivable requires monthly payments at 8.5% of principal and interest based on a 25-year amortization schedule with a final balloon payment due July 31, 2016.

Past performance is not necessarily indicative of future performance.

APPENDIX B

SUBSCRIPTION AGREEMENT

Return via Standard Mail CNL Growth Properties, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery CNL Growth Properties, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Subscription Agreement

SECOND OFFERING

one	Investment

Select one. Purchase*	☐ Current Offering Price	☐ Net of Commissions	☐ Fee Based/Wrap Account*

Amount of Subscription $

*Restrictions apply. Investor Representative checking this box affirms the related statement in Section Six hereof.
Either: (a) Attach a check. Cash, money orders, starter or counter checks, third-party checks and traveler’s checks will NOT be accepted. OR (b) Wire Funds See Section Seven

Make check payable to CNL Growth Properties, Inc. or if purchasing for a qualified plan or brokerage account, the custodian of record.

If a check received from an investor is returned for insufficient funds or otherwise not honored, CNL Growth Properties, Inc. or its agent (collectively, the “REIT”) may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration of distributions on shares may be rescinded or redeemed by the REIT. The REIT may reject any subscription, in whole or in part, in its sole discretion.

two	Investor Information

Print name(s) and address exactly as they are to be registered on the account.	Name of Investor/Trustee		Social Security or Tax ID Number

	Name of Co-Investor/Trustee (if applicable)		Social Security or Tax ID Number

	Street Address (required)		Email Address

City	State	Zip Code

Daytime Phone Number	Evening Phone Number

Optional Mailing Address

	City		State	Zip Code
Citizenship
Select one.	☐ U.S. citizen	☐ Resident Alien
	☐ U.S. citizen residing outside the U.S.		Country
Select one.	Backup Withholding: Subject to backup withholding? ☐ YES ☐ NO
Custodian Information (if applicable)

	Name		Tax ID Number

	Address		Custodian/Brokerage Acct. Number

	City		State	Zip Code

Rev 071513 • Page 1 of 4

three	Form of Ownership

Select one.	Non-Qualified Account ($5,000 minimum investment):

The information provided in Section Three must be compliant with IRS Form W-9 and related instructions. Please refer to ww.IRS.gov for Form W-9.	Single Owner
☐ Individual	☐ Individual with Transfer on Death*
Multiple Owners
☐ Joint Tenants with Right of Survivorship	☐ Joint Tenants with Transfer on Death*	☐ Community Property
*Requires Transfer on Death form that can be found at www.CNLGrowthProperties.com.
Trust
☐ Taxable Trust	☐ Tax Exempt Trust
Name of Trust	Tax ID Number
Minor Account
☐ Uniform Gift to Minors Act ☐ Uniform Transfers to Minors Act
State of	DOB of Minor
Qualified Plan Account ($4,000 minimum investment):
☐ Traditional IRA ☐ ROTH IRA ☐ SEP/IRA ☐ Rollover IRA ☐ Beneficial IRA*
*Beneficial IRA Decedent Name
Other Account ($5,000 minimum investment):
☐ C Corporation	☐ S Corporation	☐ Non-Profit Organization	☐ Partnership
☐ Pension Plan	☐ Profit Sharing Plan	☐ Disregarded Entity	☐ Other
*Name of Corporation/Plan Name/Disregarded Entity/Other	Tax ID Number

four	Distribution Instructions

Select one.	☐	Reinvest in CNL Growth Properties, Inc. shares
(Refer to the prospectus for the terms of the Distribution Reinvestment Plan.)

	☐	Mail a check to Investor/Trustee address entered in Section Two
(Cash distributions for custodial and brokerage accounts will be sent to the custodian of record.)

	☐	Mail a check to Brokerage Account or Other:
Name of Financial Institution
		FBO		Account Number
Address
		City		State	Zip Code
Complete for electronic	☐	Electronically deposit* to:	☐ Checking	☐ Savings	☐ Brokerage Account
deposit of distributions.		Name of Financial Institution

*Attach a voided check or instructions from your Financial Institution	ABA Routing Number	Account Number
(A Deposit Ticket does not contain the required ACH information.)

The REIT is authorized to deposit distributions to the checking, savings or brokerage account indicated above. This authority will remain in force until the REIT is notified otherwise in writing. If the REIT erroneously deposits funds into the account, the REIT is authorized to debit the account for an amount not to exceed the amount of the erroneous deposit.

Page 2 of 4 • Rev 071513	Name of Investor/Trustee	SSN/TIN

five	Subscriber Signatures

In order to induce CNL Growth Properties, Inc. to accept this subscription, I hereby represent and warrant as follows: A power of   attorney may not be granted to any person to make such representations on behalf of investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an investor.

			Investor	Co-Investor

Each investor must initial each representation.	a)	I have received the prospectus (as amended or supplemented as of the date hereof) for CNL Growth Properties, Inc.	Initials	Initials

	b)	I acknowledge that there is no public market for the shares and thus my investment in the shares is not liquid.	Initials	Initials

c)

I am purchasing the shares for my own account and if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

			Initials	Initials

d)

I have (i) a net worth of at least $250,000 or (ii) a net worth of at least $70,000 and a gross annual income of at least $70,000. (Net worth does not include home, furnishings and personal automobiles.)

			Initials	Initials

Investor must initial e) only if they are a resident of one of the states shown.	e)

If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the prospectus (as defined herein) under the sections entitled “Suitability Standards” and “How to Subscribe.” (Applies to Alabama, California, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Nevada, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania and Tennessee investors.)

			Initials	Initials

If applicable, I acknowledge the recommendation imposed by the states of Kansas, Maine and Massachusetts, one of which is my primary residence, that my aggregate investments in CNL Growth Properties, Inc. and similar direct participation investments do not exceed 10% of my “liquid net worth,” which for these purposes is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

			Initials (if applicable)	Initials (if applicable)

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of CNL Growth Properties, Inc., and you fail to meet the suitability requirements for making an investment or you can no longer make the representations or warranties set forth in this section, you are expected to promptly notify your broker, financial advisor or other investor representative in writing of the change and to terminate your participation in the Distribution Reinvestment Plan.

Substitute IRS Form W-9 Certification:
Under penalties of perjury, I certify that:
(1) the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3) I am a U.S. citizen or other U.S. person (defined in IRS Form W-9 instructions).

YOU MUST CROSS OUT CERTIFICATION (2) AND CHECK THE “SUBJECT TO BACKUP WITHHOLDING” BOX IN SECTION TWO OF THIS SUBSCRIPTION AGREEMENT IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE YOU HAVE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON YOUR TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Each investor must sign.	Signature of Investor/Trustee	Date

Custodian must sign on a custodial account.	Signature of Co-Investor/Trustee - OR - Custodian	Date

Name of Investor/Trustee	SSN/TIN	Rev 071513 • Page 3 of 4

six	Financial Advisor or Investor Representative Information & Signatures

The financial advisor or investor representative (each an “Investor Representative”) signing below hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence or is exempt from such licensing.

Name of Participating Broker-Dealer or Financial Institution

Name of Financial Advisor(s)/Investor Representative(s)	Advisor Number/Team ID

Mailing Address

City	State	Zip Code

Telephone	Fax

Email Address

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus, as amended or supplemented as of the date hereof, (the “Prospectus”), if any, to such investor; (vi) has not completed the sale of shares until at least five business days after the date such investor received a copy of the Prospectus; and (vii) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the Suitability Standards applicable to such investor set forth in the Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, financial advisor or investor representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by its relationship with the investor(s) identified on this document. By checking the Fee Based/Wrap Account or the Net of Commission box in Section One, you affirm that in accordance with the Prospectus (i) this investment meets applicable qualifying criteria, and (ii) fees due are reduced or waived as disclosed therein.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

I understand this Subscription Agreement is for the offering of CNL Growth Properties, Inc.

Signature of Financial Advisor/Investor Representative	Date

Signature of Branch Manager	Date

seven	Delivery Instructions

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Investors should read the Prospectus in its entirety. Each subscription will be accepted or rejected by the REIT within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the investor receives a copy of the Prospectus. Investors will receive a confirmation of their purchase.

Wire transfers should be made to State Street Bank & Trust Co., ABA Routing #011000028, CNL Growth Properties, Inc., Account #9905-737-4, FBO (Investor’s Name).

Return via Standard Mail	Return via Overnight Delivery	CNL Client Services
CNL Growth Properties, Inc.	CNL Growth Properties, Inc.	Toll-Free (866) 650-0650
PO Box 219001	430 W. 7th Street, Ste. 219001	Fax (877) 694-1116
Kansas City, MO 64121-9001	Kansas City, MO 64105-1407

To receive your statements, tax forms and/or proxy materials and annual reports electronically, we invite you to visit www.CNLGrowthProperties.com/gopaperless.

Page 4 of 4 • Rev 071513	Name of Investor/Trustee	SSN/TIN

APPENDIX C

FORM OF AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

FORM OF AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

CNL GROWTH PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, adopted a Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. DST Systems, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then-current per Share offering price for reinvestment plan Shares.

(b) During any period when the Company is not making a “best-efforts” offering of Shares, as described in 1(a) above unless the Shares are listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase Shares directly from the Company at a price to be determined from time to time by the Company’s board of directors, which price shall in no event be less than 95% of the fair market value as of the reinvestment date as determined by the Company’s board of directors.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In the event that, after Listing occurs if:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchases Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the price will be disclosed in the registration statement.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value at the time of the reinvestment on behalf of any particular Participant, the distribution of the portion of the Shares issued or to be issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could result in the Company’s failure to qualify as a real estate investment trust and/or, at the Company’s option, the participation of such Participant in the Reinvestment Plan may be terminated in which event any current and future distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar quarter to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until

Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company or its transfer agent.

(f) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(g) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(h) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company and the Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a final prospectus, either solely for the Reinvestment Plan, if any, or a then-current offering, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement, Authorization Form or such other similar form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar quarters thereafter, provided such notice is received at least 15 Business Days (as defined below) prior to the last day of the calendar quarter. Subject to the preceding sentence, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the calendar quarter of the election, and the election will apply to all Distributions attributable to the calendar quarter in which the stockholder makes such written election to participate in the Reinvestment Plan and to all calendar quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms. For purposes of the Reinvestment Plan, “Business Day” means any day except Saturday, Sunday or any day commercial banks are closed in Boston, Massachusetts or Kansas City, Missouri pursuant to federal or state law.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation materials received by it from the Company which are attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge, if any, to such Participant and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan and related offering, including reimbursement to affiliates for amounts incurred on behalf of the Company. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 15 Business Days prior to the last day of the calendar quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan immediately in accordance with Section 1(d) hereof, and the Company may terminate the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Growth Properties, Inc. c/o DST Systems, Inc., 210 West 10th Street, 8th Floor, Kansas City, Missouri 64105 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature, to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX D

FORM OF

AMENDED AND RESTATED REDEMPTION PLAN

FORM OF

AMENDED AND RESTATED REDEMPTION PLAN

CNL GROWTH PROPERTIES, INC., a Maryland corporation (the “Company”), has adopted an Amended and Restated Redemption Plan (the “Redemption Plan”) by which shares of the Company’s common stock (the “Shares”) may be repurchased by the Company from stockholders subject to the terms and conditions set forth below.

1.         Redemption Price.   The Company’s Redemption Plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to the listing of the Shares on a national securities market. Subject to certain restrictions discussed below, the Company may repurchase Shares (including fractional Shares), from time to time, at an amount equal to the Company’s then current estimated net asset value per share, as published from time to time in its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q and/or Current Report on Form 8-K with the U.S. Securities and Exchange Commission.

Notwithstanding the foregoing, the price for the repurchase of Shares shall not exceed an amount (the “Redemption Cap”) equal to the lesser of:

(i)	the then current public offering price for the Shares during the period of any on-going public offering; and

(ii)	the purchase price paid per Share by the stockholder (the “Purchase Price”).

For purposes of determining the Redemption Cap, Shares issued as a stock distribution prior to July 1, 2013 will be deemed to have a Purchase Price equal to $10.00 per share, and Shares issued as a stock distribution after June 30, 2013 will be deemed to have a Purchase Price equal to the estimated net asset value per Share as last determined by the board of directors at the time the Shares are recorded in the Company’s stock register by its transfer agent (the “Issue Date”).

2.         Redemption of Shares.  Any stockholder who has held Shares for not less than one year (other than the Company’s advisor) may present for the Company’s consideration all or any portion of his or her Shares for redemption at any time, in accordance with the procedures outlined herein. A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided, however, that the minimum number of Shares which must be presented for redemption shall be at least 25% of his or her Shares.

For purposes of calculating the ownership period set forth above, if a stockholder purchased Shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such Shares shall commence on the date the purchasing stockholder purchased the Shares from the prior stockholder. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such Shares shall commence on the date of the acquisition of Shares by the original stockholder. If a stockholder received Shares in respect of a stock distribution, the stockholder’s period of ownership for such Shares shall commence on the Issue Date; provided, however, if any such Shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such Shares.

At such time, the Company may, at its sole option and to the extent it has sufficient funds available, choose to redeem Shares presented for redemption for cash. Factors that the Company will consider in making its determination to redeem Shares include, but are not limited to:

(i)	whether such redemption impairs the Company’s capital or operations;

(ii)	whether an emergency makes such redemption not reasonably practical;

(iii)	whether any governmental or regulatory agency with jurisdiction over the Company so demands for such action for the protection of the Company’s stockholders;

(iv)	whether such redemption would be unlawful; or

(v)

whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust for tax purposes.

If the Company elects to redeem Shares, the conditions and limitations described herein would apply. The full amount of the proceeds from the sale of Shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem Shares presented for redemption during such quarter. In addition, the Company may, at the Company’s discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of the Company’s common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of Shares the Company redeems (if the Company determines to redeem Shares) exceed 5% of the weighted average number of Shares of the Company’s common stock outstanding during such 12-month period. Notwithstanding anything to the contrary in this Redemption Plan, no Shares shall be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

Further, the Company has the right to waive the holding period set forth in this Section 2, above, and the pro rata redemption requirements under Section 3 below, in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances (individually and collectively, “Exigent Circumstances”). If the Company determines to permit any such redemption for Exigent Circumstances, notwithstanding anything contained in this Redemption Plan to the contrary, the Company, in its sole discretion, may redeem such Shares prior to the redemption of any other Shares. In addition, if a stockholder submits a redemption request to the redemption agent to sell Shares to the Company due to Exigent Circumstances or otherwise, the redemption request shall be deemed to also include a request to sell all the Shares issued (or issuable on the Issue Date following the quarter in which the redemption request was submitted) as stock distributions thereon; and, if any such Shares issued as stock distributions have not been held for at least one year, the Company shall waive the holding period for such Shares. Any Shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in this Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed.

The Company may terminate the Redemption Plan in the event that a secondary market for the Company’s Shares develops.

3.        Insufficient Funds.  In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, and the Company determines to redeem Shares, the Company will redeem Shares on a pro rata basis at the end of each quarter; provided, however, with respect to Shares being redeemed by a stockholder due to Exigent Circumstances under Section 2 above, the Company, in its sole discretion, may waive the pro rata requirements for the redemption of such Shares and repurchase such Shares in full, to the extent funds are available, before other Shares are repurchased pro rata at the end of each quarter. With regard to a stockholder whose Shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by the Company, unless withdrawn by the stockholder in accordance with this Section 3, and such Shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored. Stockholders will not relinquish their Shares of common stock to the Company until such time as the Company commits to redeem such Shares. Commitments to redeem Shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a request in writing. Until such time as the Company redeems the Shares, a stockholder may withdraw its redemption request as to any remaining Shares not redeemed by requesting from the Company a redemption change form, completing the form and delivering it to the Company by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon receipt of the redemption change form, the Company will treat the initial redemption request cancelled as to any Shares not redeemed in prior quarters.

4.        Excess Funds.  If the full amount of funds available for redemptions in any given quarter exceeds the amount necessary for redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an investment in a property or other permitted investment (directly or through a joint venture), is used to repay outstanding indebtedness or is used for other corporate purposes.

5.        Redemption Requests.  A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request to the redemption agent, which is currently DST Systems, Inc., on a redemption form provided by the Company, executed by the stockholder, its trustee or authorized agent. The redemption form can be obtained by a stockholder by calling the redemption agent, the Company, the stockholder’s financial advisor or by accessing the Company’s website. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission and each state securities commission. Within 30 Business Days (as defined below) following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. The redemption agent will effect such redemption for the calendar quarter, provided that it receives the properly completed redemption form relating to the Shares to be redeemed from the stockholder at least 15 Business Days prior to the last day of the current calendar quarter and has sufficient funds available to redeem the Shares. The effective date of any redemption will be the last date during a quarter during which the redemption agent receives the properly completed redemption form; provided, however, no redemption shall be effective on any date upon which the Company pays any dividend or other distribution with respect to the Shares and, if necessary, the effective date of any such redemption shall be delayed to the next Business Day on which no such dividend or other distribution is paid to comply with this proviso. As a result, the Company anticipates that, assuming sufficient funds are available, redemptions will be paid no later than 30 days after the quarterly determination of the availability of funds for redemption. “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Boston, Massachusetts, or Kansas City, Missouri pursuant to federal or state law.

Upon the redemption agent’s receipt of notice for redemption of Shares, the redemption price will be based on such terms as the Company shall determine.

6.         Amendment or Suspension of the Plan.  The redemption price paid to stockholders for Shares of common stock the Company redeems may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

The board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time if it determines that such amendment, suspension or termination is in the Company’s best interests. The board of directors may amend, suspend or terminate the Redemption Plan if:

(i)	it determines, in its sole discretion, that the Redemption Plan impairs the Company’s capital or operations;

(ii)	it determines, in its sole discretion, that an emergency makes the Redemption Plan not reasonably practical;

(iii)	any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders;

(iv)	it determines, in its sole discretion, that the Redemption Plan would be unlawful;

(v)

it determines, in its sole discretion, that redemptions under the Redemption Plan, when considered with all other sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust under the Internal Revenue Code; or

(vi)	it determines, in its sole discretion, that such amendment, suspension or termination would be in the Company’s best interest.

If the Company’s board of directors amends, suspends or terminates the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and the Company no longer shall accept Shares for redemption, if and when its Shares are listed on a national securities market.

7.         Governing Law.  THIS REDEMPTION PLAN AND A STOCKHOLDER’S ELECTION TO PARTICIPATE IN THE REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 7.

Up to $200,000,000 in Shares of Common Stock

CNL Growth Properties, Inc.

PROSPECTUS

August 19, 2013

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by CNL Growth Properties, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.